Exhibit 99.1

Dear Spirit Realty Capital, Inc. Stockholder:

We are pleased to inform you that on                     , 2018, the board of directors of Spirit Realty Capital, Inc. (“Spirit”) declared the distribution of 100% of the common shares of beneficial interest, par value $0.01 per share, or common shares, of Spirit MTA REIT (“SMTA”), a wholly-owned subsidiary of Spirit, to Spirit’s common stockholders. SMTA holds or will hold prior to the distribution, directly or indirectly, the assets that collateralize Master Trust 2014, part of Spirit’s asset-backed securitization program, almost all of the properties that Spirit leases to Specialty Retail Shops Holding Corp. and certain of its affiliates, as well as certain other assets.

Upon the distribution, Spirit common stockholders will own 100% of the common shares of SMTA. The board of directors of Spirit has determined upon careful review and consideration that creating SMTA is in the best interests of Spirit and its stockholders.

The distribution of the common shares of SMTA will occur on                     , 2018 by way of a taxable pro rata special distribution to Spirit’s common stockholders of record on the record date of the distribution. Each holder of Spirit common stock will be entitled to receive             common share(s) of SMTA for each              share(s) of Spirit common stock held by such stockholder at the close of business on                     , 2018, the record date of the distribution. The SMTA common shares will be issued in book-entry form only, which means that no physical share certificates will be issued.

Stockholder approval of the distribution is not required, and you are not required to take any action to receive your SMTA common shares.

Following the distribution, you will own shares in both Spirit and SMTA. The number of Spirit shares you own will not change as a result of this distribution. Spirit’s common stock will continue to trade on the New York Stock Exchange under the symbol “SRC.” SMTA intends to list its common shares on the New York Stock Exchange under the symbol “SMTA.”

The information statement, which is being mailed to all holders of Spirit common stock on the record date for the distribution, describes the distribution in detail and contains important information about SMTA, its business, financial condition and operations. We urge you to read the information statement carefully.

We want to thank you for your continued support of Spirit and we look forward to your future support of SMTA.

Sincerely,

Jackson Hsieh

Chief Executive Officer and President

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED March 5, 2018

INFORMATION STATEMENT

Common Shares

Spirit MTA REIT

This information statement is being furnished in connection with the taxable distribution by Spirit Realty Capital, Inc. (“Spirit”), a real estate investment trust (“REIT”), to its stockholders of outstanding common shares of beneficial interest, par value $0.01 per share, or common shares, of Spirit MTA REIT (“SMTA,” “we,” “us” or “our”), a wholly-owned subsidiary of Spirit. We hold, or will hold, directly or indirectly, investments in a portfolio of approximately 901 properties. To implement the distribution, Spirit will distribute 100% of our outstanding common shares on a pro rata basis to existing holders of Spirit’s common stock. References herein to Spirit’s stockholders are intended to refer only to holders of Spirit’s common stock, unless context otherwise requires.

For every             share(s) of common stock of Spirit held of record by you as of the close of business on                     ,             (the “distribution record date”), you will receive              of our common shares. We expect our common shares will be distributed by Spirit to you on or about                     (the “distribution date”).

No vote of Spirit’s stockholders is required in connection with the spin-off. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the spin-off from Spirit. You will not be required to pay any consideration or to exchange or surrender your existing shares of common stock of Spirit or take any other action to receive our common shares to which you are entitled on the distribution date.

There is no current trading market for our common shares, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the distribution record date, and we expect “regular-way” trading of our common shares to begin on the first trading day following the completion of the distribution. We intend to apply to list our common shares on the New York Stock Exchange (“NYSE”) under the symbol “SMTA.”

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018. We believe we will be organized and intend to operate in a manner that will allow us to qualify for taxation as a REIT commencing with such taxable year. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements related to the nature of our income and assets and the amount of our distributions, among others. See “Material U.S. Federal Income Tax Consequences.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement was first mailed to Spirit’s stockholders on or about             ,         .

                    ,

i

BASIS OF PRESENTATION

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Spirit MTA REIT, a Maryland real estate investment trust (“SMTA”), assumes the completion of all of the transactions referred to in this information statement in connection with the spin-off by Spirit Realty Capital, Inc. (“Spirit”) and the combination of the legal entities to be contributed by Spirit to SMTA.

Upon completion of the spin-off, we expect to own investments in a portfolio of approximately 901 properties, consisting of 895 owned properties and mortgage loans receivable secured by six properties. Unless the context otherwise requires, references in this information statement to “our company,” “the company,” “us,” “our,” and “we” refer to SMTA following the spin-off.

CERTAIN DEFINED TERMS

2017 Tax Legislation	Tax Cuts and Jobs Act
ABS	Asset Backed Securities
ACM	Asbestos-Containing Materials
ADA	Americans with Disabilities Act
AFFO	Adjusted Funds From Operations. See definition in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”
ASC	Accounting Standards Codification
Asset Management Agreement	Asset Management Agreement between Spirit Realty, L.P. and Spirit MTA REIT
ASU	Accounting Standards Update
CMBS	Commercial Mortgage Backed Securities
Code	Internal Revenue Code of 1986, as amended
Contractual Rent	Monthly contractual cash rent, excluding percentage rents, from properties owned fee-simple or ground leased, recognized during the final month of the reporting period, adjusted to exclude amounts received from properties sold during that period and adjusted to include a full month of contractual rent for properties acquired during that period
CPI	Consumer Price Index
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
EDF	Expected Default Frequency
Exchange Act	Securities and Exchange Act of 1934
FASB	Financial Accounting Standards Board
FCCR	Fixed Charge Coverage Ratio. See definition in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”
FFO	Funds From Operations. See definition in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”
Financing JV
GAAP	Generally Accepted Accounting Principles in the United States
IASB	International Accounting Standards Board
IFRS	International Financial Reporting Standards
IRS	Internal Revenue Service
JOBS Act	Jumpstart Our Business Startups Act
Liquidity Reserve	Cash held on deposit until there is a cashflow shortfall as defined in the Master Trust 2014 agreements or a liquidation of Master Trust 2014 occurs
Manager	Spirit Realty, L.P., a wholly-owned subsidiary of Spirit
Master Trust 2014	The asset-backed securitization trust established in 2005, and amended and restated in 2014, which issues non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans from time to time

Master Trust 2014 Release	Proceeds from the sale of assets securing Master Trust 2014 held in a restricted account until a qualifying substitution is made
MGCL	Maryland General Corporation Law
Moody’s	Moody’s Investor Services
NAREIT	National Association of Real Estate Investment Trusts
NYSE	New York Stock Exchange
Occupancy	The number of economically yielding owned properties divided by total owned properties
Operating Partnership	Spirit MTA REIT, L.P.
OP Holdings	Spirit MTA OP Holdings, LLC
PIK	Payment-in-kind
Porter’s Five Forces	An analytical framework used to examine the attractiveness of an industry and potential for disruption in that industry based on: threats of new entrants, threats of substitutes, the bargaining power of customers, the bargaining power of suppliers and industry rivalry
Predecessor Entities	The legal entities comprised of Master Trust 2014, the Shopko Entities, the Sporting Goods Entities and two additional legal entities
Properties	Owned properties and mortgage loans receivable secured by properties
Property Management and Servicing Agreement	Second amended and restated agreement governing the management services and special services provided to Master Trust 2014 by Spirit Realty, L.P., dated as of May 20, 2014, as amended, supplemented, amended and restated or otherwise modified
QSR	Quick service restaurants
Real Estate Investment Value	The gross acquisition cost, including capitalized transaction costs, plus improvements and less impairments, if any
REIT	Real Estate Investment Trust
S&P	Standard & Poor’s Rating Services
Separation and Distribution Agreement	Separation and Distribution Agreement between Spirit Realty Capital, Inc. and Spirit MTA REIT
SEC	Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
Series A preferred shares	% series A preferred shares of beneficial interest, par value $0.01 per share, of Spirit MTA REIT initially issued to Spirit with an aggregate liquidation preference of $
Shopko	Specialty Retail Shops Holding Corp. and certain of its affiliates
Shopko Assets	Owned properties leased to Shopko
Shopko Entities	Three legal entities which own properties primarily leased to Shopko
SMTA	Spirit MTA REIT
Spirit	Spirit Realty Capital, Inc.

Spirit Heat Map	An analysis of industries across Porter’s Five Forces and potential causes of technological disruption to identify tenant industries which Spirit believes to have good fundamentals for future performance
Spirit Property Ranking Model	A proprietary model used annually to rank properties across twelve factors and weightings consisting of both real estate quality scores and credit underwriting criteria, in order to benchmark property quality, identify asset recycling opportunities and to enhance acquisition or disposition decisions
Sporting Goods Entities	One legal entity which owns a single distribution center property leased to a sporting goods tenant and its general partner entity
SubREIT	A corporation that will be our subsidiary and and intends to elect to be taxed as a REIT for federal income tax purposes
TRS	Taxable REIT subsidiary
TSR	Total Shareholder Return
U.S.	United States of America
Vacant	Owned properties that are not economically yielding

v

SUMMARY

This summary highlights some of the information in this information statement relating to our company, our spin-off from Spirit and the distribution of our common shares by Spirit to its stockholders. For a more complete understanding of our business and the spin-off, you should read carefully the more detailed information set forth under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Spin-Off from Spirit” and the other information included in this information statement. Except as otherwise indicated or unless the context otherwise requires, (i) references in this information statement to “our company,” “the company,” “us,” “our,” and “we” refer to SMTA following the spin-off and (ii) operating and financial data disclosed herein give effect to the spin-off and related transactions and the other adjustments described under the section entitled “Unaudited Pro Forma Combined Financial Information.”

Overview

We are a newly formed, externally-managed REIT with a portfolio of primarily single-tenant properties throughout the U.S. Upon completion of the spin-off, we expect to own investments in a portfolio of approximately 901 properties, approximately 58.0% of which are operated under master leases. At December 31, 2017, our properties had an Occupancy of 99.1%, and their leases had a weighted average non-cancelable remaining lease term (based on Contractual Rent) of approximately 10.6 years. These leases are generally long-term, with non-cancelable initial terms of 15 to 20 years and tenant renewal options for additional terms. As of December 31, 2017, approximately 96.0% of our single-tenant leases (based on Contractual Rent) provided for increases in future annual base rent.

The assets comprising Master Trust 2014 will be the largest component of SMTA. Master Trust 2014 is an investment-grade rated long-term ABS platform through which we are able to raise capital on an ongoing basis by issuing non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans receivable. Additionally, we will own one distribution center property encumbered with CMBS debt, an unencumbered portfolio of properties primarily leased to Shopko, a Midwest retailer operating in the general merchandise industry, and 15 other unencumbered properties.

We will be externally managed by Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, a self-administered and self-managed REIT with in-house capabilities, including acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting and capital markets. Spirit primarily invests in single-tenant, operationally essential real estate throughout the U.S. that is generally acquired through strategic sale-leaseback transactions and subsequently leased on a long-term, triple-net basis to high-quality tenants with business operations within predominantly retail and, to a lesser extent, office and industrial property types. We will not have any employees. All of the services typically provided by employees will be provided to us by our Manager pursuant to an Asset Management Agreement. We believe that our Manager is well-positioned to optimize the operating and financial performance of our portfolio and that the experience, extensive industry relationships and asset management expertise of its senior management team will enable us to compete effectively for acquisitions and help generate attractive returns for our shareholders.

We intend to elect to be taxed as a REIT for federal income tax purposes, and we intend to conduct our business and own substantially all of our assets through the Operating Partnership.

Prior to the completion of the spin-off, we are a wholly-owned subsidiary of Spirit.

Our Mission Statement

Our mission will be to grow and reinforce our asset base through a) our Manager’s active and experienced management of our portfolio, b) pursuing monetization and capital recycling of our Shopko Assets, c) redeveloping select Shopko Assets, and d) developing select outparcels of Shopko Assets into quick service restaurants and casual dining restaurants. We intend to utilize Master Trust 2014 to provide long-term financing for redeployed proceeds from dispositions of our Shopko Assets. We plan to redeploy Shopko proceeds into new assets consistent with the Spirit Heat Map and Spirit Property Ranking Model. We will generally focus on entering into new leases with small and medium sized tenants using master lease structures, with contractual rent escalators and requirements to provide unit level financial reporting.

Reasons for the Spin-Off

Upon careful review and consideration in accordance with the applicable standard of review under Maryland law, Spirit’s board of directors determined that the spin-off is in the best interest of Spirit and its stockholders. The spin-off will enable potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than the value of the combined company. Spirit’s board of directors’ determination was based on a number of factors and goals, including those set forth below:

•	Optimize Capital Structure for Both Companies. Upon completion of the spin-off, we believe each company will have a clear capital structure tailored to its needs, and each may be able to attain more favorable financing terms separately. Our capital structure will utilize Master Trust 2014 to access the secured ABS market to fund future growth, while the removal of Master Trust 2014 from Spirit’s capital structure will result in Spirit having meaningfully less secured debt, which we believe will further facilitate Spirit’s access to capital and investment-grade credit markets.

•	Seek Optimal Long-Term Solution for Shopko Portfolio. The transfer of the unencumbered Shopko Assets to SMTA will allow us to pursue longer term value creation alternatives for them, including sales, out parcel development and redevelopment opportunities. Proceeds from dispositions of Shopko Assets can then be utilized to fund new acquisitions that will serve as collateral for future issuances under Master Trust 2014.

Our Competitive Strengths

•	Strong Master Trust 2014 Platform. Master Trust 2014 will be the cornerstone of SMTA. Master Trust 2014 has a long and stable history as one of the first issuers of triple-net ABS notes in the early 2000s and was investment-grade rated as of December 31, 2017. Since its creation, Master Trust 2014 has issued several series of notes as additional properties have been acquired and added as collateral, including our most recent issuance of approximately $674.4 million aggregate principal amount of notes in December 2017. As of December 31, 2017, Master Trust 2014’s diversified portfolio accounted for 73.6% of our Contractual Rent and consisted of 784 owned properties and mortgage loans receivable secured by an additional six properties, with approximately 195 tenants operating in 44 states across 23 industries, including restaurants—quick service, restaurants—casual dining, movie theaters and medical / other office. We believe it would be difficult for a new competitor to replicate such a diversified portfolio on a comparable scale. The diversity of the Master Trust 2014 portfolio reduces the risks associated with adverse events affecting a particular tenant or an economic decline in any particular industry. Additionally, the scale of this portfolio allows us to make acquisitions without introducing additional concentration risks.

•	Unencumbered Portfolio to Provide Capital. Master Trust 2014 allows us to issue additional notes as additional properties are acquired and added as collateral, as evidenced by our issuances of several series of notes, including our most recent issuance of approximately $674.4 million aggregate principal amount of notes in December 2017 at a loan-to-value ratio of 75%. We plan to be an active issuer of notes under Master Trust 2014 by aggressively monetizing our Shopko Assets and 15 unencumbered properties and reinvesting the proceeds in properties that will be added to the collateral pool.

•	Attractive In-Place Long-Term Indebtedness and Liquidity to Support Business. We seek to select funding sources designed to lock in long-term investment spreads and limit interest rate sensitivity. We also seek to balance the use of debt (which includes Master Trust 2014, CMBS and bank borrowings) and equity financing (including possible preferred share issuances). As of December 31, 2017, we had $2.1 billion aggregate principal amount of indebtedness outstanding, with a weighted average maturity of 5.6 years and a weighted average interest rate of 5.0%. Our long-term leases and in-place indebtedness allow us to deliver attractive levered cash-on-cash returns to our shareholders. There are balloon payments of $365.9 million due under our debt instruments prior to January 1, 2021, and 86.3% of the principal balance of our indebtedness at December 31, 2017 is fully or partially amortizing, providing for an ongoing reduction in principal prior to maturity.

•	Long-Term, Triple-Net Leases. Our properties had a 99.1% Occupancy as of December 31, 2017, with a weighted average non-cancelable remaining lease term (based on Contractual Rent) of approximately 10.6 years. Due to the triple-net structure of approximately 95.1% of our leases (based on Contractual Rent) as of December 31, 2017, we do not expect to incur significant capital expenditures. The potential impact of inflation on our operating expenses is also minimal because approximately 96.0% of our leases (based on Contractual Rent) as of December 31, 2017 provided for increases in future contractual base rent.

•	Experienced Manager with In-House Capabilities Across Asset Management, Investment, Credit and Research Functions. The senior management of our Manager has significant experience in the real estate industry and in managing public companies, including asset management, investment, credit, research, finance, IT and accounting functions. Our Manager’s President and Chief Executive Officer and our trustee, Jackson Hsieh, has been active in the real estate industry for over 25 years, holding numerous leadership positions in real estate investment banking and public real estate companies. Our Manager’s Head of Asset Management, Ken Heimlich, has over 25 years of industry experience.

•	Operational Continuity. Our Manager has intimate knowledge of our portfolio from providing asset management, property management, investment, credit and research functions for these assets historically, as well as becoming the direct servicer of Master Trust 2014 collateral in the second quarter of 2017. We will benefit from this knowledge base as we transition into a separate public entity. Our Manager has established internal processes for accounting, finance and IT to allow for the effective management of our assets.

We intend to have our Manager continue to use the Spirit Heat Map and the proprietary Spirit Property Ranking Model to identify asset recycling opportunities and enhance our acquisition and disposition decisions. Further, we will utilize our Manager’s knowledge of our portfolio and our Manager’s network and infrastructure to manage our properties, source deals, underwrite credit and assist with back office support, including accounting and information technology.

•

Investment Strategy and Portfolio Rankings. Our Manager’s underwriting and risk management expertise enhances our ability to identify and structure investments that we believe provide superior risk-adjusted returns due to specific investment risks that can be identified and mitigated through intensive credit underwriting and real estate analysis, tailored lease structures (such as master leases) and ongoing tenant monitoring. Spirit has instituted a proprietary Spirit Property Ranking Model that our Manager will also apply to our portfolio. The Spirit Property Ranking Model is used annually to rank all properties in our and Spirit’s portfolio, across twelve factors and weightings consisting of both real estate quality scores and credit underwriting criteria, in order to benchmark property quality, identify asset recycling opportunities and to enhance acquisition and disposition decisions. Spirit also updates the Spirit Heat Map that will be used for us and Spirit, which analyzes tenant industries across Porter’s Five Forces and potential causes of technological disruption to identify tenant industries that Spirit believes to have good fundamentals for future performance. Porter’s Five Forces – threats of new entrants, threats of substitutes, the bargaining power of customers, the bargaining power of suppliers and industry rivalry – is an analytical framework used to examine the attractiveness of an industry and potential for disruption in that industry. We believe that our Manager’s approach to underwriting and risk management provides us with a unique competitive advantage that translates into the potential for attractive levered cash-on-cash returns to our shareholders.

SPIRIT PROPERTY RANKING MODEL1

(1)	Represents properties as of December 31, 2017 of Spirit and the Predecessor Entities that will be contributed to SMTA.

SPIRIT HEAT MAP—PORTFOLIO / INVESTMENT METHODOLOGY

•	Highly Incentivized Management Structure. We have structured the Asset Management Agreement to incentivize our Manager to drive our growth and total shareholder return. Under the Asset Management Agreement, in addition to an annual $20.0 million flat fee, our Manager will be entitled to receive a promote payment based on meeting certain shareholder return thresholds to be described in a subsequent amendment. The promote payment, due upon the earliest of (i) a termination of our Asset Management Agreement by us without cause, (ii) a termination of our Asset Management Agreement by our Manager for cause (including upon a Change in Control), and (iii) the date that is 42 full calendar months after the distribution date, provides our Manager with additional compensation the higher the total shareholder return resulting from an investment in our common shares during the relevant period. If a Change in Control of us occurs on or within the first 18 months after the distribution date, the promote payment will be reduced so that the sum of the termination fee under the Asset Management Agreement and promote payment does not exceed $100.0 million. See “Our Manager and Asset Management Agreement” for a more detailed description of the promote payment. In addition, under the Property Management and Servicing Agreement for Master Trust 2014, our Manager will receive property management fees, which accrue daily at 0.25% per annum of the collateral value of Master Trust 2014 collateral pool, less any specially serviced assets and special servicing fees, which accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced. We believe the relatively stable nature of the asset management and property management fees will allow us to increase our asset base without proportional increases in our general and administrative expenses due to economies of scale.

•	Attractive Corporate Governance. We will have a governance structure designed to promote the long-term interests of our shareholders. Some of the significant features of our corporate governance structure include:

•	our Manager is a public company;

•	our board of trustees is not classified, each of our trustees is subject to re-election annually and we cannot classify our board in the future without the prior approval of our shareholders;

•	we provide for majority shareholder voting in uncontested trustee elections;

•	shareholders may alter or repeal any provision of our bylaws or adopt new bylaws with the affirmative vote of a majority of all votes entitled to be cast on the matter by shareholders;

•	of the six trustees who will serve on our board of trustees immediately after the completion of the spin-off, we expect our board to determine that four of our trustees satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act, with all four of these trustees having no prior affiliations with Spirit;

•	at least one of our trustees will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the Maryland business combination and control share acquisition statutes, and we cannot opt back in without prior shareholder approval;

•	we do not have a shareholders rights plan, and we will not adopt a shareholders rights plan in the future without (i) the approval of our shareholders or (ii) seeking ratification from our shareholders within 12 months of adoption of the plan if the board of trustees determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior shareholder approval;

•	we will not include a “group,” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act, in the definition of “person” for purposes of the “ownership limits” set forth in our declaration of trust;

•	our chief executive officer will exclusively dedicate his/her services to us; and

•	our corporate governance policy will establish a comprehensive framework to address conflicts.

Business and Growth Strategies

We will seek to maximize shareholder value through:

•	Focus on Diversified Assets in Target Industries. Our investment strategy will be to continue to increase our exposure to industries that we determine are attractive based on Spirit’s proprietary Spirit Heat Map and where we believe we are underweight, including health and fitness, distribution centers, auto service, restaurants—quick service and entertainment assets. On the disposition side, we intend to reduce our Shopko concentration, as well as potentially reduce industry concentration based on the Spirit Heat Map and where we believe we are overweight, including restaurants—casual dining and movie theaters.

We monitor and manage the diversification of our real estate investment portfolio in order to reduce the risks associated with adverse developments affecting a particular tenant, property, industry or region. Our strategy emphasizes a portfolio that (i) derives no more than 7%, excluding Shopko, of Contractual Rent from any single tenant or more than 7% of Contractual Rent from any single property, (ii) is leased to tenants operating in various industries and (iii) is geographically diversified. While we consider the foregoing when making investments, we may make opportunistic investments that do not meet one or more of these criteria if we believe the opportunity is sufficiently attractive. As of December 31, 2017, Shopko contributed 19.9% of our Contractual Rent and represented 15.3% of total assets. As of December 31, 2017, no other tenant contributed more than 7% of our Contractual Rent or represented more than 7% of our total assets, and no one single property contributed more than 7% of our Contractual Rent.

•	Focus on Small and Middle Market Companies. We will primarily focus on investing in properties that we net lease to small and middle market companies with attractive credit characteristics and stable operating histories, but that may not carry a credit rating from a rating agency. This strategy offers us the opportunity to achieve superior risk-adjusted returns when coupled with our intensive credit and real estate analysis, lease structuring and ongoing portfolio management. Small and middle market companies are often willing to enter into leases with structures and terms we consider attractive (such as master leases, leases with rental escalations and leases that require ongoing tenant financial reporting) and that we believe increase the security of rental payments. We may also selectively acquire properties leased to large companies where we believe that we can achieve superior risk-adjusted returns, subject to our investment guidelines and conflicts of interest policy.

•	Portfolio Management through Proactive Asset Management. Our focus will be on maximizing the value of our assets through proactive asset management, including: seller financing to expedite sales of Shopko Assets, effective asset recycling, and new master lease terms, including increased landlord rights, financial controls and performance-based provisions. Additionally, our Manager has robust tenant surveillance and other established processes. We plan to selectively make acquisitions that contribute to our portfolio’s tenant, industry and geographic diversification through proactive recycling of assets. Given the volume of transactions in the single-tenant market, we believe there will be ample opportunities fitting our acquisition and disposition criteria.

•	Selling Down Shopko Exposure to Pursue Selective Growth through Acquisitions. Our Shopko Assets represented 19.9% of Contractual Rent at December 31, 2017, and Shopko is subject to risks that could adversely affect its performance and, thus, its ability to pay us rent. Therefore, we plan to aggressively monetize our Shopko Assets through dispositions, select redevelopments and select outparcel restaurant—quick service and casual dining developments. We intend to proactively engage with Shopko to enhance the value of our assets, and have identified 72 outparcels for potential new development, including 64 in the Midwest and eight in the Pacific Northwest. We will use the proceeds from our dispositions of Shopko Assets to pursue growth opportunities to further strengthen and diversify our portfolio. Our Manager has a long relationship with Shopko and has been effective in reducing its exposure to Shopko over the last several years.

•	Active Issuer Under Master Trust 2014. We intend to utilize Master Trust 2014 to lever proceeds from dispositions of Shopko Assets to purchase additional assets that we will add to the collateral pool of Master Trust 2014. We will seek to enter into lease structures that we consider attractive, such as master leases, leases with contractual rent escalators and leases that require ongoing tenant financial reporting, which are attractive features that would allow us to further optimize our borrowing capacity under the Master Trust 2014. Master Trust 2014 provides us access to incremental leverage capacity and liquidity to fund our growth and achieve our asset recycling goals. Additionally, we believe that capital recycling will help drive growth, as well as provide our investors attractive cash-on-cash returns and improve portfolio diversification. In December 2017, we completed an issuance of approximately $674.4 million aggregate principal amount of Master Trust 2014 notes and contributed 10 additional real estate properties to the collateral pool with a total appraised value of $282.4 million.

Our Structure and Formation

Spirit MTA REIT was formed as a Maryland real estate investment trust on November 15, 2017 as a wholly-owned subsidiary of Spirit. Prior to or concurrently with the completion of the spin-off, we have engaged or will engage in certain reorganization transactions that are designed to consolidate Master Trust 2014, the Shopko Entities, the Sporting Goods Entities, two additional legal entities and 11 additional properties, all currently owned directly or indirectly by Spirit, into our Operating Partnership, provide for external management, facilitate the spin-off, provide us with our initial capital, and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2018.

Upon completion of the spin-off, we expect to own investments in a portfolio of approximately 901 properties consisting of 895 owned properties and mortgage loans receivable secured by six properties. As of December 31, 2017, 784 of the 895 owned properties were held through Master Trust 2014, with a Real Estate Investment Value of $2.1 billion. Master Trust 2014 had $2.0 billion aggregate principal amount of notes outstanding as of December 31, 2017, including the $674.4 million aggregate principal of notes issued in December 2017. Subsequent to December 31, 2017, $84 million in CMBS debt was raised on one property with a Real Estate Investment Value of $123.3 million. All proceeds from these issuances were distributed to Spirit. The remaining 110 owned properties as of December 31, 2017, with a Real Estate Investment Value of $646.3 million, were unencumbered, predominately consisting of 95 properties leased to Shopko.

The following diagram depicts our ownership structure upon completion of the spin-off:

Our Manager and Asset Management Agreement

Prior to the completion of the spin-off, we will enter into the Asset Management Agreement with our Manager. Pursuant to the terms of the Asset Management Agreement, our Manager will provide a management team that will be responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of trustees. We will not have any employees. Our officers and the other individuals who execute our business strategy will be employees of our Manager or its affiliates. Our Manager’s duties, subject to the supervision of our board of trustees, will include: (1) performing all of our day-to-day functions, (2) sourcing, analyzing and executing on investments and dispositions, (3) determining investment criteria, (4) performing liability management duties, including financing and hedging, and (5) performing financial and accounting management. For its services, our Manager will be entitled to an annual management fee and incentive compensation, as well as a termination fee and a promoted interest under certain circumstances, as further described below. Certain terms of the Asset Management Agreement are summarized below and described in more detail under “Our Manager and Asset Management Agreement” elsewhere in this information statement.

Type	Description
Management Fee	$20.0 million per year, payable in equal monthly installments, in arrears; provided, however, that in the event of a Management Fee PIK Event, the portion of the monthly installment of the management fee that is necessary for us to have sufficient funds to declare and pay dividends required to be paid in cash in order for us to maintain our status as a REIT under the Code and to avoid incurring income or excise taxes will, during the occurrence and continuation of any such Management Fee PIK Event, be payable in a number of Series A preferred shares determined by dividing such portion of the management fee by the liquidation preference of the Series A preferred shares rounded down to the nearest whole share. A Management Fee PIK Event means the good faith determination by our board of trustees that forgoing the payment of all or any portion of the monthly installment of the management fee is necessary for us to have sufficient funds to declare and pay dividends required to be paid in cash in order for us to maintain our status as a REIT under the Code and to avoid incurring income or excise taxes.

Term	Our Asset Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated either by us or by our Manager.

Termination

Termination without cause:

•  Termination by the Company. Our Asset Management Agreement will not be renewed automatically for a renewal term if (i) at least two-thirds of our independent trustees determine that there has been unsatisfactory performance by our Manager that is materially detrimental to us; (ii) a simple majority of our independent trustees determine that it is in our best interest to terminate the Asset Management Agreement in connection with internalizing our management; or (iii) a simple majority of our independent trustees determine that the management fee is unfair to us; provided, that we do not have the right to terminate our Asset Management Agreement under clause (iii) if our Manager agrees to continue to provide the services under our Asset Management Agreement at a fee that a simple majority of our independent trustees have reasonably determined to be fair to us. Additionally, our Manager has certain renegotiation rights regarding the management fee prior to termination under clause (iii).

•  Termination by our Manager. Our Manager may terminate our Asset Management Agreement upon 180-day notice prior to the expiration of the original term or any renewal term.

Termination for cause:

•  Termination by the Company. We may terminate our Asset Management Agreement upon 30-day notice to our Manager if (i) there is a commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, (ii) our Manager dissolves as an entity or (iii) our Manager commits fraud against us, misappropriates or embezzles our funds or acts in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under our Asset Management Agreement (unless such actions or omissions are caused by an employee of our Manager and our Manager takes appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager’s actual knowledge of their actions or omissions).

•  Termination by our Manager. Our Manager may terminate our Asset Management Agreement upon 60-day prior notice in the event that we are in default in the performance or observance of any material term, condition or covenant contained in our Asset Management Agreement and such default continues for a period of 30 days after such notice specifying such default and requesting that the same be remedied within 30 days. Our Manager may also terminate the Asset Management Agreement in its sole discretion effective immediately concurrently with or within 90 days following a Change in Control (as defined) or a non-cause termination of the Property Management and Servicing Agreement, in each case upon 30-days’ prior notice to us.

Termination Fee

In the event that our Asset Management Agreement is terminated (a) by us without cause or (b) by our Manager for cause (including upon a Change in Control), we will pay to our Manager, on the effective termination date or as promptly thereafter as practicable, a termination fee equal to:

(i) if the effective termination date is on a date on or within the first 18 full calendar months after the date of the Asset Management Agreement, three times the sum of (x) the management fee for the 12 full calendar months preceding the effective termination date, plus (y) the aggregate property management fees, or the property management fees, due to the Manager under the Second Amended and Restated Property Management and Servicing Agreement dated May 20, 2014, by and among Spirit Realty, L.P., Spirit Master

Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC and Midland Loan Services (“Property Management Fees”) for the 12 full calendar months preceding the effective termination date; or

(ii) if the effective termination date is on a date after the first 18 full calendar months after the date of the Asset Management Agreement and on or within the first 30 months after the date of the Asset Management Agreement, twice the sum of (x) the management fee for the 12 full calendar months preceding the effective termination date, plus (y) the Property Management Fees for the 12 full calendar months preceding the effective termination date; or

(iii) if the effective termination date is on a date thereafter, the sum of (x) the management fee for the 12 full calendar months preceding the effective termination date, plus (y) the property management fees for the 12 full calendar months preceding the effective termination date.

Promote	Upon the earliest of (a) a termination of our Asset Management Agreement by us without cause, (b) a termination of our Asset Management Agreement by our Manager for cause (including upon a Change in Control), and (c) the date that is 42 full calendar months after the distribution date, we are obligated to pay to our Manager, on the date of the relevant termination or other event or as promptly thereafter as practicable, a cash promote payment. We will describe the calculation of the promote payment in a subsequent amendment.

Reimbursement of Expenses

Our Manager is responsible for certain enumerated expenses incurred in connection with the performance of its duties under the Asset Management Agreement: (i) employment expenses of the personnel employed by our Manager; (ii) fees and travel and other expenses of officers and employees of our Manager, except fees and travel and other expenses of such persons who are our trustees or officers incurred in their capacities as such; (iii) rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of our Manager, except to the extent such expenses relate solely to an office maintained by us separate from the office of our Manager; and (iv) miscellaneous administrative expenses relating to the performance by our Manager of its obligations.

We are generally responsible for paying all of our expenses, except those specifically required to be borne by our Manager under the Asset Management Agreement.

Summary Risk Factors

You should carefully read and consider the risk factors set forth under the “Risk Factors” section of this information statement, as well as all other information contained in this information statement. If any of the following risks occur, our business, financial condition, and results of operations could be materially and adversely affected, and the trading price of our common shares could decline.

•	Our tenants may fail to successfully operate their businesses, which could adversely affect us.

•	A substantial number of our properties are leased to one tenant, Shopko, which represented 19.9% of Contractual Rent at December 31, 2017. As such, any default, breach or delay in the payment of rent by Shopko may materially and adversely affect us. Shopko is subject to certain risks that could adversely affect its performance and thus its ability to pay us rent and we continue to be concerned about Shopko’s ongoing ability to meet its obligations to us under its leases.

•	Our ongoing business strategy involves the selling down of real estate assets leased to Shopko; however, we may be unable to sell such assets at acceptable terms and conditions or to control the timing of such sales, and our sales must be consistent with our qualification and taxation as a REIT.

•	A substantial portion of our properties are leased to unrated tenants and the tools we use to measure the credit quality of such tenants may not be accurate.

•	Decrease in demand for traditional retail and restaurant space may materially and adversely affect us.

•	We may be unable to identify and complete acquisitions of suitable properties, which may impede our growth, or our future acquisitions may not yield the returns we expect.

•	We face significant competition for tenants, which may decrease or prevent increases of the occupancy and rental rates of our properties, and competition for acquisitions may reduce the number of acquisitions we are able to complete and increase the costs of these acquisitions.

•	Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

•	We depend on our Manager to conduct our business and any material adverse change in its financial condition or our relationship with our Manager could have a material adverse effect on our business and ability to achieve our investment objectives.

•	There are conflicts of interest in our relationship with our Manager.

•	Certain terms of our Asset Management Agreement with our Manager could make it difficult and costly to terminate our Manager and could delay or prevent a change of control transaction.

•	We must pay a base management fee to our Manager regardless of our performance.

•	We have no history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Spirit.

•	Certain of our agreements with Spirit may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

•	The distribution of our common shares will not qualify for tax-free treatment and may be taxable to you as a dividend.

•	There is currently no public market for our common shares and a trading market that will provide you with adequate liquidity may not develop for our common shares. In addition, once our common shares begin trading, the market price of our shares may fluctuate widely.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

•	Your percentage ownership in us may be diluted in the future.

•	Our board of trustees may change our investment and financing policies without shareholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

•	Conflicts of interest could arise in the future between the interests of our shareholders and the interests of holders of partnership interests in the Operating Partnership, which may impede business decisions that could benefit our shareholders.

•	Upon completion of the spin-off, we will have approximately $2.1 billion aggregate principal amount of indebtedness outstanding, which may expose us to the risk of default under our debt obligations, limit our ability to obtain additional financing or affect the market price of our common shares or debt securities.

•	Current market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all.

•	Failure to maintain our qualification as a REIT would have significant adverse consequences to us and the value of our common shares.

Our Financing Strategy

We intend to use Master Trust 2014 to periodically raise capital through the issuance of non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans receivable. We also may raise capital by issuing registered debt or equity securities or obtaining asset level financing, when we deem prudent. We expect to fund our operating expenses and other short-term liquidity requirements, including property acquisitions, payment of principal and interest on our outstanding indebtedness, property improvements, re-leasing costs and cash distributions to common shareholders primarily through cash provided by operating activities, proceeds from dispositions of our Shopko Assets and potential future bank borrowings. The form of our indebtedness may vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. We will not enter into interest rate swaps or caps, or similar hedging transactions or derivative arrangements for speculative purposes, but may do so in order to manage or mitigate our interest rate risks on variable rate debt. For additional information regarding our existing debt, please refer to “Description of Indebtedness.”

Distribution Policy

We anticipate making regular quarterly distributions to holders of our common shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular U.S. federal corporate income tax to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income.

Any distributions we make to our shareholders will be at the discretion of our board of trustees and will depend upon, among other things, our actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Our Tax Status

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018. We believe we will be organized and intend to operate in a manner that will allow us to qualify for taxation as a REIT commencing with such taxable year. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements related to the nature of our income and assets and the amount of our distributions, among others. See “Material U.S. Federal Income Tax Consequences.”

Restrictions on Ownership and Transfer of Our Common Shares

Our declaration of trust contains restrictions on the ownership and transfer of our common shares that are intended to assist us in complying with the Code’s requirements and continuing to qualify as a REIT. The relevant sections of our declaration of trust provide that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of all classes and series, or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or any class or series of our outstanding preferred shares, in each case excluding any of our shares that are not treated as outstanding for federal income tax purposes. Our declaration of trust, however, permits exceptions to be made for shareholders provided that our board of trustees determines such exceptions will not jeopardize our tax status as a REIT. In connection with the spin-off, our board of trustees intends to grant an excepted holder limit to Spirit that will allow Spirit to own up to $         million of the perpetual preferred shares.

JOBS Act

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until we cease to be an emerging growth company. We will, in general, qualify as an emerging growth company until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the date of our spin-off from Spirit; (ii) the last day of our fiscal year in which we have an annual gross revenue of $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the date on which we are deemed to be a

“large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

As a result of our status as an emerging growth company, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Our Principal Office

Our principal executive offices are located at 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. Our telephone number is (972) 476-1900. Our web site is www.             .com. Information contained in or that can be accessed through our web site is not part of, and is not incorporated into, this information statement. The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about us, you should refer to the information under “Where You Can Find More Information” in this information statement.

Questions and Answers about Us and the Spin-Off

Why is the spin-off structured as a distribution?	Spirit believes that a distribution of our shares is an efficient way to separate our assets from the rest of Spirit’s portfolio and that the spin-off will create benefits and value for us and Spirit. For more information on the reasons for the spin-off, see “Our Spin-Off from Spirit—Reasons for the Spin-Off.”

Why am I receiving this document?	Spirit is delivering this document to you because you are a holder of Spirit common stock. If you are a holder of Spirit common stock as of the close of business on , , you are entitled to receive common share(s) of SMTA for every share(s) of Spirit common stock that you held at the close of business on such date. The number of shares of Spirit common stock you own will not change as a result of the distribution. This document will help you understand how the spin-off will affect your investment in Spirit and your investment in SMTA following the spin-off.

How will the spin-off work?	At the time of the spin-off, SMTA will own, through its subsidiaries, investments in a portfolio of approximately 901 properties. Spirit will distribute 100% of the outstanding common shares of SMTA to Spirit’s stockholders on a pro rata basis. Following the spin-off, we will be a separate public company and intend to apply to list our shares on the NYSE.

When will the spin-off occur?	We expect that Spirit will distribute our common shares on , to holders of record of shares of Spirit common stock as of the close of business on , , subject to certain conditions described under “Our Spin-Off from Spirit—Conditions to the Distribution.” No assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.

What do stockholders of Spirit need to do to participate in the spin-off?

Nothing, but we urge you to read this entire information statement carefully. Holders of shares of Spirit common stock as of the distribution record date will not be required to take any action to receive SMTA common shares on the distribution date. No stockholder approval of the spin-off is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, or to surrender or exchange your shares of Spirit common stock or take any other action to receive your SMTA common shares on the distribution date. If you own shares of Spirit common stock as of the close of business on the distribution record date, Spirit, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue our common shares to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your SMTA common shares, or your bank or brokerage firm will credit your account for the shares. If you sell shares of Spirit common stock in the “regular-way” market on or prior to the distribution date, you will be selling your right to receive our common shares in the distribution even if you were the record holder of those shares on             ,             , the distribution record date. Following the distribution, shareholders whose shares are held in book-entry form may request that their common shares held in book-entry form be transferred to a brokerage or other account at any time, without charge.

Will I be taxed on the common shares of SMTA that I receive in the distribution?	Yes. The distribution will be in the form of a taxable distribution to Spirit stockholders. In the case of a U.S. holder (as defined in “Our Spin-Off From Spirit—Certain U.S. Federal Income Tax Consequences of the Distribution”), an amount equal to the fair market value of our common shares received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Spirit allocable to the distribution, with the excess treated as a nontaxable return of capital to the extent of your tax basis in your shares of Spirit common stock and any remaining excess treated as capital gain. Spirit or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders. For a more detailed discussion, see “Our Spin-Off From Spirit—Certain U.S. Federal Income Tax Consequences of the Distribution” and “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

Can Spirit decide to cancel the spin-off of our common shares even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “Our Spin-Off from Spirit—Conditions to the Spin-Off.” Even if all conditions to the spin-off are satisfied, Spirit may terminate and abandon the spin-off at any time prior to the effectiveness of the spin-off in its sole discretion.

Do we plan to pay dividends?	We anticipate making regular quarterly distributions to our common shareholders. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular U.S. federal corporate income tax to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income.

Any distributions we make to our shareholders will be at the discretion of our board of trustees and will depend upon, among other things, our actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Will we have any debt?	Yes. For information about our financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and

Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness”.

What will the spin-off cost?	Spirit intends to incur pre-tax spin-off costs of approximately $ million to $ million. These costs primarily consist of fees paid to our financial advisers and legal adviser, and also include fees paid to our external auditor and other consultants. Spirit will be responsible for all fees and expenses associated with the spin-off.

How will the spin-off affect my tax basis and holding period in shares of Spirit common stock?	Your tax basis in shares of Spirit common stock held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed to you by Spirit in the distribution exceeds Spirit’s current and accumulated earnings and profits allocable to your shares in the distribution. Your holding period for such Spirit shares will not be affected by the distribution. See “Our Spin-Off from Spirit—Certain U.S. Federal Income Tax Consequences of the Distribution.” You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will my tax basis and holding period be for common shares of SMTA that I receive in the distribution?	Your tax basis in our common shares received will equal the fair market value of such shares on the distribution date. Your holding period for such shares will begin the day after the distribution date. See “Our Spin-Off from Spirit—Certain U.S. Federal Income Tax Consequences of the Distribution.” You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will be the relationships between Spirit and us following the spin-off?	We have entered into a Separation and Distribution Agreement to effect the spin-off and provide a framework for our relationships with Spirit after the spin-off. This agreement will govern the relationships between us and Spirit subsequent to the completion of the spin-off and provide for the allocation between us and Spirit of Spirit’s assets, liabilities and obligations attributable to periods prior to the spin-off. We cannot assure you that this agreement is on terms as favorable to us as agreements with independent third parties. We will also enter into a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Spirit and us after the spin-off with respect to various tax matters, an Insurance-Sharing Agreement that will provide for us to be added as a named insurer under certain of Spirit’s existing insurance policies, and a Registration Rights Agreement that will grant Spirit Realty L.P. the right to require us to file a registration statement with the SEC with respect to our Series A preferred shares that will be issued to it in connection with the spin-off. Additionally, we will also enter into an Asset Management Agreement with a subsidiary of Spirit in connection with the spin-off, and our Manager will continue to provide services under the Property Management and Servicing Agreement. See “Certain Relationships and Related Transactions.”

What does Spirit intend to do with any of our preferred shares it retains?	Spirit will decide what actions to take with respect to any of our preferred shares it retains, including whether to dispose of or continue to retain such shares, based on what it believes to be in the best interest of Spirit.

Will I receive physical certificates representing common shares of SMTA following the spin-off?	No. Following the spin-off, neither Spirit nor we will be issuing physical certificates representing our common shares. Instead, Spirit, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue our common shares to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your common shares of SMTA, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning shares represented by physical share certificates.

Will I receive a fractional number of SMTA common shares?	No. A fractional number of our common shares will not be issued in the spin-off. If you would be entitled to receive a fractional share in the spin-off, then you will instead receive a cash payment in lieu of the fractional share, which cash payment may be taxable to you. See “Our Spin-Off from Spirit—General—Treatment of Fractional Shares.”

What if I want to sell my shares of Spirit common stock or my SMTA common shares?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Spirit nor we make any recommendations on the purchase, retention or sale of shares of Spirit common stock or common shares of SMTA to be distributed.

If you decide to sell any shares of common stock before the spin-off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Spirit common stock or our common shares that you will receive in the spin-off, or both.

Will I be able to trade common shares of SMTA on a public market?	There is not currently a public market for our common shares. We intend to apply to list our common shares on the NYSE under the symbol “SMTA.” We anticipate that trading in our common shares will begin on a “when-issued” basis on or shortly before the distribution record date and will continue through the distribution date and that a “regular-way” trading in our common shares will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell our common shares up to and including through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for our common shares before, on or after the distribution date.

Will the number of Spirit shares I own change as a result of the spin-off?	No. The number of shares of Spirit common stock you own will not change as a result of the spin-off.

What will happen to the listing of shares of Spirit common stock?	Nothing. Shares of Spirit common stock will continue to be traded on the NYSE under the symbol “SRC.”

Will the spin-off affect the market price of my Spirit shares?	Yes. As a result of the spin-off, we expect the trading price of shares of Spirit common stock immediately following the spin-off to be lower than immediately prior to the spin-off because their market price will no longer reflect the value of our assets. Furthermore, until the market has fully analyzed the value of Spirit without our assets, the market price of Spirit common stock may fluctuate significantly. Although Spirit believes that over time following the spin-off, the common stock of the separated companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if Spirit were to remain under its current configuration, there can be no assurance of this, and thus the combined market prices of Spirit common stock and our common shares after the spin-off may be equal to or less than the market price of Spirit common stock before the spin-off.

What will happen to the manner in which I receive dividends from Spirit or that I will receive from SMTA?	You should contact American Stock Transfer & Trust Company, LLC, the transfer agent for both Spirit and SMTA, with any questions regarding how you receive dividends.

Are there risks to owning our common shares?	Yes. Our business is subject to various risks including risks relating to the spin-off. These risks are described in the “Risk Factors” section of this information statement beginning on page 27. We encourage you to read that section carefully.

Where can Spirit stockholders get more information?	Before the spin-off, if you have any questions relating to the spin-off, you should contact:

Spirit Realty Capital

2727 North Harwood Street, Suite 300

Dallas, TX 75201

Toll Free: 866-557-7474

Phone: 972-476-1900

Fax: 800-973-0850

After the spin-off, if you have any questions relating to our common shares, you should contact:

The Spin-Off

Distributing company	Spirit Realty Capital, Inc.

Distributed company	Spirit MTA REIT

We are a Maryland real estate investment trust and, prior to the spin-off, a wholly-owned subsidiary of Spirit. After the spin-off, we will be a separate, publicly traded company and intend to conduct our business as a REIT for U.S. federal income tax purposes.

Distribution ratio	Each holder of shares of Spirit common stock will receive of our common shares for every share(s) of Spirit common stock held on , . If you would be entitled to a fractional number of our common shares, you will instead receive a cash payment in lieu of the fractional share. See “Our Spin-Off from Spirit—General—Treatment of Fractional Shares.”

Distributed securities	Spirit will distribute 100% of our outstanding common shares immediately before the distribution. Based on the approximately shares of Spirit common stock outstanding as of , , assuming distribution of 100% of our outstanding common shares and applying the distribution ratio (without accounting for cash to be issued in lieu of fractional shares), we expect that approximately million of our common shares will be distributed to Spirit stockholders.

Record date	The record date is the close of business on , .

Distribution date	The distribution date is on or about , .

Distribution	On the distribution date, Spirit, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue our common shares to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment or surrender or exchange your shares of Spirit common stock or take any other action to receive our common shares on the distribution date to which you are entitled. If you sell shares of Spirit common stock in the “regular-way” market on or prior to the distribution date, you will be selling your right to receive our common shares in the distribution, even if you were the record holder on the record date. Registered stockholders will receive additional information from the distribution agent shortly after the distribution date. Following the distribution, stockholders whose shares of Spirit common stock are held in book-entry form may request that their common shares of SMTA be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the spin-off	The spin-off of our common shares by Spirit is subject to the satisfaction of the following conditions:

•	the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement shall be in effect;

•	SMTA’s common shares will have been authorized for listing on the NYSE, subject to official notice of issuance;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing completion of the spin-off or any of the transactions related thereto, including the transfers of assets and liability contemplated by the Separation and Distribution Agreement, shall be in effect; and

•	the Separation and Distribution Agreement will not have been terminated.

Even if all conditions to the spin-off are satisfied, Spirit may terminate and abandon the spin-off at any time prior to the effectiveness of the spin-off.

Stock exchange listing	We intend to apply to list our common shares on the NYSE under the symbol “SMTA.”

Distribution agent	American Stock Transfer & Trust Company, LLC.

Tax considerations	The distribution will be in the form of a taxable distribution to Spirit stockholders. For a discussion of certain U.S. federal income tax consequences of the distribution, see “Our Spin-Off From Spirit—Certain U.S. Federal Income Tax Consequences of the Distribution” and “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

Relationship between Spirit and SMTA following the spin-off

We will enter into a Separation and Distribution Agreement to effect the spin-off and provide a framework for certain aspects of our relationship with Spirit after the spin-off. This agreement will govern certain aspects of the relationship between us and Spirit subsequent to the completion of the spin-off and provide for the allocation between us and Spirit of Spirit’s assets, liabilities and obligations attributable to periods prior to the spin-off from Spirit. We will also enter into a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Spirit and us after the spin-off with respect to various tax matters, an Insurance-Sharing Agreement that will provide for us to be added as a named insured under certain of Spirit’s existing insurance policies, and a Registration Rights

Agreement that will grant Spirit Realty L.P. the right to require us to file a registration statement with the SEC with respect to our Series A preferred shares that will be issued to it in connection with the spin-off. Additionally, we will also enter into an Asset Management Agreement with a subsidiary of Spirit in connection with the spin-off, and our Manager will continue to provide services under the Property Management and Servicing Agreement. See “Certain Relationships and Related Transactions” and “Our Manager and Asset Management Agreement.”

Summary Selected Pro Forma and Historical Combined Financial and Other Data

You should read the following summary selected pro forma and historical combined financial and other data together with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the combined financial statements, and related notes thereto, of the Predecessor Entities included elsewhere in this information statement.

The following tables set forth summary selected unaudited pro forma combined financial and other data of SMTA after giving effect to the spin-off and related transactions. The unaudited pro forma combined balance sheet data gives effect to the spin-off and related transactions as if they had occurred on December 31, 2017. The unaudited pro forma combined statement of operations gives effect to the spin-off and related transactions as if they had occurred on January 1, 2017. The summary selected unaudited pro forma combined financial data set forth below is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the spin-off and related transactions had been consummated on the dates and in accordance with the assumptions described in the unaudited pro forma combined financial statements, including the notes thereto, which are included elsewhere in this information statement, nor is it necessarily indicative of our future operating results or financial position.

The following tables also set forth summary selected historical combined financial and other data of SMTA’s Predecessor Entities as of the dates and for the periods presented. We have not presented historical information of SMTA because it has not had any operating activity since its formation on November 15, 2017, other than its initial capitalization. The summary selected historical combined financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 as set forth below was derived from the Predecessor Entities’ audited combined financial statements, including the notes thereto, which are included elsewhere this information statement. The historical results set forth below do not necessarily indicative of our operating results expected for any future periods. We believe that the assumptions and estimates used in preparation of the underlying historical results are reasonable.

	Pro Forma Year Ended December 31, 2017	Historical Years Ended December 31,
		2017	2016	2015
	(Unaudited)	(In Thousands)
Operating Data:
Revenues:
Rentals	$242,207	$224,312	$234,671	$249,036
Interest income on loans receivable	4,500	768	2,207	3,685
Tenant reimbursement income	2,673	2,274	2,130	2,048
Other income	5,711	4,448	6,295	6,394

Total revenues	255,091	231,802	245,303	261,163
Expenses:
General and administrative	6,687	23,857	18,956	20,790
Related party fees	26,960	5,500	5,427	5,506
Restructuring charges	—	—	2,465	3,036
Transaction costs	—	4,354	—	—
Property costs (including reimbursable)	7,133	9,130	5,258	5,043
Interest	111,784	76,733	77,895	83,719
Depreciation and amortization	86,496	80,386	85,761	93,692
Impairments	25,896	33,548	26,565	19,935

Total expenses	264,956	233,508	222,327	231,721

(Loss) income from continuing operations before other expense and income tax (expense) benefit	(9,865)	(1,706)	22,976	29,442
Other expense:
Loss on debt extinguishment	(2,223)	(2,223)	(1,372)	(787)

Total other expense	(2,223)	(2,223)	(1,372)	(787)

(Loss) income from continuing operations before income tax (expense) benefit	(12,088)	(3,929)	21,604	28,655
Income tax (expense) benefit	(553)	(179)	(181)	33

(Loss) income from continuing operations	(12,641)	(4,108)	21,423	28,688

Discontinued operations:
Income from discontinued operations	—	—	—	98
Gain on disposition of assets	—	—	—	590

Income from discontinued operations	—	—	—	688

(Loss) income before gain on disposition of assets	(12,641)	(4,108)	21,423	29,376
Gain on disposition of assets	—	22,393	26,499	84,111

Net (loss) income	$(12,641)	$18,285	$47,922	$113,487

	Pro Forma Year Ended December 31, 2017	Historical Years Ended December 31,
		2017	2016
	(Unaudited)	(In Thousands)
Balance Sheet Data (end of period):
Gross investments, including related lease intangibles	$2,934,592	$2,870,592	$2,817,732
Net investments	2,280,850	2,212,488	2,226,235
Cash and cash equivalents	16	6	1,268
Total assets	2,446,969	2,357,660	2,325,538
Total debt, net	2,018,057	1,926,835	1,339,614
Total liabilities	2,059,414	1,966,742	1,380,681
Total parent company equity	387,555	390,918	944,857
Other Data:
FFO (1)	$99,751	$109,826	$133,749
AFFO (1)	$105,571	$126,765	$143,560
Adjusted Debt (2)	$1,980,016	$1,914,656	$1,354,467
Adjusted EBITDA (1)	$214,311	$193,315	$217,079
Leverage (Adjusted Debt / Adjusted EBITDA) (1)(2)	9.2x	9.9x	6.2x
FCCR (Adjusted EBITDA / Fixed Charges) (1)	2.1x	2.7x	3.0x
Number of properties in investment portfolio	901	918	982
Occupancy at period end	99%	99%	98%

(1)	Please see “Non-GAAP Financial Measures” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for our reconciliation to Net Income and definition.
(2)	Please see “Non-GAAP Financial Measures” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for our reconciliation to total debt and definition.

RISK FACTORS

Owning our common shares involves a high degree of risk. You should consider carefully the following risk factors and all other information contained in this information statement. If any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the market price of our common shares could decline significantly, and you could lose all or a part of the value of your ownership in our common shares. Some statements in this information statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this information statement entitled “Forward-Looking Statements.”

Risks Related to Our Business

Risks related to commercial real estate ownership could reduce the value of our properties.

Our core business is the ownership of real estate that is leased to retail and service companies on a triple-net basis. Accordingly, our performance is subject to risks inherent to the ownership of commercial real estate, including:

•	inability to collect rent from tenants due to financial hardship, including bankruptcy;

•	changes in local real estate markets resulting in the lack of availability or demand for single-tenant retail space;

•	changes in consumer trends and preferences that reduce the demand for products/services of our tenants;

•	inability to lease or sell properties upon expiration or termination of existing leases;

•	environmental risks related to the presence of hazardous or toxic substances or materials on our properties;

•	subjectivity of real estate valuations and changes in such valuations over time;

•	illiquid nature of real estate compared to most other financial assets;

•	changes in laws and regulations, including those governing real estate usage and zoning;

•	changes in interest rates and the availability of financing; and

•	changes in the general economic and business climate.

The occurrence of any of the risks described above may cause the value of our real estate to decline, which could materially and adversely affect us.

Credit and capital market conditions may adversely affect our access to and/or the cost of capital.

Periods of volatility in the credit and capital markets negatively affect the amounts, sources and cost of capital available to us. Though we plan to primarily use proceeds from dispositions of the real estate leased to Shopko to fund acquisitions and to refinance indebtedness as it matures, we will also use external debt or equity financing, in particular our Master Trust 2014, for such purposes. If sufficient sources of external financing are not available to us on cost effective terms, we could be forced to limit our acquisition activity and/or to take other actions to fund our business activities and repayment of debt, such as selling assets. To the extent that we access capital at a higher cost (reflected in higher interest rates for debt financing or lower share price for equity financing), our acquisition yields, earnings per share and cash flow could be adversely affected.

Our tenants may fail to successfully operate their businesses, which could adversely affect us.

The success of our investments is materially dependent on the financial stability of our tenants’ financial condition and leasing practices. Adverse economic conditions such as high unemployment levels, interest rates, tax rates and fuel and energy costs may have an impact on the results of operations and financial condition of our tenants and result in a decline in rent or an increased incidence of default under existing leases. Such adverse economic conditions may also reduce overall demand for rental space, which could adversely affect our ability to maintain our current tenants and attract new tenants.

At any given time, our tenants may experience a downturn in their business that may weaken the operating results and financial condition of individual properties or of their business as whole. As a result, a tenant may delay lease commencement, decline to extend a lease upon its expiration, fail to make rental payments when due, become insolvent or declare bankruptcy. We depend on our tenants to operate the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage and pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us. Although our occupied properties are generally operationally essential to our tenants, meaning the property is essential to the tenant’s generation of sales and profits, this does not guarantee that a tenant’s operations at a particular property will be successful or that the tenant will be able to meet all of its obligations to us. Our tenants’ failure to successfully operate their businesses could materially and adversely affect us.

Single-tenant leases involve particular and significant risks related to tenant default.

Our strategy focuses primarily on investing in single-tenant triple-net leased properties throughout the U.S. The financial failure of, or default in payment by, a single tenant under its lease is likely to cause a significant reduction in, or elimination of, our rental revenue from that property and a reduction in the value of the property. We may also experience difficulty or a significant delay in re-leasing or selling such property. This risk is magnified in situations where we lease multiple properties to a single tenant under a master lease, such as our three master leases with Shopko. The failure or default of a tenant under a master lease could reduce or eliminate rental revenue from multiple properties and reduce the value of such properties. Although the master lease structure may be beneficial to us because it restricts the ability of tenants to individually remove underperforming properties from the portfolio of properties leased from us, there is no guarantee that a tenant will not default in its obligations to us or decline to renew its master lease upon expiration. The default of a tenant that leases multiple properties from us could materially and adversely affect us.

A substantial number of our properties are leased to one tenant, Shopko, which may result in increased risk due to tenant and industry concentration.

As of December 31, 2017, we leased 99 properties to Shopko, primarily pursuant to three master leases (relating to 59, 34 and 4 properties, respectively) and two single site leases, under which we received approximately $3.9 million in contractual rent per month. The Shopko leases are guaranteed by Specialty Retail Shops Holding Corp., the parent company of Shopko. Additionally, in January 2018, Spirit Realty, L.P., our Manager, extended a senior secured term loan to Shopko in the amount of $35.0 million, and this loan was contributed by our Manager to us. The term loan matures in June 2020, bears interest at a rate of 12% per annum and requires repayment in consecutive quarterly installments of $583,625 commencing in November 2018. Revenues generated from Shopko represented 19.9% of our Contractual Rent for the month ended December 31, 2017. Furthermore, a significant portion of our estimated cash available for distribution for the year ending December 31, 2018 is derived from rental revenues received from Shopko and reflected in our unaudited pro forma combined statement of operations for the year ended December 31, 2017. Shopko accounted for approximately $47.7 million, or 18.7%, of our revenues and $1.1 million, or 15.3%, of our property costs

(including reimbursables) on a pro forma basis for the year ended December 31, 2017. Because a significant portion of our revenues are derived from rental revenues received from Shopko, any default, breach or delay in the payment of rent by Shopko may materially and adversely affect us and could limit or eliminate our ability to make distributions to our common shareholders.

As a result of the significant number of properties leased to Shopko, our results of operations and financial condition are significantly impacted by Shopko’s performance under its leases. Shopko operates as a multi-department general merchandise retailer and retail health services provider primarily in mid-size and large communities in the Midwest, Pacific Northwest, North Central and Western Mountain states. Shopko is subject to the following risks, as well as other risks that we are not currently aware of, that could adversely affect its performance and thus its ability to pay rent to us:

•	The retail industry in which Shopko operates is highly competitive, which could impair its operations and liquidity, limit its growth opportunities and reduce profitability. Shopko competes with other discount retail merchants as well as mass merchants, catalog merchants, internet retailers and other general merchandise, apparel and household merchandise retailers. It faces strong competition from large national discount retailers, such as Walmart, Kmart and Target, and mid-tier merchants such as Kohl’s and J.C. Penney.

•	Shopko stores are geographically concentrated in the Midwest, Pacific Northwest, North Central and Western Mountain states. As a result, adverse economic conditions in these regions may materially and adversely affect its results of operations and retail sales.

•	The seasonality in retail operations may cause fluctuations in Shopko’s quarterly performance and results of operations and could adversely affect its cash flows.

•	Shopko stores are dependent on the efficient functioning of its distribution networks. Problems that cause delays or interruptions in the distribution networks could materially and adversely affect its results of operations.

•	Shopko stores depend on attracting and retaining quality employees. Many employees are entry-level or part-time with historically high rates of turnover.

Based on our monitoring of Shopko’s financial information and recent liquidity events and other challenges, including bankruptcies, impacting the retail industry generally relative to recent years, we continue to be concerned about Shopko’s ongoing ability to meet its obligations to us under its leases. As of December 31, 2017, our pro forma Adjusted Debt to Adjusted EBITDA ratio was 9.2x and our pro forma Fixed Charge Coverage Ratio was 2.1x. Our pro forma Fixed Charge Coverage Ratio does not reflect the impact of our amortizing debt principal payments. Were Shopko to completely default on its lease payments, our pro forma Adjusted Debt to Adjusted EBITDA ratio as of December 31, 2017 would have been 11.9x and our pro forma Fixed Charge Coverage Ratio would have been 1.6x. Although Shopko is current on all of its obligations to us under its lease arrangements with us as of March 5, 2018, we can give you no assurance that this will continue to be the case, particularly if Shopko (not just the stores subject to leases with us) experiences a further decline in its business, financial condition and results of operations or loses access to liquidity. If such events were to occur, Shopko may request discounts or deferrals on the rents it pays to us, seek to terminate its master leases with us or close certain of its stores or file for bankruptcy, all of which could significantly decrease the amount of revenue we receive from it and could reduce cash flow available for distribution on our common shares and Series A preferred shares and could affect our ability to pay the asset management fee due under the Asset Management Agreement.

While we seek to reduce the tenant concentration of Shopko, we may have difficulty in selling or leasing to other tenants the properties currently leased to Shopko. Our ongoing business strategy involves the selling down of real estate leased to Shopko. As we look to sell these assets, general economic conditions, market conditions, the illiquidity of real estate investments and asset-specific issues may negatively affect the value of such assets and may reduce our return on the investment or prevent us from selling such assets on acceptable terms and conditions, or at all.

Furthermore, we can provide no assurance that we will deploy the proceeds from the disposition of any Shopko properties in a manner that would produce comparable or better yields.

A substantial portion of our properties are leased to unrated tenants and the tools we use to measure the credit quality of such tenants may not be accurate.

A substantial portion of our properties are leased to unrated tenants whom we determine, through our internal underwriting and credit analysis, to be creditworthy. Many of our tenants are required to provide financial information, which includes balance sheet, income statement and cash flow statement data, on a quarterly and/or annual basis, and approximately 98.2% of our lease investment portfolio requires the tenant to provide property-level performance information, which includes income statement data on a quarterly and/or annual basis. To assist in our determination of a tenant’s credit quality, we license a product from Moody’s Analytics that provides an EDF and a “shadow rating,” and we evaluate a lease’s property-level rent coverage ratio. An EDF is only an estimate of default probability based, in part, on assumptions incorporated into the product. A shadow rating does not constitute a published credit rating and lacks the extensive company participation that is typically involved when a rating agency publishes a rating; accordingly, a shadow rating may not be as indicative of creditworthiness as a rating published by Moody’s, S&P, or another nationally recognized statistical rating organization. Our calculations of EDFs, shadow ratings and rent coverage ratios are based on financial information provided to us by our tenants and prospective tenants without independent verification on our part, and we must assume the appropriateness of estimates and judgments that were made by the party preparing the financial information. If our measurement of credit quality proves to be inaccurate, we may be subject to defaults, and investors may view our cash flows as less stable.

Decrease in demand for traditional retail and restaurant space may materially and adversely affect us.

As of December 31, 2017, leases representing approximately 39.9% and 20.5% of our Contractual Rent were with tenants in the traditional retail and restaurant industries, respectively, and we may acquire additional traditional retail and restaurant properties in the future. Accordingly, decreases in the demand for traditional retail and/or restaurant spaces adversely impact us. The market for retail and restaurant space has previously been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retail and restaurant companies, the ongoing consolidation in the retail and restaurant industries, the excess amount of retail and restaurant space in a number of markets and, in the case of the retail industry, increasing consumer purchases through catalogs or over the Internet. In recent years a number of companies in the retail industry, including some of our tenants, have declared bankruptcy, have gone out of business or have significantly reduced the number of their retail stores. In particular, we have experienced, and expect to continue to experience, challenges with some of our general merchandise retailers through increased credit losses.

To the extent that the adverse conditions listed above continue, they are likely to negatively affect market rents for retail and restaurant space, thereby reducing rents payable to us, and they may lead to increased vacancy rates at our properties and diminish our ability to attract and retain retail and restaurant tenants.

High geographic concentration of our properties could magnify the effects of adverse economic or regulatory developments in such geographic areas on our operations and financial condition.

As of December 31, 2017, 12.1% of our portfolio (as a percentage of Contractual Rent) was located in Texas, representing the highest concentration of our assets. Geographic concentration exposes us to greater economic or regulatory risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in the economic or regulatory environments of the geographic areas in which we concentrate (or in which we may develop a substantial concentration of assets in the future), such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes or costs of complying with governmental regulations.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.

Our results of operations depend on our ability to strategically lease space in our properties (by renewing or re-leasing expiring leases and leasing vacant space), optimize our tenant mix or lease properties on more economically favorable terms. As of December 31, 2017, leases representing approximately 1.5% of our Contractual Revenue will expire during 2018. As of December 31, 2017, 8 of our properties, representing approximately 0.9% of our total number of owned properties, were Vacant. Current tenants may decline, or may not have the financial resources available, to renew current leases and we cannot guarantee that leases that are renewed will have terms that are as economically favorable to us as the expiring lease terms. If tenants do not renew the leases as they expire, we will have to find new tenants to lease our properties and there is no guarantee that we will be able to find new tenants or that our properties will be re-leased at rental rates equal to or above the current average rental rates or that substantial rent abatements, tenant improvement allowances, early termination rights, below-market renewal options or other lease incentive payments will not be offered to attract new tenants. We may experience significant costs in connection with renewing, leasing or re-leasing a significant number of our properties, which could materially and adversely affect us.

Our ability to realize future rent increases will vary depending on changes in the CPI.

Most of our leases contain rent escalators, or provisions that periodically increase the base rent payable by the tenant under the lease. Although some of our rent escalators increase rent at a fixed amount on fixed dates, as of December 31, 2017, 60.7% of our rent escalators increase rent by the lesser of (a) a multiple of any increase in the CPI over a specified period, (b) a fixed percentage or (c) a fixed schedule. If the product of any increase in the CPI multiplied by the applicable factor is less than the fixed percentage, the increased rent we are entitled to receive will be less than what we otherwise would have been entitled to receive if the rent escalator was based solely on a fixed percentage. Therefore, during periods of low inflation or deflation, small increases or decreases in the CPI will subject us to the risk of receiving lower rental revenue than we otherwise would have been entitled to receive if our rent escalators were based solely on fixed percentages or amounts. Conversely, if the product of any increase in the CPI multiplied by the applicable factor is more than the fixed percentage, the increased rent we are entitled to receive will be less than what we otherwise would have been entitled to receive if the rent escalator was based solely on an increase in CPI. Therefore, periods of high inflation will subject us to the risk of receiving lower rental revenue than we otherwise would have been entitled to receive if our rent escalators were based solely on CPI increases.

The bankruptcy or insolvency of any of our tenants could result in the termination of such tenant’s lease and material losses to us.

The occurrence of a tenant bankruptcy or insolvency could diminish the income we receive from that tenant’s lease or leases. In particular, the traditional retail industry is facing reductions in sales revenues and increased bankruptcies throughout the United States, and revenues generated from traditional retail tenants represented 39.9% of our Contractual Rent for the month ended December 31, 2017. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease or leases with us. Any claims against such bankrupt tenant for unpaid future rent would be subject to statutory limitations that would likely result in our receipt of rental revenues that are substantially less than the contractually specified rent we are owed under the lease or leases. In addition, any claim we have for unpaid past rent, if any, may not be paid in full. We may also be unable to re-lease a terminated or rejected space or to re-lease it on comparable or more favorable terms.

Moreover, tenants who are considering filing for bankruptcy protection may request that we agree to amendments of their master leases to remove certain of the properties they lease from us under such master leases. We cannot guarantee that we will be able to sell or re-lease such properties or that lease termination fees, if any, received in exchange for such releases will be sufficient to make up for the rental revenues lost as a result of such lease amendments. As a result, tenant bankruptcies may materially and adversely affect us.

Property vacancies could result in significant capital expenditures and illiquidity.

The loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital to renovate the property before it is suitable for a new tenant. Many of the leases we enter into or acquire are for properties that are specially suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant. In the event we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. These limitations may materially and adversely affect us.

We may be unable to identify and complete acquisitions of suitable properties, which may impede our growth, or our future acquisitions may not yield the returns we expect.

Our ability to expand through acquisitions requires us to identify and complete acquisitions or investment opportunities that are compatible with our growth strategy and to successfully integrate newly acquired properties into our portfolio. We continually evaluate investment opportunities and may acquire properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be constrained by the following significant risks:

•	we face competition from other real estate investors with significant capital, including REITs and institutional investment funds, which may be able to accept more risk than we can prudently manage, including risks associated with paying higher acquisition prices;

•	we face competition from other potential acquirers which may significantly increase the purchase price for a property we acquire, which could reduce our growth prospects;

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may be unsuccessful in managing and leasing such properties in accordance with our expectations;

•	our cash flow from an acquired property may be insufficient to meet our required principal and interest payments with respect to debt used to finance the acquisition of such property;

•	we may discover unexpected items, such as unknown liabilities, during our due diligence investigation of a potential acquisition or other customary closing conditions may not be satisfied, causing us to abandon an acquisition opportunity after incurring expenses related thereto;

•	we may fail to obtain financing for an acquisition on favorable terms or at all;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; or

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, trustees, officers and others indemnified by the former owners of the properties.

If any of these risks are realized, we may be materially and adversely affected.

Operational risks may disrupt our businesses, result in losses or limit our growth.

We are completely dependent on our Manager’s financial, accounting, communications and other data processing systems. Such systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks. Breaches of our Manager’s network security systems could involve attacks that are intended to obtain unauthorized access to our proprietary information or personal identifying information of our shareholders, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses, cyberattacks and other means, and could originate from a wide variety of sources, including unknown third parties. Although our Manager takes various measures to ensure the integrity of such systems, there can be no assurance that these measures will provide adequate protection. If such systems are compromised, do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to investors, regulatory intervention or reputational damage.

Finally, our Manager relies on third-party service providers for certain aspects of our business, including for certain information systems, technology and administration. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our operations and could affect our reputation and hence adversely affect our business.

Illiquidity of real estate investments could significantly impede our ability to pursue our ongoing business strategy to sell certain of our assets or respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and expected to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio pursuant to our ongoing business strategy or in response to changing economic, financial or investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objective by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of the jurisdiction in which a property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may materially and adversely affect us.

We face significant competition for tenants, which may decrease or prevent increases of the occupancy and rental rates of our properties, and competition for acquisitions may reduce the number of acquisitions we are able to complete and increase the costs of these acquisitions.

We compete with numerous developers, owners and operators of properties, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates or to offer more substantial rent abatements, tenant improvements, early termination rights, below-market renewal options or other lease incentive payments in order to retain tenants when our leases expire. Competition for tenants could decrease or prevent increases of the occupancy and rental rates of our properties, which could materially and adversely affect us.

We also face competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. This competition will increase if investments in real estate become more attractive relative to other types of investment. Accordingly, competition for the acquisition of real property could materially and adversely affect us.

The loss of a borrower or the failure of a borrower to make loan payments on a timely basis will reduce our revenues, which could lead to losses on our investments and reduced returns to our shareholders.

We have and may originate or acquire long-term, commercial mortgage and other loans. The success of our loan investments will be materially dependent on the financial stability of our borrowers. The success of our borrowers will be dependent on each of their individual businesses and their industries, which could be affected by economic conditions in general, changes in consumer trends and preferences and other factors over which neither they nor we have control. A default of a borrower on its loan payments to us that would prevent us from earning interest or receiving a return of the principal of our loan could materially and adversely affect us. In the event of a default, we may also experience delays in enforcing our rights as lender and may incur substantial costs in collecting the amounts owed to us and in liquidating any collateral.

Foreclosure and other similar proceedings used to enforce payment of real estate loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of that party’s default. Foreclosure and other similar laws may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale. The application of any of these principles may lead to a loss or delay in the payment on loans we hold, which in turn could reduce the amounts we have available to make distributions. Further, in the event we have to foreclose on a property, the amount we receive from the foreclosure sale of the property may be inadequate to fully pay the amounts owed to us by the borrower and our costs incurred to foreclose, repossess and sell the property which could materially and adversely affect us.

Inflation may materially and adversely affect us and our tenants.

Increased inflation could have a negative impact on variable-rate debt we currently have or that we may incur in the future. Our leases typically contain provisions designed to mitigate the adverse impact of inflation on our results of operations. Because tenants are typically required to pay all property operating expenses, increases in property-level expenses at our leased properties generally do not affect us. However, increased operating expenses at vacant properties and the limited number of properties that are not subject to full triple-net leases could cause us to incur additional operating expenses, which could increase our exposure to inflation. Additionally, the increases in rent provided by many of our leases may not keep up with the rate of inflation. Increased costs may also have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us.

If we fail to implement and maintain effective internal controls over financial reporting, we may not be able to accurately and timely report our financial results.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. After the spin-off, we will be subject to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting.

We do not have any employees, and we are completely dependent on our Manager’s financial reporting systems. We cannot assure you that our Manager will be successful in implementing or maintaining adequate internal control over financial reporting. Furthermore, as we grow our business, our internal controls needs will become more complex, and we may require significantly more resources to ensure our internal controls remain effective. In addition, the existence of a material weakness or significant deficiency in our Manager’s internal controls over financial reporting, or any failure to maintain effective controls or timely effect any necessary improvement of internal controls over financial reporting could harm our operating results or cause us to fail to meet our reporting obligations, which could affect the listing of our common shares on the NYSE. Ineffective internal controls over financial reporting and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the per share trading price of our common shares.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to regular U.S. federal corporate income tax to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gain. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common shares.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our shareholders necessary to maintain our qualification as a REIT.

Historically, we have raised a significant amount of debt capital through our Master Trust 2014. We have generally used the proceeds from this program to repay debt and fund real estate acquisitions. As of December 31, 2017, we had issued notes under our Master Trust 2014 in seven different series over five separate issuances with $2.0 billion aggregate principal amount outstanding. The Master Trust 2014 notes have a weighted average maturity of 5.4 years as of December 31, 2017. Our obligations under this program are generally secured by liens on certain of our properties. Subject to certain conditions, we may substitute real estate collateral within our securitization trust from time to time. Moreover, we view our ability to substitute collateral under our Master Trust 2014 favorably, and no assurance can be given that financing facilities offering similar flexibility will be available to us in the future.

Dispositions of real estate assets could change the holding period assumption in our valuation analyses, which could result in material impairment losses and adversely affect our financial results.

We evaluate real estate assets for impairment based on the projected cash flow of the asset over our anticipated holding period. If we change our intended holding period due to our intention to sell or otherwise dispose of an asset, we must reevaluate whether that asset is impaired under GAAP. Depending on the carrying value of the property at the time we change our intention and the amount that we estimate we would receive on disposal, we may record an impairment loss that would adversely affect our financial results. This loss could be material to our assets in the period that it is recognized.

We may become subject to litigation, which could materially and adversely affect us.

In the ordinary course of business, we may become subject to litigation, including claims relating to our operations, security offerings and otherwise. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves. However, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract trustees and officers.

Costs of compliance with, or liabilities related to, environmental laws may materially and adversely affect us.

The properties we own or have owned in the past may subject us to known and unknown environmental liabilities. Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be environmental liabilities associated with our properties of which we are unaware. We obtain Phase I environmental site assessments on all properties we finance or acquire. The Phase I environmental site assessments are limited in scope and therefore may not reveal all environmental conditions affecting a property. Therefore, there could be undiscovered environmental liabilities on the properties we own. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based products or waste products that could create a potential for release of hazardous substances or penalties if tanks do not comply with legal standards. If environmental contamination exists on our properties, we could be subject to strict, joint and/or several liability for the contamination by virtue of our ownership interest. Some of our properties may contain ACM. Strict environmental laws govern the presence, maintenance and removal of ACM and such laws may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability (e.g., liability for personal injury associated with exposure to asbestos). Strict environmental laws also apply to other activities that can occur on a property, such as air emissions and water discharges, and such laws may impose fines and penalties for violations.

The presence of hazardous substances on a property may adversely affect our ability to sell, lease or improve the property or to borrow using the property as collateral. In addition, environmental laws may create liens on contaminated properties in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which they may be used or businesses may be operated, and these restrictions may require substantial expenditures.

In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will, or will be able to, satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of environmental liabilities on any of our properties could lead to significant remediation costs or to other liabilities or obligations attributable to the tenant of that property, which may affect such tenant’s ability to make payments to us, including rental payments and, where applicable, indemnification payments.

Our environmental liabilities may include property damage, personal injury, investigation and clean-up costs. These costs could be substantial. Although we may obtain insurance for environmental liability for certain properties that are deemed to warrant coverage, our insurance may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities. Our ability to receive the benefits of any environmental liability insurance policy will depend on the financial stability of our insurance company and the position it takes with respect to our insurance policies. If we were to become subject to significant environmental liabilities, we could be materially and adversely affected.

Most of the environmental risks discussed above refer to properties that we own or may acquire in the future. However, each of the risks identified also applies to the owners (and potentially, the lessees) of the properties that secure each of the loans we have made and any loans we may acquire or make in the future. Therefore, the existence of environmental conditions could diminish the value of each of the loans and the abilities of the borrowers to repay the loans and could materially and adversely affect us.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, should our tenants or their employees or customers be exposed to mold at any of our properties we could be required to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, exposure to mold by our tenants or others could subject us to liability if property damage or health concerns arise. If we were to become subject to significant mold-related liabilities, we could be materially and adversely affected.

Insurance on our properties may not adequately cover all losses, which could materially and adversely affect us.

Our tenants are required to maintain liability and property insurance coverage for the properties they lease from us pursuant to triple-net leases. Pursuant to such leases, our tenants are generally required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. All tenants are required to maintain casualty coverage and most carry limits at 100% of replacement cost. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged.

Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In that situation, the insurance proceeds received may not be adequate to restore our economic position with respect to the affected real property. Furthermore, in the event we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures which may exceed any amounts received pursuant to insurance policies, as reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. The loss of our capital investment in or anticipated future returns from our properties due to material uninsured losses could materially and adversely affect us.

Compliance with the ADA and fire, safety and other regulations may require us to make unanticipated expenditures that materially and adversely affect us.

Our properties are subject to the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While our tenants are obligated by law to comply with the ADA and typically obligated under our leases and financing agreements to cover costs associated with compliance, if required changes involve greater expenditures than anticipated or if the changes must be made on a more accelerated basis than anticipated, our tenants’ ability to cover the costs could be adversely affected. We may be required to expend our own funds to comply with the provisions of the ADA, which could materially and adversely affect us.

In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and may be required to obtain approvals from various authorities with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements may change and new requirements may be imposed which would require significant unanticipated expenditures by us and could materially and adversely affect us.

As a result of acquiring C corporations in carry-over basis transactions, we may inherit material tax liabilities and other tax attributes from such acquired corporations, and we may be required to distribute earnings and profits.

From time to time, we may acquire C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions.

If we acquire any asset from a corporation that is or has been a C corporation in a carry-over basis transaction, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our shareholders. The imposition of such tax may require us to forgo an otherwise attractive disposition of any assets we acquire from a C corporation in a carry-over basis transaction, and as a result may reduce the liquidity of our portfolio of investments. In addition, in such a carry-over basis transaction, we will succeed to any tax liabilities and earnings and profits of the acquired C corporation. To qualify as a REIT, we must distribute any non-REIT earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired non-REIT earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification as a REIT by paying a “deficiency dividend.” Under these procedures, we generally would be required to distribute any such non-REIT earnings and profits to our shareholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS. Such a distribution would be in addition to the distribution of REIT taxable income necessary to satisfy the REIT distribution requirement and may require that we borrow funds to make the distribution even if the then-prevailing market conditions are not favorable for borrowings. In addition, payment of the statutory interest charge could materially and adversely affect us.

Changes in accounting standards may materially and adversely affect us.

From time to time the FASB, and the SEC, who create and interpret appropriate accounting standards, may change the financial accounting and reporting standards or their interpretation and application of these standards that will govern the preparation of our financial statements. These changes could materially and adversely affect our reported financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Similarly, these changes could materially and adversely affect our tenants’ reported financial condition or results of operations and affect their preferences regarding leasing real estate.

The SEC is currently considering whether issuers in the U.S. should be required to prepare financial statements in accordance with IFRS instead of GAAP. IFRS is a comprehensive set of accounting standards promulgated by the IASB which are rapidly gaining worldwide acceptance. The SEC currently has not finalized the timeframe it expects that U.S. issuers would first report under the new standards. If IFRS is adopted, the potential issues associated with lease accounting, along with other potential changes associated with the adoption or convergence with IFRS, may materially and adversely affect us.

Additionally, the FASB is considering various changes to GAAP, some of which may be significant, as part of a joint effort with the IASB to converge accounting standards. In particular, FASB issued a new accounting standard that requires companies to capitalize all leases on their balance sheets by recognizing a lessee’s rights and obligations. For public companies, this new standard will be effective for fiscal years beginning after

December 15, 2018, including interim periods within those fiscal years. Many companies that account for certain leases on an “off balance sheet” basis would be required to account for such leases “on balance sheet” upon adoption of this rule. This change removes many of the differences in the way companies account for owned property and leased property, and could have a material effect on various aspects of our tenants’ businesses, including their credit quality and the factors they consider in deciding whether to own or lease properties. Additionally, it could cause companies that lease properties to prefer shorter lease terms in an effort to reduce the leasing liability required to be recorded on the balance sheet. This new standard could also make lease renewal options less attractive, because, under certain circumstances, the rule would require a tenant to assume that a renewal right will be exercised and accrue a liability relating to the longer lease term.

In the future, we may choose to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in shareholder dilution and limit our ability to sell such assets.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in the Operating Partnership, which may result in shareholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with accounting standards newly issued or revised after April 5, 2012, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Relationship with Our Manager

We depend on our Manager to conduct our business and any material adverse change in its financial condition or our relationship with our Manager could have a material adverse effect on our business and ability to achieve our investment objectives.

We have no employees. We are completely reliant on our Manager for the effective operation of our business, which has discretion regarding the implementation of our operating policies and strategies, subject to the supervision of our board of trustees. Our officers and other individuals who perform services for us are employees of our Manager, including certain key employees of our Manager whose continued service is not guaranteed. Our Manager may suffer or become distracted by adverse financial or operational problems in connection with our Manager’s business and activities unrelated to us and over which we have no control. Should our Manager fail to allocate sufficient resources to perform its responsibilities to us for any reason, we may be unable to achieve our investment objectives or to pay distributions to our shareholders.

Lastly, we are subject to the risk that our Manager may terminate the Asset Management Agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost or at all. Our Manager may terminate our Asset Management Agreement without cause upon 180-day notice prior to the expiration of the original term or any renewal term. Our Manager may terminate our Asset Management Agreement for cause in the event that we are in default in the performance or observance of any material term, condition or covenant contained in our Asset Management Agreement and such default continues for a period of 30 days after such notice specifying such default and requesting that the same be remedied within 30 days, or effective immediately concurrently with or within 90 days following a Change in Control or a non-cause termination of the Property Management and Servicing Agreement, in each case upon 30-days’ notice to us. Furthermore, if the Asset Management Agreement is terminated for without cause, our Manager may resign as property manager and special servicer of Master Trust 2014, subject to certain conditions, which could adversely our results of operations and financial condition.

There are conflicts of interest in our relationship with our Manager.

There are conflicts of interest in our relationship with our Manager insofar as our Manager and its parent, Spirit, have investment objectives that overlap with our investment objectives. Spirit has instituted a proprietary Spirit Property Ranking Model that our Manager will also apply to our portfolio. The Spirit Property Ranking Model is used annually to rank all properties across twelve factors and weightings, consisting of both real estate quality scores and credit underwriting criteria, in order to benchmark property quality, identify asset recycling opportunities and to enhance acquisition or disposition decisions. Spirit also updates the Spirit Heat Map that will be used for us and Spirit, which analyzes tenant industries across Porter’s Five Forces and potential causes of technological disruption to identify tenant industries which Spirit believes to have good fundamentals for future performance. Our Manager will use an “every other” rotation system when considering potential acquisitions by Spirit and us, subject to available liquidity and certain other criteria. As a result, we may not be presented with certain investment opportunities that may be appropriate for us. Additionally, we own real estate assets in the same geographic regions as Spirit and may compete with it for tenants. This competition may affect our ability to attract and retain tenants and may reduce the rent we are able to charge.

The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Asset Management Agreement with our Manager, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage (subject to our investment manual and conflicts of interest policy) in material transactions with our Manager or Spirit, which may present an actual, potential or perceived conflict of interest. In order to avoid any actual, potential or perceived conflicts of interest with our Manager or Spirit, we intend to adopt a conflicts of interest policy to address specifically some of the conflicts relating to our activities. However, there is no assurance that this policy will be adequate to address all of the conflicts of interest that may arise or to address such conflicts in a manner that is favorable to us.

It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including difficulty in raising additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting risk of litigation and regulatory enforcement actions.

Certain terms of our Asset Management Agreement could make it difficult and costly to terminate our Manager and could delay or prevent a change of control transaction.

The initial term of our Asset Management Agreement will be three years from its effective date, with automatic one-year renewal terms on each anniversary date thereof, unless previously terminated by us or by our Manager. In the event of a termination of our Asset Management Agreement by us without cause or a termination for cause by our Manager for cause (including upon a Change in Control, as defined), our Manager will be entitled to a termination fee equal to a multiple of the sum of the base management fee and variable property management fee—three times for the first 18 months, two times for the next 12 months, and one time thereafter.

Additionally, our Manager will receive a promoted interest pursuant to our Asset Management Agreement based on our performance and our ability to generate total shareholder return, due upon the earlier of (i) a termination of our Asset Management Agreement by us without cause, (ii) a termination of our Asset Management Agreement by our Manager for cause (including upon a Change in Control), and (iii) the date that is 42 full calendar months after the distribution date. If a Change in Control of us occurs on or within the first 18 months after the distribution date, the promoted interest will be reduced so that the sum of the termination fee and promoted interest does not exceed $100.0 million. The termination fee and promoted interest will increase the cost to us of terminating our Asset Management Agreement and may make termination more difficult. Additionally, the termination fee and promoted interest could have the effect of delaying, deferring or preventing a Change in Control that would otherwise be economically attractive to us.

The offer to purchase feature of the Series A preferred shares owned by our Manager could affect change of control transactions.

Our Manager owns Series A preferred shares, which may give it different incentives from our common shareholders in a change of control transaction. Upon the occurrence of a Change of Control (as defined), we must offer to purchase the Series A preferred shares held by our Manager at the liquidation preference, plus any accrued and unpaid dividends to, but not including, the payment date. As such, our Manager might be incentivized to facilitate a Change of Control even if such Change of Control might not otherwise prove beneficial to our common shareholders. At the same time, the offer to purchase feature of the Series A preferred shares held by our Manager may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a Change of Control if we do not have sufficient cash to complete such offer to purchase, under circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then-current market price or that our common shareholders may otherwise believe is in their best interests.

We must pay a base management fee to our Manager regardless of our performance.

Our Manager is entitled to a substantial base management fee from us for the first three years, regardless of the performance of our portfolio. Our Manager’s entitlement to a base fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that maximize total returns to our shareholders. This in turn could negatively impact both our ability to make distributions to our shareholders and the market price of our common shares.

We do not own the Spirit name, but we may use it as part of our corporate name pursuant to our Asset Management Agreement. Use of the name by other parties or the termination of our Asset Management Agreement may harm our business.

Under our Asset Management Agreement, we and our affiliates have a royalty-free, non-exclusive and non-transferable license to use the name “Spirit”. Pursuant to the Asset Management Agreement, we have a right to use this name for so long as Spirit Realty, L.P. (or an affiliate thereof) serves as our Manager. Spirit Realty, L.P. and its affiliates retain the right to continue using the “Spirit” name. We will be unable to preclude Spirit Realty, L.P. or its affiliates from licensing or transferring the ownership of the “Spirit” name to third parties, some of whom may compete with us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of Spirit Realty, L.P. or others. Furthermore, in the event that our Asset Management Agreement is terminated, we and our affiliates will be required to, among other things, change our name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

Risks Related to the Spin-Off

We have no history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

We have no experience operating as an independent company. The historical and pro forma financial information we have included in this information statement has been derived from Spirit’s consolidated financial statements and accounting records and does not necessarily reflect what our financial position, results of operation or cash flows would have been had we been a separate, stand-alone company during the periods presented, or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to receive similar results in the future may include, but are not limited to, the following:

•	the financial results in this information statement do not reflect all of the expenses we will incur as a public company; and

•	our cost structure, management, financing and business operations are significantly different as a result of operating as an independent, externally-managed public company. These changes result in increased costs, including, but not limited to, fees paid to our Manager, legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent, externally-managed public company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Pro Forma and Historical Combined Financial and Other Data,” “Unaudited Pro Forma Financial Information” and the notes to those statements included elsewhere in this information statement.

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Spirit.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our spin-off from Spirit or such benefits may be delayed or may not occur at all. For example, there can be no assurances that investors will place a greater value on our company as a stand-alone REIT than on our business being a part of Spirit. Additionally, we may be more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of Spirit. Following our spin-off from Spirit, we will be a smaller and less diversified company than Spirit.

Certain of our agreements with Spirit may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

Certain of the agreements related to the spin-off, including the Separation and Distribution Agreement, were negotiated in the context of the spin-off while we were still part of Spirit and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our spin-off related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among Spirit and us. See “Certain Relationships and Related Transactions.”

The ownership by our executive officers and some of our trustees of shares of common stock, options, or other equity awards of Spirit may create, or may create the appearance of, conflicts of interest.

Because some of our trustees, officers and other employees of our Manager also currently hold positions with Spirit, they own Spirit common stock, options to purchase Spirit common stock or other equity awards.

Ownership by some of our trustees and officers, after our spin-off, of common stock or options to purchase common stock of Spirit, or any other equity awards, creates, or, may create the appearance of, conflicts of interest when these trustees and officers are faced with decisions that could have different implications for Spirit than they do for us.

The distribution of our common shares will not qualify for tax-free treatment and may be taxable to you as a dividend.

The distribution of our common shares will not qualify for tax-deferred treatment, and an amount equal to the fair market value of our common shares received by you on the distribution date will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Spirit. As cash will only be paid in the distribution in lieu of fractional shares, you will need to have alternative sources from which to pay your resulting U.S. federal income tax liability. The amount in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Spirit common stock and any remaining excess will be treated as capital gain. Your tax basis in shares of Spirit common stock held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our common shares distributed by Spirit in the distribution exceeds Spirit’s current and accumulated earnings and profits. Your holding period for such shares of Spirit common stock will not be affected by the distribution. Your holding period for our common shares will begin the day following the distribution of our common shares, and your basis in our common shares will equal the fair market value of our common shares received by you on the distribution date. Spirit will not be able to advise stockholders of the amount of earnings and profits of Spirit until after the end of the 2018 calendar year. Spirit or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by Spirit or such agent by withholding and selling a portion of our common shares otherwise distributable to non-U.S. stockholders. For a more detailed discussion, see “Our Spin-Off from Spirit—Material U.S. Federal Income Tax Consequences of the Distribution” and “Material U.S. Federal Income Tax Consequences.”

Although Spirit will be ascribing a value to our common shares in the distribution for tax purposes, and will report that value to stockholders and the IRS, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to our common shares, particularly if our common shares trade at prices significantly above the value ascribed to our shares by Spirit in the period following the distribution. Such a higher valuation may cause you to recognize additional dividend or capital gain income or may cause a larger reduction in the tax basis of your shares of Spirit common stock. You should consult your tax advisor as to the particular tax consequences of the distribution to you.

Risks Related to Ownership of our Common Shares and Our Organizational Structure

There is currently no public market for our common shares and a trading market that will provide you with adequate liquidity may not develop for our common shares. In addition, once our common shares begin trading, the market price of our shares may fluctuate widely.

There has not been any public market for our common shares prior to the spin-off. We intend to apply to have our common shares listed on the NYSE under the trading symbol “SMTA.” However, there can be no assurance that an active trading market for our common shares will develop as a result of the spin-off or be sustained in the future.

We cannot predict the prices at which our common shares may trade after the spin-off, and the market price of our shares may be more volatile than the market price of Spirit common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the market price or trading volume of our common shares include:

•	actual or anticipated variations in our operating results or distributions or those of our competitors;

•	publication of research reports about us, our competitors or the real estate industry;

•	increases in prevailing interest rates that lead purchasers of our common shares to demand a higher yield;

•	adverse market reaction to any additional indebtedness we incur or equity securities we or our Operating Partnership issue in the future;

•	additions or departures of our Manager’s key personnel;

•	changes in credit ratings assigned to us or notes issued by affiliates under our asset-backed securities platform;

•	the financial condition, performance and prospects of our tenants;

•	the failure of securities analysts to cover our common shares;

•	actual or perceived conflicts of interest with our Manager or Spirit; and

•	general market and economic conditions, including the current state of the credit and capital markets.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common shares.

Changes in market interest rates may adversely impact the value of our common shares.

The market price of our common shares will generally be influenced by the dividend yield on our common shares (as a percentage of the price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common shares to expect a higher dividend yield. However, higher market interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common shares to decrease.

Broad market fluctuations could negatively impact the market price of our common shares.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of the common equity of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the per share trading price of our common shares.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

We intend to make quarterly distributions of an amount at least equal to all or substantially all of our REIT taxable income to holders of our common shares out of assets legally available therefore. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this information statement. Distributions will be authorized by our board of trustees and declared by us based upon a number of factors, including actual results of operations, restrictions under Delaware law or any applicable debt covenants, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Code, our operating expenses and other factors our board of trustees deems relevant. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future.

Furthermore, while we are required to make distributions in order to maintain our REIT status (as described below under “Risks Related to Taxes and Our Status as a REIT”), we may elect not to maintain our REIT status, subject to the requirements of the Tax Matters Agreement, in which case we would no longer be required to make such distributions. Moreover, even if we do elect to maintain our REIT status, we may elect to comply with the applicable requirements by, after completing various procedural steps, distributing, under certain circumstances, a portion of the required amount in the form of our common shares in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in shares of common shares in lieu of cash, such action could negatively affect our business and financial condition as well as the price of our common shares. No assurance can be given that we will pay any dividends on our common shares in the future.

Our common shares are ranked junior to our Series A preferred shares.

Our common shares are ranked junior to our Series A preferred shares. Our outstanding Series A preferred shares also have or will have a preference upon our dissolution, liquidation or winding up in respect of assets available for distribution to our common shareholders.

Future offerings of additional debt securities, which would be senior to our common shares upon liquidation, and/or preferred equity securities that may be senior to our common shares for purposes of distributions or upon liquidation, may materially and adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making offerings of preferred equity securities or additional debt securities (or causing our Operating Partnership to issue debt securities). Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive distributions of our available assets prior to our common shareholders. Additionally, any additional convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. Our common shareholders are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make distributions to our common shareholders. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our common shareholders bear the risk of our future offerings reducing the per share trading price of our common shares.

Your percentage ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted in the future because of equity awards that we expect to be granted to our Manager, to the directors, officers and employees of our Manager who perform services for us, and to our trustees and officers, as well as other equity instruments such as debt and equity financing. We expect our board of trustees will approve an equity incentive plan providing for the grant of equity-based awards, and we expect to reserve                of our common shares for issuance under that plan.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of these reporting exemptions until we are no longer an emerging growth company. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company for up to five years, although we may lose that status sooner. We would cease to qualify as an emerging growth company on the earliest of (i) the last day of any fiscal year in which we have more than $1.07 billion of revenue, (ii) the last day of any fiscal year in which we have more than $700.0 million in market value of our common stock held by non-affiliates as of June 30 of such fiscal year and (iii) the date on which we issue more than $1.07 billion of non-convertible debt over a rolling three-year period.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may choose to elect to avail ourselves of this exemption from new or revised accounting standards and, if we do, we would be subject to the different new or revised accounting standards than public companies that are not emerging growth companies.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our declaration of trust and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control transaction, even if such a change in control may be in the interest of our shareholders.

Our declaration of trust contains certain restrictions on ownership and transfer of our common shares. Our declaration of trust contains various provisions that are intended to preserve our qualification as a REIT and, subject to certain exceptions, authorize our trustees to take such actions as are necessary or appropriate to preserve our qualification as a REIT. For example, our declaration of trust prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate of our outstanding shares of all classes and series, or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or any class or series of our outstanding preferred shares. Our board of trustees, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. The restrictions on ownership and transfer of our common shares may:

•	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interests; or

•	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

We could increase the number of authorized common shares of beneficial interest, classify and reclassify unissued shares of beneficial interest and issue shares of beneficial interest without shareholder approval. Our board of trustees, without shareholder approval, has the power under our declaration of trust to amend our declaration of trust to increase the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued common shares or preferred shares and to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest and to set the terms of such newly classified or reclassified shares. As a result, we may issue one or more series or classes of common shares or preferred shares with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of our common shareholders. Although our board of trustees has no such intention at the present time, it could establish a class or series of common shares or preferred shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interest. For more information regarding these provisions, see “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws.” Such provisions include the following:

•	“business combination” provisions that, subject to certain limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or of an affiliate of ours or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting shares at any time within a two-year period immediately prior to the date in question) or any affiliate of an interested stockholder for five years after the most recent date on which the shareholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority and shareholder voting requirements on these combinations; and

•	“control share” provisions that provide that a holder of “control shares” of our Company (defined as shares that, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of outstanding “control shares”) has no voting rights with respect to those shares except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by Maryland law, we have elected, pursuant to provisions in our declaration of trust, to opt out of the Maryland Business Combination Act and to exempt any acquisition of our common shares from the Maryland Control Share Acquisition Act. Any amendment to or repeal of either of these provisions of our declaration of trust must be approved by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. In the event that either of these provisions of our declaration of trust are amended or revoked by our shareholders, we would be subject to the Maryland Business Combination Act and/or the Maryland Control Share Acquisition Act, as the case may be.

Certain provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could be in the best interests of our shareholders. Our declaration of trust contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL, or Subtitle 8, relating to the filling of vacancies on our board of trustees. However, we have opted out of the provision of Subtitle 8 that would have permitted our board of trustees to unilaterally divide itself into classes with staggered terms of three years each (also referred to as a classified board) without shareholder approval, and we are prohibited from electing to be subject to such provision of Subtitle 8 unless such election is first approved by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. We do not currently have a classified board.

Our board of trustees may change our investment and financing policies without shareholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of trustees. Accordingly, our shareholders do not control these policies. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of trustees may alter or eliminate our current policy on borrowing at any time without shareholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could materially and adversely affect us.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

As permitted by Maryland law, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

As a result, we and our shareholders have rights against our trustees and officers that are more limited than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of our company, our shareholders’ and our ability to recover damages from such trustee or officer will be limited. In addition, our declaration of trust authorizes us to obligate our company, and our bylaws require us, to indemnify our trustees and officers (and, with the approval of our board of trustees, any employee or agent of ours) for actions taken by them in those and certain other capacities to the maximum extent permitted by Maryland law.

We are a holding company with no direct operations and will rely on funds received from the Operating Partnership to pay liabilities.

We are a holding company and conduct substantially all of our operations through the Operating Partnership. We do not have, apart from an interest in the Operating Partnership, any independent operations. As a result, we rely on distributions from the Operating Partnership to pay any dividends we might declare on our common shares. We also rely on distributions from the Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from the Operating Partnership. In addition, because we are a holding company, shareholder claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of the Operating Partnership and its subsidiaries will be able to satisfy the claims of our shareholders only after all of our and the Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

We own directly or indirectly 100% of the interests in the Operating Partnership. However, in connection with our future acquisition of properties or otherwise, we may issue partnership interests of the Operating Partnership to third parties. Such issuances would reduce our ownership in the Operating Partnership. Because our shareholders will not directly own partnership interests of the Operating Partnership, they will not have any voting rights with respect to any such issuances or other partnership level activities of the Operating Partnership.

Conflicts of interest could arise in the future between the interests of our shareholders and the interests of holders of partnership interests in the Operating Partnership, which may impede business decisions that could benefit our shareholders.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and the Operating Partnership or any future partner thereof, on the other. Our trustees and officers have duties to our company under applicable Maryland law in connection with the management of our company. At the same time, one of our wholly-owned subsidiaries, OP Holdings, as the general partner of the Operating Partnership, has fiduciary duties and obligations to the Operating Partnership and its future limited partners under Delaware law and the partnership agreement of the Operating Partnership in connection with the management of the Operating Partnership. The fiduciary duties and obligations of OP Holdings, as general partner of the Operating Partnership, and its future partners may come into conflict with the duties of the trustees and officers of our company.

Under the terms of the partnership agreement of the Operating Partnership, if there is a conflict between the interests of our shareholders on one hand and any future limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or any future limited partners; provided, however, that for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our shareholders or any future limited partners shall be resolved in favor of our shareholders.

The partnership agreement also provides that the general partner will not be liable to the Operating Partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any future limited partner, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement provides that the Operating Partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of the Operating Partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services or otherwise in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Risks Related to Our Indebtedness

Upon completion of the spin-off, we will have approximately $2.1 billion aggregate principal amount of indebtedness outstanding, which may expose us to the risk of default under our debt obligations, limit our ability to obtain additional financing or affect the market price of our common shares or debt securities.

Upon completion of the spin-off, we will have approximately $2.1 billion aggregate principal amount of indebtedness outstanding, all of which incurs interest at a fixed rate. We may also incur significant additional debt to finance future investment activities. As of December 31, 2017, our pro forma Adjusted Debt to Adjusted EBITDA ratio was 9.2x and our pro forma Fixed Charge Coverage Ratio was 2.1x. Our pro forma Fixed Charge Coverage Ratio does not reflect the impact of our amortizing debt principal payments. Were Shopko, our largest tenant, to completely default on its lease payments, our pro forma Adjusted Debt to Adjusted EBITDA ratio as of December 31, 2017 would have been 11.9x and our pro forma Fixed Charge Coverage Ratio would have been 1.6x. Payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our cash needs or make the distributions to our common shareholders necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	cash interest expense and financial covenants relating to our indebtedness may limit or eliminate our ability to make distributions to our common shareholders and the holders of our Series A preferred shares and may adversely affect our ability to pay the asset management fee due under the Asset Management Agreement;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon acquisition opportunities or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;

•	we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may be restricted from accessing some of our excess cash flow after debt service if certain of our tenants fail to meet certain financial performance metric thresholds;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross-default provisions could result in a default on other indebtedness.

Changes in our leverage ratios may also negatively impact the market price of our equity or debt securities. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Current market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all.

Over the last few years, the credit markets have experienced significant price volatility, displacement and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. These circumstances have materially impacted liquidity in the financial markets, making financing terms for borrowers less attractive, and in certain cases, have resulted in the unavailability of various types of debt financing. As a result, we may be unable to obtain debt financing on favorable terms or at all or fully refinance maturing indebtedness with new indebtedness. Reductions in our available borrowing capacity or inability to obtain credit when required or when business conditions warrant could materially and adversely affect us.

Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could materially and adversely affect us. Total debt service, including scheduled principal maturities and interest, for 2018 and 2019 is $145.8 million and $146.5 million, respectively.

Our financing arrangements involve balloon payment obligations.

Our financings require us to make a lump-sum or “balloon” payment at maturity. In addition, there are principal amortization payments of $365.9 million due under our debt instruments prior to January 1, 2021. Our ability to make any balloon payment is uncertain and may depend on our ability to obtain additional financing or our ability to sell our properties. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell our properties at a price sufficient to make the balloon payment, if at all. If the balloon payment is refinanced at a higher rate, it will reduce or eliminate any income from our properties. Our inability to meet a balloon payment obligation, through refinancing or sale proceeds, or refinancing on less attractive terms could materially and adversely affect us.

The agreements governing our indebtedness contain restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions, operate our business or make distributions to our common shareholders.

The agreements governing our indebtedness contain restrictions and covenants that limit or will limit our ability to operate our business. These covenants, as well as any additional covenants to which we may be subject in the future because of additional indebtedness, could cause us to forgo investment opportunities, reduce or eliminate distributions to our common shareholders or obtain financing that is more expensive than financing we could obtain if we were not subject to the covenants. In addition, the agreements may have cross default provisions, which provide that a default under one of our financing agreements would lead to a default on some or all of our debt financing agreements.

If an event of default occurs under our current or future CMBS loans, if the master tenants at the properties that secure such CMBS loans fail to maintain certain EBITDAR ratios, or if an uncured monetary default exists under the master leases, then a portion of or all of the cash which would otherwise be distributed to us may be restricted by the lenders and unavailable to us until the terms are cured or the debt refinanced. If the financial performance of the collateral for our indebtedness under our Master Trust 2014 fails to achieve certain financial performance criteria, cash from such collateral may be unavailable to us until the terms are cured or the debt refinanced. Such cash sweep triggering events have occurred previously and may be ongoing from time to time. The occurrence of these events limit the amount of cash available to us for use in our business and could limit or eliminate our ability to make distributions to our common shareholders.

The covenants and other restrictions under our debt agreements affect, among other things, our ability to:

•	sell or substitute assets;

•	modify certain terms of our leases;

•	prepay debt with higher interest rates;

•	manage our cash flows; and

•	make distributions to equity holders.

Additionally, we must comply with certain covenants in order to incur additional leverage under our Master Trust 2014. All of these restrictions may adversely affect our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment, all of which may materially and adversely affect us.

Risks Related to Our Taxes and Our Status as a REIT

Failure to qualify as a REIT would materially and adversely affect us and the value of our common shares.

We will elect to be taxed as a REIT and believe we will be organized and operate in a manner that will allow us to qualify and to remain qualified as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2018. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT and the statements in this information statement are not binding on the IRS or any court. Therefore, we cannot guarantee that we will qualify as a REIT or that we will remain qualified as such in the future. If we fail to qualify as a REIT or lose our REIT status, we will face significant tax consequences that would substantially reduce our cash available for distribution to our shareholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to regular U.S. federal corporate income tax;

•	we could be subject to increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to shareholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our shareholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the trading price of our common shares.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our common shares, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to shareholders aggregating annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially and adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

We own and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to federal income tax, (ii) shares in such Subsidiary REIT would cease to be qualifying assets for purposes of the asset tests applicable to REITs, and (iii) it is possible that we would fail certain of the asset tests applicable to REITs, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our TRSs will be subject to income tax as regular corporations in the jurisdictions in which they operate.

If Spirit failed to qualify as a REIT during certain periods prior to the spin-off, we would be prevented from electing to qualify as a REIT.

Under applicable Treasury Regulations, if Spirit failed, or fails, to qualify as a REIT during certain periods prior to the spin-off, unless Spirit’s failure were subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Spirit failed to qualify.

If certain of our subsidiaries, including the Operating Partnership, fail to qualify as partnerships or disregarded entities for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

One or more of our subsidiaries may be treated as a partnership or disregarded entity for federal income tax purposes and, therefore, will not be subject to federal income tax on its income. Instead, each of its partners or its owner, as applicable, which may include us, will be allocated, and may be required to pay tax with respect to, such partner’s or owner’s share of its income. We cannot assure you that the IRS will not challenge the status of any subsidiary partnership or limited liability company in which we own an interest as a disregarded entity or partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating any subsidiary partnership or limited liability company as an entity taxable as a corporation for federal income tax purposes, we could fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of any subsidiary partnerships or limited liability company to qualify as a disregarded entity or partnership for applicable income tax purposes could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners or members, including us.

Our ownership of TRSs is subject to certain restrictions, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our TRSs are not conducted on arm’s-length terms.

From time to time we may own interests in one or more TRSs. A TRS is a corporation, other than a REIT, in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests applicable to REITs. Not more than 25% of the value of our total assets may be represented by securities (including securities of TRSs), other than those securities includable in the 75% asset test, and not more than 20% of the value of our total assets may be represented by securities of TRSs. We anticipate that the aggregate value of the stock and securities of any TRS and other nonqualifying assets that we own will be less than 20% of the value of our total assets, and we will monitor the value of these investments to ensure compliance with applicable ownership limitations. In addition, we intend to structure our transactions with any TRSs that we own to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the above limitations or to avoid application of the 100% excise tax discussed above.

We may be forced to borrow funds to maintain our REIT status, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could materially and adversely affect us.

To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our REIT taxable income each year, determined without regard to the dividends paid deduction and excluding any net capital gains, and we will be subject to regular corporate income taxes on our undistributed taxable income to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We could have a potential distribution shortfall as a result of, among other things, differences in timing between the actual receipt of cash and recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. Also, the ability of Master Trust 2014 to make cash distributions is limited and, in some cases, could be eliminated entirely. In addition, as discussed in this information statement, our tenants may experience a downturn in their business, and as a result may delay lease commencement, decline to extend a lease upon its expiration, fail to make rental payments when due, become insolvent or declare bankruptcy. In order to maintain REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements. Our ability to borrow funds, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common shares, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could materially and adversely affect us. Alternatively, we may make taxable in-kind distributions of our own shares, which may cause our shareholders to be required to pay income taxes with respect to such distributions in excess of any cash they receive, or we may be required to withhold taxes with respect to such distributions in excess of any cash our shareholders receive.

The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT status or require us to make an unexpected distribution.

The IRS may take the position that specific sale-leaseback transactions that we treat as leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests, the income tests or distribution requirements and consequently lose our REIT status effective with the year of re-characterization unless we elect to make an additional distribution to maintain our REIT status. The primary risk relates to our loss of previously incurred depreciation expenses, which could affect the calculation of our REIT taxable income and could cause us to fail the REIT distribution test that requires a REIT to distribute at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In this circumstance, we may elect to distribute an additional dividend of the increased taxable income so as not to fail the REIT distribution test. This distribution would be paid to all shareholders at the time of declaration rather than the shareholders existing in the taxable year affected by the re-characterization.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends, which may negatively affect the value of our shares.

Income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates are generally subject to tax at preferential rates, currently at a maximum federal rate of 20%. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Under the recently enacted 2017 Tax Legislation, however, U.S. shareholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., dividends not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after December 31, 2017 and before January 1, 2026. Although this deduction reduces the effective tax rate applicable to certain dividends paid by REITs (generally to 29.6% assuming the shareholder is subject to the 37% maximum rate), such tax rate is still higher than the tax rate applicable to corporate dividends that constitute qualified dividend income. Accordingly, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our common shares.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors. Accordingly, these rules could limit our ability to execute sales of the Shopko assets or assets that collateralize Master Trust 2014 in accordance with our business strategy outlined herein.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our shareholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could materially and adversely affect us. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification, or the federal income tax consequences of an investment in us. Also, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT.

The 2017 Tax Legislation has significantly changed the U.S. federal income taxation of U.S. businesses and their owners, including REITs and their stockholders. Changes made by the 2017 Tax Legislation that could affect us and our shareholders include:

•	temporarily reducing individual U.S. federal income tax rates on ordinary income; the highest individual U.S. federal income tax rate has been reduced from 39.6% to 37% for taxable years beginning after December 31, 2017 and before January 1, 2026;

•	permanently eliminating the progressive corporate tax rate structure, which previously imposed a maximum corporate tax rate of 35%, and replacing it with a flat corporate tax rate of 21%;

•	permitting a deduction for certain pass-through business income, including dividends received by our shareholders from us that are not designated by us as capital gain dividends or qualified dividend income, which will allow individuals, trusts, and estates to deduct up to 20% of such amounts for taxable years beginning after December 31, 2017 and before January 1, 2026;

•	reducing the highest rate of withholding with respect to our distributions to non-U.S. shareholders that are treated as attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•	limiting our deduction for net operating losses arising in taxable years beginning after December 31, 2017 to 80% of our REIT taxable income (determined without regard to the dividends paid deduction);

•	generally limiting the deduction for net business interest expense in excess of 30% of a business’s “adjusted taxable income,” except for taxpayers that engage in certain real estate businesses (including most equity REITs) and elect out of this rule (provided that such electing taxpayers must use an alternative depreciation system with longer depreciation periods); and

•	eliminating the corporate alternative minimum tax.

Many of these changes that are applicable to us are effective with our 2018 taxable year, without any transition periods or grandfathering for existing transactions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and IRS, any of which could lessen or increase the impact of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

While some of the changes made by the tax legislation may adversely affect us in one or more reporting periods and prospectively, other changes may be beneficial on a going forward basis. We continue to work with our tax advisors and auditors to determine the full impact that the 2017 Tax Legislation as a whole will have on us.

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for long-term, triple-net leases of freestanding, single-tenant properties, contain forward-looking statements. When used in this information statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	industry and economic conditions;

•	volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index;

•	our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments;

•	the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers;

•	our ability to diversify our tenant base and reduce the concentration of our significant tenant;

•	the nature and extent of future competition;

•	increases in our costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to access debt and equity capital markets;

•	our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•	our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants;

•	our ability to manage our expanded operations;

•	our ability and willingness to maintain our qualification as a REIT;

•	our relationship with our Manager and its ability to retain qualified personnel;

•	potential conflicts of interest with our Manager or Spirit;

•	our ability to achieve the intended benefits from our spin-off from Spirit;

•	other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

The factors included in this information statement are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional risk factors, see the factors set forth under “Risk Factors.” All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

OUR SPIN-OFF FROM SPIRIT

General

The board of directors of Spirit determined upon careful review and consideration that the spin-off of our assets and liabilities from the rest of Spirit and our establishment as a separate, publicly-traded company was in the best interests of Spirit and its stockholders.

In furtherance of this plan, Spirit will distribute 100% of our common shares held by Spirit to holders of Spirit common stock, subject to certain conditions. The distribution of our common shares is expected to take place on                ,                . On the distribution date, each holder of Spirit common stock will receive                 of our common shares for every                share(s) of Spirit common stock held at the close of business on the distribution record date, as described below. You will not be required to make any payment, surrender or exchange your shares of Spirit common stock or take any other action to receive your SMTA common shares to which you are entitled on the distribution date.

The spin-off of our common shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the spin-off will be completed. For a more detailed description of these conditions, see the section entitled “Conditions to the Spin-Off.”

The Number of Shares You Will Receive

For every                share(s) of Spirit common stock that you owned at the close of business on                , the distribution record date, you will receive                of our common shares on the distribution date.

Transferability of Shares You Receive

The SMTA common shares distributed to Spirit stockholders will be freely transferable, subject to the restrictions on ownership and transfer set forth in our declaration of trust, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us and may include trustees and certain officers or principal shareholders of us. Our affiliates will be permitted to sell their SMTA common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares

Spirit will distribute our common shares on                ,                , the distribution date. American Stock Transfer & Trust Company, LLC will serve as distribution agent and registrar for our common shares and as distribution agent in connection with the distribution.

If you own Spirit common stock as of the close of business on the distribution record date, the SMTA common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in the distribution. Unless specifically requested by a shareholder, no physical share certificates of ours will be issued.

If you sell shares of Spirit common stock in the “regular-way” market prior to the distribution date, you will be selling your right to receive our common shares in the distribution. For more information, see the section entitled “—Market for Common Shares—Trading Between the Distribution Record Date and Distribution Date”.

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of Spirit common stock, or if you hold your shares in book-entry form, and you are the registered holder of such shares, the distribution agent will mail to you an account statement that indicates the number of our common shares that have been registered in book-entry form in your name.

Most Spirit stockholders hold their shares of Spirit common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank’s or brokerage firm’s books. If you hold your Spirit common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for our common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having our common shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Fractional Shares

The distribution agent will not deliver any fractional shares in connection with the delivery of our common shares pursuant to the spin-off. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those stockholders who otherwise would be entitled to receive fractional shares. These sales will occur as soon as practicable after the distribution date. Those stockholders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us.

We expect that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures, and that brokers or other nominees may request the distribution agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details. None of Spirit, us, or our distribution agent will guarantee any minimum sale price for fractional shares or pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholder. See “Our Spin-Off from Spirit—Certain Material Federal Income Tax Consequences of the Spin-Off.”

Results of the Spin-Off

After the spin-off, we will be a separate, publicly traded company. Immediately following the spin-off, we expect to have approximately                shareholders of record, based on the number of registered stockholders of Spirit common stock on                ,                , and                of our common shares outstanding. The actual number of shares to be distributed will be determined on the distribution record date and will reflect any changes in the number of shares of Spirit common stock between                ,                and the distribution record date.

We will enter into a Separation and Distribution Agreement to effect the spin-off and provide a framework for our relationship with Spirit after the spin-off. This agreement will govern the relationship between us and Spirit subsequent to the completion of the spin-off and provide for the allocation between us and Spirit of Spirit’s assets, liabilities and obligations attributable to periods prior to the spin-off from Spirit. We will also enter into a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Spirit and us after the spin-off with respect to various tax matters, an Insurance-Sharing Agreement that will provide for us to be added as a named insurer under certain of Spirit’s existing insurance policies, and a Registration Rights Agreement that will grant Spirit Realty L.P. the right to require us to file a registration statement with the SEC with respect to our Series A preferred shares that will be issued to it in connection with the spin-off. Additionally, we will also enter into an Asset Management Agreement with a subsidiary of Spirit in connection with the spin-off, and our Manager will continue to provide services under the Property Management and Servicing Agreement. For a more detailed description of these agreements, see “Certain Relationships and Related Transactions” and “Our Manager and Asset Management Agreement.”

The spin-off will not affect the number of outstanding shares of Spirit common stock or any rights of Spirit stockholders.

Certain U.S. Federal Income Tax Consequences of the Distribution

The following discussion is a summary of certain U.S. federal income tax consequences of the distribution, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. For purposes of this discussion, references to “we,” “our” and “us” mean only SMTA and do not include any of its subsidiaries, except as otherwise indicated; and references to “Spirit” include only Spirit Realty Capital, Inc. and not its subsidiaries, except as otherwise indicated. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Spirit’s common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the distribution.

This discussion is limited to holders who hold Spirit’s common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Spirit’s common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Spirit’s common stock being taken into account in an applicable financial statement;

•	persons deemed to sell Spirit’s common stock under the constructive sale provisions of the Code; and

•	persons who hold or receive Spirit’s common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

This discussion does not address the U.S. federal income tax consequences of owning and disposing of SMTA common shares received in the distribution. For a discussion of the tax consequences of the ownership and disposition of the SMTA common shares, see “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences to Holders of Our Common Shares.”

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISTRIBUTION ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Spirit’s common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Spirit’s common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Spirit’s common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Spirit’s common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Treatment of the Distribution

The distribution will be treated as a taxable distribution to Spirit stockholders. Accordingly, each Spirit stockholder will be treated as receiving an amount equal to the fair market value of the SMTA common shares received by such stockholder (including any fractional shares deemed received by the stockholder, as described below), determined as of the date of the distribution. We refer to such amount as the “distribution amount.”

The distribution will also be a taxable transaction for Spirit in which Spirit will recognize gain, but not loss, based on the difference between its tax basis in the SMTA common shares and its fair market value as of the distribution. Certain transactions entered into in connection with the spin-off are also expected to be taxable to Spirit. To the extent Spirit recognizes gain in connection with the spin-off, such gain generally should constitute qualifying income for purposes of the REIT gross income tests. In addition, Spirit’s earnings and profits will be increased, which may increase the portion of the distribution amount treated as dividend income to Spirit’s stockholders, as described below.

Although Spirit will ascribe a value to the SMTA common shares distributed in the distribution, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed SMTA common shares, particularly if, following the distribution, those common shares trade at prices significantly above the value ascribed to those shares by Spirit. Such a higher valuation may affect the distribution amount and thus the tax consequences of the distribution to Spirit’s stockholders.

Any cash received by a Spirit stockholder in lieu of a fractional SMTA common share will be treated as if such fractional share had been (i) received by the stockholder as part of the spin-off and then (ii) sold by such stockholder, via the distribution agent, for the amount of cash received. As described below, the basis of the fractional share deemed received by a Spirit stockholder will equal the fair market value of such share on the date of the distribution, and the amount paid in lieu of a fractional share will be net of the distribution agent’s brokerage fees.

Tax Basis and Holding Period of SMTA Common Shares Received by Holders of Spirit Common Stock

A Spirit stockholder’s tax basis in SMTA common shares received in the distribution generally will equal the fair market value of such shares on the date of the distribution, and the holding period for such shares will begin the day after the date of the distribution.

Tax Treatment of the Distribution to U.S. Holders of Spirit’s Common Stock

Generally. The portion of the distribution amount that is payable out of Spirit’s current or accumulated earnings and profits will be treated as a dividend and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to Spirit’s taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as Spirit qualifies as a REIT, this portion of the distribution will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of Spirit’s capital stock are out of Spirit’s current or accumulated earnings and profits, Spirit’s earnings and profits will be allocated first to its outstanding preferred stock, if any, and then to Spirit’s outstanding common stock.

To the extent that the distribution amount is in excess of Spirit’s allocable current and accumulated earnings and profits, it will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in its shares of Spirit’s common stock. This treatment will reduce the U.S. holder’s adjusted tax basis in its shares of Spirit’s common stock by such amount, but not below zero. Distributions in excess of Spirit’s allocable current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. U.S. holders may not include in their own income tax returns any of Spirit’s net operating losses or capital losses.

Capital Gain Dividends. Dividends that Spirit properly designates as capital gain dividends will be taxable to Spirit’s taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed Spirit’s actual net capital gain for the taxable year and may not exceed Spirit’s dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. Spirit anticipates that it will recognize capital gains as a result of the spin-off and that it will designate a portion of its dividends with respect to the taxable year that includes the spin-off as capital gain dividends. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If Spirit properly designates any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, Spirit presently intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of Spirit’s capital stock for the year to the holders of each class of Spirit’s capital stock in proportion to the amount that Spirit’s total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of Spirit’s capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of Spirit’s capital stock for the year.

Passive Activity Losses and Investment Interest Limitations. Distributions Spirit makes will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income. A U.S. holder generally may elect to treat capital gain dividends and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount.

Other distributions made by Spirit, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which Spirit may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026.

Tax Treatment of the Distribution to Tax-Exempt Holders of Spirit’s Common Stock

Dividend income from Spirit and gain arising upon the distribution to the extent it is treated as a sale of shares of Spirit common stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in Spirit’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Spirit’s shares. These holders should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of Spirit’s stock contained in Spirit’s charter, Spirit does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to Spirit’s holders. However, because Spirit’s common stock is (and, Spirit anticipates, will continue to be) publicly traded, Spirit cannot guarantee that this will always be the case.

Tax Treatment of the Distribution to Non-U.S. Holders of Spirit’s Common Stock

The following discussion addresses the rules governing U.S. federal income taxation of the distribution to non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the distribution, including any reporting requirements.

Generally. The portion of the distribution amount that is neither attributable to gains from sales or exchanges by Spirit of United States real property interests, or USRPIs, nor designated by Spirit as a capital gain dividend (except as described below) will be treated as a dividend of ordinary income to the extent it is made out of Spirit’s allocable current or accumulated earnings and profits. This portion of the distribution amount ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distribution is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividend is attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, Spirit expects to withhold U.S. federal income tax at the rate of 30% on the distribution made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

To the extent the distribution amount is in excess of Spirit’s allocable current and accumulated earnings and profits, it will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that the distribution amount exceeds the non-U.S. holder’s adjusted tax basis in such common stock, it generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, Spirit expects to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of Spirit’s allocable current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that Spirit properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in Spirit’s common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by Spirit of USRPIs (including gain realized in the spin-off), whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Spirit also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by Spirit of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of Spirit’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Sale of Spirit’s Common Stock. To the extent the distribution is treated as a sale of Spirit’s common stock, gain realized by a non-U.S. holder generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. Spirit believes that it is a USRPHC. Spirit’s common stock will not, however, constitute a USRPI so long as Spirit is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Spirit believes, but cannot guarantee, that it is a “domestically controlled qualified investment entity.” Because Spirit’s common stock is (and, Spirit anticipates, will continue to be) publicly traded, no assurance can be given that Spirit will continue to be a “domestically controlled qualified investment entity.”

Even if Spirit does not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder is treated as selling Spirit’s common stock, gain realized from the sale by a non-U.S. holder of such common stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	Spirit’s common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. holder owned, actually and constructively, 10% or less of Spirit’s common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, sales of Spirit’s common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of Spirit’s capital stock. Furthermore, dispositions of Spirit’s common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the distribution to the extent it is treated as a sale of Spirit’s common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in Spirit’s common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if Spirit is a domestically controlled qualified investment entity, upon disposition of Spirit’s common stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

To the extent the distribution is treated as a sale of Spirit’s common stock and gain were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives the distribution. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. The distribution of SMTA common shares generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on Spirit’s common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of a sale of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a sale of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the distribution.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Spirit’s common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Holders should consult their tax advisors regarding the potential application of withholding under FATCA to the distribution.

Time for Determination of the Tax Consequences of the Distribution

The tax consequences of the distribution will be affected by a number of facts that are yet to be determined, including Spirit’s final earnings and profits for 2018 (including as a result of the income and gain Spirit recognizes in connection with the spin-off), the fair market value of SMTA common shares on the date of the distribution and the extent to which Spirit recognizes gain on the sales of USRPIs or other capital assets. Thus, a definitive calculation of the U.S. federal income tax consequences of the distribution will not be possible until after the end of the 2018 calendar year. Spirit will provide its stockholders with tax information on an IRS Form 1099-DIV, informing them of the character of distributions made during the taxable year, including the distribution.

Market for Common Shares

There is currently no public market for our common shares. A condition to the spin-off is the listing on the NYSE of our common shares. We intend to apply to list our common shares on the NYSE under the symbol “SMTA.”

Trading Between the Distribution Record Date and Distribution Date

Beginning shortly before the distribution record date and continuing up to and through the distribution date, we expect that there will be two markets in Spirit common stock: a “regular-way” market and an “ex-distribution” market. Shares of Spirit common stock that trade on the regular way market will trade with an entitlement to our common shares distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to our common shares distributed pursuant to the distribution. Therefore, if you sell shares of Spirit common stock in the “regular-way” market through the distribution date, you will be selling your right to receive our common shares in the distribution. If you own shares of Spirit common stock at the close of business on the distribution record date and sell those shares on the “ex-distribution” market through the distribution date, you will still receive our common shares that you would be entitled to receive pursuant to your ownership of the shares of Spirit common stock on the distribution record date.

Furthermore, beginning on or shortly before the distribution record date and continuing up to and through the distribution date, we expect that there will be a “when-issued” market in our common shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common shares that will be distributed to Spirit stockholders on the distribution date. If you owned shares of Spirit common stock at the close of business on the distribution record date, you would be entitled to our common shares distributed pursuant to the distribution. You may trade this entitlement to our common shares, without trading the shares of Spirit common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common shares will end and “regular-way” trading will begin.

Conditions to the Spin-Off

The spin-off of our common shares by Spirit is subject to the satisfaction of the following conditions:

•	the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement shall be in effect;

•	SMTA’s common shares will have been authorized for listing on the NYSE, subject to official notice of issuance;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing completion of the spin-off or any of the transactions related thereto, including the transfers of assets and liability contemplated by the Separation and Distribution Agreement, shall be in effect; and

•	the Separation and Distribution Agreement will not have been terminated.

Even if all conditions to the spin-off are satisfied, Spirit may terminate and abandon the spin-off at any time prior to the effectiveness of the spin-off.

Reasons for the Spin-Off

Upon careful review and consideration in accordance with the applicable standard of review under Maryland law, Spirit’s board of directors determined that the spin-off is in the best interest of Spirit and its stockholders. The spin-off will enable potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than the value of the combined company. Spirit’s board of directors’ determination was based on a number of factors and goals, including those set forth below:

•	Optimize Capital Structure for Both Companies. Upon completion of the spin-off, we believe each company will have a clear capital structure tailored to its needs, and each may be able to attain more favorable financing terms separately. Our capital structure will utilize Master Trust 2014 to access the secured ABS market to fund future growth, while the removal of Master Trust 2014 from Spirit’s capital structure will result in Spirit having meaningfully less secured debt, which we believe will further facilitate Spirit’s access to capital and investment-grade credit markets.

•	Seek Optimal Long-Term Solution for Shopko Portfolio. The transfer of the unencumbered Shopko Assets to SMTA will allow us to pursue longer term value creation alternatives for them, including sales, out parcel development and redevelopment opportunities. Proceeds from dispositions of Shopko Assets can then be utilized to fund new acquisitions that will serve as collateral for future issuances under Master Trust 2014.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the spin-off does not result in such benefits, the costs associated with the spin-off, including an expected increase in general and administrative expenses, could have a material adverse effect on the financial condition, liquidity and results of operations of each company individually and in the aggregate. For more information about the risks associated with the spin-off, see “Risk Factors—Risks Related to the Spin-Off.”

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Spirit stockholders who are entitled to receive our common shares in the spin-off. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Spirit. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Spirit nor we undertake any obligation to update such information.

DISTRIBUTION POLICY

We anticipate making regular quarterly distributions to our common shareholders. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular U.S. federal corporate income tax to the extent that it annually distributes less than 100% of its REIT taxable income. We generally intend over time to make quarterly distributions in an amount at least equal to our REIT taxable income, which may not equal our cash available for distribution during any particular period. However, in determining whether we will make a cash distribution to our common shareholders, our board of trustees will consider various factors, including our cash available for distribution to our common shareholders for the applicable period. In estimating our cash available for distribution to our common shareholders for the year ending December 31, 2018, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution to our common shareholders for the year ending December 31, 2018 is based on our unaudited pro forma combined financial data for the year ended December 31, 2017 and does not take into account our business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings to fund such expenditures Our estimate also does not include the effect of any changes in our working capital resulting from changes in our working capital accounts, the amount of cash estimated to be used for investing activities for acquisition and other similar activities (except as specifically noted below) or the amount of cash estimated to be used for financing activities (except as specifically noted below). Any such activities may materially and adversely affect our estimate of cash available for distribution to our common shareholders. Because we have made the assumptions set forth above in estimating cash available for distribution to our common shareholders, we do not intend this estimate to be a projection or forecast of our actual results of operations, EBITDA, Adjusted EBITDA, FFO, AFFO, liquidity or financial condition. Our estimate of cash available for distribution to our common shareholders should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

If the financial performance of the collateral for our indebtedness under our Master Trust 2014 fails to achieve certain financial performance criteria, cash from such collateral may be unavailable to us until the terms are cured or the debt refinanced. In addition, if an event of default occurs under our current or future CMBS loans, if the tenants at the properties that secure our current or future CMBS loans fail to maintain certain EBITDAR ratios or if an uncured monetary default exists under the relevant leases, a portion of or all of the cash that would otherwise be distributed to us may be restricted by the lenders and unavailable to us until the terms are cured or the debt refinanced. Such cash sweep triggering events have occurred previously with respect to CMBS loans and may be ongoing from time to time. The occurrence of these events would limit the amount of cash available to us for use in our business and could limit or eliminate our ability to make distributions to our common shareholders. See “Risk Factors—Risks Related to Our Indebtedness—The agreements governing our indebtedness contain restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions, operate our business or make distributions to our common shareholders.”

Furthermore, a significant portion of our estimated cash available for distribution for the year ending December 31, 2018 is derived from rental revenues received from Shopko and reflected in our unaudited pro forma combined statement of operations for the year ended December 31, 2017. Shopko accounted for approximately $47.7 million, or 18.7%, of our revenues and $1.1 million, or 15.3%, of our property costs (including reimbursables) on a pro forma basis for the year ended December 31, 2017. Although Shopko is current on all of its obligations to us under its lease arrangements with us as of March 5, 2018, we can give you no assurance that this will continue to be the case, particularly if Shopko (not just the stores subject to leases with us) experiences a further decline in its business, financial condition and results of operations or loses access to liquidity. If such events were to occur, Shopko may request discounts or deferrals on the rents it pays to us, seek to terminate its master leases with us or close certain of its stores or file for bankruptcy, all of which could significantly decrease the amount of rental revenue we receive from it without a proportionate or any decrease in the amount of Shopko-related property costs we incur. The occurrence of these events would limit the amount of cash available to us for use in our business and could limit or eliminate our ability to make distributions to our common shareholders. See “Risk Factors—Risks Related to Our Business—A substantial number of our properties are leased to one tenant, Shopko, which may result in increased risk due to tenant and industry concentration.”

No assurance can be given that our estimated cash available for distribution to our common shareholders for the year ending December 31, 2018 will be accurate or that our actual cash available for distribution to our common shareholders will be sufficient to pay distributions to them at any expected level or at any particular yield, in an amount sufficient for us to continue to qualify as a REIT or to reduce or eliminate U.S. federal income taxes or at all. Accordingly, we may need to borrow or rely on other third-party capital to make distributions to our common shareholders, and such third-party capital may not be available to us on favorable terms, or at all. As a result, we may not be able to pay distributions to our common shareholders in the future. In addition, our series A preferred shares initially issued to Spirit and the preferred shares issued by our SubREIT to our Operating Partnership and sold to third parties will have a preference on distribution payments. All distributions will be made at the discretion of our board of trustees and will depend on our historical and projected results of operations, liquidity and financial condition, our REIT qualification, our cash available for distribution to our common shareholders, our debt service requirements, operating expenses and capital expenditures, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of trustees may deem relevant from time to time. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution to our common shareholders from what they otherwise would have been.

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) and that it pay regular U.S. federal corporate income tax to the extent that it distributes annually less than 100% of its taxable income (including capital gain). For more information, please see “Material U.S. Federal Income Tax Consequences—Taxation of Our Company—Annual Distribution Requirements.”

The following table sets forth calculations relating to the estimated cash available for distribution to our common shareholders for the year ending December 31, 2018 based on unaudited pro forma combined financial data for the year ended December 31, 2017 and is provided solely for the purpose of illustrating the estimated cash available for distribution to our common shareholders for the year ending December 31, 2018 and is not intended to be a basis for actually determining future distributions. All dollar amounts are in thousands.

Pro forma net income for the year ended December 31, 2017	$
Add: Real estate depreciation and amortization
Less: Net effect of non-cash rental revenue(1)
Add: Other depreciation and amortization(2)
Add: Non-cash interest expense(3)
Add: Net increases in contractual rent(4)
Add: Non-cash impairment charges(5)
Add: Loss on extinguishment of debt
Add: Net reduction to interest expense associated with the amortization of indebtedness(6)
Less: Net decreases in contractual rent due to lease expirations, assuming renewals consistent with historical data(7)
Add: Non-cash compensation expense(8)

Estimated cash flow from operating activities for the year ending December 31, 2018	$
Less: Estimated cash disbursement obligations for property and tenant improvements(9)
Less: Scheduled principal payments on indebtedness(10)

Estimated cash available for distribution for the year ending December 31, 2018	$

Dividends to preferred noncontrolling interests in consolidated subsidiaries(11)	$
Dividends to holders of series A preferred shares(12)	$
Our common shareholder’s share of estimated cash available for distribution	$

(1)	Represents the elimination of non-cash rental revenues associated with the straight-line adjustment to rental revenue, the amortization of above- and below-market lease intangibles and lease origination costs, net of bad debt expense, for the year ended December 31, 2017.
(2)	Represents the elimination of pro forma depreciation and amortization associated with all other identified tangible and intangible assets for the year ended December 31, 2017.
(3)	Represents the elimination of pro forma non-cash interest expense for the year ended December 31, 2017, including the amortization of deferred finance costs and debt discount.
(4)	Represents net increases in contractual rent from:

•	scheduled fixed rent increases (including (i) increases that have already occurred but were not in effect for the entire year ended December 31, 2017, (ii) actual increases that have occurred from January 1, 2018 through , 2018 and (iii) increases scheduled to occur between , 2018 and December 31, 2018);

•	contractual increases based on changes in the CPI (including (i) increases that have already occurred but were not in effect for the entire year ended December 31, 2017, (ii) actual increases that have occurred from January 1, 2018 through , 2018 and (iii) an estimated amount for increases scheduled to occur between , 2018 and December 31, 2018 based on an assumed change in the CPI of % (the same rate of change as occurred in the CPI between January 1, 2017 and December 31, 2017)); and

•	net increases from new leases or renewals that were not in effect for the entire year ended December 31, 2017 or that will go into effect during the year ending December 31, 2018 based upon leases entered into through , 2018;

in each case, net of the effects of contractual rent deferrals and abatements in effect for existing leases.

(5)	Represents the elimination of non-cash impairment charges recognized on real estate investments during the year ended December 31, 2017.
(6)	Represents net reductions in contractual interest expense for the year ending December 31, 2018 due to reductions in outstanding principal amount of indebtedness arising from principal amortization payments on our indebtedness described in footnote 10 below.

(7)	Represents (i) the full-year impact of leases that expired or were terminated during the year ended December 31, 2017 or the period January 1, 2018 through , 2018, in each case that were not renewed or re-leased as of , 2018, and (ii) estimated net decreases in contractual rent during the year ending December 31, 2018 due to lease expirations at properties, assuming a renewal rate of % based on expiring Contractual Rent, which was our historical lease renewal rate (without giving effect to incremental Contractual Rent under new leases) and rental rates on renewed leases equal to the in-place rates for such leases at expiration. This adjustment gives effect only to expirations net of estimated renewals and does not take into account incremental new leasing (dollars in thousands).
(8)	Represents the elimination of pro forma non-cash compensation expense related to equity-based awards for the year ended December 31, 2017.
(9)	Represents the expected cash disbursements associated with all known property and tenant improvement obligations projected to be completed during the year ending December 31, 2018.
(10)	Represents scheduled principal amortization during the year ending December 31, 2018 for indebtedness outstanding at December 31, 2017, as well as additional indebtedness incurred through , 2018.
(11)	Represents dividends at a rate of % per annum on the preferred shares issued by our SubREIT to our Operating Partnership and sold to third parties with an aggregate liquidation preference of $ , assuming such dividends are paid entirely in cash.
(12)	Represents dividends at a rate of % per annum on the series A preferred shares initially issued to Spirit with an aggregate liquidation preference of $ , assuming such dividends are paid entirely in cash.

SELECTED PRO FORMA AND HISTORICAL COMBINED FINANCIAL AND OTHER DATA

You should read the following selected pro forma and historical combined financial and other data together with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the combined financial statements, and related notes thereto, of the Predecessor Entities included elsewhere in this information statement.

The following tables set forth selected unaudited pro forma combined financial and other data of SMTA after giving effect to the spin-off and related transactions. The unaudited pro forma combined balance sheet data gives effect to the spin-off and related transactions as if they had occurred on December 31, 2017. The unaudited pro forma combined statement of operations gives effect to the spin-off and related transactions as if they had occurred on January 1, 2017. The selected unaudited pro forma combined financial data set forth below is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the spin-off and related transactions had been consummated on the dates and in accordance with the assumptions described in the unaudited pro forma combined financial statements, including the notes thereto, which are included elsewhere in this information statement, nor is it necessarily indicative of our future operating results or financial position.

The following tables also set forth selected historical combined financial and other data of SMTA’s Predecessor Entities as of the dates and for the periods presented. We have not presented historical information of SMTA because it has not had any operating activity since its formation on November 15, 2017, other than its initial capitalization. The selected historical combined financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 as set forth below was derived from the Predecessor Entities’ audited combined financial statements, including the notes thereto, which are included elsewhere in this information statement. The historical results set forth below are not necessarily indicative of our operating results expected for any future periods. We believe that the assumptions and estimates used in preparation of the underlying historical results are reasonable.

	Pro Forma Year Ended December 31, 2017	Historical Years Ended December 31,
		2017	2016	2015
	(Unaudited)	(In Thousands)
Operating Data:
Revenues:
Rentals	$242,207	$224,312	$234,671	$249,036
Interest income on loans receivable	4,500	768	2,207	3,685
Tenant reimbursement income	2,673	2,274	2,130	2,048
Other income	5,711	4,448	6,295	6,394

Total revenues	255,091	231,802	245,303	261,163
Expenses:
General and administrative	6,687	23,857	18,956	20,790
Related party fees	26,960	5,500	5,427	5,506
Restructuring charges	—	—	2,465	3,036
Transaction costs	—	4,354	—	—
Property costs (including reimbursable)	7,133	9,130	5,258	5,043
Interest	111,784	76,733	77,895	83,719
Depreciation and amortization	86,496	80,386	85,761	93,692
Impairments	25,896	33,548	26,565	19,935

Total expenses	264,956	233,508	222,327	231,721

	Pro Forma Year Ended December 31, 2017	Historical Years Ended December 31,
		2017	2016	2015
	(Unaudited)	(In Thousands)
(Loss) income from continuing operations before other expense and income tax (expense) benefit	(9,865)	(1,706)	22,976	29,442
Other expense:
Loss on debt extinguishment	(2,223)	(2,223)	(1,372)	(787)

Total other expense	(2,223)	(2,223)	(1,372)	(787)

(Loss) income from continuing operations before income tax (expense) benefit	(12,088)	(3,929)	21,604	28,655
Income tax (expense) benefit	(553)	(179)	(181)	33

(Loss) income from continuing operations	(12,641)	(4,108)	21,423	28,688

Discontinued operations:
Income from discontinued operations	—	—	—	98
Gain on disposition of assets	—	—	—	590

Income from discontinued operations	—	—	—	688

(Loss) income before gain on disposition of assets	(12,641)	(4,108)	21,423	29,376
Gain on disposition of assets	—	22,393	26,499	84,111

Net (loss) income	$(12,641)	$18,285	$47,922	$113,487

	Pro Forma Year Ended December 31, 2017	Historical Years Ended December 31,
		2017	2016
	(Unaudited)	(In Thousands)
Balance Sheet Data (end of period):
Gross investments, including related lease intangibles	$2,934,592	$2,870,592	$2,817,732
Net investments	2,280,850	2,212,488	2,226,235
Cash and cash equivalents	16	6	1,268
Total assets	2,446,969	2,357,660	2,325,538
Total debt, net	2,018,057	1,926,835	1,339,614
Total liabilities	2,059,414	1,966,742	1,380,681
Total parent company equity	387,555	390,918	944,857
Other Data:
FFO (1)	$99,751	$109,826	$133,749
AFFO (1)	$105,571	$126,765	$143,560
Adjusted Debt (2)	$1,980,016	$1,914,656	$1,354,467
Adjusted EBITDA (1)	$214,311	$193,315	$217,079
Leverage (Adjusted Debt / Adjusted EBITDA) (1)(2)	9.2x	9.9x	6.2x
FCCR (Adjusted EBITDA / Fixed Charges) (1)	2.1x	2.7x	3.0x
Number of properties in investment portfolio	901	918	982
Occupancy at period end	99%	99%	98%

(1)	Please see “Non-GAAP Financial Measures” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for our reconciliation to Net Income and definition.
(2)	Please see “Non-GAAP Financial Measures” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for our reconciliation to total debt and definition.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The accompanying unaudited pro forma combined financial statements presented below have been prepared to reflect the effect of certain pro forma adjustments to the historical financial statements of SMTA and the historical financial statements of the Predecessor Entities. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial statements, which you should read in conjunction with such unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements give effect to the spin-off and the related transactions, including:

•	the creation of a Maryland real estate investment trust, SMTA, which was formed on November 15, 2017 and capitalized on November 17, 2017;

•	the transfer from Spirit to SMTA of the Predecessor Entities, which include (i) Master Trust 2014, an asset-backed securitization trust comprised of six legal entities that has issued non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans receivable, (ii) three legal entities that own 98 properties primarily leased to Shopko, (iii) one legal entity that owns a single distribution center property leased to a sporting goods tenant and its general partner entity and (iv) two legal entities that own four unencumbered properties;

•	the contribution by Spirit to SMTA of a $35.0 million B-1 Term Loan made by Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, as part of syndicated loan and security agreement with Shopko as borrower and several banks as lenders entered into on January 16, 2018;

•	the incurrence by the Predecessor Entities of $758.4 million of new indebtedness, consisting of the issuance of (i) $674.4 million aggregate principal amount of new Master Trust 2014 notes comprised of $542,400,000 aggregate principal amount of net-lease mortgage notes Series 2017-1, Class A Notes, and $132,000,000 aggregate principal amount of net-lease mortgage notes Series 2017-1, Class B Notes, on December 14, 2017 and (ii) $84.0 million aggregate principal amount of new CMBS loan on a single distribution center property leased to a sporting goods tenant on January 22, 2018, the proceeds of which, in each case, were distributed to Spirit;

•	the repayment by the Predecessor Entities of $43.1 million aggregate principal amount of existing Master Trust 2014 notes comprised of net-lease mortgage notes Series 2014-1, Class A-1 Notes, on November 20, 2017;

•	the issuance of (i) % series A preferred shares by SMTA to Spirit with an aggregate liquidation preference of $ , (ii) % preferred shares by SubREIT to our Operating Partnership and sold to third parties with an aggregate liquidation preference of $ ;

•	the entry into the Asset Management Agreement between SMTA and Spirit Realty, L.P.; and

•	the distribution of SMTA common shares by Spirit to Spirit stockholders, based on the distribution ratio of common shares of SMTA for every share(s) of Spirit common stock held at the close of business on the record date.

As of December 31, 2017, the Predecessor Entities consisted of 907 owned properties with a 99.3% Occupancy. The owned properties were leased to 201 tenants across 45 states and 24 industries. In addition, Master Trust 2014 included mortgage loans receivable secured by an additional 11 properties. The spin-off and the related transactions also include, and the unaudited pro forma combined financial statements reflect, the impact of the following property contribution, acquisition, distribution and disposition transactions that have occurred or are expected to occur in preparation for the spin-off during the period of January 1, 2017 through record date of the spin-off to reflect the real estate assets that will comprise SMTA at the time of the spin-off:

•	the contribution by Spirit to the Predecessor Entities of 11 properties subsequent to December 31, 2017;

•	the distribution by the Predecessor Entities to Spirit of three properties and the disposition by the Predecessor Entities to third parties of 25 properties in preparation for the spin-off subsequent to December 31, 2017;

•	the addition by Spirit to the collateral of Master Trust 2014 of 10 properties on December 14, 2017 in connection with the issuance of $674.4 million aggregate principal amount of Series 2017-1 notes described above;

•	the acquisition by the Predecessor Entities from a third party of one property and the contribution by Spirit to the Predecessor Entities of one property in the normal course of business during the year ended December 31, 2017; and

•	the disposition by Predecessor Entities to third parties of 76 properties in the normal course of business during the year ended December 31, 2017.

Upon completion of the spin-off, we expect to own investments in a portfolio of approximately 901 properties, consisting of 895 owned properties and mortgage loans receivable secured by six properties. The unaudited pro forma combined balance sheet assumes the spin-off and the related transactions occurring subsequent to December 31, 2017 had occurred as of that date. The unaudited pro forma combined statement of operations assumes the spin-off and the related transactions occurred on January 1, 2017. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to the spin-off and the related transactions and, for purposes of the statements of operations, are expected to have a continuing impact on our business.

The following unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed as of December 31, 2017 in the case of the unaudited pro forma combined balance sheet or on January 1, 2017 in the case of the unaudited pro forma statements of operations.

The unaudited pro forma combined financial statements are derived from and should be read in conjunction with the historical balance sheet and accompanying notes of SMTA and the historical combined financial statements and accompanying notes of the Predecessor Entities included elsewhere in this information statement.

SMTA

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2017

(In Thousands, Except Share and Per Share Data)

	SMTA Historical (A)	Predecessor Entities Historical (B)	2018 Contributions (C)	2018 Distributions and Dispositions (D)	Other Adjustments			Pro Forma Combined Total
Assets
Investments:
Real estate investments:
Land and improvements	$—	$973,231	$18,381	$(15,655)	$—			$975,957
Buildings and improvements	—	1,658,023	40,863	(12,229)	—			1,686,657

Total real estate investments	—	2,631,254	59,244	(27,884)	—			2,662,614
Less: accumulated depreciation	—	(557,948)	(4,115)	6,753	—			(555,310)

	—	2,073,306	55,129	(21,131)	—			2,107,304
Loans receivable, net	—	32,307	—	(1,501)	35,551	(E	)	66,357
Intangible lease assets, net	—	102,262	2,906	(1,172)	—			103,996
Real estate assets held for sale, net	—	28,460	—	—	—			28,460

Net investments	—	2,236,335	58,035	(23,804)	35,551			2,306,117
Cash and cash equivalents	10	6	—	—	—			16
Deferred costs and other assets, net	—	107,770	985	18,532	—			127,287
Goodwill	—	13,549	—	—	—			13,549

Total assets	$10	$2,357,660	$59,020	$(5,272)	$35,551			$2,446,969

Liabilities, mezzanine equity and equity
Liabilities:
Mortgages and notes payable, net	$—	$1,926,835	$—	$—	$8,216 83,006	(F (G	) )	$2,018,057
Intangible lease liabilities, net	—	23,847	2,063	(643)	—			25,267
Accounts payable, accrued expenses and other liabilities	—	16,060	825	(795)	—			16,090

Total liabilities	—	1,966,742	2,888	(1,438)	91,222			2,059,414
Mezzanine equity:
Series A preferred shares, $0.01 par value, $ per share liquidation preference, authorized: 0 shares issued and outstanding, SMTA historical, and shares issued and outstanding, pro forma combined total	—	—	—	—		(H	)

Total mezzanine equity	—	—	—	—

	SMTA Historical (A)	Predecessor Entities Historical (B)	2018 Contributions (C)	2018 Distributions and Dispositions (D)	Other Adjustments				Pro Forma Combined Total
Equity:
Net parent investment	—	390,918	56,132	(3,834)	35,551 (8,216 (83,006 (389,044	) ) )	(E (F (G (I	) ) ) )	—
Common shares, $0.01 par value, 750,000,000 shares authorized: shares issued and outstanding, SMTA historical, and shares issued and outstanding, pro forma combined total	—	—	—	—			(I	)
Capital in excess of par value	10	—	—	—			(I	)
Preferred noncontrolling interests in consolidated subsidiaries	—	—	—	—			(J	)

Total equity	10	390,918	56,132	(3,834)	(55,671)				387,555

Total liabilities, mezzanine equity and equity	$10	$2,357,660	$59,020	$(5,272)	$35,551				$2,446,969

See accompanying notes.

SMTA

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2017

(In Thousands, Except Share and Per Share Data)

	SMTA Historical (AA)	Predecessor Entities (BB)	2018 Contributions (CC)	2018 Distributions and Dispositions (DD)	Master Trust 2014 Additions (EE)	2017 Acquisitions and Contributions (FF)	2017 Dispositions (GG)	Other Adjustments				Pro Forma Combined Total
Revenues:
Rentals	$—	$224,312	$4,816	$(2,584)	$19,323	$622	$(4,282)	$—				$242,207
Interest income on loans receivable	—	768	—	(173)	—	—	(20)	3,925		(HH	)	4,500
Tenant reimbursement income	—	2,274	479	(34)	—	—	(54)	8		(NN	)	2,673
Other income	—	4,448	1,300	—	100	—	(137)	—				5,711

Total revenues	—	231,802	6,595	(2,791)	19,423	622	(4,493)	3,933				255,091
Expenses:
General and administrative	—	23,857	375	(10)	3	—	(1,356)	(16,182)		(II	)	6,687
Related party fees	—	5,500	—	—	—	—	—	20,000		(JJ	)	26,960
								1,460		(KK	)
Transaction costs	—	4,354	—	—	—	—	—	(4,354)		(LL	)	—
Property costs (including reimbursable)	—	9,130	879	(432)	20	—	(2,472)	8		(NN	)	7,133
Interest	—	76,733	—	—	—	—	—	35,051		(MM	)	111,784
Depreciation and amortization	—	80,386	2,271	(777)	6,174	318	(1,876)	—				86,496
Impairments	—	33,548	7,184	(389)	—	—	(14,447)	—				25,896

Total expenses	—	233,508	10,709	(1,608)	6,197	318	(20,151)	35,983				264,956

(Loss) income before other expense and income tax expense	—	(1,706)	(4,114)	(1,183)	13,226	304	15,658	(32,050)				(9,865)
Other expense:
Loss on debt extinguishment	—	(2,223)	—	—	—	—	—	—				(2,223)

Total other expense	—	(2,223)	—	—	—	—	—	—				(2,223)

(Loss) income before income tax expense	—	(3,929)	(4,114)	(1,183)	13,226	304	15,658	(32,050)				(12,088)
Income tax expense	—	(179)	—	—	—	—	—	(374	) (NN)			(553)

(Loss) income before gain on disposition of assets	—	(4,108)	(4,114)	(1,183)	13,226	304	15,658	(32,424)				(12,641)
Gain on disposition of assets	—	22,393	—	15	—	—	(22,408)	—				—

	SMTA Historical (AA)	Predecessor Entities (BB)	2018 Contributions (CC)	2018 Distributions and Dispositions (DD)	Master Trust 2014 Additions (EE)	2017 Acquisitions and Contributions (FF)	2017 Dispositions (GG)	Other Adjustments			Pro Forma Combined Total
Net income (loss)	$—	$18,285	$(4,114)	$(1,168)	$13,226	$304	$(6,750)	$(32,424)				$(12,641)
Net income attributable to preferred noncontrolling interests in consolidated subsidiaries									(OO	)
Preferred dividends									(PP	)
Net income per share attributable to common shareholders:	$—	$18,285	$(4,114)	$(1,168)	$13,226	$304	$(6,750)	$(32,424)				$(12,641)

Basic											$		(QQ	)

Diluted											$		(QQ	)

Weighted average common shares outstanding:
Basic													(QQ	)

Diluted													(QQ	)

See accompanying notes.

SMTA

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Adjustments to Unaudited Pro Forma Combined Balance Sheet

(A)	Reflects the historical balance sheet of SMTA as of December 31, 2017.

(B)	Reflects the historical combined balance sheet of the Predecessor Entities as of December 31, 2017. The transfer from Spirit to SMTA of the Predecessor Entities are transactions between entities under common control. As a result, the Predecessor Entities’ assets and liabilities are reflected at their historical cost basis.

(C)	Reflects 11 properties contributed by Spirit to the Predecessor Entities subsequent to December 31, 2017 with an aggregate net book value of $56.0 million as of December 31, 2017.

(D)	Reflects three properties distributed by the Predecessor Entities to Spirit subsequent to December 31, 2017 and 25 properties disposed of by the Predecessor Entities to third parties in preparation for the spin-off subsequent to December 31, 2017 with an aggregate net book value of $23.2 million as of December 31, 2017.

(E)	Reflects the contribution to SMTA of a $35.0 million B-1 Term Loan made by Spirit Realty, L.P. as part of syndicated loan and security agreement with Shopko as borrower and several banks as lenders, resulting in a $35.5 million increase in net parent investment, which is reclassified to shareholder’s equity as discussed in Note I. The B-1 Term Loan is secured by Shopko’s assets in its $784 million asset-backed lending facility and is subordinate to an existing Term B Loan. The B-1 Term Loan matures on June 19, 2020 and bears interest at a rate of 12% per annum.

(F)	The Series 2017-1 Class B Notes issued by Master Trust 2014 were repriced on January 23, 2018 pursuant to a private offering that decreased the interest rate on the Class B Notes from 6.35% to 5.49% per annum. The Series 2017-1 Class A Notes issued by Master Trust 2014 were also repriced on the same date, with no change to their terms. In connection with the repricing, the Predecessor Entities received $8.2 million in additional proceeds that reduced the debt discount. The additional proceeds were distributed to Spirit, resulting in a $8.2 million reduction in net parent investment, which is reclassified to shareholder’s equity as discussed in Note I.

(G)	Reflects the incurrence of approximately $84.0 million of new indebtedness, net of deferred financing fees of $1.0 million, through issuance of new CMBS loan on a single distribution center property leased to a sporting goods tenant. The CMBS loan matures on February 1, 2028 and a stated interest rate of 5.14%. The proceeds of the CMBS loan issuance were distributed to Spirit, resulting in a $83.0 million reduction in net parent investment, which is reclassified to shareholder’s equity as discussed in Note I.

(H)	Reflects the issuance of % series A preferred shares by SMTA to Spirit with an aggregate liquidation preference of $ . The series A preferred shares will be classified as mezzanine equity in the unaudited pro forma combined balance sheet in accordance with ASC 480-10-S99, Distinguishing Liabilities from Equity (which requires mezzanine equity classification for preferred equity issuances with redemption features that are outside of the control of the issuer) because, for so long as any series A preferred shares are held by Spirit (together with one or more of its affiliates), upon the occurrence of a Change of Control (as defined), we must offer to purchase the series A preferred shares held by Spirit (together with one or more of its affiliates) at a purchase price equal to $ per share, plus any accrued and unpaid dividends to, but not including, the payment date.

(I)	Reflects the reclassification of the net parent investment attributable to the Predecessor Entities to par value and capital in excess of par value in connection with the distribution of of our common shares to Spirit.

(J)	Reflects the issuance of % preferred shares by SubREIT to our Operating Partnership and sold to third parties with an aggregate liquidation preference of $ .

2.	Adjustments to Unaudited Pro Forma Combined Statement of Operations

(AA)	Represents the historical statement of operations of SMTA for the year ended December 31, 2017. SMTA has had no operating activity since its formation on November 15, 2017, other than the issuance of 10,000 common shares for an aggregate purchase price of $10,000 in connection with the initial capitalization of SMTA.

(BB)	Reflects the historical combined statement of operations of the Predecessor Entities for the year ended December 31, 2017. As discussed in Note B, the transfer from Spirit to SMTA of the Predecessor Entities are transactions between entities under common control. As a result, expenses such as depreciation and amortization to be recognized by us are based on the Predecessor Entities’ historical cost basis of the related assets and liabilities.

(CC)	Reflects the revenue and expenses from 11 properties contributed by Spirit to the Predecessor Entities subsequent to December 31, 2017 as though the contributions were made on January 1, 2017.

(DD)	Reflects the revenue and expenses from three properties distributed by the Predecessor Entities to Spirit and 25 properties disposed of by the Predecessor Entities to third parties subsequent to December 31, 2017 as though the distributions and dispositions were made on January 1, 2017.

(EE)	Reflects the revenue and expenses from 10 properties added to the collateral of Master Trust 2014 by Spirit on December 14, 2017 in connection with the issuance of $674.4 million aggregate principal amount of Series 2017-1 notes as though the additions were made on January 1, 2017.

(FF)	Reflects the revenue and expenses from one property acquired by Predecessor Entities from a third party and one property contributed by Spirit to the Predecessor Entities in the normal course of business during the year ended December 31, 2017 as though the acquisition and contribution were made on January 1, 2017.

(GG)	Reflects the revenue and expenses from 75 properties disposed of by Predecessor Entities to third parties in the normal course of business during the year ended December 31, 2017 as though the dispositions were made on January 1, 2017.

(HH)	Reflects interest income related to the $35.0 million B-1 Term Loan made to Shopko as though the loan was made on January 1, 2017, with an interest rate of 12% per annum described in Note E.

(II)	Reflects (i) the elimination of general and administrative expenses of $ million for the year ended December 31, 2017, as these costs will be incurred by our Manager under the Management Agreement as discussed in Note JJ, partially offset by (ii) equity-based compensation expense associated with grants of an aggregate of restricted shares that we expect to make to our independent trustees. These grants are expected to vest over a one-year period. The remaining general and administrative expenses reflect the historical bad debt expense of the Predecessor Entities for the year ended December 31, 2017 and certain other expenses that are expected to be recurring.

We estimate recurring general and administrative expenses of approximately $            million to $            million for the year ended December 31, 2018 as a result of being a public company. As we have not yet entered into contracts with third parties to provide the services included within this estimate (other than our expected equity-based compensation expense), these estimated expenses do not appear in the unaudited pro forma combined statement of operations.

(JJ)	Reflects fees associated with the Management Agreement with Spirit of $20 million per year pursuant to which Spirit will provide various services subject to the supervision of our board of trustees, including, but not limited to: (i) performing all of our day-to-day functions, (ii) sourcing, analyzing and executing on investments and dispositions, (iii) determining investment criteria, (iv) performing investment and liability management duties, including financing and hedging, and (v) performing financial and accounting management.

(KK)	Reflects an increase in fees paid to Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, as property manager and special servicer of Master Trust 2014 as a result of the additional collateral added to Master Trust 2014 in conjunction with the issuance of the Series 2017-1 notes.

(LL)	Reflects the elimination of transaction costs that are directly attributable to the spin-off that will not have a continuing impact on our results of operations.

(MM)	Reflects an increase in interest expense of $35.4 million related to the incurrence of approximately $758.4 million of new indebtedness with a weighted average interest rate of approximately 4.8% per annum (including the impact of the repricing of the Series 2017-1 Class B notes as described in Note F), net of a reduction in interest expense of $0.3 million related to the repayment of $43.1 million of existing indebtedness with an interest rate of 5.1% per annum. The adjustments include interest expense paid to a related party of $ million for the year ended December 31, 2017. The adjustment also reflects non-cash interest expense for the amortization of the fees paid to lenders of $ million for the year ended December 31, 2017.

Interest expense was calculated assuming constant debt levels throughout the periods presented, as though the debt was incurred on January 1, 2017. Interest expense may be higher or lower if our amount of debt outstanding changes. A 0.125% change to the annual interest rate would change interest expense by approximately $            million for the year ended December 31, 2017.

(NN)	Reflects income tax expense associated with our contemplated structure, including the interests we and the Operating Partnership will acquire in companies that will elect, together with us, to be treated as our TRSs in connection with the spin-off and related transactions. Our TRSs will be subject to income tax as regular corporations in the jurisdictions in which they operate. The portion of these that we can pass through to our tenants under our leases is reflected as tenant reimbursement income and property costs (including reimbursable).

(OO)	Reflects the allocation of net income to preferred noncontrolling interests in consolidated subsidiaries attributable to the preferred shares issued by SubREIT described in Note K.

(PP)	Represents dividends at a rate of % per annum on the series A preferred shares with an aggregate liquidation preference of $ described in Note H.

(QQ)	Our pro forma earnings per share are based upon the distribution of all of the outstanding SMTA common shares owned by Spirit on the basis of common shares of SMTA for every share(s) of Spirit common stock held as of the close of business on the record date, or shares.

The number of our common shares used to compute basic and diluted earnings per share for the year ended December 31, 2017 is based on the number of our common shares assumed to be outstanding on the distribution date, based on the number of shares of Spirit common stock outstanding on            , 2018, assuming a distribution ratio of            common shares of SMTA for every            share(s) of Spirit common stock outstanding and the shares that were issued and outstanding at the time of our initial capitalization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following is a discussion and analysis of the financial condition of SMTA immediately following the spin-off, as well as the historical results of SMTA’s Predecessor Entities. You should read this discussion in conjunction with the audited historical combined financial information and accompanying notes and the unaudited pro forma combined financial information and accompanying notes, both of which are included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected, forecasted or expected in these forward-looking statements as a result of various factors, including those which are discussed below and elsewhere in this information statement, including “Risk Factors” and “Forward-Looking Statements.” Our financial statements may not necessarily reflect our future financial condition and results of operations, or what they would have been had we been a separate, stand-alone company during the periods presented.

On August 3, 2017, Spirit announced a plan to spin-off its interests in (i) Master Trust 2014, an asset-backed securitization trust comprised of six legal entities, which has issued non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans receivable, (ii) three legal entities which own properties primarily leased to Shopko, (iii) the Sporting Goods Entities, and (iv) two legal entities which own unencumbered properties. As of December 31, 2017, the Predecessor Entities consisted of 907 owned properties, with a 99.3% Occupancy. The owned properties were leased to 201 tenants across 45 states and 24 industries. In addition, Master Trust 2014 included mortgage loans receivable secured by an additional 11 real estate properties.

The spin-off will be effectuated by means of a pro rata distribution by Spirit to its common shareholders of all outstanding SMTA common shares. SMTA was formed for the purpose of receiving, via contribution from Spirit, the legal entities which comprise the Predecessor Entities. To date, SMTA has not conducted any business as a separate company and has no material assets and liabilities.

The accompanying combined financial statements of the Predecessor Entities have been prepared on a carve-out basis in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates. The historical financial results for the carved-out Predecessor Entities reflect expenses for certain corporate costs which we believe are reasonable. These expenses were based on either actual cost incurred or a proportion of costs estimated to be allocable to SMTA based on the relative property count of the Predecessor Entities to those owned by Spirit as a whole. Such costs do not necessarily reflect what the actual costs would have been if SMTA had been operating as a separate standalone public company. These expenses are discussed further in footnote 5 of the accompanying combined financial statements.

Prior to the spin-off, we raised $674.4 million in new debt through issuance of new Series 2017-1 notes under Master Trust 2014 in December 2017 and an additional $84.0 million of new CMBS debt on the single distribution center property leased to a sporting goods tenant in January 2018. All cash from the proceeds of these debt issuances has been distributed to Spirit prior to the transfer of the Predecessor Entities described above. In January 2018, we also re-priced a private offering of the Series 2017-1 Class B notes with $132.0 million aggregate principal, reducing the interest rate on such notes from 6.35% to 5.49%, and Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, funded a $35.0 million term loan as part of a syndicated loan and security agreement with Shopko as borrower and several banks as lenders that will be contributed to us in connection with the spin-off. In connection with the spin-off, SMTA will issue $            of Series A preferred shares to Spirit in exchange for the contribution of certain legal entities. SubREIT will issue preferred shares with an aggregate liquidation preference of $         million to our Operating Partnership in exchange for the contribution of certain assets, including an interest in Financing JV. Our Operating Partnership will then sell the preferred shares of SubREIT to third parties.

SMTA will enter into an Asset Management Agreement with Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, under which Spirit Realty, L.P. will provide various services including, but not limited to: active portfolio management (including underwriting and risk management), financial reporting, and SEC compliance. The fees for these services will be a flat rate of $20 million annually. Additionally, subsequent to the spin-off, Spirit Realty, L.P. will continue as the property manager and special servicer of Master Trust 2014, under which Spirit Realty, L.P. receives property management fees which accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets and special servicing fees which accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. SMTA and Spirit will also enter into an Insurance-Sharing Agreement, a Tax Matters Agreement, and a Registration Rights Agreement in connection with the spin-off.

Subsequent to the transfer of entities to SMTA and the distribution of SMTA’s common shares to Spirit’s shareholders, SMTA expects to operate in a manner intended to enable it to qualify as a REIT under the applicable provisions of the Code. To maintain REIT status, SMTA must meet a number of organizational and operational requirements, including a requirement to distribute annually to shareholders at least 90% of SMTA’s REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. Since the Predecessor Entities are disregarded entities for Federal income tax purposes, no provision for Federal income tax has been made in the accompanying combined financial statements. The Predecessor Entities are subject to certain other taxes, including state taxes, which are shown as income tax (expense) benefit in the combined statements of operations.

Presentation of earnings per share information is not applicable in these combined financial statements, since these assets are wholly owned by Spirit.

Critical Accounting Policies and Estimates

Our accounting policies are determined in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that are subjective in nature and, as a result, our actual results could differ materially from our estimates. Estimates and assumptions include, among other things, subjective judgments regarding the fair values and useful lives of our properties for depreciation and lease classification purposes, the collectability of receivables and asset impairment analysis. Set forth below are the more critical accounting policies that require management judgment and estimates in the preparation of our combined financial statements.

Real Estate Investments

Purchase Accounting and Acquisition of Real Estate; Lease Intangibles

We use a number of sources to estimate fair value of real estate acquisitions, including building age, building location, building condition, rent comparables from similar properties, and terms of in-place leases, if any. Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above or below-market leases. In-place lease intangibles are valued based on our estimates of costs related to tenant acquisition and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases at the time of the acquisition. We then allocate the purchase price (including acquisition and closing costs) to land, building, improvements and equipment based on their relative fair values. For properties acquired with in-place leases, we allocate the purchase price of real estate to the tangible and intangible assets and liabilities acquired based on their estimated fair values. Above and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and our estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease.

Impairment

We review our real estate investments and related lease intangibles quarterly for indicators of impairment, which include the asset being held for sale, tenant bankruptcy, leases expiring in less than 12 months and property vacancy. For assets with indicators of impairment, we then evaluate if its carrying value exceeds its estimated undiscounted cash flows, in which case the asset is considered impaired. Estimating future cash flows and fair values are highly subjective and such estimates could differ materially from actual results. Key assumptions used in estimating future cash flows and fair values include, but are not limited to, revenue growth rates, interest rates, discount rates, capitalization rates, lease renewal probabilities, tenant vacancy rates and other factors.

Impairment is then calculated as the amount by which the carrying value exceeds the estimated fair value. The fair values are estimated by using the following information, depending on availability, in order of preference: signed purchase and sale agreements or letters of intent; recently quoted bid or ask prices, or market prices for comparable properties; estimates of cash flow, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, and expenses based upon market conditions; and expectations for the use of the real estate.

Allowance for Doubtful Accounts

We review our rent receivables for collectability on a regular basis, taking into consideration factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. If the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a write-off of the specific receivable will be made. Uncollected accounts receivable are written off against the allowance when all possible means of collection have been exhausted. For deferred rental revenues related to the straight-line method of reporting rental revenue, we establish a provision for losses based on our estimate of uncollectible receivables and our assessment of the risks inherent in our portfolio, giving consideration to historical experience.

Results of Operations

Comparison of the Years Ended December 31, 2017 and 2016

The following discussion includes the results of our continuing operations as summarized in the table below:

	Years Ended December 31,
	2017	2016	Change	% Change
	(in thousands)
Revenues:
Rentals	$224,312	$234,671	$(10,359)	(4.4)%
Interest income on loans receivable	768	2,207	(1,439)	(65.2)%
Tenant reimbursement income	2,274	2,130	144	6.8%
Other income	4,448	6,295	(1,847)	(29.3)%

Total revenues	231,802	245,303	(13,501)	(5.5)%
Expenses:
General and administrative	23,857	18,956	4,901	25.9%
Related party fees	5,500	5,427	73	1.3%
Restructuring charges	—	2,465	(2,465)	(100.0)%
Transaction costs	4,354	—	4,354	100.0%
Property costs (including reimbursable)	9,130	5,258	3,872	73.6%
Interest	76,733	77,895	(1,162)	(1.5)%
Depreciation and amortization	80,386	85,761	(5,375)	(6.3)%
Impairment	33,548	26,565	6,983	26.3%

Total expenses	233,508	222,327	11,181	5.0%

	Years Ended December 31,
	2017	2016	Change	% Change
	(in thousands)
(Loss) income from continuing operations before other expense and income tax expense	(1,706)	22,976	(24,682)	NM
Other expense:
Loss on debt extinguishment	(2,223)	(1,372)	(851)	62.0%

Total other expense	(2,223)	(1,372)	(851)	62.0%
(Loss) income from continuing operations before income tax expense	(3,929)	21,604	(25,533)	NM
Income tax expense	(179)	(181)	2	(1.1)%

(Loss) income from continuing operations	$(4,108)	$21,423	$(25,531)	NM

Gain on disposition of assets	$22,393	$26,499	$(4,106)	(15.5)%

NM—Percentages over 100% are not displayed.

Revenues

Rentals

For the year ended December 31, 2017, approximately 96.8% of our total revenues were generated from long-term leases of our owned properties. The year-over-year decrease in rental revenue was due primarily to a decrease in contractual rental revenue resulting from the timing of real estate transactions subsequent to December 31, 2016. While the Predecessor Entities increased total Real Estate Investment value by $265.5 million for the year ended December 31, 2017 through the acquisition of two properties and Spirit’s contribution of 10 properties in conjunction with the Master Trust 2014 issuance, the 10 properties were not contributed until December 2017. During the same period, the Predecessor Entities disposed of 76 properties with a Real Estate Investment Value of $145.7 million. As of December 31, 2017, our properties had a 99.3% Occupancy. As of December 31, 2017 and 2016, respectively, 6 and 18 of our properties were Vacant, representing approximately 0.7% and 1.8% of our owned properties. Of the six Vacant properties, none were held for sale as of December 31, 2017.

During the year ended December 31, 2017 and 2016, non-cash rentals were $5.2 million and $4.1 million, respectively, representing approximately 2.3% and 1.7%, respectively, of total rental revenue from continuing operations.

Interest income on loans receivable

The decrease in interest income on loans receivable year over year primarily relates to the timing of change in outstanding loans during the year ended December 31, 2016, where mortgage loans receivable decreased from 79 loans collateralized by 81 properties at the beginning of 2016 to 9 loans collateralized by 11 properties at December 31, 2016. Mortgage loans receivable then remained flat, with 9 loans collateralized by 11 properties still outstanding at December 31, 2017.

Tenant reimbursement income

We have a number of leases that require our tenants to reimburse us for certain property costs we incur, which we record on a gross basis. As such, tenant reimbursement income is driven by the tenant reimbursable property costs described below, less an allowance for reimbursable expenses determined to be uncollectable from our tenants.

Other income

Year-over-year other income decreased primarily due to a decrease in lease termination fees received. For the year ended December 31, 2017, other income is primarily attributable to $3.6 million in lease termination fees received from one property with a tenant in the medical office industry and nine properties with tenants in the restaurant – casual dining industry. For the year ended December 31, 2016, other income is primarily attributable to $5.4 million in lease termination fees received from three properties with a tenant in the education industry.

Expenses

General and administrative, Restructuring charges and Transaction costs

General and administrative expenses of $4.0 million and $1.4 million during the years ended December 31, 2017 and 2016, respectively, were specifically identified based on direct usage or benefit. The change in specifically identified expenses is a result of an increase in bad debt expense as a result of certain tenants in the education, sporting goods, specialty retail, medical office and restaurant—casual dining industries for which the straight-line rent has been determined to be uncollectible for the year ended December 31, 2017, whereas there was no bad debt expense recorded for the year ended December 31, 2016. Transaction costs are the expenses associated with the spin-off, and there were no transaction costs incurred for the year ended 2016. For the transaction costs incurred during the year ended December 31, 2017, $3.2 million were specifically identified based on direct usage or benefit.

The remaining general and administrative expenses, restructuring charges and transaction costs have been allocated from Spirit’s financial statements, based on the Predecessor Entities’ property count relative to Spirit’s property count. The Predecessor Entities’ property count decreased from 982 properties at December 31, 2016 to 918 properties at December 31, 2017. Spirit’s property count also decreased from 2,615 properties to 2,480 for the same period. As such, the allocation percentage year over year remained relatively flat. Therefore, the increase in general and administrative expenses is a direct result of Spirit’s increased expenses year-over-year. The relocation of Spirit’s headquarters from Scottsdale, Arizona to Dallas, Texas was completed in 2016 and therefore there were no restructuring charges at recognized at Spirit for the year ended December 31, 2017.

Related party fees

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, is the property manager and special servicer of Master Trust 2014, under which Spirit Realty, L.P. receives property management fees which accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets and special servicing fees which accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. Collateral value remained relatively flat from $2.0 billion at December 31, 2016 to $1.9 billion at November 31, 2017. In conjunction with the issuance completed in December 2017, collateral value increased to $2.6 billion at December 31, 2017. However, due to the timing of the issuance, the increase in collateral value had little impact on the related party fees for the year ended December 31, 2017, resulting in relatively flat related party fees year-over-year.

Property costs

For the year ended December 31, 2017, property costs were $9.1 million (including $2.8 million of tenant reimbursable expenses) compared to $5.3 million (including $2.0 million of tenant reimbursable expenses) for the same period in 2016. The increase was driven primarily by an increase in non-reimbursable property taxes on operating properties of $2.4 million, which relates primarily to the timing of dispositions of vacant properties during 2017, as well as an increase in tenant credit issues year-over-year.

Interest

Interest expense decreased slightly year-over year, primarily due to the timing of debt extinguishment in both 2016 and 2017. For the year ended December 31, 2016, $119.3 million of CMBS debt was extinguished with a weighted average interest rate of 6.0%, however most of the debt was extinguished in the first half of 2016. For the year ended December 31, 2017, $43.1 million of Master Trust 2014 debt was extinguished with an interest rate of 5.1%, however it was not extinguished until November 2017.

The following table summarizes our interest expense on related borrowings from continuing operations:

	Years Ended December 31,
	2017	2016
	(in thousands)
Interest expense—Master Trust 2014	$70,664	$70,223
Interest expense—CMBS	—	2,833
Non-cash interest expense:
Amortization of deferred financing costs	1,480	1,285
Amortization of debt discount, net	4,589	3,554

Total interest expense	$76,733	$77,895

Depreciation and amortization

Depreciation and amortization expense relates to the commercial buildings and improvements we own and to amortization of the related lease intangibles. The year-over-year decrease is primarily due to the disposition of 76 properties with a depreciable basis of $145.7 million, during the year ended December 31, 2017. The decrease was partially offset by acquisitions of 12 properties during 2017 with a depreciable basis of $265.5 million, however 10 of these properties were contributed to the Predecessor Entities in conjunction with the Master Trust 2014 issuance in December 2017 and therefore did not contribute significantly to depreciation and amortization expenses for the year ended 2017. The decline in depreciable basis was furthered by impairment charges recorded in 2017 on properties that remain in our portfolio.

The following table summarizes our depreciation and amortization expense from continuing operations:

	Years Ended December 31,
	2017	2016
	(in thousands)
Depreciation of real estate assets	$69,909	$73,866
Amortization of lease intangibles	10,477	11,895

Total depreciation and amortization	$80,386	$85,761

Impairment

During the year ended December 31, 2017, we recorded impairment losses from continuing operations of $33.5 million. These charges included $25.2 million of impairment on 27 vacant properties, of which $21.4 million relates to vacant properties held and used and $3.8 million relates to vacant properties held for sale. $8.0 million of impairment was recorded on underperforming properties, including $6.4 million of impairment on 3 underperforming properties within the education industry classified as held for sale. The remaining $0.3 million of impairment charges related to unrecoverable amounts from loans receivable.

During the year ended December 31, 2016, we recorded impairment losses from continuing operations of $26.6 million. These charges included $11.4 million of impairment on 13 properties that were held for sale, including $2.9 million of impairment on vacant held for sale properties. The remaining $15.2 million was recorded on properties held and used, including $6.4 million on 15 vacant held and used properties and $8.8 million on 28 underperforming properties within the general merchandise, restaurants—casual dining, and movie theater industries.

Loss on debt extinguishment

During the year ended December 31, 2017, we extinguished the full outstanding balance of Master Trust 2014 Series 2014-1 Class A1 note of $43.1 million. The loss on the extinguishment was primarily attributable to the $1.6 million pre-payment premium paid in conjunction with this voluntary pre-payment. During the same period in 2016, we extinguished $119.3 million of CMBS debt and recognized a loss on debt extinguishment of $1.4 million. The CMBS debt related to three fixed rate loans collateralized by 56 properties with a weighted average interest rate of 6.0%.

Gain on disposition of assets

During the year ended December 31, 2017, we disposed of 76 properties and recorded gains totaling $22.4 million from continuing operations. Included in these amounts is a $15.0 million gain from the sales of 24 Shopko and former Shopko properties, $2.5 million gain on the sale of 8 properties within the restaurant—quick service industry, $2.4 million gain for the sale of one manufacturing property, and $1.7 million gain on the sale of 4 properties within the restaurant—casual dining industry. During 2016, we disposed of 48 properties and recorded gains totaling $26.5 million from continuing operations. Included in these amounts is a $14.3 million gain from the sales of 14 Shopko and former Shopko properties, $6.1 million gain for the sale of 12 restaurant—casual dining properties, and $4.1 million gain on the sale of 10 properties within the restaurant—quick service industry.

Comparison of the Years Ended December 31, 2016 and 2015

The following discussion includes the results of our continuing operations as summarized in the table below:

	Years Ended December 31,
	2016	2015	Change	% Change
	(in thousands)
Revenues:
Rentals	$234,671	$249,036	$(14,365)	(5.8)%
Interest income on loans receivable	2,207	3,685	(1,478)	(40.1)%
Tenant reimbursement income	2,130	2,048	82	4.0%
Other income	6,295	6,394	(99)	(1.5)%

Total revenues	245,303	261,163	(15,860)	(6.1)%
Expenses:
General and administrative	18,956	20,790	(1,834)	(8.8)%
Related party fees	5,427	5,506	(79)	(1.4)%
Restructuring charges	2,465	3,036	(571)	(18.8)%
Property costs (including reimbursable)	5,258	5,043	215	4.3%
Interest	77,895	83,719	(5,824)	(7.0)%
Depreciation and amortization	85,761	93,692	(7,931)	(8.5)%
Impairment	26,565	19,935	6,630	33.3%

Total expenses	222,327	231,721	(9,394)	(4.1)%
Income from continuing operations before other expense and income tax (expense) benefit	22,976	29,442	(6,466)	(22.0)%
Other expense:
Loss on debt extinguishment	(1,372)	(787)	(585)	(74.3)%

Total other expense	(1,372)	(787)	(585)	(74.3)%

	Years Ended December 31,
	2016	2015	Change	% Change
	(in thousands)
Income from continuing operations before income tax (expense) benefit	21,604	28,655	(7,051)	(24.6)%
Income tax (expense) benefit	(181)	33	(214)	NM

Income from continuing operations	$21,423	$28,688	$(7,265)	(25.3)%

Gain on disposition of assets	$26,499	$84,111	$(57,612)	(68.5)%

NM—Percentages over 100% are not displayed.

Revenues

Rentals

For the year ended December 31, 2016, approximately 95.7% of our total revenues were generated from long-term leases of our owned properties. The year-over-year decrease in rental revenue was due primarily to a decrease in contractual rental revenue resulting from net dispositions of real estate subsequent to December 31, 2015. The Predecessor Entities acquired 17 properties during the year ended December 31, 2016, with a Real Estate Investment Value of $93.9 million, however the Predecessor Entities disposed of 48 properties during the same period, with a Real Estate Investment Value of $145.7 million. As of December 31, 2016, our properties had a 98.2% Occupancy. As of December 31, 2016 and 2015, respectively, 18 and 13 of our properties were Vacant, representing approximately 1.8% and 1.3% of our owned properties. Of the 18 Vacant properties, four were held for sale as of December 31, 2016.

During the year ended December 31, 2016 and 2015, non-cash rentals were $4.1 million and $4.4 million, respectively, representing approximately 1.7% and 1.8%, respectively, of total rental revenue from continuing operations.

Interest income on loans receivable

Mortgage loans receivable held by the company decreased from 79 loans collateralized by 81 properties at December 31, 2015 to 9 loans collateralized by 11 properties at December 31, 2016, resulting in a decrease of 46.2% in loans receivable balances for the comparative period, and therefore a decrease in interest income on loans receivable.

Tenant reimbursement income

We have a number of leases that require our tenants to reimburse us for certain property costs we incur, which we record on a gross basis. As such, tenant reimbursement income is driven by the tenant reimbursable property costs described below, less an allowance for reimbursable expenses determined to be uncollectable from our tenants.

Other income

Year-over-year other income remained relatively flat. For the year ended December 31, 2016, other income is primarily attributable to $5.4 million in lease termination fees received from three properties with a tenant in the education industry. For the year ended December 31, 2015, other income was primarily a result of $5.8 million in lease termination fees on 15 properties with tenants in the education, convenience store and general merchandise industries.

Expenses

General and administrative and Restructuring charges

General and administrative expenses of $1.4 million and $1.7 million during the years ended December 31, 2016 and 2015, respectively, were specifically identified based on direct usage or benefit. The remaining general and administrative expenses and restructuring charges have been allocated from Spirit’s financial statements, based on the Predecessor Entities’ property count relative to Spirit’s property count. The Predecessor Entities’ property count decreased from 1,083 properties at December 31, 2015 to 982 properties at December 31, 2016. Spirit’s property count remained relatively flat from 2,629 properties to 2,615 for the same period. Therefore, while general and administrative expenses of Spirit increased year-over-year, the amount allocated to the Predecessor Entities decreased as a result of the change in the Predecessor Entities’ relative property count. Restructuring charges at Spirit decreased over the same period, which in conjunction with the Predecessor Entities’ decrease in relative property count, resulted in a decreased allocation to the Predecessor Entities.

Related party fees

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, is the property manager and special servicer of Master Trust 2014, under which Spirit Realty, L.P. receives property management fees which accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets and special servicing fees which accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. Collateral value decreased slightly from $2.1 billion at December 31, 2015 to $2.0 billion at December 31, 2016, resulting in a slight decline in related party fees for the years then ended. This decrease in collateral value was due to timing of redeployment of restricted cash from the Master Trust 2014 Release.

Property costs

For the year ended December 31, 2016, property costs were $5.3 million (including $2.0 million of tenant reimbursable expenses) compared to $5.0 million (including $1.9 million of tenant reimbursable expenses) for the same period in 2015. The increase was driven primarily by an increase in non-reimbursable property taxes on non-operating properties of $0.5 million, which relates primarily to the increase in Vacant properties from 13 to 18 from December 31, 2015 to December 31, 2016.

Interest

Year-over-year decrease in interest expense is primarily due to the extinguishment of $119.3 million of CMBS debt with a weighted average interest rate of 6.0% during the year ended December 31, 2016. Additionally, one of the Predecessor Entities had access to a line of credit which expired on March 27, 2016.

The following table summarizes our interest expense on related borrowings from continuing operations:

	Years Ended December 31,
	2016	2015
	(in thousands)
Interest expense—Master Trust 2014	$70,223	$70,995
Interest expense—CMBS	2,833	8,296
Interest expense—Line of Credit	—	171
Non-cash interest expense:
Amortization of deferred financing costs	1,285	1,266
Amortization of debt discount, net	3,554	2,991

Total interest expense	$77,895	$83,719

Depreciation and amortization

Depreciation and amortization expense relates to the commercial buildings and improvements we own and to amortization of the related lease intangibles. The year-over-year decrease is primarily due to the disposition of 48 properties with a depreciable basis of $145.7 million, during the year ended December 31, 2016. The decrease was partially offset by acquisitions of 17 properties during 2016 with a depreciable basis of $93.9 million.

The decline in depreciable basis was furthered by impairment charges recorded in 2016 on properties that remain in our portfolio and a higher real estate value of properties held for sale compared to 2015. Properties held for sale are no longer depreciated.

The following table summarizes our depreciation and amortization expense from continuing operations:

	Years Ended December 31,
	2016	2015
	(in thousands)
Depreciation of real estate assets	$73,866	$80,213
Amortization of lease intangibles	11,895	13,479

Total depreciation and amortization	$85,761	$93,692

Impairment

During the year ended December 31, 2016, we recorded impairment losses from continuing operations of $26.6 million. These charges included $11.4 million of impairment on 13 properties that were held for sale, including $2.9 million of impairment on vacant held for sale properties. The remaining $15.2 million was recorded on properties held and used, including $6.4 million on 15 vacant held and used properties and $8.8 million on 28 underperforming properties within the general merchandise, restaurants—casual dining, and movie theater industries.

During the year ended December 31, 2015, we incurred impairment losses from continuing operations of $19.9 million. These charges included $10.2 million of impairment on 20 properties that were held for sale, including $3.5 million of impairment on vacant held for sale properties. The remaining $9.7 million was recorded on properties held and used, including $8.4 million on 7 underperforming properties in the restaurants—casual dining industry.

Loss on debt extinguishment

During the year ended December 31, 2016, we extinguished $119.3 million of CMBS debt and recognized a loss on debt extinguishment of $1.4 million. The CMBS debt related to three fixed rate loans collateralized by 56 properties with a weighted average interest rate of 6.0%. During the same period in 2015, we partially retired the debt of one CMBS fixed rate loan, extinguishing $19.1 million in principal with a stated interest rate of 6.6%. This resulted in a loss on debt extinguishment of $0.7 million.

Gain on disposition of assets

During the year ended December 31, 2016, we disposed of 48 properties and recorded gains totaling $26.5 million from continuing operations. Included in these amounts is a $14.3 million gain from the sales of 14 Shopko and former Shopko properties, $6.1 million gain for the sale of 12 restaurant—casual dining properties, and $4.1 million gain on the sale of 10 properties within the restaurant—quick service industry. During 2015, we disposed of 76 properties and recorded gains totaling $84.1 million from continuing operations. These gains are primarily attributable to a $76.9 million gain from the sale of 32 Shopko properties, $4.1 million gain on the sale of seven properties within the restaurant—quick service industry, and $2.6 million gain on the sale of one automotive dealer property.

Liquidity and Capital Resources

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for operating expenses, including financing of acquisitions, distributions to shareholders and interest and principal on current and any future debt financings. We expect to fund our operating expenses and other short-term liquidity requirements, capital expenditures, payment of principal and interest on our outstanding indebtedness, property improvements, re-leasing costs and cash distributions to common shareholders, primarily through cash provided by operating activities, continued dispositions of our Shopko assets and potential future bank borrowings.

As of December 31, 2017, we had approximately $2.0 billion aggregate principal amount of indebtedness outstanding, all of which incurs interest at a fixed rate. Subsequent to December 31, 2017, we issued an additional $84.0 million aggregate principal of debt, which incurs interest at a variable rate. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase.

As discussed under “Risk Factors” in this information statement, a substantial number of our properties are leased to one tenant, Shopko. Although Shopko is current on all obligations to us under its lease arrangements with us as of March 5, 2018, we can give you no assurance that this will continue to be the case, particularly if Shopko (not just the stores subject to leases with us) experiences a further decline in its business, financial condition and results of operations or loses access to liquidity. If such events were to occur, Shopko may request discounts or deferrals on the rents it pays to us, seek to terminate its master leases with us or close certain of its stores or file for bankruptcy, all of which could significantly decrease the amount of revenue we receive from it. As a result, in order to make the distributions to our common shareholders necessary to maintain our REIT qualification and to meet our short-term liquidity needs, we may be required to dispose of assets sooner than anticipated or on potentially disadvantageous terms and/or reduce the amount of our dividends to shareholders. To mitigate these factors, we may borrow to pay dividends or issue stock dividends in order to maintain our status as a REIT.

Long-term Liquidity and Capital Resources

We plan to meet our long-term capital needs, including long-term financing of property acquisitions, by issuing registered debt or equity securities, obtaining asset level financing and occasionally by issuing fixed rate secured or unsecured notes and bonds using the Master Trust 2014 program discussed below. We may issue common shares when we believe that our share price is at a level that allows for the proceeds of any offering to be accretively invested into additional properties.

We will continually evaluate alternative financing and believe that we can obtain financing on reasonable terms. However, we cannot assure you that we will have access to the capital markets at times and on terms that are acceptable to us. We expect that our primary uses of capital will be for property and other asset acquisitions and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions to our shareholders.

Description of Certain Debt

Master Trust 2014

Master Trust 2014 is an asset-backed securitization platform in which we raise capital through the issuance of non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans receivable. Master Trust 2014 allows us to issue notes that are secured by the assets of the special purpose entity note issuers that are pledged to the indenture trustee for the benefit of the noteholders and managed by Spirit as property manager. This collateral pool consists of commercial real estate properties, the issuers’ rights in the leases of such properties and commercial mortgage loans secured by commercial real estate properties. In general, monthly rental and mortgage receipts with respect to the leases and mortgage loans receivable are deposited with the indenture trustee who will first utilize these funds to satisfy the debt service requirements on the notes and any fees and costs associated with the administration of Master Trust 2014. The remaining funds are remitted to the issuers monthly on the note payment date.

In addition, upon satisfaction of certain conditions, the issuers may, from time to time, sell or exchange real estate properties or mortgage loans receivable from the collateral pool. Proceeds from these transactions are held on deposit by the indenture trustee in the Master Trust 2014 Release until a qualifying substitution is made or the amounts are distributed as an early repayment of principal. At December 31, 2017, $66.5 million was held on deposit and classified as restricted cash within deferred costs and other assets, net in our audited historical combined balance sheet included in this information statement.

Master Trust 2014 has multiple bankruptcy-remote, special purpose entities as issuers. Each issuer is an indirect wholly-owned subsidiary of ours. All outstanding series of Master Trust 2014 were investment-grade rated by S&P as of December 31, 2017.

The Master Trust 2014 notes are summarized below:

	2017 Effective Rates (1)	2017 Stated Rates (1)	2017 Maturity	December 31, 2017	December 31, 2016
			(in Years)	(in Thousands)
Series 2014-1 Class A1	—	—	—	$—	$53,919
Series 2014-1 Class A2	6.2%	5.4%	2.5	252,437	253,300
Series 2014-2	6.3%	5.8%	3.2	234,329	238,117
Series 2014-3	6.2%	5.7%	4.2	311,336	311,820
Series 2014-4 Class A1	4.0%	3.5%	2.1	150,000	150,000
Series 2014-4 Class A2	4.9%	4.6%	12.1	358,664	360,000
Series 2017-1 Class A	3.6%	4.4%	5.0	542,400	—
Series 2017-1 Class B	4.4%	6.4%	5.0	132,000	—

Total Master Trust 2014 notes	5.0%	5.0%	5.4	1,981,166	1,367,156

Debt discount, net				(36,342)	(18,985)
Deferred financing costs, net				(17,989)	(8,557)

Total Master Trust 2014, net				$1,926,835	$1,339,614

(1)	Represents the individual series effective and stated interest rates as of December 31, 2017 and the weighted average effective and stated rate of the total Master Trust 2014 notes, based on the collective series outstanding principal balances as of December 31, 2017.

As of December 31, 2016, the Master Trust 2014 notes were secured by 815 owned and financed properties. The notes issued under Master Trust 2014 are cross-collateralized by the assets of all issuers within this trust.

On November 20, 2017, the Company made a voluntary pre-payment of the full outstanding principal balance of Master Trust 2014 Series 2014-1 Class A1 notes of $43.1 million, as well as paid a pre-payment premium of $1.6 million.

On December 14, 2017, the Company completed the issuance of $674,400,000 of notes in Master Trust 2014 comprised of $542,400,000 aggregate principal amount of net-lease mortgage notes Series 2017-1, Class A Notes, and $132,000,000 aggregate principal amount of net-lease mortgage notes Series 2017-1, Class B Notes. Both Class A Notes and Class B Notes have an anticipated repayment date in December 2022 and a legal final payment date in December 2047. The Class A Notes bear interest at a rate of 4.36% and the Class B Notes bear interest at a rate of 6.35%. In conjunction with this issuance, Spirit contributed 10 additional real estate properties to the collateral pool with total appraised value of $282.4 million. All proceeds from this issuance were distributed to Spirit. The revisions to Master Trust 2014, in connection with the issuance of the new notes, generally provide Spirit more administrative flexibility as property manager and special servicer, specifically in expanding the definition of qualifying substitutions to allow Spirit to better redeploy proceeds held on deposit by the indenture trustee.

On January 23, 2018, we re-priced a private offering of the Master Trust 2014 Series 2017-1 notes with $674.4 million aggregate principal amount. As a result, the interest rate on the Class B Notes will be reduced from 6.35% to 5.49%, while the other terms of the Class B Notes will remain unchanged. The terms of the Class A Notes were unaffected by the repricing. In connection with the repricing, we received $8.2 million in additional proceeds that reduced the debt discount. The additional proceeds were distributed to Spirit.

CMBS

We may use long-term, fixed-rate debt to finance our properties on a “match-funded” basis. In such events, we generally seek to use asset level financing that bears annual interest less than the annual rent on the related lease(s) and that matures prior to the expiration of such lease(s). In general, the obligor of our asset level debt is a special purpose entity that holds the real estate and other collateral securing the indebtedness. Each special purpose entity is a bankruptcy remote separate legal entity, and is the sole owner of its assets and solely responsible for its liabilities other than typical non-recurring covenants. As of December 31, 2017, we had no outstanding CMBS loans.

On January 22, 2018, we completed an issuance of CMBS debt on the single distribution center property leased to a sporting goods tenant, with proceeds of approximately $84.0 million. The loan has a term of 10 years to maturity and a stated interest rate of 5.14%. The proceeds were distributed to Spirit.

Debt Maturities

Future principal payments due on our various types of debt outstanding as of December 31, 2017 are as follows (in thousands):

	Total	2017	2018	2019	2020	2021	Thereafter
Master Trust 2014	$1,981,166	$33,535	$35,321	$405,526	$243,084	$996,244	$267,456

Contractual Obligations

The following table provides information with respect to our commitments (not including any available debt extensions) as well as potential acquisitions under contract as of December 31, 2017 (in thousands):

	Payment due by period
Contractual Obligations	Total	Less than 1 Year (2018)	1-3 years (2019-2020)	3-5 years (2021-2022)	More than 5 years (after 2021)
Debt—Principal	$1,981,166	$33,535	$440,847	$1,239,328	$267,456
Debt—Interest (1)	502,825	107,657	198,002	129,300	67,866
Capital Improvements	3,566	1,041	2,525	—	—

Total	$2,487,557	$142,233	$641,374	$1,368,628	$335,322

(1)	Debt—Interest has been calculated based on outstanding balances as of December 31, 2017 through their respective maturity dates and excludes unamortized non-cash deferred financing costs of $18.0 million and unamortized debt discount of $36.3 million.

The following table provides information with respect to our commitments (not including any available debt extensions) as well as potential acquisitions under contract as of December 31, 2017 on a pro forma basis for the CMBS debt we incurred on January 22, 2018 (in thousands):

	Payment due by period
Contractual Obligations	Total	Less than 1 Year (2018)	1-3 years (2019-2020)	3-5 years (2021-2022)	More than 5 years (after 2021)
Debt—Principal	$2,065,166	$34,502	$443,296	$1,242,058	$345,310
Debt—Interest (1)	543,168	111,273	206,549	137,566	87,780
Capital Improvements	3,566	1,041	2,525	—	—

Total	$2,611,900	$146,816	$652,370	$1,379,624	$433,090

(1)	Debt—Interest has been calculated based on outstanding balances as of December 31, 2017 through their respective maturity dates and excludes unamortized non-cash deferred financing costs of $19.0 million and unamortized debt discount of $28.1 million.

Non-GAAP Financial Measures

FFO and AFFO

We calculate FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) attributable to common shareholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net (gains) losses from property dispositions. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) attributable to common shareholders as a measure of our performance.

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. Accordingly, AFFO should be considered only as a supplement to net income (loss) attributable to common shareholders as a measure of our performance. We adjust FFO to eliminate the impact of certain items that we believe are not indicative of our core operating performance, including restructuring costs, other general and administrative costs associated with relocation of our headquarters, transaction costs associated with our proposed spin-off, default interest on non-recourse mortgage indebtedness, debt extinguishment gains (losses), transaction costs incurred in connection with the acquisition of real estate investments subject to existing leases and certain non-cash items. These certain non-cash items include non-cash revenues (comprised of straight-line rents, amortization of above and below market rent on our leases, amortization of lease incentives, amortization of net premium (discount) on loans receivable and amortization of capitalized lease transaction costs), non-cash interest expense (comprised of amortization of deferred financing costs and amortization of net debt discount/premium) and non-cash compensation expense (share-based compensation expense). In addition, other equity REITs may not calculate AFFO as we do, and, accordingly, our AFFO may not be comparable to such other REITs’ AFFO. AFFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income determined in accordance with GAAP as a performance measure. A reconciliation of our FFO and AFFO to net income (loss) attributable to common shareholders (computed in accordance with GAAP) is included below.

Adjusted EBITDA

Adjusted EBITDA represents EBITDA modified to include other adjustments to GAAP net income (loss) attributable to common shareholders for restructuring charges, transaction costs associated with the spin-off, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that we do not consider to be indicative of our on-going operating performance. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance. A reconciliation of net income (loss) attributable to common shareholders (computed in accordance with GAAP) to EBITDA and Adjusted EBITDA is included below.

Adjusted Debt

Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium and deferred financing costs, as further reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. By excluding unamortized debt discount/premium and deferred financing costs, cash and cash equivalents, and cash reserves on deposit with lenders as additional security, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition.

Adjusted Debt to Adjusted EBITDA is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments, and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe the ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included below.

Fixed Charge Coverage Ratio (FCCR)

Fixed Charge Coverage Ratio is the ratio of Adjusted EBITDA to Fixed Charges, a ratio derived from non-GAAP measures that we use to evaluate our liquidity and ability to obtain financing. Fixed Charges consist of interest expense, reported in accordance with GAAP, less non-cash interest expense.

FFO and AFFO

	Pro Forma Year Ended December 31, 2017
		Historical Year Ended December 31,
		2017	2016	2015
	(Unaudited, in thousands)
Net (loss) income	$(12,641)	$18,285	$47,922	$113,487
Add/(less):
Portfolio depreciation and amortization	86,496	80,386	85,761	93,692
Portfolio impairments
Continuing operations	25,896	33,548	26,565	19,935
Discontinued operations	—	—	—	34
Gain on sales of real estate	—	(22,393)	(26,499)	(84,701)

Total adjustments to net income	112,392	91,541	85,827	28,960

FFO	$99,751	$109,826	$133,749	$142,447
Add/(less):
Loss on debt extinguishment	2,223	2,223	1,372	787
Restructuring charges (1)	—	—	2,465	3,036
Other costs included in general and administrative associated with headquarters relocation (1)	—	—	1,411	—
Transaction costs	—	4,354	—	—
Deal pursuit costs	—	—	6	201
Non-cash interest expense	9,900	6,069	4,839	4,257
Straight-line rent, net of related bad debt expense	(7,136)	(2,406)	(4,266)	(4,439)
Other amortization and non-cash charges	605	568	264	206
Non-cash compensation expense (1)	228	6,131	3,720	5,731

Total adjustments to FFO	5,820	16,939	9,811	9,779

AFFO	$105,571	$126,765	$143,560	$152,226

(1)	Amounts for historical years are based on the Predecessor Entities’ allocated portion of Spirit’s expense. For further detail on the allocation, see related party transactions as described in footnote 5 to the audited historical combined financial statements within this information statement.

Adjusted Debt, Adjusted EBITDA and Fixed Charges—Leverage and Fixed Charge Coverage Ratio

The following provides a calculation of Adjusted Debt and Fixed Charges and a reconciliation of EBITDA and adjusted EBITDA (dollars in thousands):

	Pro Forma December 31, 2017	Historical December 31,
		2017	2016
	(Unaudited, in thousands)
Master Trust 2014, net	$1,935,051	$1,926,835	$1,339,614
CMBS, net	83,006	—	—

	$2,018,057	$1,926,835	$1,339,614

Add/(less):
Unamortized debt discount	28,125	36,342	18,985
Unamortized deferred financing costs	18,984	17,989	8,557
Cash and cash equivalents	(16)	(6)	(1,268)

	Pro Forma December 31, 2017	Historical December 31,
		2017	2016
	(Unaudited, in thousands)
Cash reserves on deposit with lenders as additional security classified as other assets	(85,134)	(66,504)	(11,421)

Total adjustments	(38,041)	(12,179)	14,853

Adjusted Debt	$1,980,016	$1,914,656	$1,354,467

	Pro Forma Year Ended December 31, 2017	Historical Year Ended December 31,
		2017	2016
	(Unaudited, in thousands)
Net (loss) income	$(12,641)	$18,285	$47,922
Add/(less):
Interest	111,784	76,733	77,895
Depreciation and amortization	86,496	80,386	85,761
Income tax expense	553	179	181

Total adjustments	198,833	157,298	163,837

EBITDA	$186,192	$175,583	$211,759
Add/(less):
Restructuring charges (1)	—	—	2,465
Other costs in general and administrative associated with headquarters relocation (1)	—	—	1,411
Transaction costs	—	4,354	—
Deal pursuit costs	—	—	6
Portfolio impairments	25,896	33,548	26,565
Gain on sales of real estate assets	—	(22,393)	(26,499)
Loss on debt extinguishment	2,223	2,223	1,372

Total adjustments to EBITDA	28,119	17,732	5,320

Adjusted EBITDA	$214,311	$193,315	$217,079

	Pro Forma Year Ended December 31, 2017	Historical Year Ended December 31,
		2017	2016
	(Unaudited, in thousands)
Interest Expense	$111,784	$76,733	$77,895
Less: Non-cash interest	(9,900)	(6,069)	(4,839)

Fixed Charges	$101,884	$70,664	$73,056
Leverage (Adjusted Debt / Adjusted EBITDA)	9.2x	9.9x	6.2x
Fixed Charge Coverage Ratio (Adjusted EBITDA / Fixed Charges)	2.1x	2.7x	3.0x

(1)	Amounts for historical years are based on the Predecessor Entities’ allocated portion of Spirit’s expense. For further detail on the allocation, see related party transactions as described in footnote 5 to the audited historical combined financial statements within this information statement.

Related Party Transactions

Related Party Purchases and Sales

The combined financial statements of the Predecessor Entities include purchases of properties from Spirit and its wholly-owned subsidiaries. For the year ended December 31, 2017, the Predecessor Entities purchased one property from Spirit for $16.0 million. Additionally, during 2017, Spirit contributed 10 real estate properties to the collateral pool of Master Trust 2014 with total appraised value of $282.4 million in conjunction with the issuance of the Series 2017-1 notes. For the year ended December 31, 2016, the Predecessor Entities purchased three properties from Spirit for $12.1 million. For the year ended December 31, 2015, the Predecessor Entities purchased 18 properties from Spirit for $45.6 million. Additionally, for the year ended December 31, 2016, the Predecessor Entities exchanged $11.3 million in cash and two mortgage loans receivable with outstanding principal receivable of $26.6 million to Spirit for four properties with a net book value of $36.9 million. For all of these transactions, due to all entities being under common control, no gain or loss was recognized by the Predecessor Entities and acquired properties were accounted for by the Predecessor Entities at their historical cost basis to Spirit. Any amounts paid in excess of historical cost basis were recognized as distributions to Spirit.

Related Party Loans Receivable

The Predecessor Entities have four mortgage loans receivable where wholly-owned subsidiaries of Spirit are the borrower, and the loans are secured by six single-tenant commercial properties. In total, these mortgage notes had outstanding principal of $30.8 million and $33.9 million at December 31, 2017 and 2016, respectively, which is included in loans receivable, net on the combined balance sheet, and generated $0.3 million of income in the year ended December 31, 2017 and $0.4 million of income in both the years ended December 31, 2016 and 2015, which is included in interest income on loans receivable in the combined statements of operations. These mortgage notes have a weighted average stated interest rate of 1.0% and a weighted average maturity of 9.8 years at December 31, 2017.

Related Party Note Payable

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, owns notes issued under Master Trust 2014 Series 2014-2. The principal amounts due under the notes are $11.6 million and $11.8 million at December 31, 2017 and 2016, respectively, and is included in mortgages and notes payable, net on the combined balance sheets. The notes have a stated interest rate of 5.8% with a term of 3.2 years to maturity as of December 31, 2017. Subsequent to December 31, 2017, Spirit Realty, L.P. sold its interests in these notes to an unrelated third party. Also, in conjunction with the Series 2017-1 notes issuance completed in December 2017, Spirit Realty, L.P., as sponsor of the issuance, retained a 5% economic interest in the Master Trust 2014 Series 2017-1 notes as required by the risk retention rules issued under 17 CFR Part 246. As such, the principal amounts due under the notes was $33.7 million at December 31, 2017 and is included in the mortgages and notes payable, net on the combined balance sheets. The notes have a weighted average stated interest rate of 4.7% with a term of 5.0 years to maturity as of December 31, 2017.

Related Party Service Agreement

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, provides property management services and special services for Master Trust 2014. The property management fees accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets and the special servicing fees accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement dated May 20, 2014. During the years ended December 31, 2017, 2016 and 2015, property management fees of $4.5 million, $4.7 million and $4.8 million, respectively, were incurred. Special servicing fees of $1.0 million, $0.7 million and $0.7 million were incurred in the years ended December 31, 2017, 2016 and 2015, respectively. The property management fees and special servicing fees are included in related party fees in the combined statements of operations.

Prior to the spin-off, SMTA will enter into an Asset Management Agreement with Spirit Realty, L.P. under which Spirit Realty, L.P. will provide various services including, but not limited to: active portfolio management (including underwriting and risk management), financial reporting, and SEC compliance. The fees for these services will be a flat rate of $20 million annually.

Expense Allocations

General and administrative expenses of $4.0 million, $1.4 million and $1.7 million during the years ended December 31, 2017, 2016 and 2015, respectively, and transaction costs of $3.2 million for the year ended December 31, 2017 were specifically identified based on direct usage or benefit. The remaining general and administrative expenses, restructuring costs and transaction costs have been allocated to the Predecessor Entities based on relative property count, which the Company believes to be a reasonable methodology. These allocated expenses are centralized corporate costs borne by Spirit for management and other services, including, but not limited to, executive oversight, asset management, property management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations, as well as costs from Spirit’s relocation of its headquarters from Scottsdale, Arizona to Dallas, Texas, which was completed in 2016 and transaction costs incurred in connection with the spin-off. A summary of the amounts allocated is provided below:

	Years Ended December 31,
	2017	2016	2015
Corporate expenses (1)	$19,814	$17,533	$19,057
Restructuring charges	$—	$2,465	$3,036
Transaction costs	$1,180	$—	$—

(1)	Corporate expenses have been included within general and administrative expenses in the combined statements of operations.

The allocated amounts above do not necessarily reflect what actual costs would have been if the Predecessor Entities were a separate standalone public company and actual costs may be materially different.

Cash Flows

Comparison of Years Ended December 31, 2017 and 2016

The following table presents a summary of our cash flows for the years ended December 31, 2017 and 2016 (in thousands):

	Years Ended December 31,
	2017	2016	Change
Net cash provided by operating activities	$130,900	$138,175	$(7,275)
Net cash provided by investing activities	128,071	82,861	45,210
Net cash used in financing activities	(205,150)	(218,672)	13,522

Net increase in cash, cash equivalents and restricted cash	$53,821	$2,364	$51,457

As of December 31, 2017, we had $66.5 million of cash, cash equivalents, and restricted cash as compared to $12.7 million as of December 31, 2016.

Operating Activities

Our cash flows from operating activities are primarily dependent upon the occupancy level of our portfolio, the rental rates specified in our leases, the collectability of rent and the level of our operating expenses and other general and administrative costs.

The decrease in net cash provided by operating activities was primarily attributable to a decrease in cash rental revenue and interest income on loans receivable of $13.0 million, due to the disposition of 76 properties during 2016 with a Real Estate Investment value of $145.7 million and the payoff of one loan receivable with a principal balance of $2.9 million, which was partially offset by the acquisition of two properties during the same period with a Real Estate Investment Value of $25.0 million. Additionally, there was a $2.4 million decrease in cash interest expense as a result of principal repayments of $53.9 million of Master Trust 2014 during the year ended December 31, 2017.

Investing Activities

Cash used in investing activities is generally used to fund property acquisitions, for investments in loans receivable and, to a limited extent, for capital expenditures. Cash provided by investing activities generally relates to the disposition of real estate and other assets.

Net cash provided by investing activities during 2017 included cash proceeds of $146.6 million from the disposition of 76 properties, partially offset by $26.0 million of cash used to fund the acquisition of two properties (of which one was a related party purchase from Spirit as discussed in footnote 5 in the accompanying historical combined financial statements). Net cash provided by investing activities also included collections on loans receivable during the year ended December 31, 2017 of $8.8 million.

During the same period in 2016, net cash provided by investing activities included cash proceeds of $141.3 million from the disposition of 48 properties, partially offset by $62.7 million of cash used to fund the acquisition of 17 properties (of which seven were related party purchases from Spirit as discussed in footnote 5 in the accompanying historical combined financial statements). Net cash provided by investing activities also included collections on loans receivable during the year ended December 31, 2016 of $6.9 million.

Financing Activities

Generally, our net cash used in financing activities is impacted by our contributions/distributions to Spirit and net borrowings under Master Trust 2014 and CMBS.

Net cash used in financing activities during 2017 was primarily attributable to net distributions to Spirit of $749.3 million, repayments under Master Trust 2014 of $61.1 million, and deferred financing costs of $11.2 million. Net cash provided by financing activities also included borrowings under Master Trust 2014 of $618.1 million

For the same period in 2016, net cash used in financing activities was primarily attributable to net distributions to Spirit of $81.6 million, repayments under Master Trust 2014 of $15.1 million and repayments under CMBS of $119.5 million.

Comparison of Years Ended December 31, 2016 and 2015

The following table presents a summary of our cash flows for the years ended December 31, 2016 and 2015 (in thousands):

	Years Ended December 31,
	2016	2015	Change
Net cash provided by operating activities	$138,175	$144,100	$(5,925)
Net cash provided by investing activities	82,861	247,930	(165,069)
Net cash used in financing activities	(218,672)	(433,603)	214,931

Net increase (decrease) in cash, cash equivalents and restricted cash	$2,364	$(41,573)	$43,937

As of December 31, 2016, we had $12.7 million of cash, cash equivalents and restricted cash as compared to $10.3 million as of December 31, 2015.

Operating Activities

Our cash flows from operating activities are primarily dependent upon the occupancy level of our portfolio, the rental rates specified in our leases, the collectability of rent and the level of our operating expenses and other general and administrative costs.

The decrease in net cash provided by operating activities was primarily attributable to a decrease in cash rental revenue and interest income on loans receivable of $15.6 million, due to the disposition of 48 properties during 2016 with a Real Estate Investment Value of $145.7 million and the payoff of 70 loans receivable with a principal balance of $33.5 million, which was partially offset by the acquisition of 17 properties during the same period with a Real Estate Investment Value of $93.9 million. Additionally, there was a $6.4 million decrease in cash interest expense as a result of the defeasance of $119.3 million of CMBS during the year ended December 31, 2016.

Investing Activities

Cash used in investing activities is generally used to fund property acquisitions, for investments in loans receivable and, to a limited extent, for capital expenditures. Cash provided by investing activities generally relates to the disposition of real estate and other assets.

Net cash provided by investing activities in 2016 included cash proceeds of $141.3 million from the disposition of 48 properties, partially offset by $62.7 million of cash used to fund the acquisition of 17 properties (of which seven were related party purchases from Spirit as discussed in footnote 5 in the accompanying historical combined financial statements). Net cash provided by investing activities also included collections on loans receivable during the year ended December 31, 2016 of $6.9 million.

During the same period in 2015, net cash provided by investing activities included cash proceeds of $322.3 million from the disposition of 78 properties, partially offset by $79.1 million of cash used to fund the acquisition of 28 properties (of which 18 were related party purchases from Spirit as discussed in footnote 5 in the accompanying historical combined financial statements). Net cash provided by investing activities also included collections on loans receivable during the year ended December 31, 2015 of $9.9 million.

Financing Activities

Generally, our net cash used in financing activities is impacted by our contributions/distributions to Spirit and net borrowings under Master Trust 2014 and CMBS.

Net cash used in financing activities during 2016 was primarily attributable to net distributions to Spirit of $81.6 million, repayments under Master Trust 2014 of $15.1 million and repayments under CMBS of $119.5 million.

For the same period in 2015, net cash used in financing activities was primarily attributable to net distributions to Spirit of $383.1 million, repayments under Master Trust 2014 of $14.3 million, repayments under a line of credit of $15.2 million, and repayments under CMBS of $20.5 million.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to financial market risks, especially interest rate risk. Interest rates and other factors, such as occupancy, rental rates and the financial condition of our tenants, influence our performance more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. As described above, we generally offer leases that provide for payments of base rent with scheduled increases, based on a fixed amount or the lesser of a multiple of the increase in the CPI over a specified period term or fixed percentage and, to a lesser extent, contingent rent based on a percentage of the tenant’s gross sales to help mitigate the effect of inflation. Because the properties in our portfolio are generally leased to tenants under triple-net leases, where the tenant is responsible for property operating costs and expenses, our exposure to rising property operating costs due to inflation is mitigated.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and global economic and political conditions, and other factors which are beyond our control. Our operating results will depend heavily on the difference between the revenue from our assets and the interest expense incurred on our borrowings. We may incur variable rate debt in the future. In addition, decreases in interest rates may lead to additional competition for the acquisition of real estate due to a reduction in desirable alternative income-producing investments. Increased competition for the acquisition of real estate may lead to a decrease in the yields on real estate we have targeted for acquisition. In such circumstances, if we are not able to offset the decrease in yields by obtaining lower interest costs on our borrowings, our results of operations will be adversely affected. Significant increases in interest rates may also have an adverse impact on our earnings if we are unable to acquire real estate with rental rates high enough to offset the increase in interest rates on our borrowings.

In the event interest rates rise significantly or there is an economic downturn, defaults may increase and result in credit losses, which may adversely affect our liquidity and operating results. In a decreasing interest rate environment, borrowers are generally more likely to prepay their loans in order to obtain financing at lower interest rates. Some of our investments in our mortgage loans receivable have significant prepayment protection in the form of yield maintenance provisions, which provide us with yield protection in a decreasing interest rate environment with respect to this portion of our investment portfolio.

The objective of our interest rate risk management policy is to match fund fixed-rate assets with fixed-rate liabilities. As of December 31, 2017, our assets were primarily long-term, fixed-rate leases (though most have scheduled rental increases during the terms of the leases). As of December 31, 2017, all $2.0 billion of our indebtedness consisted of long-term, fixed-rate obligations, consisting of our Master Trust 2014 notes. As of December 31, 2017, the weighted average stated interest rate of the Master Trust 2014 obligations, excluding amortization of deferred financing costs and debt discounts/premiums, was approximately 5.0%. As of December 31, 2017, we had no variable-rate obligations.

The estimated fair value of our Master Trust 2014 notes has been derived based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table discloses the fair value as of December 31, 2017 (in thousands):

	Carrying Value	Estimated Fair Value
Master Trust 2014, net (1)	$1,926,835	$2,030,191

(1)	The carrying value of the debt instruments are net of unamortized deferred financing costs and certain debt discounts/premiums.

BUSINESS AND PROPERTIES

Our Company

We are a newly formed, externally-managed REIT with a portfolio of primarily single-tenant properties throughout the U.S. Upon completion of the spin-off, we expect to own investments in a portfolio of approximately 901 properties, approximately 58.0% of which are operated under master leases. At December 31, 2017, our properties had an Occupancy of 99.1%, and their leases had a weighted average non-cancelable remaining lease term (based on Contractual Rent) of approximately 10.6 years. These leases are generally long-term, with non-cancelable initial terms of 15 to 20 years and tenant renewal options for additional terms. As of December 31, 2017, approximately 96.0% of our single-tenant leases (based on Contractual Rent) provided for increases in future annual base rent.

The assets comprising Master Trust 2014 will be the largest component of SMTA. Master Trust 2014 is an investment-grade rated long-term ABS platform through which we are able to raise capital on an ongoing basis by issuing non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans receivable. Additionally, we will own one distribution center property encumbered with CMBS debt, an unencumbered portfolio of properties primarily leased to Shopko, a Midwest retailer operating in the general merchandise industry, and 15 other unencumbered properties.

We will be externally managed by Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, a self-administered and self-managed REIT with in-house capabilities, including acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting and capital markets. Spirit primarily invests in single-tenant, operationally essential real estate throughout the U.S. that is generally acquired through strategic sale-leaseback transactions and subsequently leased on a long-term, triple-net basis to high-quality tenants with business operations within predominantly retail and, to a lesser extent, office and industrial property types. We will not have any employees. All of the services typically provided by employees will be provided to us by our Manager pursuant to an Asset Management Agreement. We believe that our Manager is well-positioned to optimize the operating and financial performance of our portfolio and that the experience, extensive industry relationships and asset management expertise of its senior management team will enable us to compete effectively for acquisitions and help generate attractive returns for our shareholders.

We intend to elect to be taxed as a REIT for federal income tax purposes, and we intend to conduct our business and own substantially all of our assets through the Operating Partnership.

Prior to the completion of the spin-off, we are a wholly-owned subsidiary of Spirit.

Our Mission Statement

Our mission will be to grow and reinforce our asset base through a) our Manager’s active and experienced management of our portfolio, b) pursuing monetization and capital recycling of our Shopko Assets, c) redeveloping select Shopko Assets, and d) developing select outparcels of Shopko Assets into quick service restaurants and casual dining restaurants. We intend to utilize Master Trust 2014 to provide long-term financing for redeployed proceeds from dispositions of our Shopko Assets. We plan to redeploy Shopko proceeds into new assets consistent with the Spirit Heat Map and Spirit Property Ranking Model. We will generally focus on entering into new leases with small and medium sized tenants using master lease structures, with contractual rent escalators and requirements to provide unit level financial reporting.

Our Competitive Strengths

•	Strong Master Trust 2014 Platform. Master Trust 2014 will be the cornerstone of SMTA. Master Trust 2014 has a long and stable history as one of the first issuers of triple-net ABS notes in the early

2000s and was investment-grade rated as of December 31, 2017. Since its creation, Master Trust 2014 has issued several series of notes as additional properties have been acquired and added as collateral, including our most recent issuance of approximately $674.4 million aggregate principal amount of notes in December 2017. As of December 31, 2017, Master Trust 2014’s diversified portfolio accounted for 73.6% of our Contractual Rent and consisted of 784 owned properties and mortgage loans receivable secured by an additional six properties, with approximately 195 tenants operating in 44 states across 23 industries, including restaurants—quick service, restaurants—casual dining, movie theaters and medical / other office. We believe it would be difficult for a new competitor to replicate such a diversified portfolio on a comparable scale. The diversity of the Master Trust 2014 portfolio reduces the risks associated with adverse events affecting a particular tenant or an economic decline in any particular industry. Additionally, the scale of this portfolio allows us to make acquisitions without introducing additional concentration risks.

•	Unencumbered Portfolio to Provide Capital. Master Trust 2014 allows us to issue additional notes as additional properties are acquired and added as collateral, as evidenced by our issuances of several series of notes, including our most recent issuance of approximately $674.4 million aggregate principal amount of notes in December 2017 at a loan-to-value ratio of 75%. We plan to be an active issuer of notes under Master Trust 2014 by aggressively monetizing our Shopko Assets and 15 unencumbered properties and reinvesting the proceeds in properties that will be added to the collateral pool.

•	Attractive In-Place Long-Term Indebtedness and Liquidity to Support Business. We seek to select funding sources designed to lock in long-term investment spreads and limit interest rate sensitivity. We also seek to balance the use of debt (which includes Master Trust 2014, CMBS and bank borrowings) and equity financing (including possible preferred share issuances). As of December 31, 2017, we had $2.1 billion aggregate principal amount of indebtedness outstanding, with a weighted average maturity of 5.6 years and a weighted average interest rate of 5.0%. Our long-term leases and in-place indebtedness allow us to deliver attractive levered cash-on-cash returns to our shareholders. There are balloon payments of $365.9 million due under our debt instruments prior to January 1, 2021, and 86.3% of the principal balance of our indebtedness at December 31, 2017 is fully or partially amortizing, providing for an ongoing reduction in principal prior to maturity.

•	Long-Term, Triple-Net Leases. Our properties had a 99.1% Occupancy as of December 31, 2017, with a weighted average non-cancelable remaining lease term (based on Contractual Rent) of approximately 10.6 years. Due to the triple-net structure of approximately 95.1% of our leases (based on Contractual Rent) as of December 31, 2017, we do not expect to incur significant capital expenditures. The potential impact of inflation on our operating expenses is also minimal because approximately 96.0% of our leases (based on Contractual Rent) as of December 31, 2017 provided for increases in future contractual base rent.

•	Experienced Manager with In-House Capabilities Across Asset Management, Investment, Credit and Research Functions. The senior management of our Manager has significant experience in the real estate industry and in managing public companies, including asset management, investment, credit, research, finance, IT and accounting functions. Our Manager’s President and Chief Executive Officer and our trustee, Jackson Hsieh, has been active in the real estate industry for over 25 years, holding numerous leadership positions in real estate investment banking and public real estate companies. Our Manager’s Head of Asset Management, Ken Heimlich, has over 25 years of industry experience.

•	Operational Continuity. Our Manager has intimate knowledge of our portfolio from providing asset management, property management, investment, credit and research functions for these assets historically, as well as becoming the direct servicer of Master Trust 2014 collateral in the second quarter of 2017. We will benefit from this knowledge base as we transition into a separate public entity. Our Manager has established internal processes for accounting, finance and IT to allow for the effective management of our assets.

We intend to have our Manager continue to use the Spirit Heat Map and the proprietary Spirit Property Ranking Model to identify asset recycling opportunities and enhance our acquisition and disposition decisions. Further, we will utilize our Manager’s knowledge of our portfolio and our Manager’s network and infrastructure to manage our properties, source deals, underwrite credit and assist with back office support, including accounting and information technology.

•	Investment Strategy and Portfolio Rankings. Our Manager’s underwriting and risk management expertise enhances our ability to identify and structure investments that we believe provide superior risk-adjusted returns due to specific investment risks that can be identified and mitigated through intensive credit underwriting and real estate analysis, tailored lease structures (such as master leases) and ongoing tenant monitoring. Spirit has instituted a proprietary Spirit Property Ranking Model that our Manager will also apply to our portfolio. The Spirit Property Ranking Model is used annually to rank all properties in our and Spirit’s portfolio, across twelve factors and weightings consisting of both real estate quality scores and credit underwriting criteria, in order to benchmark property quality, identify asset recycling opportunities and to enhance acquisition and disposition decisions. Spirit also updates the Spirit Heat Map that will be used for us and Spirit, which analyzes tenant industries across Porter’s Five Forces and potential causes of technological disruption to identify tenant industries that Spirit believes to have good fundamentals for future performance. Porter’s Five Forces – threats of new entrants, threats of substitutes, the bargaining power of customers, the bargaining power of suppliers and industry rivalry – is an analytical framework used to examine the attractiveness of an industry and potential for disruption in that industry. We believe that our Manager’s approach to underwriting and risk management provides us with a unique competitive advantage that translates into the potential for attractive levered cash-on-cash returns to our shareholders.

SPIRIT PROPERTY RANKING MODEL1

(1)	Represents properties as of December 31, 2017 of Spirit and the Predecessor Entities that will be contributed to SMTA.

SPIRIT HEAT MAP—PORTFOLIO / INVESTMENT METHODOLOGY

•	Highly Incentivized Management Structure. We have structured the Asset Management Agreement to incentivize our Manager to drive our growth and total shareholder return. Under the Asset Management Agreement, in addition to an annual $20.0 million flat fee, our Manager will be entitled to receive a promote payment based on meeting certain shareholder return thresholds to be described in a subsequent amendment. The promote payment, due upon the earliest of (i) a termination of our Asset Management Agreement by us without cause, (ii) a termination of our Asset Management Agreement by our Manager for cause (including upon a Change in Control), and (iii) the date that is 42 full calendar months after the distribution date, provides our Manager with additional compensation the higher the total shareholder return resulting from an investment in our common shares during the relevant period. If a Change in Control of us occurs on or within the first 18 months after the distribution date, the promote payment will be reduced so that the sum of the termination fee under the Asset Management Agreement and promote payment does not exceed $100.0 million. See “Our Manager and Asset Management Agreement” for a more detailed description of the promote payment. In addition, under the Property Management and Servicing Agreement for Master Trust 2014, our Manager will receive property management fees, which accrue daily at 0.25% per annum of the collateral value of Master Trust 2014 collateral pool, less any specially serviced assets and special servicing fees, which accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced. We believe the relatively stable nature of the asset management and property management fees will allow us to increase our asset base without proportional increases in our general and administrative expenses due to economies of scale.

•	Attractive Corporate Governance. We will have a governance structure designed to promote the long-term interests of our shareholders. Some of the significant features of our corporate governance structure include:

•	our Manager is a public company;

•	our board of trustees is not classified, each of our trustees is subject to re-election annually and we cannot classify our board in the future without the prior approval of our shareholders;

•	we provide for majority shareholder voting in uncontested trustee elections;

•	shareholders may alter or repeal any provision of our bylaws or adopt new bylaws with the affirmative vote of a majority of all votes entitled to be cast on the matter by shareholders;

•	of the six trustees who will serve on our board of trustees immediately after the completion of the spin-off, we expect our board to determine that four of our trustees satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act, with all four of these trustees having no prior affiliations with Spirit;

•	at least one of our trustees will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the Maryland business combination and control share acquisition statutes, and we cannot opt back in without prior shareholder approval;

•	we do not have a shareholders rights plan, and we will not adopt a shareholders rights plan in the future without (i) the approval of our shareholders or (ii) seeking ratification from our shareholders within 12 months of adoption of the plan if the board of trustees determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior shareholder approval;

•	we will not include a “group,” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act, in the definition of “person” for purposes of the “ownership limits” set forth in our declaration of trust;

•	our chief executive officer will exclusively dedicate his/her services to us; and

•	our corporate governance policy will establish a comprehensive framework to address conflicts.

Business and Growth Strategies

We will seek to maximize shareholder value through:

•	Focus on Diversified Assets in Target Industries. Our investment strategy will be to continue to increase our exposure to industries that we determine are attractive based on Spirit’s proprietary Spirit Heat Map and where we believe we are underweight, including health and fitness, distribution centers, auto service, restaurants—quick service and entertainment assets. On the disposition side, we intend to reduce our Shopko concentration, as well as potentially reduce industry concentration based on the Spirit Heat Map and where we believe we are overweight, including restaurants—casual dining and movie theaters.

We monitor and manage the diversification of our real estate investment portfolio in order to reduce the risks associated with adverse developments affecting a particular tenant, property, industry or region. Our strategy emphasizes a portfolio that (i) derives no more than 7%, excluding Shopko, of Contractual Rent from any single tenant or more than 7% of Contractual Rent from any single property, (ii) is leased to tenants operating in various industries and (iii) is geographically diversified. While we consider the foregoing when making investments, we may make opportunistic investments that do not meet one or more of these criteria if we believe the opportunity is sufficiently attractive. As of December 31, 2017, Shopko contributed 19.9% of our Contractual Rent and represented 15.3% of total assets. As of December 31, 2017, no other tenant contributed more than 7% of our Contractual Rent or represented more than 7% of our total assets, and no one single property contributed more than 7% of our Contractual Rent.

•	Focus on Small and Middle Market Companies. We will primarily focus on investing in properties that we net lease to small and middle market companies with attractive credit characteristics and stable operating histories, but that may not carry a credit rating from a rating agency. This strategy offers us the opportunity to achieve superior risk-adjusted returns when coupled with our intensive credit and real estate analysis, lease structuring and ongoing portfolio management. Small and middle market companies are often willing to enter into leases with structures and terms we consider attractive (such as master leases, leases with rental escalations and leases that require ongoing tenant financial reporting) and that we believe increase the security of rental payments. We may also selectively acquire properties leased to large companies where we believe that we can achieve superior risk-adjusted returns, subject to our investment guidelines and conflicts of interest policy.

•	Portfolio Management through Proactive Asset Management. Our focus will be on maximizing the value of our assets through proactive asset management, including: seller financing to expedite sales of Shopko Assets, effective asset recycling, and new master lease terms, including increased landlord rights, financial controls and performance-based provisions. Additionally, our Manager has robust tenant surveillance and other established processes. We plan to selectively make acquisitions that contribute to our portfolio’s tenant, industry and geographic diversification through proactive recycling of assets. Given the volume of transactions in the single-tenant market, we believe there will be ample opportunities fitting our acquisition and disposition criteria.

•	Selling Down Shopko Exposure to Pursue Selective Growth through Acquisitions. Our Shopko Assets represented 19.9% of Contractual Rent at December 31, 2017, and Shopko is subject to risks that could adversely affect its performance and, thus, its ability to pay us rent. Therefore, we plan to aggressively monetize our Shopko Assets through dispositions, select redevelopments and select outparcel restaurant—quick service and casual dining developments. We intend to proactively engage with Shopko to enhance the value of our assets, and have identified 72 outparcels for potential new development, including 64 in the Midwest and eight in the Pacific Northwest. We will use the proceeds from our dispositions of Shopko Assets to pursue growth opportunities to further strengthen and diversify our portfolio. Our Manager has a long relationship with Shopko and has been effective in reducing its exposure to Shopko over the last several years.

•	Active Issuer Under Master Trust 2014. We intend to utilize Master Trust 2014 to lever proceeds from dispositions of Shopko Assets to purchase additional assets that we will add to the collateral pool of Master Trust 2014. We will seek to enter into lease structures that we consider attractive, such as master leases, leases with contractual rent escalators and leases that require ongoing tenant financial reporting, which are attractive features that would allow us to further optimize our borrowing capacity under the Master Trust 2014. Master Trust 2014 provides us access to incremental leverage capacity and liquidity to fund our growth and achieve our asset recycling goals. Additionally, we believe that capital recycling will help drive growth, as well as provide our investors attractive cash-on-cash returns and improve portfolio diversification. In December 2017, we completed an issuance of approximately $674.4 million aggregate principal amount of Master Trust 2014 notes and contributed 10 additional real estate properties to the collateral pool with a total appraised value of $282.4 million.

Our Portfolio

Property Portfolio Information

Our diverse real estate portfolio will consist of 895 owned properties upon completion of the spin-off. At December 31, 2017, this portfolio was:

•	leased to 204 tenants;

•	located in 46 states, with six states contributing 5% or more of our Contractual Rent;

•	operating in 23 different industries;

•	with an Occupancy of 99.1%;

•	with 58.0% of our Contractual Rent from master leases;

•	with 96.0% of our leases containing contractual rent escalators (based on Contractual Rent); and

•	with a weighted average remaining lease term of 10.6 years.

Property Portfolio Diversification

The following tables present the diversity of our properties owned at December 31, 2017. The portfolio metrics are calculated based on the percentage of Contractual Rent.

Diversification By Tenant

The following table sets forth information regarding the diversification of our owned real estate properties among different tenants as of December 31, 2017 (total square feet in thousands):

Tenant (1)	Number of Properties	Total Square Feet	Percent of Contractual Rent
Shopko	99	6,701	19.9%
AMC Entertainment, Inc.	14	690	4.6
Academy, LTD.	2	1,564	4.2
Universal Pool Co., Inc.	14	543	3.1
Crème De La Crème, Inc.	9	190	2.4
Goodrich Quality Theaters	4	245	2.3
Casual Male Retail Group Inc.	1	756	2.2
Buehler Food Markets Inc.	5	503	2.2
Carmax, Inc.	4	201	2.1
Heartland Dental Holdings, Inc.	59	234	1.8
Other	676	8,283	55.2
Vacant	8	297	—

Total	895	20,207	100.0%

(1)	Tenants represent legal entities ultimately responsible for obligations under the lease agreements or affiliated entities. Other tenants may operate the same or similar business concepts or brands as those set forth above.

Diversification By Industry

The following table sets forth information regarding the diversification of our owned real estate properties among different industries as of December 31, 2017 (total square feet in thousands):

Industry	Number of Properties	Total Square Feet	Percent of Contractual Rent
General Merchandise	99	6,701	19.9%
Restaurants—Casual Dining	176	958	11.4
Movie Theaters	30	1,545	10.5
Restaurants—Quick Service	243	658	9.1
Medical / Other Office	82	550	5.9
Sporting Goods	4	1,832	5.4
Specialty Retail	21	769	4.3
Education	18	431	4.3
Grocery	20	1,060	3.8
Home Furnishings	17	907	3.8
Automotive Dealers	13	357	3.6
Automotive Service	74	329	3.5
Entertainment	6	404	3.4
Health and Fitness	14	562	3.3
Apparel	2	930	2.3
Distribution	5	370	1.5
Manufacturing	7	763	1.0
Building Materials	30	539	1.0
Car Washes	6	48	1.0
Drug Stores / Pharmacies	8	83	*
Dollar Stores	6	62	*
Automotive Parts	5	33	*
Home Improvement	1	19	*
Vacant	8	297	—

Total	895	20,207	100.0%

*	Less than 1%

Diversification By Asset Type

The following table sets forth information regarding the diversification of our owned real estate properties among different asset types as of December 31, 2017 (total square feet in thousands):

Asset Type	Number of Properties	Total Square Feet	Percent of Contractual Rent
Retail	773	15,681	83.7%
Industrial	42	3,848	9.5
Office	80	678	6.8

Total	895	20,207	100.0%

Diversification By Geography

The following table sets forth information regarding the geographic diversification of our owned real estate properties as of December 31, 2017 (total square feet in thousands):

Location	Number of Properties	Total Square Feet	Percent of Contractual Rent
Texas	64	2,698	12.1%
Wisconsin	37	2,841	9.3
Illinois	70	1,461	8.3
Minnesota	25	1,398	5.5
Ohio	40	1,162	5.3
Georgia	73	528	5.1
Michigan	64	1,184	4.3
Indiana	41	637	4.3
Missouri	36	431	2.6
Florida	47	387	2.6
Pennsylvania	23	405	2.6
Arizona	21	301	2.5
North Carolina	20	386	2.3
Massachusetts	1	756	2.2
Tennessee	48	232	2.0
Oregon	6	300	1.9
South Carolina	16	284	1.9
Nevada	3	166	1.9
California	13	122	1.8
Alabama	29	106	1.6
Kansas	19	246	1.6
Oklahoma	17	201	1.5
South Dakota	7	370	1.5
Iowa	20	371	1.4
Colorado	7	198	1.4
Arkansas	20	316	1.3
New Mexico	11	99	1.3
New York	11	154	1.2
Washington	5	348	1.2
Virginia	17	208	1.0
West Virginia	8	233	1.0
Montana	3	254		*
Nebraska	7	227		*
Kentucky	15	95		*
Idaho	4	227		*
Mississippi	11	60		*
Wyoming	7	145		*
Maryland	12	41		*
New Jersey	3	292		*
Connecticut	1	135		*
Louisiana	7	19		*
Utah	2	97		*
Rhode Island	1	22		*
Alaska	1	50		*
North Dakota	1	7		*
Maine	1	7		*

Total	895	20,207	100.0%

*	Less than 1%

Lease Expirations

The following table sets forth a summary schedule of expiration dates for leases in place as of December 31, 2017. As of December 31, 2017, the weighted average remaining non-cancelable initial term of our leases (based on Contractual Rent) was 10.6 years. The information set forth in the table assumes that tenants do not exercise renewal options and/or any early termination rights (total square feet and Contractual Rent Annualized in thousands):

Leases Expiring In:	Number of Properties	Contractual Rent Annualized (1)	Total Square Feet	Percent of Expiring Contractual Rent
2018	25	$3,516	216	1.5%
2019	72	9,172	853	3.9
2020	37	6,483	453	2.8
2021	62	11,776	1,212	5.0
2022	78	13,841	1,254	5.9
2023	16	3,209	324	1.4
2024	31	7,076	322	3.0
2025	42	17,159	825	7.3
2026	110	19,812	1,931	8.5
2027	65	38,877	3,420	16.6
Thereafter	349	103,244	9,100	44.1
Vacant	8	—	297	—

Total owned properties	895	$234,165	20,207	100.0%

(1)	Contractual Rent multiplied by twelve.

Shopko Master Leases

We are party to three master leases with Shopko: (i) the Second Amended and Restated Master Lease between Spirit Master Funding III, LLC, and Pamida Stores Operating Co., LLC, dated June 1, 2016 (as amended, the “Four Site Master Lease”), (ii) the Amended and Restated Master Lease between Spirit SPE Portfolio 2006-1, LLC and Spirit SPE Portfolio 2006-2 LLC and Shopko Stores Operating Co., LLC, dated December 15, 2014 (as amended, the “2014 Master Lease”), and (iii) the Amended and Restated Master Lease between Spirit SPE Portfolio 2006-3, LLC, and Pamida Stores Operating Co., LLC, dated June 1, 2016 (as amended, the “2016 Master Lease,” and together with the Four Site Master Lease and the 2014 Master Lease, the “Shopko Master Leases”). The following table sets forth certain information regarding the Shopko Master leases as of December 31, 2017.

Master Lease	Number of Properties	Total Square Feet	Initial Lease Expiration Date		Tenant Extension Rights	Contractual Rent Annualized(1)	Percent of Contractual Rent	Percent of Total Assets(2)
Four Site Master Lease	4	127,900	July 31, 2029		4, 5-year successive options	$578,707	0.2%	0.3%
2014 Master Lease
Sub-Portfolio 1	27	2,587,643	December 31, 2035		2, 10-year successive options	22,711,625	9.7%	7.5%
Sub-Portfolio 2	10	927,034	December 31, 2035	(3)	2, 10-year successive options	5,954,267	2.6%	2.0%
Sub-Portfolio 3	22	1,866,012	December 31, 2031	(4)	2, 10-year successive options	12,089,774	5.2%	4.4%

2014 Master Lease Total	59	5,380,689				$40,755,666	17.5%	13.9%
2016 Master Lease
Sub-Portfolio 1	5	175,566	July 31, 2029		2, 10-year successive options	$736,163	0.3%	0.2%
Sub-Portfolio 2	9	305,666	May 31, 2031		2, 10-year successive options	1,523,005	0.7%	0.5%
Sub-Portfolio 3	20	639,345	May 31, 2021		2, 10-year successive options	2,613,315	1.1%	0.8%

2016 Master Lease Total	34	1,120,577				4,872,483	2.1%	1.5%

Total	97	6,629,166				$46,206,856	19.8%	15.7%

(1)	Contractual Rent multiplied by twelve.
(2)	Represents the net book value of properties leased to Shopko as a percentage of total assets of the Predecessor Entities as of December 31, 2017.
(3)	One site in Sub-Portfolio 2 has an expiration date of November 30, 2029.
(4)	Four sites in Sub-Portfolio 3 have an expiration date of May 31, 2026.

Rent Escalators. Each of the Shopko Master Leases contains contractual rent escalators. Base rent under the Four Site Master Lease increases every three years at the rate of the lesser of (a) 5% and (b) 125% of a metric based on the CPI increase over that period. Base rent under the Four Site Master Lease will be adjusted on January 1, 2020. Base rent under the 2014 Master Lease increases annually at the rate of the lesser of (a) 1.95% and (b) 125% of a metric designed to measure the CPI increase over that period. Base rent under the 2014 Master Lease will be adjusted on January 1, 2019. Base rent under the 2016 Master Lease increases every three years at the rate of the lesser of (a) 6% and (b) 125% of a metric designed to measure the CPI increase over that period. Base rent under the 2016 Master Lease will be adjusted on June 1, 2018.

Rent Deferral. Each of the Shopko Master Leases grant the tenant a one-time right, subject to certain conditions including the payment of 11% interest and a grant to us of a second priority lien on the tenant’s interest in its assets and upon 60 days written notice, to defer payment of the monthly base rent for up to three individual months, provided that if the tenant defers monthly base rent for more than one month, such months shall not be consecutive.

Guarantees. All tenant payment and performance obligations under each of the Shopko Master Leases are unconditionally guaranteed by Specialty Retail Shops Holding Corp., the parent company of Shopko.

Financial Reporting. Each of the Shopko Master Leases requires the tenant to cause Specialty Retail Shops Holding Corp. to provide Specialty Retail Shops Holding Corp. financial statements (including a consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows and all other related schedules) and unit level income and expense statements on a quarterly and annual basis.

Events of Default. Each of the Shopko Master Leases contains customary events of default, including defaults in the payment of rent or other monies due and payable, defaults in compliance with other material covenants, conditions or provisions contained in the respective Shopko Master Lease, the levy upon (or imposition of a lien with respect to) the leasehold interest of the tenant or any property under the respective Shopko Master Lease, bankruptcy or other insolvency events related to the tenant or Specialty Retail Shops Holding Corp. and defaults in compliance with the tenant’s financial reporting obligations.

Assignment and Securitization. Each of the Shopko Master Leases provides that we may assign our interest in the leases in full or in part with respect to one or more property locations. In connection with the most recent amendments of our Shopko Master Leases, we have agreed to pay to Shopko (i) $82,500 in connection with each such assigned property under the 2014 Master Lease and (ii) $20,000 in connection with each such assigned property under the Four Site Master Lease and the 2016 Master Lease. All Shopko Master Leases contain covenants requiring the tenant and guarantor to execute documentation in connection with such assignments. The Shopko Master Leases also allow us to securitize our interest in the properties subject to such leases.

Competition

We face competition for acquisitions from investors, including traded and non-traded public REITs, and private equity and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

As a landlord, we compete in the multi-billion dollar commercial real estate market with numerous developers and owners of properties, many of which own properties similar to ours in the same markets in which our properties are located. In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates and flexibility. Some of our competitors have greater economies of scale, have lower cost of capital, have access to more resources and have greater name recognition than we do. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose our tenants or prospective tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when our leases expire.

Our Financing Strategy

We intend to use Master Trust 2014 to periodically raise capital through the issuance of non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans. We also may raise capital by issuing registered debt or equity securities or obtaining asset level financing, when we deem prudent. We expect to fund our operating expenses and other short-term liquidity requirements, including property acquisitions, payment of principal and interest on our outstanding indebtedness, property improvements, re-leasing costs and cash distributions to common shareholders primarily through cash provided by operating activities, proceeds from dispositions of our Shopko Assets and potential future bank borrowings. The form of our indebtedness may vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. We will not enter into interest rate swaps or caps, or similar hedging transactions or derivative arrangements for speculative purposes, but may do so in order to manage or mitigate our interest rate risks on variable rate debt. For additional information regarding our existing debt, please refer to “Description of Indebtedness.”

Investment Guidelines

Our board of trustees will adopt a broad set of investment guidelines to be used by our Manager to evaluate specific investments. Our general investment guidelines prohibit any investment that would cause us to fail to qualify as a REIT. These investment guidelines may be changed by our board of trustees without the approval of our shareholders. For information regarding our policy with respect to approving transactions with affiliates, see “Certain Relationships and Related Party Transactions.”

Policies with Respect to Certain Other Activities

Subject to the approval of our board of trustees, we have the authority to offer our common shares or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our common shares or any other securities and may engage in such activities in the future. We also may make loans to, or provide guarantees of certain obligations of, our subsidiaries. Subject to the percentage ownership and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We may engage in the purchase and sale of investments. Our officers and trustees may change any of these policies and our investment guidelines without a vote of our shareholders. In the event that we determine to raise additional equity capital, our board of trustees has the authority, without shareholder approval (subject to certain NYSE requirements), to issue additional common shares or preferred shares in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Decisions regarding the form and other characteristics of the financing for our investments are made by our Manager, subject to the general investment guidelines adopted by our board of trustees.

Conflicts of Interest Policy

Although we will establish certain policies and procedures designed to mitigate conflicts of interest, there can be no assurances that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement action. See “Our Manager and Asset Management Agreement” and “Risk Factors—Risks Related to Our Relationship with Spirit, Our Manager” for further discussion.

Regulation

General

Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of our properties has the necessary permits and approvals.

Americans with Disabilities Act

Pursuant to the ADA, our properties are required to meet federal requirements related to access and use by persons with disabilities. Compliance with the ADA, as well as a number of additional federal, state and local laws and regulations, may require modifications to properties we currently own and any properties we purchase, or may restrict renovations of those properties. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional financial obligations or restrictions on our properties. Although our tenants are generally responsible for all maintenance and repair costs pursuant to triple-net leases, including compliance with the ADA and other similar laws or regulations, we could be held liable as the owner of the property for a failure of one of our tenants to comply with such laws or regulations.

Environmental Matters

Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek contributions from other identified, solvent, responsible parties for their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral and may adversely impact our investment in that property.

Some of our properties contain, have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, some of our properties are or were used for commercial or industrial purposes that involve or involved the use of petroleum products or other hazardous or toxic substances, or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. These operations create a potential for the release of petroleum products or other hazardous or toxic substances, and we could potentially be required to pay to clean up any contamination. In addition, strict environmental laws regulate a variety of activities that can occur on a property, including the storage of petroleum products or other hazardous or toxic substances, air emissions and water discharges. Such laws may impose fines or penalties for violations. As a result of the foregoing, we could be materially and adversely affected.

Environmental laws also govern the presence, maintenance and removal of ACM. Federal regulations require building owners and those exercising control over a building’s management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to installed ACM in their building. The regulations also have employee training, record keeping and due diligence requirements pertaining to ACM. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACM. The regulations may affect the value of a building containing ACM in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACM when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of ACM and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACM.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties that have not been previously addressed or remediated by us.

Before completing any property acquisition, we obtain environmental assessments in order to identify potential environmental concerns at the property. These assessments are carried out in accordance with the Standard Practice for Environmental Site Assessments (ASTM Practice E 1527-05) as set by ASTM International, formerly known as the American Society for Testing and Materials, and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historical aerial photographs and other information on past uses of the property. These assessments are limited in scope, however, if recommended in the initial assessments, we may undertake additional assessments such as soil and/or groundwater samplings or other limited subsurface investigations and ACM or mold surveys to test for substances of concern. A prior owner or operator of a property or historic operations at our properties may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. If environmental concerns are not satisfactorily resolved in any initial or additional assessments, we may obtain environment insurance policies to insure against potential environmental risk or loss depending on the type of property, the availability and cost of the insurance and various other factors we deem relevant (i.e., an environmental occurrence affects one of our properties where our lessee may not have the financial capability to honor its indemnification obligations to us).

Generally, our leases provide that the lessee will indemnify us for any loss or expense we incur as a result of the presence, use or release of hazardous materials on our property. However, our ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies we obtain, if any. If we are unable to enforce the indemnification obligations of our lessees or if the amount of environmental insurance we carry is inadequate, our results of operations would be adversely affected.

Insurance

Our tenants are generally required to maintain liability and property insurance coverage for the properties they lease from us pursuant to triple-net leases. Under such leases, our tenants are generally required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. Tenants are required to maintain casualty coverage and most carry limits at 100% of replacement cost. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged. See “Risk Factors—Risks Related to our Business and Properties—Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.”

In addition to being generally named as additional insureds on our tenants’ liability policies, we separately maintain commercial general liability coverage with limits of $1.0 million for each occurrence and $2.0 million general aggregate. We also maintain primary property coverage on (i) all unleased properties, (ii) all properties for which such coverage is not required to be carried by a tenant and (iii) all properties for which we obtain such coverage but the costs of which are reimbursed by tenants. In addition, we maintain excess property coverage on all remaining properties and other property coverage as may be required by our lenders. We intend to enter into an insurance sharing agreement with Spirit, see “Certain Relationships and Related Transactions.”

Employees

We are managed by our Manager pursuant to the Asset Management Agreement between our Manager and us. All of our officers are employees of our Manager or an affiliate of our Manager. We do not have any employees.

Legal Proceedings

From time-to-time, we may be subject to certain claims and lawsuits in the ordinary course of business, the outcome of which cannot be determined at this time. In the opinion of management, any liability we might incur upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on our combined financial position or results of operations.

OUR MANAGER AND ASSET MANAGEMENT AGREEMENT

We will be externally managed by Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, which we refer to as our Manager, pursuant to the terms of the Asset Management Agreement that we will enter into prior to the completion of the spin-off. Under the Asset Management Agreement, our Manager will provide a management team that will be responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of trustees. We will not have any employees. Our officers and the other individuals who execute our business strategy will be employees of our Manager or its affiliates. These individuals, other than our chief executive officer, will not be required to exclusively dedicate their services to us and may provide services for other entities affiliated with our Manager, including Spirit. The Asset Management Agreement will become effective upon completion of the spin-off.

Manager Duties

Our Manager, subject to the supervision of our board of trustees, will be responsible for managing our assets and day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations as it determines may be appropriate, including, without limitation:

(i)	sourcing, investigating and evaluating prospective investments and dispositions of investments, subject to and consistent with the investment manual, and making recommendations with respect thereto to our board of trustees, where applicable;

(ii)	subject to and consistent with the investment manual, conducting negotiations with brokers, sellers and purchasers, and their respective agents and representatives, investment bankers and owners of privately and publicly held real estate or related assets, regarding the purchase, sale, exchange or other disposition of any investments;

(iii)	managing and monitoring the operating performance of investments and providing periodic reports to our board of trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

(iv)	assisting us in developing criteria that are specifically tailored to our investment objectives and making available to us our Manager’s knowledge and experience with respect to our target assets;

(v)	engaging and supervising independent contractors that provide services relating to us or our investments, including, but not limited to, investment banking, legal or regulatory advisory, tax advisory, accounting advisory, securities brokerage, property management/operations, property condition, real estate and leasing advisory and brokerage, and other financial and consulting services reasonably necessary for our Manager to perform its duties;

(vi)	negotiating, on our behalf, the terms of loan documents for our financings;

(vii)	enforcing, monitoring and managing compliance with loan documents to which we are a party on our behalf;

(viii)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with our joint venture or co-investment partners;

(ix)	coordinating and supervising all property managers, tenant operators, leasing agents and developers for the administration, leasing, management and/or development of any of our investments;

(x)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(xi)	administering bookkeeping and accounting functions as are required for our management and operation, contracting for audits and preparing or causing to be prepared such periodic reports and filings as may be required by any governmental authority in connection with the ordinary conduct of our business, and otherwise advising and assisting us with compliance with applicable legal and regulatory requirements, including, without limitation, periodic reports, returns or statements required under the Exchange Act, the Code and any regulations or rulings thereunder, the securities and tax statutes of any jurisdiction in which we are obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(xii)	advising and assisting in the preparation and filing of all offering documents, registration statements, prospectuses, proxies, and other forms or documents filed with the SEC pursuant to the Securities Act or any state securities regulators (it being understood that we are responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings and that our Manager will not be held liable for any costs or liabilities arising out of any misstatements or omissions in our offering documents, SEC filings, state regulatory filings or other filings referred to in this subparagraph, whether or not material (except by reason of acts constituting bad faith, willful misconduct or gross negligence of our Manager’s duties under our Asset Management Agreement), and we will promptly indemnify our Manager for such costs and liabilities);

(xiii)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs;

(xiv)	taking all necessary actions to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xv)	counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(xvi)	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(xvii)	counseling us in connection with policy decisions to be made by our board of trustees;

(xviii)	evaluating and recommending to our board of trustees modifications to any hedging strategies in effect on the date hereof and engaging in hedging activities;

(xix)	communicating with our investors and analysts as required to satisfy reporting or other requirements of any governing body or exchange on which our securities are traded and to maintain effective relations with such investors;

(xx)	investing and re-investing our moneys and securities (including investing in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

(xxi)	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of trustees;

(xxiii)	using commercially reasonable efforts to cause expenses incurred by or on our behalf to be within any expense guidelines set by our board of trustees from time to time;

(xxiv)	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of trustees and our Manager will agree from time to time or as our Manager deems appropriate under the particular circumstances; and

(xxv)	using commercially reasonable efforts to cause us to comply with all applicable laws and regulations in all material respects, subject to us providing appropriate, necessary and timely funding of capital.

We specifically reserve to our board of trustees the following powers:

(i)	the approval of prospective investments, to the extent required by the investment manual, the conflicts of interest policy of which may not be amended in a manner that is detrimental in any material respect to us without approval by our board of trustees;

(ii)	the approval of prospective dispositions of investments, to the extent required by the investment manual;

(iii)	the approval of the terms of loan documents for our financings;

(iv)	the approval of our annual budget;

(v)	the approval of the retention of our registered public accountants;

(vi)	the approval of any material transaction between us and our Manager and its affiliates, other than transactions pursuant to the Asset Management Agreement, the property management agreement and other transactions in effect as of the distribution date;

(vii)	the issuance of equity or debt securities by us;

(viii)	the grant of equity incentive awards by us;

(ix)	the entry into any material joint venture agreement by us or our subsidiaries;

(x)	the approval of entry into any transaction that would constitute a change in control (as defined in the Asset Management Agreement); and

(xi)	such other matters as may be determined by our board of trustees from time to time.

Management Team

Pursuant to the terms of the Asset Management Agreement, our Manager will provide us with a management team, including a dedicated chief executive officer. The members of our management team will devote such of their time to the management of our Company as is reasonably necessary and appropriate, commensurate with our level of activity from time to time.

Management Fee

We will pay our Manager a management fee equal to $20.0 million per year, payable in equal monthly installments, in arrears; provided, however, that in the event of a Management Fee PIK Event, the portion of the monthly installment of the management fee that is necessary for us to have sufficient funds to declare and pay dividends required to be paid in cash in order for us to maintain our status as a REIT under the Code and to avoid incurring income or excise taxes will, during the occurrence and continuation of any such Management Fee PIK Event, be payable in a number of Series A preferred shares determined by dividing such portion of the management fee by the liquidation preference of the Series A preferred shares rounded down to the nearest whole share. “Management Fee PIK Event” means the good faith determination by our board of trustees that forgoing the payment of all or any portion of the monthly installment of the management fee is necessary for us to have sufficient funds to declare and pay dividends required to be paid in cash in order for us to maintain our status as a REIT under the Code and to avoid incurring income or excise taxes.

Incentive Compensation

To incentivize employees, officers, consultants, affiliates or representatives of our Manager and our dedicated chief executive officer, chief financial officer and non-employee trustees to achieve our goals and business objectives as established by our board of trustees, in addition to the management fee, our board of trustees will have the authority to make recommendations of annual equity awards to our Manager or directly to employees, officers, consultants, affiliates or representatives of our Manager and to our dedicated chief executive officer, chief financial officer and non-employee trustees, based on the achievement by us of certain financial or other objectives established by our board of trustees. Such compensation may be issued in the form of equity awards in our securities or those of our operating partnership.

Term

Our Asset Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated either by us or by our Manager.

Termination

Termination without Cause

(a) Termination by the Company. Our Asset Management Agreement will not be renewed automatically for a renewal term if (i) at least two-thirds of our independent trustees determine that there has been unsatisfactory performance by our Manager that is materially detrimental to us; (ii) a simple majority of our independent trustees determine that it is in our best interest to terminate the Asset Management Agreement in connection with internalizing our management; or (iii) a simple majority of our independent trustees determine that the management fee is unfair to us; provided, that we do not have the right to terminate our Asset Management Agreement under clause (iii) if our Manager agrees to continue to provide the services under our Asset Management Agreement at a fee that a simple majority of our independent trustees have reasonably determined to be fair to us. Additionally, our Manager has certain renegotiation rights regarding the management fee prior to termination under clause (iii).

(b) Termination by our Manager. Our Manager may terminate our Asset Management Agreement upon 180-day notice prior to the expiration of the original term or any renewal term.

Termination for Cause

(a) Termination by the Company. We may terminate our Asset Management Agreement upon 30-day notice to our Manager if (i) there is a commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, (ii) our Manager dissolves as an entity, or (iii) our Manager commits fraud against us, misappropriates or embezzles our funds, or acts in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under our Asset Management Agreement (unless such actions or omissions are cause by an employee of our Manager and our Manager takes appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager’s actual knowledge of their actions or omissions).

(b) Termination by our Manager. Our Manager may terminate our Asset Management Agreement upon 60-day prior notice in the event that we are in default in the performance or observance of any material term, condition or covenant contained in our Asset Management Agreement and such default continues for a period of 30 days after such notice specifying such default and requesting that the same be remedied within 30 days. Our Manager may also terminate the Asset Management Agreement in its sole discretion effective immediately concurrently with or within 90 days following a Change in Control or a non-cause termination of the Property Management and Servicing Agreement, in each case upon 30-days’ prior notice to us.

“Change in Control” means the occurrence of any of the following events:

(i) a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than us or any of our subsidiaries) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; or

(ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of trustees together with any new trustee(s) (other than a trustee designated by a person who has entered into an agreement with us to effect a transaction described in the preceding clause (i) or the succeeding clause (iii) of this definition) whose election by our board of trustees or nomination for election by our shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by us (whether directly involving us or indirectly involving us through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1) which results in our voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into our voting securities or the person that, as a result of the transaction, controls us, directly or indirectly, or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business (we or such person, a successor entity) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

(2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated for purposes of this clause (iii)(2) as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held our securities prior to the consummation of the transaction; or

(iv) approval by our shareholders of our liquidation or dissolution.

Termination Fee

In the event that our Asset Management Agreement is terminated (a) by us without cause or (b) by our Manager for cause (including upon a Change in Control), we will pay to our Manager, on the effective termination date or as promptly thereafter as practicable, a termination fee equal to:

(i) if the effective termination date is on a date on or within the first 18 full calendar months after the date of the Asset Management Agreement, three times the sum of (x) the management fee for the 12 full calendar months preceding the effective termination date, plus (y) the aggregate property management fees, or the property management fees, due to the Manager under the Second Amended and Restated Property Management and Servicing Agreement dated May 20, 2014, by and among Spirit Realty, L.P., Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC and Midland Loan Services (“Property Management Fees”) for the 12 full calendar months preceding the effective termination date; or

(ii) if the effective termination date is on a date after the first 18 full calendar months after the date of the Asset Management Agreement and on or within the first 30 months after the date of the Asset Management Agreement, twice the sum of (x) the management fee for the 12 full calendar months preceding the effective termination date, plus (y) the Property Management Fees for the 12 full calendar months preceding the effective termination date; or

(iii) if the effective termination date is on a date thereafter, the sum of (x) the management fee for the 12 full calendar months preceding the effective termination date, plus (y) the property management fees for the 12 full calendar months preceding the effective termination date.

Promote

Upon the earlier of (a) a termination of our Asset Management Agreement by us without cause, (b) a termination of our Asset Management Agreement by our Manager for cause, and (c) the date that is 42 full calendar months after the distribution date, we are obligated to pay to our Manager, on the date of the relevant termination or other event or as promptly thereafter as practicable, a cash promote payment. We will describe the calculation of the promote payment in a subsequent amendment.

Reimbursement of Expenses

Except as otherwise approved by a majority vote of our independent trustees, our Manager is responsible for the following expenses incurred in connection with the performance of its duties under the Asset Management Agreement:

(i)	employment expenses of the personnel employed by our Manager, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(ii)	fees and travel and other expenses of officers and employees of our Manager, except fees and travel and other expenses of such persons who are our trustees or officers incurred in their capacities as such;

(iii)	rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of our Manager, except to the extent such expenses relate solely to an office maintained by us separate from the office of our Manager; and

(iv)	miscellaneous administrative expenses relating to the performance by our Manager of its obligations.

We are generally responsible for paying all of our expenses, including the following:

(i)	the cost of borrowed money;

(ii)	taxes on income and taxes and assessments on real and personal property, if any, and all other taxes applicable to us or our subsidiaries;

(iii)	legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and listing of our or our subsidiaries’ securities on the stock exchange, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(iv)	expenses related to our or our subsidiaries’ organization, restructuring, reorganization or liquidation, or expenses of revising, amending, converting or modifying our or such subsidiaries’ organizational documents;

(v)	fees and travel and other expenses of members of our board of trustees and our officers or those of individuals in similar positions with any of our subsidiaries in their capacities as such (but not in their capacities as officers or employees of our Manager) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on our or our subsidiaries’ behalf;

(vi)	expenses directly connected with the investigation, acquisition, disposition or ownership of real estate interests or other property (including third-party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of our Manager, to the extent that our Manager is responsible for such expenses;

(vii)	all insurance costs that we or our subsidiaries incur (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which we or our subsidiaries are a party;

(viii)	expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by our trustees to holders of our securities or those of our subsidiaries;

(ix)	all expenses connected with communications to holders of our securities or those of our subsidiaries and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of any transfer agent, the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of our securities or those of our subsidiaries;

(x)	any other legal, accounting and auditing fees and expenses, in addition to those described in subsection (iii) above;

(xi)	filing and recording fees for regulatory or governmental filings, approvals and notices;

(xii)	expenses relating to any office or office facilities maintained by us or by our subsidiaries separate from the office of our Manager; and

(xiii)	the costs and expenses of all equity award or compensation plans or arrangements established by us or by any of our subsidiaries, including the value of awards made by us or by any of our subsidiaries to our Manager or its employees, if any, and payment of any employment or withholding taxes in connection therewith; and

(xiv)	all of our or our subsidiaries’ costs and expenses, other than those to be specifically borne by our Manager pursuant to the Asset Management Agreement.

Indemnification

Pursuant to the Asset Management Agreement, our Manager assumes no responsibility other than to render its services called in good faith and is not responsible for any action of our board of trustees in following or declining to follow any of its advice or recommendations. Our Manager, its members, managers, officers and employees are not liable to us or any of our subsidiaries, to our board of trustees, or our or any of our subsidiaries shareholders or partners for any acts or omissions by our Manager, its affiliates, members, managers, officers or employees, pursuant to or in accordance with the Asset Management Agreement, except by reason of acts constituting bad faith, willful misconduct or gross negligence. We will, to the full extent lawful, reimburse, indemnify and hold our Manager, its affiliates, members, managers, officers and employees, sub-advisers and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such indemnified party made in good faith in the performance of our Manager’s duties under the Asset Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct or gross negligence.

Our Manager will, to the full extent lawful, reimburse, indemnify and hold us, our shareholders, trustees, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of our Manager constituting bad faith, willful misconduct or gross negligence.

Assignment

Our Asset Management Agreement will terminate automatically in the event of an assignment, in whole or in part, by our Manager, unless such assignment is made with the consent of a majority of our independent trustees. No consent is required in the case of an assignment by our Manager to an entity whose business and operations are managed or supervised by Spirit Realty Capital, Inc. or in the case of an assignment to a Qualified Successor Manager. A “Qualified Successor Manager” means an entity that, at the time it is appointed as successor Manager (i) is legally qualified and has the capacity to carry out the duties and obligations of our Manager, (ii) owns and/or manages at least 10.0 million square feet of commercial property and (iii) has a tangible net worth equal to or greater than $1.0 million and covenants with us to maintain a tangible net worth in at least such amount at all times. Our Manager will continue to be liable to us for all errors or omissions of any assignee that is managed or supervised by Spirit Realty Capital, Inc. but will not be liable for errors or omissions of any Qualified Successor Manager.

We may not assign the Asset Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization that is our successor (by merger, consolidation or purchase of assets).

MANAGEMENT

Our Trustees and Executive Officers

Currently Jackson Hsieh is our only trustee. Upon completion of the spin-off, our board of trustees is expected to be comprised of six members, one of whom will be an executive of our Manager’s parent, Spirit. Each of our trustees will serve until the first annual meeting of our shareholders and until his or her successor is duly elected and qualifies. Thereafter, each of our trustees will be elected by our common shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. We expect our board of trustees to determine that each of the        trustee nominees listed in the table below satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, the number of trustees may never be less than the minimum number required by Maryland law nor, unless our bylaws are amended, more than        .

The following table sets forth certain information regarding our executive officers and trustees and those persons who have agreed to become trustees immediately after completion of the spin-off:

Name	Age	Position
Jackson Hsieh	58	Chairman of the Board

Biographical Information for Executive Officers

We expect that prior to the spin-off, the Company’s executive officers will be identified.

Biographical Information for Non-Employee Trustees and Trustee Nominees

The following is the biographical summary of the experience of Mr. Hsieh, our Chairman of the Board. We expect that prior to the spin-off, the Company will have one or more additional non-employee trustees.

Jackson Hsieh, 58, has served as a trustee since our formation in November 2017. Mr. Hsieh has been Chief Executive Officer and President of Spirit Realty Capital, Inc. since May 8, 2017, and first joined Spirit as President and Chief Operating Officer on September 7, 2016. Mr. Hsieh joined Spirit from Morgan Stanley (NYSE:MS), where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley (1983), and earned a master’s degree in Architecture from Harvard University (1987). Mr. Hsieh was selected to serve as a director based on his extensive experience in the real estate industry, including his current service as Chief Executive Officer and President of Spirit, and his strong familiarity with our portfolio.

Corporate Governance—Board of Trustees and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of trustees, which has established investment guidelines for our Manager to follow in its day to day management of our business. Upon completion of the spin-off, a majority of our board of trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Upon completion of the spin-off, our board will establish an audit committee, compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will be composed exclusively of independent trustees, as defined by the listing standards of the

NYSE. Moreover, the compensation committee will be comprised exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee trustees and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside trustees for purposes of Section 162(m) of the Code.

Audit Committee

Our audit committee will be composed of three independent trustees,            ,            , and             .              will serve as the chairperson of the audit committee. We expect that            will be designated as our audit committee financial expert, as that term is defined by the SEC. Each of the audit committee members will be “financially literate” under the rules of the NYSE. The audit committee assists the board in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our compensation committee will be composed of three independent trustees,            ,            , and                . will serve as the chairperson of the compensation committee.

The principal functions of the compensation committee will be to:

•	evaluate the performance of our officers;

•	review and approve the officer compensation plans;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under the Asset Management Agreement;

•	prepare compensation committee reports; and

•	oversee the equity incentive plan.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of officer compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be composed of three independent trustees,             ,             , and             . will serve as the chairperson of the nominating and corporate governance committee.

The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. The nominating and corporate governance committee will also periodically prepare and submit to the board for adoption the committee’s selection criteria for trustee nominees.

It will review and make recommendations on matters involving the general operation of the board and our corporate governance and will annually recommend to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustees’ performance as a whole and of the individual trustees and reports thereon to the board. The committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of the board of trustees will be independent trustees. Upon completion of the spin-off, none of these trustees, or any of our executive officers, will serve as a member of a board of directors or board of trustees or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Trustee Compensation

We have not yet paid any compensation to our trustees. Following completion of the spin-off, we will pay an annual fee of $        to each independent trustee. In addition, an annual fee of $        will be paid to the chair of the audit committee of the board of trustees. Our equity incentive plan provides for grants of common shares to independent trustees on and after the completion of the spin-off.

Affiliated trustees, however, will not be separately compensated by us. All members of the board of trustees will be reimbursed for reasonable costs and expenses incurred in connection with their services on the board of trustees.

Executive Compensation

We are externally managed by our Manager and currently have no employees. Our Manager will provide us with a dedicated chief executive officer, who will be an employee of our Manager. Our other executive officers are also employees of our Manager, and, in such capacity, devote a portion of their time to our affairs as is required pursuant to our Asset Management Agreement. We currently do not pay our executive officers any cash or other compensation, and we have no compensation agreements with our executive officers. Additionally, we do not determine compensation amounts payable to our executive officers. Instead, our Manager or its affiliates have discretion to determine the form and level of compensation paid to and earned by our executive officers. We, in turn, pay our Manager the management fee described in “Our Manager and Asset Management Agreement.”

The Asset Management Agreement does not require that our executive officers, other than our chief executive officer, dedicate a specific amount of time to fulfilling our Manager’s obligations to us under the Asset Management Agreement and does not require a specified amount or percentage of the management fee we pay to our Manager to be allocated to our executive officers. Instead, members of our management team are required to devote such amount of their time to our management as reasonably necessary and appropriate.

Prior to the completion of the spin-off, we intend to adopt an incentive plan as described below, under which we may award equity-based and cash-based awards to our and our subsidiaries’ trustees, directors, officers, employees, consultants and directors, consultants and employees of our Manager and its affiliates that are providing services to us and our subsidiaries. In addition, we expect that the plan will permit us to grant awards to our Manager, which may in turn grant awards to employees, consultants or directors of it and its affiliates. As described below under “—Incentive Award Plan,” these awards are designed to align the interests of such individuals with those of our shareholders and enable our Manager and its affiliates that provide services to us and our subsidiaries to attract, motivate and retain talented individuals.

Incentive Award Plan

Prior to the completion of the spin-off, we intend to adopt the                2018 Incentive Award Plan (the “Plan”), under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain such service providers. The material terms of the Plan, as they are currently contemplated, are summarized below. We are still in the process of developing, approving and implementing the Plan and accordingly, this summary is subject to change.

Eligibility and Administration. Our and our subsidiaries’ trustees, directors, officers, employees, consultants and directors, consultants and employees of our Manager and its affiliates will be eligible to receive awards under the Plan; in addition, we expect that our Manager will be eligible to receive awards under the Plan and in turn issue such awards to employees, consultants or directors of our Manager and/or its affiliates.

Upon completion of the spin-off, the Plan will be administered by our board of trustees with respect to awards to non-employee trustees, but will be administered by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our trustees and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to administer the Plan, including the authority to select award recipients, determine the nature and amount of each award, and determine the terms and conditions of each award. The plan administrator also has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions.

Size of Share Reserve; Limitations on Awards. The total number of shares reserved for issuance pursuant to awards under the Plan is                . The maximum number of common shares that may be issued in connection with awards of incentive stock options (“ISOs”) under the Plan is                .

If any shares subject to an award under the Plan are forfeited, expire or are settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Plan. However, the following shares will not be used again for grant under the Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

To the extent permitted under applicable securities exchange rules without shareholder approval, awards granted under the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the Plan, but will reduce the shares authorized for issuance in connection with ISOs.

Awards. We expect that the Plan will provide for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, stock payments, restricted stock units (“RSUs”), performance shares, other incentive awards and SARs. All awards under the Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in our common shares or cash, as determined by the plan administrator.

•

Stock Options. Stock options provide for the purchase of common shares in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•	Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable common shares that remain forfeitable unless and until specified conditions are met, and that may be subject to a purchase price. RSUs are contractual promises to deliver common shares in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of common shares in the future based on the attainment of specified performance goals, in addition to other conditions that may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine

•	Stock Payments and Other Incentive Awards. Stock payments are awards of fully vested common shares that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from common shares or value metrics related to common shares, and may remain forfeitable unless and until specified conditions are met.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on common shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date (or such other date as may be determined by the administrator) and the date such award terminates or expires, as determined by the plan administrator.

•	Performance Bonus Awards. Performance bonus awards are cash bonus awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions. The plan administrator will have broad discretion to take action under the Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common shares, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Plan and outstanding awards. In the event of a “change in control” of our company (as defined in the Plan), to the extent that the surviving entity declines to assume or substitute outstanding awards or it is otherwise determined that awards will not be assumed or substituted, the plan administrator may cause the awards to become fully vested and exercisable in connection with the transaction.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution and transfers from the Manager to employees, consultants and directors of the Manager and/or its affiliates, awards under the Plan generally will be non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. Subject to certain restrictions, awards granted to the Manager may be transferred by the Manager to an employee, consultant or director or any of its affiliates. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, common shares that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our board of trustees may amend or terminate the Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the aggregate number of shares available under the Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. No ISO may be granted pursuant to the after the tenth anniversary of the date on which our board of trustees adopts the Plan.

Additional REIT Restrictions. The Plan will provide that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our shares contained in our declaration of trust or would impair our status as a REIT.

Code of Business Conduct and Ethics

Our code of business conduct and ethics applies to our officers and trustees and to our Manager’s personnel when such individuals are acting for us or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or trustees may be made only by our board of trustees or one of the committees of our board of trustees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Asset Management Agreement

Prior to the completion of our spin-off, we will enter into an Asset Management Agreement with our Manager pursuant to which our Manager will provide the day-to-day management of our operations. Pursuant to the terms of the Asset Management Agreement, our Manager will provide a management team that will be responsible for implementing our business strategy and performing certain services for us. See “Our Manager and Asset Management Agreement.”

Property Management and Servicing Agreement

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, provides property management services and special services for Master Trust 2014. The property management fees accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets and the special servicing fees accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement. During the years ended December 31, 2017, 2016 and 2015, property management fees of $4.5 million, $4.7 million and $4.8 million, respectively, were incurred. Special servicing fees of $1.0 million, $0.7 million and $0.7 million were incurred in the years ended December 31, 2017, 2016 and 2015, respectively. The property management fees and special servicing fees are included in related party fees in the combined statements of operations.

Separation and Distribution Agreement

We will enter into a Separation and Distribution Agreement with Spirit that will effectuate the spin-off, provide a framework for the relationship between us and Spirit after the spin-off and provide for the allocation between us and Spirit of Spirit’s assets, liabilities and obligations attributable to the period prior to, at and after our spin-off from Spirit. The material terms of this agreement will be described in a subsequent amendment to this information statement. The form of this agreement will be filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Tax Matters Agreement

We will enter into a Tax Matters Agreement with Spirit that will govern the respective rights, responsibilities and obligations of Spirit and us after the spin-off with respect to various tax matters. The material terms of this agreement will be described in a subsequent amendment to this information statement. The form of this agreement will be filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Insurance-Sharing Agreement

We will enter into an Insurance-Sharing Agreement with Spirit that will enable us to be added as a named insured under certain of Spirit’s currently existing insurance policies. The material terms of this agreement will be described in a subsequent amendment to this information statement. The form of this agreement will be filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Registration Right Agreement

In connection with issuance of the Series A preferred shares to Spirit, we will enter into a registration rights agreement with Spirt, pursuant to which we will provide for customary registration rights with respect to the Series A preferred shares, including the following:

Shelf Registration

We will prepare and file not later than             , 20         , a “shelf registration statement” with respect to the resale of all Series A preferred shares held by Spirit (or its permitted assignees or transferees) (collectively, the

“holders”) on an appropriate form that we are then eligible to use for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Unless the shelf registration statement becomes automatically effective, we will use our reasonable best efforts to cause it to be declared effective prior to             , 20         , and, subject to certain limitations, to keep it continuously effective for a period ending when all Series A preferred shares are no longer registrable securities under the registration rights agreement.

Demand Registrations

Beginning             , 20         , if we are not eligible to file a shelf registration statement, if we have not caused a shelf registration statement to be declared effective or if the shelf registration statement ceases to be effective, the holders may require that we register their Series A preferred shares pursuant to a registration statement on an appropriate form that we are then eligible to use (a “demand registration statement”). We will use our reasonable best efforts to cause the demand registration statement to be declared effective as promptly as reasonably practicable after the filing thereof.

Qualified Offerings

If requested by the holders, we will undertake one or more registered offerings to an underwriter on a firm commitment basis for reoffering and resale to the public, in a “bought deal” with an investment bank or in a block trade with a broker-dealer. Unless consented to by the holders, neither we nor any shareholder of ours (other than the holders) may include securities in such offerings.

Listing

We will use our reasonable best efforts to cause all Series A preferred shares covered by a shelf registration statement or a demand registration statement to be listed on a securities exchange or national quotation system, subject to listing standards of such securities exchange or national quotation system.

Expenses and Indemnification

We will pay all third-party registration expenses related to the registration of Series A preferred shares under the registration rights agreement and the performance of our obligations thereunder (including the fees and disbursements of counsel to the Spirit), other than any underwriting fees, discounts or commissions related to sales Series A preferred shares. We will also indemnify the holders against certain liabilities that may arise under the Securities Act.

Other Related Party Transactions

Master Trust 2014 Notes Risk Retention

Each issuance of notes under Master Trust 2014 is required to comply with the risk retention rules issued under 17 CFR Part 246, which obligate the sponsor of a securitization to retain a 5% economic interest with respect to the ABS interests issued following the effective date of the risk retention rule. In the case of Master Trust 2014, in consideration of various factors, including SMTA’s discretionary authority to determine which assets will be selected for acquisition by the Master Trust 2014 issuers and whether and on what terms additional notes will be issued, we expect that SMTA will be the sponsor with respect to future issuances of notes by the issuers and will comply with the risk retention rule by holding the membership interests in the issuers through a majority owned affiliate or pursuant to another permissible method of risk retention. However, Spirit will remain the sponsor with respect to the Series 2017-1 notes and has agreed to comply with the risk retention rule with respect to such Series 2017-1 notes by retaining 5% of each class thereof. See “Description of Indebtedness—Master Trust Notes.”

Performance Undertaking

In connection, with the issuance of notes under Master Trust 2014, Spirit has agreed and may be required to continue to agree to act as support provider, undertaking contingent financial and other liability, both relating to asset transfers that occurred in the past and to asset transfers that may occur in the future. Pursuant to the new indenture, the notes issuer is not able to acquire new assets unless they are covered by a performance undertaking from Spirit or an eligible replacement support provider.

Pursuant to this performance undertaking, Spirit will (i) guarantee the payment and performance of the cure, repurchase, exchange and indemnification obligations of the applicable originators under property transfer agreements, (ii) be deemed to have made the same representations each issuer made on each series closing date with respect to the assets that were in the collateral pool as of such date, (iii) be deemed to make the same representations each issuer is required to make with respect to each transfer of assets from time to time and (iv) agree to perform all covenants, agreements, terms, conditions and indemnities to be performed and observed by each issuer pursuant to the applicable environmental indemnity agreement with respect to environmental violations arising or existing on or prior to the date of the transfer of the relevant property to the collateral pool. In the case of a breach of a deemed representation relating to (ii) or (iii) above, or if there is another defect relating to the affected property (e.g., missing documentation) and such breach or defect materially and adversely affects the value of the related property, Spirit is required to cure such defect or repurchase the property. With respect to the obligations described under (iv), the obligation to remedy any environmental violations are direct obligations of Spirit.

Pursuant to the performance undertaking, at any time following the earlier of the second anniversary of the spin-off or the occurrence of certain other events, including a qualified deleveraging event (described under “Description of Indebtedness”) Spirit’s support provider obligations may be transferred to a successor that satisfies certain criteria. Following such transfer, Spirit will be released from all obligations with respect thereto.

Related Party Purchases and Sales

The combined financial statements of the Predecessor Entities include purchases of properties from Spirit and its wholly-owned subsidiaries. For the year ended December 31, 2017, the Predecessor Entities purchased one property from Spirit for $16.0 million. Additionally, during 2017, Spirit contributed 10 real estate properties to the collateral pool of Master Trust 2014 with total appraised value of $282.4 million in conjunction with the issuance of the Series 2017-1 notes. For the year ended December 31, 2016, the Predecessor Entities purchased three properties from Spirit for $12.1 million. For the year ended December 31, 2015, the Predecessor Entities purchased 18 properties from Spirit for $45.6 million. Additionally, for the year ended December 31, 2016, the Predecessor Entities exchanged $11.3 million in cash and two mortgage loans with outstanding principal receivable of $26.6 million to Spirit for four properties with a net book value of $36.9 million. For all of these transactions, due to all entities being under common control, no gain or loss was recognized by the Predecessor Entities and acquired properties were accounted for by the Predecessor Entities at their historical cost basis to Spirit. Any amounts paid in excess of historical cost basis were recognized as distributions to Spirit.

Related Party Loans Receivable

The Predecessor Entities have four mortgage loans receivable where wholly-owned subsidiaries of Spirit are the borrower, and the loans are secured by six single-tenant commercial properties. In total, these mortgage notes had outstanding principal of $30.8 million and $33.9 million at December 31, 2017 and 2016, respectively, which is included in loans receivable, net on the combined balance sheet, and generated $0.3 million of income in the year ended December 31, 2017 and $0.4 million of income in both the years ended December 31, 2016 and 2015, which is included in interest income on loans receivable in the combined statements of operations. These mortgage notes have a weighted average stated interest rate of 1.0% and a weighted average maturity of 9.8 years at December 31, 2017.

Related Party Note Payable

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, owns notes issued under Master Trust 2014 Series 2014-2. The principal amounts due under the notes are $11.6 million and $11.8 million at December 31, 2017 and 2016, respectively, and is included in mortgages and notes payable, net on the combined balance sheets. The notes have a stated interest rate of 5.8% with a term of 3.2 years to maturity as of December 31, 2017. Subsequent to December 31, 2017, Spirit Realty, L.P. sold its interests in these notes to an unrelated third party. Also, in conjunction with the Series 2017-1 notes issuance completed in December 2017, Spirit Realty, L.P., as sponsor of the issuance, retained a 5% economic interest in the Master Trust 2014 Series 2017-1 notes as required by the risk retention rules issued under 17 CFR Part 246. As such, the principal amounts due under the notes was $33.7 million at December 31, 2017 and is included in the mortgages and notes payable, net on the combined balance sheets. The notes have a weighted average stated interest rate of 4.7% with a term of 5.0 years to maturity as of December 31, 2017.

Expense Allocations

General and administrative expenses of $4.0 million, $1.4 million and $1.7 million during the years ended December 31, 2017, 2016 and 2015, respectively, and transaction costs of $3.2 million for the year ended December 31, 2017 were specifically identified based on direct usage or benefit. The remaining general and administrative expenses, restructuring costs and transaction costs have been allocated to the Predecessor Entities based on relative property count, which the Company believes to be a reasonable methodology. These allocated expenses are centralized corporate costs borne by Spirit for management and other services, including, but not limited to, executive oversight, asset management, property management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations, as well as costs from Spirit’s relocation of its headquarters from Scottsdale, Arizona to Dallas, Texas, which was completed in 2016 and transaction costs incurred in connection with the spin-off. A summary of the amounts allocated is provided below:

	Years Ended December 31,
	2017	2016	2015
Corporate expenses (1)	$19,814	$17,533	$19,057
Restructuring charges	$—	$2,465	$3,036
Transaction costs	$1,180	$—	$—

(1)	Corporate expenses have been included within general and administrative expenses in the combined statements of operations.

The allocated amounts above do not necessarily reflect what actual costs would have been if the Predecessor Entities were a separate standalone public company and actual costs may be materially different.

Statement of Policy Regarding Transactions with Related Persons

Our board of trustees will adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the legal department of our Manager any proposed related person transaction and all material facts about the proposed transaction. The legal department would then assess and promptly communicate that information to our independent trustees. Based on their consideration of all of the relevant facts and circumstances, our independent trustees will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, our best interests, as determined by at least a majority of the independent trustees acting with ordinary care and in good faith. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our independent trustees, who will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any trustee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

THE OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

A summary of the material terms and provisions of the Agreement of Limited Partnership of Spirit MTA REIT, L.P., which we refer to as the “partnership agreement,” is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the partnership agreement. For more detail, please refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this information statement is a part. For purposes of this section, references to “we,” “our” and “us” refer to SMTA.

General

Upon the completion of the spin-off, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our Operating Partnership, either directly or through subsidiaries. The provisions of the partnership agreement described below will be in effect from and after the completion of the spin-off. We will be the sole limited partner of our Operating Partnership and own 99% of our Operating Partnership. Spirit MTA OP Holdings, LLC, one of our wholly-owned subsidiaries, will be the sole general partner and own 1% of our Operating Partnership.

Although upon the completion of the spin-off, our Operating Partnership will be wholly-owned by us as described above, in the future some of our property acquisitions could be financed by issuing units of our Operating Partnership in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to their respective percentage interests in our Operating Partnership if and to the extent authorized by us. Holders of these Operating Partnership units would have the right to cause our Operating Partnership to redeem such units for cash, subject to our right to acquire such units tendered for redemption in exchange for our common shares. The units in our Operating Partnership will not be listed on any exchange or quoted on any national market system.

Purpose, Business and Management

Our Operating Partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act. Our Operating Partnership may enter into any partnership, joint venture, business or statutory trust arrangement, limited liability company or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Delaware Revised Uniform Limited Partnership Act. However, our Operating Partnership may not, without the general partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our Operating Partnership.

In general, our board of trustees will manage the business and affairs of our Operating Partnership by appointing individuals to serve as members of the board of trustees of our general partner, which shall direct the general partner’s business and affairs. If there is a conflict between the interests of our shareholders on one hand and any future limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or any future limited partners; provided, however, that for so long as we own a controlling interest in our Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our shareholders or any future limited partners shall be resolved in favor of our shareholders.

The partnership agreement will also provide that the general partner will not be liable to our Operating Partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any future limited partner, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement will provide that our Operating Partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our Operating Partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services or otherwise in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our Operating Partnership are exclusively vested in Spirit MTA OP Holdings, LLC, in its capacity as the sole general partner of our operating partnership. No future limited partner, in its capacity as a limited partner, will have any right to participate in or exercise management power over our Operating Partnership’s business, transact any business in our Operating Partnership’s name or sign documents for or otherwise bind our Operating Partnership. Spirit MTA OP Holdings, LLC may not be removed as the general partner of our Operating Partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to certain other provisions of the partnership agreement and the rights of future holders of any class or series of partnership interest, Spirit MTA OP Holdings, LLC, in its capacity as the general partner of our Operating Partnership, has the full and exclusive power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our Operating Partnership, to exercise or direct the exercise of all of the powers of our Operating Partnership and to effectuate the purposes of our Operating Partnership without the approval or consent of any future limited partner. The general partner may authorize our Operating Partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any future limited partner. With limited exceptions, the general partner may execute, deliver and perform agreements and transactions on behalf of our Operating Partnership without the approval or consent of any future limited partner.

Additional Limited Partners

We may cause our Operating Partnership to issue additional units or other partnership interests and to admit additional limited partners to our Operating Partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any future limited partner, including:

•	upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our Operating Partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our Operating Partnership.

The net capital contribution need not be equal for all future limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of us or our Operating Partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any future limited partner will be required in connection with the admission of any additional limited partner.

Our Operating Partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any future limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our Operating Partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

PRINCIPAL SHAREHOLDERS

As of the date hereof, all of our outstanding common shares are owned by Spirit Realty, L.P. Immediately after the spin-off, Spirit Realty, L.P. will own 100% of our common shares.

The following table provides information with respect to the expected beneficial ownership of our common shares immediately after the spin-off by (i) each person who we believe will be a beneficial owner of more than 5% of our outstanding common shares, (ii) each of our expected trustees, trustee nominees and named executive officers, and (iii) all expected trustees and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Spirit common stock as of            ,            , unless we indicate some other basis for the share amounts, and assuming a distribution ratio of            of our common shares for              every              share(s) of Spirit common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

To the extent our trustees and officers own Spirit common stock at the time of the spin-off, they will participate in the spin-off on the same terms as other holders of Spirit common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the spin-off, we expect to have outstanding an aggregate of             common shares based upon (i)             shares of Spirit common stock outstanding on            ,             , (ii) distribution by Spirit of 100% of our common shares on the distribution date, and (iii) applying the distribution ratio of             of our common shares for every            share(s) of Spirit common stock held as of the record date.

Unless otherwise indicated, the address of each named person is c/o Spirit MTA REIT,            . No shares beneficially owned by any executive officer, trustee or trustee nominee have been pledged as security.

Beneficial Owner	Number of Shares	% of Shares Outstanding (1)
5% or greater shareholders:

Trustees and Named Executive Officers:
Jackson Hsieh
All Executive Officers and Trustees as a Group ( persons)

(1)	Based on of our common shares, which is calculated by applying the distribution ratio of our common shares for every share(s) of Spirit common stock to the number of shares of Spirit common stock outstanding as of , .

DESCRIPTION OF INDEBTEDNESS

Master Trust 2014

Master Trust 2014 is an asset-backed securitization platform through which SMTA raises capital through the issuance of non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans. Specifically, SMTA owns the beneficial interest in six special purpose limited liability Delaware companies that are structured to be bankruptcy-remote from SMTA that, in turn, own the applicable commercial real estate assets. Master Trust 2014 allows SMTA to issue notes that are secured by the assets of such special purpose entity note issuers that are pledged to the indenture trustee for the benefit of the noteholders. Master Trust 2014 permits the note issuers to issue multiple series of notes, in each case, subject to the satisfaction of certain conditions, but without the consent of the noteholders of any other series. All series of notes are the joint and several obligations of all of the note issuers and secured by the same collateral on a pro rata basis. From time to time, SMTA may add an additional issuer to Master Trust 2014, which issuer will become jointly and severally liable for all series of notes and whose assets will secure all series of notes on the same pro rata basis as the assets of the other note issuers (each, a “note issuer, and, collectively, the “note issuers”). The notes issued and outstanding under Master Trust 2014 as of December 31, 2017 are summarized below:

	Stated Rates (1)	Remaining Anticipated Term	Remaining Legal Term	December 31, 2017	December 31, 2016
			(in Years)	(in Thousands)
Series 2014-1 Class A1	—	—	—	$—	$53,919
Series 2014-1 Class A2	5.4%	2.5	22.6	252,437	253,300
Series 2014-2	5.8%	3.2	23.2	234,329	238,117
Series 2014-3	5.7%	4.2	24.2	311,336	311,820
Series 2014-4 Class A1	3.5%	2.1	27.1	150,000	150,000
Series 2014-4 Class A2	4.6%	12.1	27.1	358,664	360,000
Series 2017-1 Class A	4.4%	5.0	30.0	542,400	—
Series 2017-1 Class B	6.4%	5.0	30.0	132,000	—

Total Master Trust 2014 notes	5.0%	5.4	26.6	1,981,166	1,367,156

Debt discount, net				(36,342)	(18,985)
Deferred financing costs, net				(17,989)	(8,557)

Total Master Trust 2014, net				$1,926,835	$1,339,614

(1)	Represents the individual series stated interest rates as of December 31, 2017 and the weighted average stated rate of the total Master Trust 2014 notes, based on the collective series outstanding principal balances as of December 31, 2017.

On November 20, 2017, the Company made a voluntary pre-payment of the full outstanding principal balance of Master Trust 2014 Series 2014-1 Class A1 notes. On December 14, 2017, the Company completed the issuance of $674,400,000 of notes in Master Trust 2014 comprised of $542,400,000 aggregate principal amount of net-lease mortgage notes Series 2017-1, Class A Notes, and $132,000,000 aggregate principal amount of net-lease mortgage notes Series 2017-1, Class B Notes. Both Class A Notes and Class B Notes have an anticipated repayment date in December 2022 and a legal final payment date in December 2047. The proceeds of this issuance were distributed to Spirit. The Class A Notes bear interest at a rate of 4.36% and the Class B Notes bear interest at a rate of 6.35%. On January 23, 2018, we re-priced a private offering of the Master Trust 2014 Series 2017-1 notes with $674.4 million aggregate principal amount. As a result, the interest rate on the Class B Notes was reduced from 6.35% to 5.49%, while the other terms of the Class B Notes remained unchanged. The terms of the Class A Notes were unaffected by the repricing. In connection with the repricing, we received $8.2 million in additional proceeds that reduced the debt discount. We distributed the additional proceeds to Spirit.

The Series 2017-1 notes are (and each subsequent series of notes issued under Master Trust 2014 will be) required to comply with the risk retention rules issued under 17 CFR Part 246, which obligate the sponsor of a securitization to retain a 5% economic interest with respect to the ABS interests issued following the effective date of the risk retention rule. In the case of Master Trust 2014, in consideration of various factors, including SMTA’s discretionary authority to determine which assets will be selected for acquisition by the MTA issuers and whether and on what terms additional notes will be issued, we expect that SMTA will be the sponsor with respect to future issuances of notes by the issuers and will comply with the risk retention rule by holding the membership interests in the issuers through a majority owned affiliate or pursuant to another permissible method of risk retention. However, Spirit will remain the sponsor with respect to the Series 2017-1 notes and has agreed to comply with the risk retention rule with respect to such Series 2017-1 notes by retaining 5% of each class thereof.

Property Manager and Special Servicer

Spirit provides property management services for the mortgaged properties, services the mortgage loans and leases and specially services the mortgage loans and leases on behalf of the note issuers pursuant to the Property Management and Servicing Agreement, as amended, supplemented, amended and restated or otherwise modified, among the note issuers, Spirit, as “property manager” and as “special servicer,” the indenture trustee, the back-up manager and any co-issuer becoming party as a joining party. Among other responsibilities, the property manager is required to make certain advances in the case of shortfalls in amounts available to pay principal and interest or with respect to customary out-of-pocket expenses in order to protect the mortgaged properties of the note issuers, such as insurance premiums, tenant eviction costs and expenses necessary to preserve the security interest of the indenture trustee; provided that the property manager is not required to make such advances if it determines that such amounts will not be ultimately recoverable from the collateral or collections received by the note issuers.

Following the proposed spin-off, Spirit may elect to be replaced as property manager and special servicer by a direct or indirect wholly owned subsidiary, subject to the satisfaction of certain conditions. Generally, Spirit (or any applicable affiliate) may be terminated as property manager and special servicer only for cause following the occurrence of a property manager replacement event (described below) and may not resign except in the case of illegality. However, following a qualified deleveraging event (described below) or upon termination of the Asset Management Agreement, Spirit (or the TRS) may resign or be replaced as property manager and special servicer, subject to the satisfaction of certain conditions.

“Qualified deleveraging event” means either (i) a firm commitment underwritten public offering of the equity interests of SMTA or any direct or indirect parent entity of SMTA pursuant to a registration statement under the Securities Act, which results in aggregate cash proceeds to SMTA or any direct or indirect parent entity of SMTA of at least $75.0 million (net of underwriting discounts and commissions), (ii) an acquisition (whether by merger, consolidation or otherwise) of greater than 50% of the voting equity interests of SMTA, or any direct or indirect parent of SMTA by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (iii) SMTA or any direct or indirect parent or subsidiary of SMTA sells or transfers (whether by merger, consolidation or otherwise) all of its interests in the note issuers or the note issuers convey or transfer all or substantially all the collateral pool (described below) in accordance with the applicable restrictions in the indenture (in each case, other than a sale, transfer or other conveyance to a direct or indirect parent or wholly owned subsidiary of SMTA).

A “property manager replacement event” will occur if: (a) either the property manager or the special servicer fails to remit or deposit moneys, as required under the transaction documents, which failure remains unremedied for a specified period; (b) the property manager fails to make any advance covering shortfalls in principal and interest as required by the Property Management and Servicing Agreement; (c) the property manager fails to make any property protection advance or fails to pay any emergency property expenses from funds on deposit in the collection account, in each case as required by the transaction documents, which failure remains unremedied for a specified period; (d) either the property manager or the special servicer fails to comply in any material respect with any other of the covenants or agreements on the part of the property manager or the special servicer, as the case may be, contained in the Property Management and Servicing Agreement, which failure continues unremedied for a specified period; (e) any breach on the part of the property manager or the special servicer of any representation or warranty contained in the Property Management and Servicing agreement that materially and adversely affects the interests of the note issuers or the noteholders and that continues unremedied for a specified period; (f) certain events indicating the insolvency of the property manager or special servicer; (g) either the property manager or special servicer assigns any of its obligations to any third party other than as permitted under the transaction documents and does not remedy such breach within a specified period; (h) either the property manager or the special servicer fails to observe any material reporting requirements under the Property Management and Servicing Agreement, which failure remains unremedied for a specified period; (i) any note issuer or the indenture trustee has received notice in writing from any nationally recognized statistical ratings organization then rating any notes at the request of any note issuer citing servicing concerns and stating that the continuation of the property manager or the special servicer in such capacity would, in and of itself, result in a downgrade, qualification or withdrawal of any of the ratings then assigned by such rating agency or other nationally recognized statistical ratings organization to such notes; (j) the declaration of an event of default (described below); (k) an early amortization event occurs and is continuing that is reasonably determined by the back-up manager or the requisite noteholders to be primarily attributable to acts or omissions of the property manager or the special servicer rather than general market factors; or (l) the property manager or the special servicer has engaged in fraud, gross negligence or willful misconduct in connection with its performance under the Property Management and Servicing Agreement and such event could reasonably be expected to have a material adverse effect on the use, value or operation of the collateral pool (taken as a whole), and remains unremedied for a specified period.

Upon the occurrence of a property manager replacement event of which the indenture trustee has knowledge, the indenture trustee is required to notify the noteholders thereof and the requisite noteholders may direct the removal of the property manager or special servicer.

Support Provider and Performance Undertaking

Spirit has agreed and may be required to continue to agree to act as the “support provider” under Master Trust 2014. Pursuant to a performance undertaking, the support provider is obligated to repurchase commercial real estate assets from the note issuers if certain representations and warranties made with respect to such assets at the time such assets were transferred to or acquired by the note issuers prove to be inaccurate. Specifically, pursuant to the performance undertaking, the support provider, (i) has guaranteed the cure, repurchase, exchange and indemnification obligations of its affiliates that have sold commercial real estate assets to the note issuers pursuant to certain property transfer agreements (including, in the case of any such affiliates which cease to exist for any reason, by accepting primary liability for such obligations), (ii) has comparable obligations to the obligations of the note issuers with respect to certain environmental indemnities provided by them with respect to each mortgaged property (described below), but only to the extent that such obligations arose as a result of events, facts or circumstances which existed as of (1) the applicable series closing date, with respect to any such property added to the collateral (described below) on such series closing date or (2) the date such mortgaged property was acquired by the applicable note issuer, with respect to mortgaged properties contributed to the collateral pool on a date other than a series closing date and (iii) has made certain representations and warranties with respect to the mortgaged properties and related leases and mortgage loans (described below) included in the collateral pool and have repurchase, substitution or cure obligations with respect to breaches of such representations or warranties.

Spirit has the right to transfer its obligations to an eligible successor support provider (described below, which is expected to be SMTA) on or after the date that is two years following the completion of the proposed spin-off or at any time following the occurrence of certain other events, including a qualified deleveraging event (described below). An “eligible successor support provider” means SMTA, an entity which owns, directly or indirectly, all of the equity interests of SMTA or an operating partnership subsidiary of SMTA; provided that, in each case, such entity has, among other specified requirements, net assets (defined below) of not less than $750.0 million (and covenants with the trustee to maintain net assets of at least such amount at all times), such entity owns directly or indirectly 100% of the limited liability company interests of the note issuers and such entity’s appointment as successor support provider has satisfied the rating condition. “Net assets” means, with respect to any entity, the difference between (i) the fair value of such entity’s assets, but excluding accumulated depreciation, and (ii) such entity’s liabilities determined in accordance with GAAP.

Collateral Pool

The commercial real estate assets of the note issuers consist primarily of:

•	fee or leasehold title to commercial real estate properties (together with fee or leasehold title to any commercial real estate property acquired by a note issuer and any commercial real estate property or leasehold interest in a commercial real estate property securing a mortgage loan owned by a note issuer, as the context indicates, the “mortgaged properties”) together with the applicable note issuer’s rights in the leases of such mortgaged properties and all payments required thereunder; and

•	monthly pay, first lien, fixed rate commercial mortgage loans secured by fee title to, or leasehold interest in, commercial real estate properties (together with any similarly secured monthly pay, first lien, fixed- or adjustable-rate mortgage loan acquired by a note issuer, as the context indicates, the “mortgage loans”) and all payments required thereunder.

The assets described in the preceding sentence, together with various other assets of the note issuers, are referred to individually as the “collateral” and collectively as the “collateral pool.” As of December 31, 2017, such assets consist of 804 mortgaged properties and 11 mortgaged loans.

The Mortgaged Properties and Leases

The mortgaged properties are generally single tenant, operationally essential real estate operated in various “business sectors,” including Apparel, Automobile Dealers, Automotive Parts and Service, Building Materials, Car Washes, Convenience Stores, Distribution, Dollar Stores, Drug Stores / Pharmacies, Education, Entertainment, General Merchandise, Grocery, Health and Fitness, Home Furnishings, Multi-Tenant, Manufacturing, Medical / Other Office, Movie Theatres, Other, Restaurant—Casual Dining, Restaurant—Quick Service, Specialty Retail and Sporting Goods. Additional business sectors may be added upon the issuance of a news series of notes under Master Trust 2014. Further, within each business sector, certain sub-sectors may exist. Certain properties in the Restaurants—Casual Dining or Restaurant—Quick Service business sectors may constitute part of a chain of properties that share substantially the same characteristics. We refer to each such chain as a “restaurant concept.”

The Mortgage Loans

Each of the mortgage loans is secured by fee title to, or a ground leasehold interest in, a mortgaged property. Each of the mortgage loans included in the collateral pool is made without recourse to the related borrower, is evidenced by a note made by the related borrower and is secured by a mortgage creating a first lien on the fee simple or leasehold interest of the related borrower in the related mortgaged property. The mortgage loans included in the collateral pool made to the same borrower or borrower group will generally be cross-defaulted and cross-collateralized. The mortgage loans will not be insured or guaranteed by us, the note issuers, Spirit (as property manager, special servicer or support provider), the indenture trustee, the back-up manager, the collateral agent or any governmental entity or private insurer or by any of their respective affiliates. No such party will be required to advance any delinquent payment of principal or interest in respect of the mortgage loans.

Collateral Value

The “collateral value” means, as of any determination date, (i) with respect to each mortgaged property (that does not otherwise secure a mortgage loan) owned by a note issuer, the appraised value of such mortgaged property as of the date such asset was added to the collateral pool; provided that, in the event that the property manager has caused all mortgaged properties to be re-appraised and determined that the collateral values should be revised, then the collateral value of each mortgaged property will be such re-appraised value, or (ii) with respect to each mortgage loan, the lesser of (a) the appraised value of the related property securing such mortgage loan and (b) the outstanding principal balance of such mortgage loan.

Release of Collateral

Subject to certain conditions, any note issuer may obtain the release of mortgaged properties or mortgage loans it owns from the lien of the indenture in connection with (i) the exercise of a third party purchase option, (ii) the purchase or substitution of a delinquent asset or defaulted asset by the special servicer or the property manager or any assignee thereof, (iii) the repurchase or substitution of a mortgaged property or mortgage loan by an applicable cure party due to a collateral defect, (iv) the sale of a mortgaged property or mortgage loan to the support provider or to a special purpose, bankruptcy remote subsidiary of the support provider, to Spirit or to a special purpose, bankruptcy remote subsidiary of Spirit, or to a third party unaffiliated with the support provider or Spirit, (v) the exchange of a mortgaged property or mortgage loan with the support provider, a purpose, bankruptcy remote subsidiary of the support provider, Spirit, a special purpose, bankruptcy remote subsidiary of Spirit or a third party unaffiliated with the support provider or Spirit or (vi) an early refinancing prepayment (described below). Except in connection with the release of a mortgaged property or mortgage loan in exchange for a qualified substitute mortgage loan or a qualified substitute mortgaged property or a release in connection with an early refinancing prepayment, the applicable note issuer will be required to obtain a specified release price in order to obtain the release of a mortgaged property or mortgage loan. In general, the aggregate collateral value of all released mortgaged properties and mortgage loans sold or exchanged since the last issuance of notes may not exceed a specified percentage of the aggregate collateral value determined as of the date of such last issuance, unless a “rating condition” (described below) is satisfied.

Sale or Exchange of Collateral

Upon satisfaction of certain conditions, the note issuers may, from time to time, sell or exchange mortgaged properties or mortgage loans in return for either a specified release price or a qualifying substitute property. Proceeds from the sale of the mortgaged properties or mortgage loans of the note issuers are held on deposit by the indenture trustee until a qualifying substitution is made or such amounts are distributed as an early repayment of principal together with a make whole payment, as described below. In order to constitute a qualifying substitute property, the applicable mortgaged properties or mortgage loans must satisfy certain criteria, including a minimum value requirement, a fixed charge coverage ratio test and minimum rent test in the case of leased mortgaged property and a minimum interest rate in the case of mortgage loans.

The note issuers may not acquire any mortgage property or mortgage loan unless, after giving effect to the acquisition of such mortgage property or mortgage loan, either no asset concentration will exceed the applicable maximum asset concentration (described below) or, if any asset concentration (described below) on the date of such transfer exceeds the related maximum asset concentration, such asset concentration will be reduced or remain unchanged after giving effect to such substitution.

The “maximum asset concentrations” with respect to any determination date are set forth below:

Concentration	Maximum Asset Concentration	Master Trust 2014 Concentrations as of December 31, 2017
Business Sectors
Automotive parts and services	20.0%	4.7%
Grocery	15.0%	4.7%
Movie theaters	20.0%	11.4%
Medical office and specialty medical facilities	15.0%	6.9%
Multi-tenant properties	2.0%	0.3%
Other business sectors (1)	10.0%	5.4%
Single tenant	10.0%	3.6%
Five largest tenants	25.0%	15.8%
Mortgaged properties on which a gasoline station or gasoline pumping station is located	20.0%	—%
Mortgaged properties located in any particular state (other than in Georgia and Texas)	15.0%	8.4%
Mortgaged properties located in Georgia and Texas	20.0%	10.0%
Mortgaged properties subject to only percentage rent and leasehold mortgaged properties	1.0%	—%
Mortgaged properties subject to ground leases (excluding any leasehold mortgaged property)	2.0%	0.7%
Mortgage loans that bear an adjustable rate	5.0%	—%
Total mortgage loans (2)	20.0%	1.3%

(1)	Excludes the Restaurants—Casual Dining business sector or the Restaurants—Quick Service business sector, so long as no related restaurant concept exceeds a percentage equal to 10.0%.
(2)	Any mortgage loans with respect to which Spirit or an affiliate thereof is the borrower and that were acquired by any note issuer in lieu of such note issuer acquiring the mortgaged property or mortgaged properties securing such mortgage loan in order to reduce or eliminate any actual or potential liability that such note issuer would have had in the event that such mortgaged property or mortgaged properties were acquired by such note issuer shall not be included for purposes of determining such maximum asset concentration.

The maximum asset concentrations have been modified in the past and will be subject to change in the future in accordance with the provisions regarding amendments and other modifications to the indenture, including in connection with the issuance of a new series of notes under Master Trust 2014. Additional business sectors may be added at any time subject to a 10% maximum asset concentration with no requirement to obtain consent from noteholders, provided the rating condition is satisfied. In addition, any maximum asset concentration percentage may be increased by up to 15.0% at the direction of any note issuer, without an amendment to the indenture or the consent of the noteholders, provided that a rating condition (described below) is satisfied with respect to such increase.

“Asset concentrations” consist of concentrations, stated as a percentage, of (i) business sectors, (ii) mortgaged properties on which a gasoline station or other gasoline pumping facility is located, (iii) tenants

(including affiliates of any tenant), (iv) mortgaged properties located in any particular state, (v) mortgaged properties which are subject to leases pursuant to which tenants only pay percentage rent and mortgaged properties that are leasehold mortgaged properties, (vi) mortgaged properties that are subject to ground leases, (vii) mortgage loans that bear interest at an adjustable rate and (viii) mortgage loans, and are calculated as of each determination date, by dividing the aggregate collateral value of the mortgage loans and the mortgaged properties (that do not otherwise secure a mortgage loan) in the collateral pool, as applicable, with respect to all (a) mortgaged properties operated in any single business sector (or applicable group of business sectors), (b) mortgaged properties on which a gasoline station or other gasoline pumping facility is located, (c) leases to any single tenant (including affiliates of such tenant), (d) mortgaged properties located within any state, (e) mortgaged properties which are subject to leases pursuant to which tenants only pay percentage rent and mortgaged properties that are leasehold mortgaged properties, (f) mortgaged properties which are subject to ground leases, (g) mortgage loans that bear interest at an adjustable rate and (h) mortgage loans, in each case, by the sum of (i) the aggregate collateral value and (ii) the amounts on deposit in the release account that are available to notes issuer to purchase or otherwise acquire qualified substitute mortgaged properties or qualified substitute mortgage loans.

A “rating condition” will be satisfied with respect to any action or event or proposed action or event (i) upon the provision by the rating agency (if then rating any notes at the request of the note issuers) and each other rating agency then rating any notes at the request of the note issuers of confirmation in writing that such action or event, or proposed action or event will not result in the downgrade, qualification or withdrawal of its then current ratings of any notes, in either case, that it is then rating at the request of the note issuers, as applicable, or (ii) with respect to any series, if 100% of the noteholders of such series or 100% of the holders of the related series notes of such series, as applicable, consent to or approve the action or proposed action or event or proposed event.

Allocation of Available Amount

In general, monthly rental and mortgage receipts with respect to the leases and mortgage loans constituting the “available amount” are deposited with the indenture trustee who will first utilize these funds to satisfy the debt service requirements on the notes and any fees and costs associated with the administration of Master Trust 2014. The remaining available amount is remitted to the note issuers monthly on the note payment date. If the available amount from the commercial real estate assets of the note issuers fall short of a specified level, the available amounts otherwise payable to the note issuers may be trapped in an account for the benefit of the noteholders unless the relevant cash flow ratio is subsequently satisfied as further described below. In certain circumstances, if the available amount declines significantly, an early amortization of the notes may result and all available proceeds of the collateral (together with any cash trapped as a result of any prior failure of a cash flow trigger), will be paid to the noteholders to reduce the outstanding principal amount of the notes as further described below.

In general, the available amount on any payment date will be applied first to pay the expenses of the note issuers related to the notes. The available amount remaining for any payment date after payment of such expenses will be allocated among each series of notes under Master Trust 2014 in the following manner:

•	pro rata, based on amounts owing to each series of notes with respect to the Class A notes of such series, the aggregate interest due on such Class A notes of such series for such payment date plus unpaid note interest in respect of such notes from any prior payment date (together with interest thereon at the applicable note interest rate), in each case, plus or minus, as applicable, any net payment due or proceeds received (excluding any termination payments due from a note issuer as a result of a default or termination event with respect to any hedge counterparty) in respect of such payment date pursuant to any hedge agreement related to the Class A notes of any series;

•	pro rata, based on amounts owing to each series of notes with respect to the Class B notes of such series, the aggregate interest due on such Class B notes of such series for such payment date plus unpaid note interest in respect of such notes from any prior payment date (together with interest thereon at the applicable note interest rate), in each case, plus or minus, as applicable, any net payment due or proceeds received (excluding any termination payments due from a note issuer as a result of a default or termination event with respect to any hedge counterparty) in respect of such payment date pursuant to any hedge agreement related to the Class B notes of any series;

•	so long as no early amortization event (described below) has occurred and is continuing: first, (a) pro rata, based on amounts owing to each series, the applicable scheduled senior principal payment due on the Class A notes of such series for such payment date (and any unpaid scheduled principal payments that were due on any prior payment dates); and second, (b) to each series, its senior pro rata share (described below) (calculated after giving effect to the application of the allocations described in clause (a) above) of the amount of the unscheduled principal payments for such payment date, if any;

•	so long as no early amortization event (described below) has occurred and is continuing: first, (a) pro rata, based on amounts owing to each series, the applicable scheduled junior principal payment due on the Class B notes of such series for such payment date (and any unpaid scheduled principal payments that were due on any prior payment dates); and second, (b) to each series, its junior pro rata share (described below) (calculated after giving effect to the application of the allocations described in clause (a) above) of the amount of the unscheduled principal payments for such payment date, if any;

•	during the continuance of an early amortization event, pro rata, based on amounts owing to each series, in reduction of the outstanding principal balance of the Class A notes of such series until reduced to zero;

•	during the continuance of an early amortization event, pro rata, based on amounts owing to each series, (i) in reduction of the outstanding principal balance of the Class B notes of such series until reduced to zero and (ii) in payment of deferred interest on the Class B notes of such series plus unpaid deferred interest on such Class B notes from any prior payment date;

•	(i) if a sweep period (described below) is in effect (but the average cashflow coverage ratio (described below) equals or exceeds the early amortization threshold) and no early amortization event has otherwise occurred and is continuing, to the cashflow coverage reserve account (described below), the sum of (a) the amount that would be required to be added to the cashflow coverage ratio numerator (described below) in respect of the applicable determination date to achieve a cashflow coverage ratio equal to the sweep period threshold (described below) on such determination date plus (b) the aggregate shortfalls, if any, of the amount that would have been deposited into the cashflow coverage reserve account on any prior payment date but for there being insufficient available amounts in respect of such payment date; or (ii) if the average cashflow coverage ratio is below the early amortization threshold and the requisite noteholders waive the related early amortization event, (x) first, to each series, its senior pro rata share, in reduction of the outstanding principal balance of the Class A notes of each series until reduced to zero (calculated after giving effect to the application of the allocations described in the third bullet above)) of an amount equal to the sum of (a) all amounts on deposit in the cashflow coverage reserve account as of such payment date (immediately prior to any release of amounts from such cashflow coverage reserve account in respect of such payment date) plus (b) the aggregate shortfalls, if any, of the amount that would have been deposited into the cashflow coverage reserve account on any prior payment date but for there being insufficient available amounts in respect of such payment date (the “cashflow coverage amounts”) and (y) second, to each series, its junior pro rata share, in reduction of the outstanding principal balance of the Class B notes of each series until reduced to zero (calculated after giving effect to the application of the allocations described in the third bullet above)) of an amount equal to any remaining cashflow coverage amounts;

•	to any hedge counterparty for the notes, any and all amounts (including any termination payments due from a note issuer as a result of the default or termination event with respect to any hedge counterparty) due on such payment date to such hedge counterparty for the notes not paid pursuant to the allocation described in first bullet above, pro rata, based on such amounts due to such hedge counterparties pursuant to this bullet;

•	pro rata, based on amounts owing to each series, the make whole payments (described below), if any, due on the Class A notes of such series in respect of such payment date plus any unpaid make whole payments in respect of such Class A notes from any prior payment date;

•	pro rata, based on amounts owing to each series, the make whole payments (described below), if any, due on the Class B notes of such series in respect of such payment date plus any unpaid make whole payments in respect of such Class B notes from any prior payment date;

•	to each series, pro rata, based on amounts owing to each series, the aggregate unpaid post-ARD additional interest (described below) and deferred post-ARD additional interest (described below), if any, accrued on the Class A notes of such series as of such payment date; and

•	to each series, pro rata, based on amounts owing to each series, the aggregate unpaid post-ARD additional interest and deferred post-ARD additional interest, if any, accrued on the Class B notes of such series as of such payment date.

The available amount remaining on any payment date after the allocations described above will be applied, first, to the payment of the junior qualified intermediary fee, second, to the payment of any note issuer expenses and extraordinary expenses not paid from the available amount in accordance with the foregoing allocations and, third, to the note issuers (such amounts to be released from the lien of the indenture) or, at the option of the applicable notes issuer, to the release account.

“Cashflow coverage reserve account” means the segregated account established in the name of the indenture trustee under the indenture to reserve payments during any sweep period. If on any determination date, the indenture trustee has determined that the available amount for the related payment date is not sufficient to make, in full, the payments set forth in in the first two bullets under “—Allocation of Available Amounts” (any such insufficiency, the “cashflow shortfall amount”) for the related payment date, the indenture trustee will transfer an amount equal to the lesser of (x) such cashflow shortfall amount and (y) the amount then on deposit in the cashflow coverage reserve account to the payment account, to be applied as part of the available amounts in respect of such payment date.

“Early amortization threshold” means an amount equal to 1.10, provided that the note issuers may in their sole discretion increase such amount, provide the rating agency notification condition (described below) is satisfied with respect to such increase.

“Senior pro rata share” means, with respect to any series and any amount, the product of (i) such amount and (ii) the result of (x) the note principal balance of the Class A notes of such series divided by (y) the aggregate series senior principal balance.

“Junior pro rata share” means, with respect to any series and any amount, the product of (i) such amount and (ii) the result of (x) the note principal balance of the Class B notes of such series divided by (y) the aggregate series junior principal balance.

“Aggregate series senior principal balance” on any date of determination is the aggregate principal balances of the Class A notes of all series, as of such date of determination after giving effect to all payments of principal on such date.

“Aggregate series junior principal balance” on any date of determination is the aggregate principal balances of the Class B notes of all series, as of such date of determination after giving effect to all payments of principal on such date.

A “rating agency notification condition” will be satisfied with respect to any action or event, or proposed action or event, if (i) written notice is provided to each rating agency then rating any notes at the request of any note issuer prior to such action or event, or such proposed action or event, and (ii) each such rating agency, within fifteen business days of such notification, has not responded to such notification with a written statement (including in the form of electronic mail or a press release) indicating that the occurrence of such action or event would result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of notes then rated by such rating agency at the request of a notes issuer.

“Sweep period” means any period (a) commencing on the determination date, if any, on which the current cashflow coverage ratio is less than or equal to the sweep period threshold but greater than the early amortization threshold and (b) continuing until the current cashflow coverage ratio is greater than the sweep period threshold for each of three consecutive determination dates, at which time all of the funds on deposit in the cashflow coverage reserve account will be transferred to the payment account and treated as available amount in respect of the payment date relating to such third consecutive determination date.

“Sweep period threshold” means an amount equal to 1.25; provided that the note issuers may in their sole discretion increase such amount subject to satisfaction of the rating agency notification condition with respect to such increase.

Interest

The “note interest” for any class of notes on any payment date will equal interest accrued during the related accrual period at the applicable note rate, applied to the principal balance of such class of notes on such payment date before giving effect to any payments of principal on such payment date; provided that if the Class A notes are not repaid in full by a certain period of time following their anticipated repayment date, note interest on the Class B notes will be deferred.

“Post-ARD additional interest” will begin to accrue on any class of notes on the applicable anticipated repayment date for such class of notes and continue to accrue on any payment date following such anticipated repayment date and will be an amount equal to (X) the class principal balance of such class of notes on such payment date before giving effect to any payments of principal on such payment date multiplied by (Y) a per annum rate (each, a “post-ARD additional interest rate”) equal to the rate determined by the property manager to be the greater of (i) 5.0% and (ii) the amount, if any, by which the sum of the following exceeds the note rate for such class of notes: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on such anticipated repayment date of the United States Treasury Security having a term closest to the anticipated repayment date for such class of notes, plus (B) specified spread for such class of notes, plus (C) the post-ARD spread for such class of notes. Accrued post-ARD additional interest (and any accrued deferred post-ARD additional interest) will not be due or payable on any payment date until all scheduled principal payments on the notes, accrued note interest, in each case for such payment date (and any such amounts that were not paid on any previous payment date) have been paid in full. Prior to such time, the post-ARD additional interest accruing on any class of notes will be deferred and added to any post-ARD additional interest previously deferred and remaining unpaid on such class (“deferred post-ARD additional interest”). Deferred post-ARD additional interest will not bear interest.

Early Amortization Event

An “early amortization event” will occur with respect to the notes: (A) as of any determination date, if the average cashflow coverage ratio for such determination date is less than the early amortization threshold; provided that, following the occurrence of any such early amortization event, if as of any date of determination, the cashflow coverage ratio as of the three most recent determination dates (including any determination date occurring on such date of determination) equaled or exceeded the early amortization threshold as of such date of determination, then such early amortization event will be deemed to be cured for all purposes and no longer continuing as of such date of determination; (B) if an event of default under the indenture shall have occurred and shall not have been cured or waived in accordance with the indenture; (C) if the notes issuers do not repay the class principal balance of any class of notes in full on or prior to the applicable anticipated repayment date for such class of notes; provided that, if the class principal balance of each class of notes for which the anticipated repayment date has occurred is subsequently repaid, then such early amortization event will be deemed to have been cured for all purposes and no longer continuing; or (D) if any other “early amortization event” occurs as may be set forth in a series supplement relating to a series of notes. An early amortization event under clause (A) of the definition above may be cured no more than five times in total (after which such early amortization event may no longer be cured).

With respect to any determination date and the collateral pool, the “cashflow coverage ratio” is the ratio, expressed as a fraction, the numerator (the “cashflow coverage ratio numerator”) of which is the sum of (i) the monthly loan payments and the monthly lease payments received during the collection period ending on such determination date, plus (ii) any income earned from the investment of funds on deposit in the collection account and the release account during the collection period ending on such determination date, plus (iii) any liquidity reserve amounts, plus (iv) any net payments received by the note issuers under any applicable hedge agreements related to the notes and the denominator of which is the total debt service for such determination date. The cashflow coverage ratio numerator and cashflow coverage ratio were $18.9 million and 1.81 as of January 8, 2018, respectively.

With respect to any determination date, the “total debt service” is the sum of (a) the aggregate scheduled principal payment and note interest with respect to each class of notes, in each case due on the payment date relating to such determination date (but excluding any principal payment due on the applicable anticipated repayment date with respect to any such notes), (b)(i) the property management fee, (ii) the special servicing fee, if any, (iii) the back-up fee and (iv) the indenture trustee fee, each as accrued during the collection period ending on such determination date and (c) any net payment due from the note issuers to any hedge counterparty under any applicable hedge agreements related to the notes for the related payment date (other than termination payments due as a result of a default or termination event with respect to any hedge counterparty). Class B deferred interest, post-ARD additional interest and deferred post-ARD additional interest are not included in the calculation of total debt service. The total debt service was $10.4 million as of January 8, 2018.

For any determination date, the “average cashflow coverage ratio” is the average of the cashflow coverage ratios for such determination date and each of the two immediately preceding determination dates. On any date of determination, the “current cashflow coverage ratio” is the cashflow coverage ratio for the determination date for the collection period most recently ended. The average cashflow coverage ratio was 1.69 as of January 9, 2018.

Make Whole Payments

For any class of notes, on any business day occurring prior to the end make whole payment date for such class of notes on which a voluntary prepayment is made on such class of notes (other than an early refinancing prepayment and provided that no early amortization event has occurred and is continuing as of such payment date), a “make whole payment” will be due to the holders of such class of notes being redeemed, in an amount equal to:

•	using the reinvestment yield (described below), the sum of the present values of the scheduled payments of principal and interest remaining on such class of notes until the end make whole payment date for such class of notes (assuming for such purpose that the entire principal amount of such class of notes remaining after such scheduled payments of principal is due and payable on such end make whole payment date), calculated prior to the application of such voluntary prepayment to such class of notes, minus

•

the sum of (i) using the reinvestment yield, the sum of the present values of the scheduled payments of principal and interest remaining on such class of notes until the end make whole payment date for such class of notes (assuming for such purpose that the entire principal amount of such class of notes remaining after such scheduled payments of principal is due and payable on such end make whole payment date), calculated after the application of such voluntary prepayment to such class of notes, and (ii) the amount of the voluntary prepayment that will be allocated on such payment date to such class of notes.

“End make whole payment date” generally means, with respect to any class of notes, the payment date that is 12 months prior to the anticipated repayment date for such class.

“Reinvestment yield” means, with respect to any class of notes, the yield on United States Treasury Securities having the closest maturity (month and year) to the end make whole payment date for such class of notes (prior to the application of any voluntary prepayment with respect thereto) plus a specified spread for such class of notes. Should more than one United States Treasury Security be quoted as maturing on such date, then the yield of the United States Treasury Security quoted closest to par will be used in such calculation. In the event that a voluntary prepayment is made with respect to any class of notes (x) on or after the end make whole payment for such class of notes or (y) while an early amortization event is continuing, the make whole payment for such class of notes shall be zero.

“Voluntary prepayment” means any (i) voluntary redemption of any class of notes, in whole or in part, in accordance with the indenture (including an early refinancing prepayment) or (ii) payment actually made in respect of principal on any class of notes on any payment date in connection with the application of any unscheduled principal payment (using amounts described in clause (a) of the definition thereof), other than any portion thereof consisting of insurance proceeds, condemnation proceeds and amounts received in respect of a specially serviced asset, a repurchase due to a collateral defect or the application of any Post-Closing Unscheduled Principal Amount. Each class of notes is subject to voluntary redemption, in whole or in part, on any business day prior to the applicable legal final payment date.

“Early refinancing prepayment” is a voluntary prepayment of the Series 2017-1 notes (i) that occurs on a business day that is greater than 36 months after the closing date of the Series 2017-1 notes, (ii) made with funds obtained from a qualified deleveraging event (as described above), (iii) where the note issuers have provided no less than 30 days’ notice to the indenture trustee (such date, the “early refinancing notice date”) and (iv) where such voluntary prepayment occurs no later than 12 months following the early refinancing notice date; provided, however, that the maximum amount of an early refinancing prepayment that can be made on any business day is an amount equal to (A) 35% of the aggregate initial class principal balance of the Series 2017-1 notes, minus (B) the aggregate principal balance of the notes repaid with the proceeds of release amounts and early refinancing prepayments since the closing date of the Series 2017-1 notes. No make whole payment will be payable in connection with an early refinancing prepayment.

Events of Default

The indenture provides that each of the following will constitute an “event of default”: (a) a default in the payment of any interest on any class of notes of any series on any applicable payment date (not including any post-ARD additional interest, deferred post-ARD additional interest or Class B deferred interest); (b) a failure to pay the principal balance of any class of notes of any series and any Class B deferred interest in full on the applicable legal final payment date; (c) any material default in the observance or performance of any material covenant or agreement of the note issuers made in the indenture or any related mortgage (other than a covenant or agreement, a default in the observance or performance of which is elsewhere in this paragraph specifically dealt with), which default shall continue unremedied for a specified period; (d) the impairment of the validity or effectiveness of the indenture or the lien of the indenture or any mortgages, the subordination of the lien of any mortgage, the creation of any lien or other encumbrance on any part of the collateral pool in addition to the lien of any such mortgage or the failure of the lien of any such mortgage to constitute a valid first priority security interest in the collateral, in each case subject to liens expressly permitted under the terms of the transaction documents and the related mortgages which impairments, subordinations, creations or failures, shall, individually or in the aggregate, simultaneously apply to collateral with an aggregate value in excess of $1.0 million; provided, that, if susceptible of cure, no event of default shall arise until the continuation of any such impairments, subordinations, creations or failures for a specified period; (e) a breach of the representations and warranties of the note issuers with respect to certain matters, and such breach has a material adverse effect on the noteholders; (f) certain events of bankruptcy, insolvency and reorganization or similar proceedings with respect to the note issuers or the member of a note issuer; or (g) the mortgaged properties are transferred or encumbered other than as provided in the transaction documents.

If an event of default should occur and be continuing, the indenture trustee shall, at the written direction of the requisite noteholders, declare all of the notes to be immediately due and payable. If the notes are not paid in full following such acceleration, the trustee may, among other things, liquidate all or any portion of the collateral among other remedies available to the trustee.

CMBS

On January 22, 2018, we completed an issuance of CMBS debt on the single distribution center property leased to a sporting goods tenant, with proceeds of approximately $84 million. The loan has a term of 10 years to maturity and a stated interest rate of 5.14%. We distributed all of the proceeds to Spirit.

DESCRIPTION OF SHARES

The following is a summary of the material terms of the shares of beneficial interest of our Company. For a complete description, you are urged to review in their entirety our declaration of trust and our bylaws, which are filed as exhibits to the registration statement of which this information statement is a part, and applicable Maryland law. See “Where You Can Find More Information.”

General

Our declaration of trust authorizes us to issue 750,000,000 common shares of beneficial interest, $0.01 par value per share, which are referred to in this information statement as “common shares” and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share, which are referred to in this information statement as our “preferred shares.” Our board of trustees has the power, without shareholder approval, to amend our declaration of trust to increase or decrease the aggregate number of common shares or the number of common shares of any class or series we are authorized to issue. Upon completion of the spin-off, we expect to have              of our common shares outstanding on a fully diluted basis.             of our preferred shares will be outstanding upon the completion of the spin-off.

Under Maryland law and our declaration of trust, our shareholders generally are not liable for our debts or obligations solely as a result of their status as shareholders.

Our declaration of trust provides that, subject to the provisions of any class or series of shares then outstanding, our shareholders are entitled to vote only on the following matters: (i) election and removal of trustees; (ii) amendment of the declaration of trust (other than an amendment to increase or decrease the number of authorized shares or the number of shares of any class or series or to qualify as a REIT under the Code or as a real estate investment trust under Maryland law) or amendment of our bylaws to the extent provided therein; (iii) our termination; (iv) a merger or consolidation of us, or the sale or other disposition of all or substantially all of our assets; and (v) such other matters with respect to which our board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to these matters, no action taken by our shareholders at any meeting will bind our board of trustees.

Common Shares

All of our common shares covered by this information statement will be duly authorized, fully paid and nonassessable. Shareholders are entitled to receive dividends when, as and if authorized by our board of trustees and declared by us out of assets legally available for the payment of dividends. Shareholders are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on ownership and transfer of our shares.

Subject to our declaration of trust restrictions on ownership and transfer of our shares, each of our outstanding common shares entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as provided with respect to any other class or series of shares, our common shareholders will possess exclusive voting power. Cumulative voting in the election of trustees is not permitted. Our bylaws provide for the election of trustees, in uncontested elections, by a majority of the votes cast. In contested elections, the election of trustees shall be by a plurality of the votes cast. This means that the holders of a majority of our outstanding common shares can effectively elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Our common shareholders have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our shares. Our declaration of trust provides that our shareholders generally have no appraisal rights unless our board of trustees determines prospectively that appraisal rights will apply to one or more transactions in which our common shareholders would otherwise be entitled to exercise such rights. Subject to our declaration of trust restrictions on ownership and transfer of our shares, holders of our common shares will initially have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions unless declared advisable by the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s declaration of trust. Our declaration of trust provides for approval of these matters by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of our declaration of trust relating to the removal of trustees, which also requires two-thirds of all votes entitled to be cast on the matter, and to amend the provisions of our declaration of trust relating to the vote required to amend the removal provisions. In addition, because our operating assets may be held by our operating partnership or its wholly-owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our shareholders.

Our declaration of trust authorizes our board of trustees to reclassify any of our unissued common shares into other classes or series of shares, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, our board of trustees could authorize the issuance of common shares or preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common shares or that our common shareholders otherwise believe to be in their best interests.

Preferred Shares

Under the terms of our declaration of trust, our board of trustees is authorized to classify any of our unissued preferred shares and to reclassify any previously classified but unissued preferred shares into other classes or series of shares. Before the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to our declaration of trust restrictions on ownership and transfer of shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series.

General

Prior to the completion of the spin-off, we expect that our board of trustees will authorize and designate              of our         preferred shares as the     % Series A Preferred Shares. When issued, the series A preferred shares will be validly issued, fully paid and nonassessable. All of the series A preferred shares will be issued to Spirit, and such shares will not be listed on the NYSE.

Ranking

The series A preferred shares will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common shares and to any other class or series of our share capital expressly designated as ranking junior to the series A preferred shares;

•	on parity with any class or series of our share capital expressly designated as ranking on parity with the series A preferred shares; and

•	junior to any other class or series of our share capital expressly designated as ranking senior to the series A preferred shares.

“Share capital” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series A preferred shares. The series A preferred shares will also rank junior in right of payment to our other existing and future debt obligations.

Dividend Rate and Payment Date

Holders will be entitled to receive cumulative cash dividends on the series A preferred shares from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, beginning on         , 20     , at a rate of     % per annum of the $     liquidation preference per share (equivalent to an annual amount of $ per share). Dividends on the series A preferred shares will accrue whether or not we have earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the series A preferred shares will have the right to receive $     per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of our common shares and any other class or series of shares ranking junior to the series A preferred shares with respect to liquidation rights. The rights of holders of the series A preferred shares to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our shares ranking on parity with the series A preferred shares as to liquidation. We may only issue equity securities ranking senior to the series A preferred shares with respect to liquidation rights if we obtain the affirmative vote of the holders of at least two-thirds of the outstanding series A preferred shares together with each other class or series of preferred shares ranking on parity with the series A preferred shares as to liquidation.

Optional Redemption

We may not redeem the series A preferred shares prior to     , 20     , except to preserve our status as a REIT and pursuant to the special optional redemption rights described below. On and after     , 20     , the series A preferred shares will be redeemable at our option, in whole or in part any time or from time to time, for cash at a redemption price of $     per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series A preferred shares for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by us, no series A preferred shares may be redeemed unless all outstanding shares of series A preferred shares are simultaneously redeemed; provided, that the foregoing restriction does not prevent us from taking action necessary to preserve our status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the series A preferred shares, in whole or in part on or within     days after the first date on which such Change of Control occurred, by paying $     per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), we exercise any of our redemption rights relating to the series A preferred shares (whether our optional redemption right or our special optional redemption right), the holders of series A preferred shares will not have the conversion right described below with respect to the shares called for redemption.

A “Change of Control” is when, after the original issuance of the series A preferred shares, the following have occurred and are continuing:

•	acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person to exercise more than 50% of the total voting power of all SMTA shares entitled to vote generally in the election of its trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

The “Change of Control Conversion Date” is the date the series A preferred shares are converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide notice to the holders of series A preferred shares.

Offer to Purchase

For so long as any series A preferred shares are held by the Specified Holder (as defined below), upon the occurrence of a Change of Control, we must offer to purchase the series A preferred shares held by the Specified Holder, on or within     days after the first date on which such Change of Control occurred, at a purchase price equal to $     per share, plus any accrued and unpaid dividends to, but not including, the payment date. If, prior to the Offer to Purchase Date (as defined below), we exercise any of our redemption rights relating to the series A preferred shares (whether our optional redemption right or our special optional redemption right), we will not have the obligation to make the offer to purchase described above with respect to the shares called for redemption.

We will not be required to make an offer to purchase the series A preferred shares held by the Specified Holder upon a Change of Control if a related person of ours within the meaning of Section 351(g)(2) of the Code makes an offer to purchase the series A preferred shares held by the Specified Holder in the manner, at the times and otherwise in compliance with the requirements set forth in the articles supplementary applicable to an offer to purchase made by us and purchases all the series A preferred shares tendered for purchase by the Specified Holder.

Notwithstanding anything to the contrary set forth above, an offer to purchase may be made in advance of a Change of Control and conditioned upon the completion of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the offer to purchase is made.

If the terms of any of our indebtedness prohibit us from making an offer to purchase the series A preferred shares held by the Specified Holder or from purchasing the series A preferred shares tendered for purchase pursuant thereto, within      days following any Change of Control, we covenant to:

•	repay in full all such indebtedness; or

•	obtain the requisite consent under such indebtedness to permit the purchase of the series A preferred shares held by the Specified Holder as described above.

We must first comply with the covenant described above before we will be required to purchase the series A preferred shares held by the Specified Holder in the event of a Change of Control.

Our obligation to make the offer to purchase described above may be waived, in whole or in part, by the Specified Holder in the Specified Holder’s sole and absolute discretion.

The “Specified Holder” is Spirit Realty Capital, Inc. (or one or more of its subsidiaries or affiliates).

The “Offer to Purchase Date” is the date the series A preferred shares are tendered to us for purchase, which will be a business day that is no fewer than     days nor more than     days after the date on which we provide notice to the Specified Holder of its offer to purchase.

No Maturity, Sinking Fund or Mandatory Redemption

The series A preferred shares have no stated maturity date and we are not required to redeem the series A preferred shares at any time. Accordingly, the series A preferred shares will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under the limited circumstances where we have an obligation to make an offer to purchase to the Specified Holder, such holder decides to tender the series A preferred share for purchase, or, under the circumstances where the holder of the series A preferred shares have a conversion right, such holders decide to convert the series A preferred shares into our common shares. The series A preferred shares are not subject to any sinking fund.

Voting Rights

Holders of series A preferred shares generally have no voting rights. However, if we are in arrears on dividends on the series A preferred shares for six or more quarterly periods, whether or not consecutive, holders of the series A preferred shares (voting together as a class with the holders of all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid dividends with respect to the series A preferred shares and any other class or series of parity preferred shares have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series A preferred shares or authorize or issue any class or series of shares ranking senior to the series A preferred shares without the affirmative vote of the holders of at least two-thirds of the outstanding series A preferred shares and all other shares of any class or series ranking on parity with the series A preferred shares that are entitled to similar voting rights (voting as a single class).

Conversion

From and after a transfer of Series A preferred shares to a party that is not the Specified Holder, upon the occurrence of a Change of Control, each such holder of series A preferred shares (other than the Specified Holder) will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series A preferred shares) to convert some or all of the series A preferred shares held by such holder on the date the series A preferred shares are to be converted, which we refer to as the Change of Control Conversion Date, into a number of our common shares per series A preferred share to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $ liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series A preferred share dividend payment and prior to the corresponding series A preferred share dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Share Price (as defined below); and

•	(i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the series A preferred shares. The Specified Holder will not have any such conversion right.

The “Common Share Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common shares is solely cash, the amount of cash consideration per common share or (ii) if the consideration to be received in the Change of Control by holders of our common shares is other than solely cash (x) the average of the closing sale prices per SMTA common share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common shares are then traded, or (y) the average of the last quoted bid prices for our common shares in the over-the-counter market as reported by Pink Sheets LLC or a similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common shares are not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of series A preferred shares will not have any right to convert the series A preferred shares into our common shares in connection with the Change of Control and any of the series A preferred shares selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series A preferred shares are not convertible into or exchangeable for any other securities or property.

Power to Issue Additional Shares of Common Shares and Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our shareholders, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our shares may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for our common shares or that our common shareholders otherwise believe to be in their best interest. In addition, our issuance of additional shares in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws.”

Meetings and Special Voting Requirements

Our bylaws provide that an annual meeting of our shareholders for the election of trustees and the transaction of any business within our powers will be held at a convenient location and on proper notice, at such date and time as will be designated by our board of trustees and stated in the notice of the meeting, beginning with the year 2018. Special meetings of shareholders may be called by our board of trustees, the chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. The presence at a meeting, either in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting of shareholders will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee in a contested election and a majority of the votes entitled to be cast is required to approve certain extraordinary matters such as mergers, certain amendments to our declaration of trust or the sale of all or substantially all of our assets. Cumulative voting of shares is not permitted.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares (taking into account certain options to acquire shares) may be owned, directly or through certain constructive ownership rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year.

Our declaration of trust contains restrictions on the ownership and transfer of our shares that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our declaration of trust provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of all classes and series, or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or any class or series of our outstanding preferred shares, in each case excluding any of our shares that are not treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our shares but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our shares discussed below is referred to as a “prohibited owner.” For purposes of this provision, we will not include a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act in the definition of “person.”

The constructive ownership rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common shares or preferred shares (or the acquisition of an interest in an entity that owns, actually or constructively, our common shares or preferred shares) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding common shares or preferred shares and thereby violate the applicable ownership limit.

Our declaration of trust provides that our board of trustees, subject to certain limits including the trustees’ duties under applicable law, may retroactively exempt and shall prospectively exempt a person from either or both of the ownership limits and, if necessary, establish a different limit on ownership for such person if it determines that such exemption could not cause or permit:

•	five or fewer individuals to actually or beneficially own more than 49% in value of the outstanding shares of all classes or series of our shares; or

•	us to own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us).

As a condition of the exception, our board of trustees may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of trustees, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations, covenants and/or undertakings as are necessary or prudent to make the determinations above. Notwithstanding the receipt of any ruling or opinion, our board of trustees may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an ownership limit or at any other time, our board of trustees may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our shares exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our shares equals or falls below the decreased ownership limit, although any further acquisition of our shares will violate the decreased ownership limit. Our board of trustees may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding shares or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In connection with the spin-off, our board of trustees intends to grant an excepted holder limit to Spirit that will allow Spirit to own up to     % of our common shares and $     million of the perpetual preferred shares.

Our declaration of trust further prohibits:

•	any person from actually, beneficially or constructively owning our shares that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of our shares that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•	any person from transferring our shares if such transfer would result in our shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of our shares that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our shares described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our shares described above will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our declaration of trust, if any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of trustees, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in our shares held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our shares, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect and the intended transferee will acquire no rights in the shares. Pursuant to our declaration of trust, if any transfer of our shares would result in our shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Our declaration of trust provides that our shares transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold our shares held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our shares. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that our shares have been transferred to the trustee, such shares are sold by a prohibited owner, then our declaration of trust provides that such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Our declaration of trust provides that prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of trustees determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our shares set forth in our declaration of trust, our board of trustees may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of our outstanding shares, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our shares that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits and the other restrictions on ownership and transfer of our shares set forth in our declaration of trust. In addition, any person that is an actual, beneficial owner or constructive owner of our shares and any person (including the shareholder of record) who is holding our shares for an actual, beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing our shares will bear a legend referring to the restrictions on ownership and transfer of our shares described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our common shares that our shareholders believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common shares is              .

Stock Exchange Listing

We intend to apply to list our common shares on the NYSE under the symbol “SMTA”.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this information statement is a part. See “Where You Can Find More Information.”

Duration

Under our declaration of trust, we have a perpetual term of existence and will continue perpetually subject to the authority of our board of trustees to terminate our existence and liquidate our assets and subject to termination pursuant to Maryland law.

Our Board of Trustees

Pursuant to our declaration of trust and bylaws, the number of trustees of our Company may be established, increased or decreased only by a majority of our entire board of trustees but may not be fewer than one, nor, unless our bylaws are amended, more than            . The number of trustees is currently fixed at            . Our declaration of trust provides that, at such time as we have a class of securities registered under the Exchange Act and at least three independent trustees (which we expect to have upon the completion of the spin-off), we elect to be subject to a provision of Maryland law requiring that vacancies on our board of trustees may be filled only by an affirmative vote of a majority of the remaining trustees and that any individual elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our trustees will be elected by our common shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies under Maryland Law. Our bylaws provide for the election of trustees, in uncontested elections, by a majority of the votes cast. In contested elections, the election of trustees shall be by a plurality of the votes cast. Holders of our common shares will have no right to cumulative voting in the election of trustees.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the Maryland Business Combinations Act, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust’s outstanding voting shares; or

•	an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.

A person is not an interested stockholder under the Maryland Business Combination Act if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the Maryland Business Combinations Act) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the Maryland Business Combinations Act do not apply, however, to business combinations that are approved or exempted by a real estate investment trust’s board of trustees prior to the time that the interested stockholder becomes an interested stockholder. Our declaration of trust provides that we expressly elect not to be governed by the Maryland Business Combinations Act, in whole or in part, as to any business combination between us and any interested stockholder or any affiliate of an interested stockholder. Any amendment to or repeal of this provision of our declaration of trust must be approved by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. In the event that this provision of our declaration of trust is amended or revoked by our shareholders, we would be subject to the Maryland Business Combinations Act.

However, an alteration or repeal of this provision of our declaration of trust will not have any effect on any business combinations that have been consummated prior to or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that a holder of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by shareholders entitled to exercise or direct the exercise of the voting power in the election of trustees generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the real estate investment trust; or (3) any employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares of beneficial interest that, if aggregated with all other such shares of beneficial interest previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the Maryland Business Combinations Act), may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the real estate investment trust is a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our declaration of trust provides that the Maryland Control Share Acquisition Act will not apply to any acquisition by any person of our shares of beneficial interest. Any amendment to or repeal of this provision of our declaration of trust must be approved by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. In the event that this provision of our declaration of trust is amended or revoked by our shareholders, we would be subject to the Maryland Control Share Acquisition Act.

Unsolicited Takeovers

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees (which we expect to have upon the completion of the spin-off) to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees.

Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any trustee from our board of trustees, which removal must be for cause, (2) vest in our board of trustees the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and (3) require, unless called by the chairman of our board of trustees, our president, our chief executive officer or our board of trustees, the request of shareholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have opted out of the provision of Subtitle 8 of Title 3 of the MGCL that would have permitted our board of trustees to unilaterally divide itself into classes with staggered terms of three years each (also referred to as a classified board) without shareholder approval, and we are prohibited from electing to be subject to such provision of the MGCL unless such election is first approved by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. We do not currently have a classified board.

Amendments to Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by our board of trustees without the consent of the holders of our shares of beneficial interest to qualify as a REIT under the Code or as a real estate investment trust under Maryland law and as otherwise provided in our declaration of trust. Our declaration of trust generally may be amended only if such amendment is declared advisable by our board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, except that amendments to the provisions of our declaration of trust relating to the removal of trustees and the vote required to amend the removal provision may be amended only with the approval of shareholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. Our board of trustees, and our shareholders by the affirmative vote of a majority of votes entitled to be cast on the matter, each have the power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

No Shareholder Rights Plan

We do not have a shareholder rights plan, and will not adopt a shareholder rights plan in the future without (i) the prior approval of our shareholders by the affirmative vote of             or (ii) seeking ratification from our shareholders within 12 months of adoption of such a rights plan if our board of trustees determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior shareholder approval.

Meetings of Shareholders

Our bylaws provide that an annual meeting of our shareholders for the election of trustees and the transaction of any business within our powers will be held at a convenient location and on proper notice, at such date and time as will be designated by our board of trustees and stated in the notice of the meeting, beginning with the year 2018. Special meetings of shareholders may be called by our board of trustees, the chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	by a shareholder who was a shareholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

•	with respect to special meetings of shareholders, only the business specified in our Company’s notice of meeting may be brought before the special meeting of shareholders, and nominations of individuals for election to our board of trustees may be made only:

•	by or at the direction of our board of trustees; or

•	provided that the meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees and our shareholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The restrictions on ownership and transfer of our shares, the supermajority vote required to remove trustees, our election to be subject to the provision of Subtitle 8 vesting in our board of trustees the exclusive power to fill vacancies on our board of trustees and the shareholder-requested special meeting requirements and advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our common shares or that our common shareholders otherwise believe to be in their best interests. Likewise, if our shareholders were to vote to amend our declaration of trust to repeal the prohibition on electing to be subject to the Maryland Business Combination Act, the Maryland Control Share Acquisition Act or the provisions of Subtitle 8 to which we are not already subject, such provisions of Maryland law could have similar anti-takeover effects.

Limitation of Liability and Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment adverse to the trustee or officer and is material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our declaration of trust authorizes us to obligate our Company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of our Company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our trustees and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Limitation of Liability and

Indemnification of Trustees and Officers.” The indemnification agreements provide that, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of his or her service as a trustee, officer, employee or agent of our Company or as a director, officer, partner, member, manager or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the trustee or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Our declaration of trust will permit us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former trustees or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our trustees or officer and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, as discussed under “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification of Trustees and Officers.”

In addition, our trustees and officers are entitled to indemnification pursuant to the terms of the partnership agreement of our Operating Partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Restrictions on Ownership and Transfer of our Shares

Our declaration of trust contains restrictions on the ownership and transfer of our shares that are intended to assist us in continuing to qualify as a REIT. Subject to certain exceptions, our declaration of trust provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of all classes and series, or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or any class or series of our outstanding preferred shares. For more information regarding these and other restrictions on the ownership and transfer of our shares imposed by our declaration of trust, see “Description of Shares—Restrictions on Ownership and Transfer.”

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to be qualified as a REIT. Our declaration of trust also provides that our board of trustees may determine that compliance with the restrictions on ownership and transfer of our shares is no longer required for us to qualify as a REIT.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any trustee, officer or other employee of ours to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland REIT Law, the Maryland General Corporation Law, our declaration of trust or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of beneficial interest shall be deemed to have notice of and consented to the exclusive forum provisions of our bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a REIT and the ownership or disposition of our common shares. For purposes of this discussion, references to “we,” “our” and “us” mean only SMTA and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this information statement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in us, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this information statement are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the ownership or disposition of our common shares or our election to be taxed as a REIT.

You are encouraged to consult your tax advisor regarding the tax consequences to you of:

•	the ownership or disposition of our common shares, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2018. We believe we will be organized and intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a

REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of share ownership. Accordingly, no assurance can be given that we will be organized or operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

Latham & Watkins LLP has acted as our tax counsel in connection with this information statement and our intended election to be taxed as a REIT. In connection with the spin-off, Latham & Watkins LLP will render an opinion to us to the effect that, commencing with our taxable year ending December 31, 2018, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion will be based upon our factual representations set forth in this information statement. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of share ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.

•	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

•	Ninth, our subsidiaries that are C corporations, including our TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

•	Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a shareholder would include its proportionate share of our undistributed capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the shareholder in our common shares.

•	Twelfth, if we fail to comply with the requirement to send annual letters to our shareholders holding at least a certain percentage of our shares, as determined by Treasury Regulations, requesting information regarding the actual ownership of our shares, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding shares of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we will be organized and will operate in a manner that allows us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our declaration of trust provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our shares is contained in the discussion in this information statement under the heading “Description of Shares—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our Operating Partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs. In connection with the spin-off, we and our Operating Partnership will acquire interests in companies that will elect, together with us, to be treated as our TRSs, and we may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our TRSs to deduct interest, which could increase their taxable income.

Ownership of Interests in Subsidiary REITs. In connection with the spin-off, we will acquire, and in the future may acquire, direct or indirect interests in one or more Subsidiary REITs. A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a TRS; and

•	We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend, and, as the sole owner of the general partner of our Operating Partnership, we do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our TRSs pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the general partner of our Operating Partnership, we intend to cause our Operating Partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit our Operating Partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not expect to be subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our TRSs.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of TRSs), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs. We and our Operating Partnership will own interests in companies that will elect, together with us, to be treated as our TRSs, and we may acquire securities in additional TRSs in the future. So long as each of these companies qualifies as a TRS of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our TRSs will not exceed, 20% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership, limited liability company or qualified REIT subsidiary) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our Operating Partnership or as limited partners exercise any redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we will satisfy the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our Operating Partnership’s overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, provided such disposition occurs within the five-year period following our acquisition of such asset, as described above under “—General.”

For taxable years beginning after December 31, 2017, and except as provided below, our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we will be eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our shareholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that, upon completion of the distribution, we will be, and expect we will continue to be, a “publicly offered REIT.” However, Subsidiary REITs we may own from time to time may not be publicly offered REITs. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay regular U.S. federal corporate income tax on the undistributed amount. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our Operating Partnership authorizes us, as the sole owner of the general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.

However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable share distributions in order to meet the distribution requirements, while preserving our cash.

From time to time, we may distribute interests in other entities to our shareholders. In such a case, and assuming the distribution does not qualify as a tax-free spinoff under the Code, we would generally recognize taxable income equal to the excess, if any, of the value of such interests over our tax basis in such interests, and we would be treated as making a distribution to shareholders equal to the fair market value of such interests.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our shareholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time, we or our Operating Partnership may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income, and if the merger or acquisition is a transaction in which our tax basis in the assets of such

REIT is less than the fair market value of the assets, in each case, determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Failure to Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay regular U.S. federal corporate income tax on our taxable income. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our shareholders and all distributions to shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate shareholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate shareholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If we fail to qualify as a REIT, such shareholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held indirectly through our Operating Partnership. In addition, our Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including its share of the assets of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our Operating Partnership and each of the subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our Operating Partnership and any subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally will carry over to our Operating Partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest, including our Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their ownership of our common shares.

Material U.S. Federal Income Tax Consequences to Holders of Our Common Shares

The following discussion is a summary of the material U.S. federal income tax consequences to you of owning and disposing of our common shares. This discussion is limited to holders who hold our common shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding our common shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common shares being taken into account in an applicable financial statement;

•	persons deemed to sell our common shares under the constructive sale provisions of the Code; and

•	persons who hold or receive our common shares pursuant to the exercise of any employee share option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common shares that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Common Shares

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our shares are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares, if any, and then to our outstanding common shares.

To the extent that we make distributions on our common shares in excess of our current and accumulated earnings and profits allocable to such shares, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares. This treatment will reduce the U.S. holder’s adjusted basis in such shares by such amount, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable share distributions, including distributions partially payable in our common shares and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the share portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our common shares generally is equal to the amount of cash that could have been received instead of the common shares. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common shares it received in connection with a taxable share distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the share portion of the distribution, such U.S. holder could have a capital loss with respect to the share sale that could not be used to offset such income. A U.S. holder that receives common shares pursuant to such distribution generally has a tax basis in such common shares equal to the amount of cash that could have been received instead of such common shares as described above, and has a holding period in such common shares that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our shares for the year to the holders of each class of our shares in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our shares for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our shares for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our shareholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our shareholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our capital gain. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our common shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our common shares and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Shares. If a U.S. holder sells or disposes of our common shares, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common shares for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common shares that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026.

Taxation of Tax-Exempt Holders of Our Common Shares

Dividend income from us and gain arising upon a sale of shares of our common shares generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our shares contained in our declaration of trust, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common shares will be publicly traded upon completion of the distribution (and, we anticipate, will continue to be publicly traded), we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Common Shares

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common shares by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the ownership and disposition of our common shares, including any reporting requirements.

Distributions Generally. Distributions (including any taxable share distributions) that are neither attributable to gains from sales or exchanges by us of USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1) a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common shares, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common shares, they generally will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1) the investment in our common shares is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to FIRPTA, distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of shares that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of shares at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our shares. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common shares should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Common Shares. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income tax unless such share constitutes a USRPI. In general, shares of a domestic corporation that constitutes a USRPHC will constitute a USRPI. We believe that we are a USRPHC. Our common shares will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its shares is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of shares that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common shares will be publicly traded upon completion of the distribution (and, we anticipate, will continue to be publicly traded), no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our common shares, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common shares would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1) our common shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. holder owned, actually and constructively, 10% or less of our common shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our common shares by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our shares. Furthermore, dispositions of our common shares by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common shares not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common shares is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common shares, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other common shares during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such shares are “regularly traded” and the non-U.S. holder did not own more than 10% of the shares at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our common shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common shares were subject to taxation under FIRPTA, and if our common shares were not “regularly traded” on an established securities market, the purchaser of such common shares generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common shares or proceeds from the sale or other taxable disposition of such shares. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our common shares generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common shares paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on shares and capital gains from the sale or other disposition of shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common shares.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common shares or gross proceeds from the sale or other disposition of our common shares, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common shares, and will apply to payments of gross proceeds from the sale or other disposition of such shares on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common shares.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common shares.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to our common shares being distributed as contemplated by this registration statement. This information statement is part of, and does not contain all of the information set forth in, the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and our common shares, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common shares with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Spirit Realty Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spirit MTA REIT (the Company) as of December 31, 2017 and the related notes (collectively referred to as the financial statement). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at December 31, 2017 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2017.

Dallas, Texas

March 5, 2018

Spirit MTA REIT

Balance Sheet

December 31, 2017
Assets
Cash	$10,000

Total assets	$10,000

Shareholder’s equity
Common shares, $0.01 par value, 750,000,000 shares authorized: 10,000 issued and outstanding	$100
Capital in excess of par value	9,900

Total shareholder’s equity	$10,000

See accompanying notes

Spirit MTA REIT

Notes to Balance Sheet

December 31, 2017

Note 1. Organization

Spirit MTA REIT (“SMTA”), a Maryland real estate investment trust, was formed and capitalized on November 15, 2017 as a wholly owned subsidiary of Spirit Realty Capital, Inc. (“Spirit”). SMTA was formed for the purpose of receiving, via contribution from Spirit, (i) an asset-backed securitization trust established in 2005 and amended and restated in 2014, comprised of six legal entities, which has issued non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans (“Master Trust 2014”), (ii) three legal entities (“Shopko Entities”) which own properties primarily leased to Specialty Retail Shops Holding Corp and its subsidiaries, (iii) one legal entity which owns a single distribution center property leased to a sporting goods tenant and its general partner entity (“Sporting Goods Entities”), and (iv) two legal entities which own four unencumbered properties (collectively with Master Trust 2014, the Shopko Entities, and the Sporting Goods Entities, the “Predecessor Entities”).

Spirit will transfer to SMTA the legal entities that hold the Predecessor Entities’ assets and liabilities. Spirit will effect the spin-off by means of a pro-rata distribution of SMTA common shares to Spirit stockholders of record as of the close of business on the record date (“Spin-Off”). To date, SMTA has not conducted any business as a separate company and SMTA has no material assets or liabilities. Following the Spin-Off, SMTA expects to operate as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, as amended.

Following the Spin-Off, SMTA expects to own approximately 790 assets in Master Trust 2014, 95 assets in the Shopko Entities and 16 other assets, collectively with an approximate net investment of $2.3 billion. SMTA will be managed by Spirit Realty, L.P. through an Asset Management Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying balance sheet includes all of the accounts of SMTA as of December 31, 2017, prepared in accordance with Generally Accepted Accounting Principles in the United States. The Company has no assets other than cash. Separate statements of operations, changes in shareholder’s equity and cash flows have not been presented because this entity has not commenced operations.

Cash

Cash includes cash on hand or held in banks.

Note 3. Shareholder’s Equity

SMTA has been capitalized with the issuance of 10,000 common shares of beneficial interest ($0.01 par value per share) for a total of $10,000.

Note 4. Preferred Shares

SMTA has 20,000,000 authorized preferred shares ($0.01 par value per share). As of December 31, 2017, there were no preferred shares issued and outstanding.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Spirit Realty Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Predecessor Entities (the Company) as of December 31, 2017 and 2016, the related combined statements of operations, parent company equity and cash flows for the years then ended, and the related notes and financial statement schedules listed in the Index at Item 15(a) (collectively referred to as the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2017.

Dallas, Texas

March 5, 2018

Predecessor Entities

Combined Balance Sheets

(In Thousands)

	December 31, 2017	December 31, 2016
Assets
Investments:
Real estate investments:
Land and improvements	$973,231	$959,430
Buildings and improvements	1,658,023	1,581,745

Total real estate investments	2,631,254	2,541,175
Less: accumulated depreciation	(557,948)	(496,579)

	2,073,306	2,044,596
Loans receivable, net	32,307	39,640
Intangible lease assets, net	102,262	111,303
Real estate assets held for sale, net	28,460	59,720

Net investments	2,236,335	2,255,259
Cash and cash equivalents	6	1,268
Deferred costs and other assets, net	107,770	55,462
Goodwill	13,549	13,549

Total assets	$2,357,660	$2,325,538

Liabilities and parent company equity
Liabilities:
Mortgages and notes payable, net	$1,926,835	$1,339,614
Intangible lease liabilities, net	23,847	29,024
Accounts payable, accrued expenses and other liabilities	16,060	12,043

Total liabilities	1,966,742	1,380,681
Commitments and contingencies (see Note 7)
Parent company equity:
Net parent investment	390,918	944,857

Total liabilities and parent company equity	$2,357,660	$2,325,538

See accompanying notes.

Predecessor Entities

Combined Statements of Operations

(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Revenues:
Rentals	$224,312	$234,671	$249,036
Interest income on loans receivable	768	2,207	3,685
Tenant reimbursement income	2,274	2,130	2,048
Other income	4,448	6,295	6,394

Total revenues	231,802	245,303	261,163
Expenses:
General and administrative	23,857	18,956	20,790
Related party fees	5,500	5,427	5,506
Restructuring charges	—	2,465	3,036
Transaction costs	4,354	—	—
Property costs (including reimbursable)	9,130	5,258	5,043
Interest	76,733	77,895	83,719
Depreciation and amortization	80,386	85,761	93,692
Impairments	33,548	26,565	19,935

Total expenses	233,508	222,327	231,721

(Loss) income from continuing operations before other expense and income tax (expense) benefit	(1,706)	22,976	29,442
Other expense:
Loss on debt extinguishment	(2,223)	(1,372)	(787)

Total other expense	(2,223)	(1,372)	(787)

(Loss) income from continuing operations before income tax (expense) benefit	(3,929)	21,604	28,655
Income tax (expense) benefit	(179)	(181)	33

(Loss) income from continuing operations	(4,108)	21,423	28,688

Discontinued operations:
Income from discontinued operations	—	—	98
Gain on disposition of assets	—	—	590

Income from discontinued operations	—	—	688

(Loss) income before gain on disposition of assets	(4,108)	21,423	29,376
Gain on disposition of assets	22,393	26,499	84,111

Net income	$18,285	$47,922	$113,487

See accompanying notes.

Predecessor Entities

Combined Statements of Changes in Parent Company Equity

(In Thousands)

Total Equity
Balance, January 1, 2015	$1,253,943
Net income	113,487
Contributions from parent company	157,528
Distributions to parent company	(550,134)

Balance, December 31, 2015	974,824
Net income	47,922
Contributions from parent company	266,298
Distributions to parent company	(344,187)

Balance, December 31, 2016	944,857
Net income	18,285
Contributions from parent company	405,695
Distributions to parent company	(977,919)

Balance, December 31, 2017	$390,918

See accompanying notes.

Predecessor Entities

Combined Statements of Cash Flows

(In Thousands)

	Years Ended December 31,
	2017	2016	2015
Operating activities
Net income	$18,285	$47,922	$113,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,386	85,761	93,692
Impairments	33,548	26,565	19,935
Amortization of deferred financing costs	1,480	1,285	1,266
Amortization of debt discounts	4,589	3,554	2,991
Stock based compensation expense	6,131	3,720	5,731
Loss on debt extinguishment, net	2,223	1,372	787
Gain on dispositions of real estate and other assets, net	(22,393)	(26,499)	(84,701)
Non-cash revenue	(5,204)	(4,002)	(4,233)
Bad debt expense and other	3,002	17	(1,809)
Changes in operating assets and liabilities:
Deferred costs and other assets, net	5,264	(1,252)	(2,778)
Accounts payable, accrued expenses and other liabilities	3,589	(268)	(268)

Net cash provided by operating activities	130,900	138,175	144,100
Investing activities
Acquisitions of real estate	(26,004)	(62,663)	(79,147)
Capitalized real estate expenditures	(1,369)	(2,689)	(1,134)
Investments in loans receivable	—	—	(4,000)
Collections of principal on loans receivable	8,811	6,866	9,948
Proceeds from dispositions of real estate and other assets	146,633	141,347	322,263

Net cash provided by investing activities	128,071	82,861	247,930
Financing activities
Repayments under CMBS	—	(119,530)	(20,464)
Borrowings under Master Trust 2014	618,117	—	—
Repayments under Master Trust 2014	(61,110)	(15,132)	(14,251)
Repayments under line of credit	—	—	(15,181)
Debt extinguishment costs	(1,604)	(2,353)	(636)
Deferred financing costs	(11,214)	(47)	—
Contributions from parent company	194,860	235,960	151,797
Distributions to parent company	(944,199)	(317,570)	(534,868)

Net cash used in financing activities	(205,150)	(218,672)	(433,603)

Net increase (decrease) in cash, cash equivalents and restricted cash	53,821	2,364	(41,573)
Cash, cash equivalents and restricted cash, beginning of year	12,689	10,325	51,898

Cash, cash equivalents and restricted cash, end of year	$66,510	$12,689	$10,325

See accompanying notes.

Predecessor Entities

Notes to Combined Financial Statements

Note 1. Organization

On August 3, 2017, Spirit Realty Capital, Inc. (“Spirit”) announced a plan to spin-off (“Spin-Off”) its interests in (i) an asset-backed securitization trust established in 2005 and amended and restated in 2014, comprised of six legal entities, which has issued non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans (“Master Trust 2014”), (ii) three legal entities (“Shopko Entities”) which own properties primarily leased to Specialty Retail Shops Holding Corp. and certain of its affiliates, (iii) one legal entity which owns a single distribution center property leased to a sporting goods tenant and its general partner entity (“Sporting Goods Entities”), and (iv) two legal entities which own four unencumbered properties (collectively with Master Trust 2014, the Shopko Entities, and the Sporting Goods Entities, the “Predecessor Entities” or the “Company”) into an independent, publicly traded company Spirit MTA REIT (“SMTA”). The legal entities which comprise the Predecessor Entities are: Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, Spirit Master Funding VI, LLC, Spirit Master Funding VIII, LLC, Spirit SPE Property Holdings II, LLC, Spirit SPE Portfolio 2006-1, LLC, Spirit SPE Portfolio 2006-2, LLC, Spirit SPE Portfolio 2006-3, LLC, Spirit AS Katy TX, LP, Spirit IM Katy TX, LLC, Spirit SPE Portfolio 2012-5, LLC and Spirit SPE Crown 2014-1, LLC.

To accomplish this Spin-Off, Spirit created a new real estate investment trust, SMTA, which is a wholly owned subsidiary of Spirit. Spirit will transfer to SMTA the legal entities that hold the Predecessor Entities’ assets and liabilities. Spirit will affect the Spin-Off by means of a pro-rata distribution of SMTA common shares to Spirit stockholders of record as of the close of business on the record date. The operations of the Predecessor Entities are presented for all historical periods described and at the carrying value of such assets and liabilities reflected in Spirit’s books and records.

Costs associated with the Spin-Off incurred in the year ended December 31, 2017 totaled $4.4 million, and are reflected as transaction costs on the accompanying combined statements of operations.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Spirit’s consolidated financial statements and underlying accounting records. The combined financial statements reflect the historical results of operations, financial position and cash flows of the wholly-owned subsidiaries of Spirit which make up the Predecessor Entities and are presented as if the transferred subsidiaries formed SMTA’s business for all historical periods presented. The assets to be contributed and liabilities to be assumed, as presented in the accompanying combined financial statements, reflect Spirit’s historical carrying value of the assets and liabilities as of the financial statement date consistent with the accounting for spin-off transactions in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). All Predecessor Entities’ intercompany transactions have been eliminated in combination.

The Predecessor Entities are wholly-owned subsidiaries of Spirit. As a result, the combined net assets of the Predecessor Entities have been reflected in the accompanying combined balance sheets as net parent investment. All transactions between Spirit and the Predecessor Entities are considered effectively settled through equity in the combined financial statements at the time the transaction is recorded other than certain intercompany mortgages as discussed in the Related Party footnote (see Note 5). The settlement of these transactions is reflected as contributions and distributions to parent in the combined statements of changes in parent company equity and contributions and distributions to parent in the combined statements of cash flows as a financing activity.

The combined financial statements include expense allocations related to certain Spirit corporate functions, including executive oversight, asset management, property management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations. These expenses have been allocated to the Predecessor Entities based on direct usage or benefit where specifically identifiable, with the remainder allocated pro rata based on property count. All the expense allocations were deemed to have been incurred and settled through net parent investment in the period in which the costs were incurred. Following the Spin-Off, SMTA will enter into an Asset Management Agreement with Spirit to provide corporate functions.

Management considers the expense allocation methodology and results to be reasonable. However, the allocations may not be indicative of the actual expense that would have been incurred had the Predecessor Entities operated as an independent, publicly traded company for the periods presented. Accordingly, the combined financial statements herein do not necessarily reflect what the Predecessor Entities’ financial position, results of operations or cash flows would have been if it had been a standalone company during the periods presented, nor are they necessarily indicative of its future results of operations, financial position or cash flows.

These combined financial statements include the special purpose entities that will be wholly owned by SMTA. Certain of these special purpose entities were formed to acquire and hold real estate encumbered by indebtedness (see Note 4). Each special purpose entity is a separate legal entity and is the sole owner of its assets and responsible for its liabilities. The assets of these special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any affiliate or owner of another entity unless the special purpose entities have expressly agreed and are permitted under their governing documents. As of December 31, 2017 and 2016, net assets totaling $1.82 billion and $1.69 billion, respectively, were held and net liabilities totaling $1.96 billion and $1.37 billion, respectively, were owed by these encumbered special purpose entities included in the accompanying combined balance sheets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Segment Reporting

The Company views its operations as one segment, which consists of net leasing operations. The Company has no other reportable segments.

Real Estate Investments

Carrying Value of Real Estate Investments

The Company’s real estate properties are recorded at cost and depreciated using the straight-line method over the estimated remaining useful lives of the properties, which generally range from 20 to 50 years for buildings and improvements and from 5 to 20 years for land improvements. Portfolio assets classified as “held for sale” are not depreciated. Properties classified as “held for sale” are recorded at the lower of their carrying value or their fair value, less anticipated selling costs.

Purchase Accounting and Acquisition of Real Estate

When acquiring a property, the purchase price (including acquisition and closing costs) is allocated to land, building, improvements and equipment based on their relative fair values. For properties acquired with in-place leases, the purchase price of real estate is allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. In making estimates of fair values for this purpose, a number of sources are used, including independent appraisals and information obtained about each property as a result of pre-acquisition due diligence and marketing and leasing activities.

Lease Intangibles

Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above or below-market leases. For real estate acquired subject to existing lease agreements, in-place lease intangibles are valued based on the Company’s estimate of costs related to acquiring a tenant and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases at the time of the acquisition. Above and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and the Company’s estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease.

In-place lease intangibles are amortized on a straight-line basis over the remaining initial term of the related lease and included in depreciation and amortization expense. Above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease in rental revenue. Below market lease intangibles are amortized as an increase to rental revenue over the remaining initial term of the respective leases, but may be amortized over the renewal periods if the Company believes it is likely the tenant will exercise the renewal option. If the Company believes it is likely a lease will terminate early, the unamortized portion of any related lease intangible is immediately recognized in impairment loss in the Company’s combined statements of operations.

Impairment

The Company reviews its real estate investments and related lease intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company considers factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if its carrying value exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows and fair values are highly subjective and such estimates could differ materially from actual results. Key assumptions used in estimating future cash flows and fair values include, but are not limited to, signed purchase and sale agreements, market prices for comparable properties, revenue growth rates, interest rates, discount rates, capitalization rates, lease renewal probabilities, tenant vacancy rates and other factors.

Revenue Recognition

The Company primarily leases real estate to its tenants under long-term, triple-net leases that are classified as operating leases. Lease origination fees are deferred and amortized over the related lease term as an adjustment to rental revenue. Under a triple-net lease, the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Under certain leases, tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recorded on a gross basis in instances when our tenants reimburse us for property costs which we incur. Tenant receivables are carried net of the allowances for uncollectible amounts.

The Company’s leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that the Company will receive only if the tenants make all rent payments required through the expiration of the initial term of the leases. The accrued rental revenue representing this straight-line adjustment is subject to an evaluation for collectability, and the Company records a provision for losses against rental revenues if collectability of these future rents is not reasonably assured. The accrual and related provision, if any, is included in deferred costs and other assets, net on the combined balance sheets. Leases that have contingent rent escalators indexed to future increases in the CPI may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (a) 1 to 2 times CPI over a specified period, (b) a fixed percentage or (c) a fixed schedule. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company’s inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company’s view that the multiplier does not represent a significant leverage factor, rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have occurred.

Some of the Company’s leases also provide for contingent rent based on a percentage of the tenant’s gross sales. For contingent rentals that are based on a percentage of the tenant’s gross sales, the Company recognizes contingent rental revenue when the change in the factor on which the contingent lease payment is based occurs.

The Company suspends revenue recognition if the collectability of amounts due pursuant to a lease is not reasonably assured or if the tenant’s monthly lease payments become more than 60 days past due, whichever is earlier.

Lease termination fees are included in other income on the Company’s combined statements of operations and are recognized when there is a signed termination agreement and all the conditions of the agreement have been met. The Company recorded lease termination fees of $3.6 million, $5.5 million and $5.8 million during the years ended December 31, 2017, 2016 and 2015, respectively.

Goodwill

Goodwill arises from business combinations and represents the excess of the cost of an acquired entity over the net fair value amounts that were assigned to the identifiable assets acquired and the liabilities assumed. Spirit recorded goodwill as a result of its merger with Cole Credit Property II, Inc. (“Cole”) on July 17, 2013. Goodwill was allocated to the Predecessor Entities based on the fair value of the Cole assets attributable to the Predecessor Entities relative to the total fair value of Cole assets acquired through the merger. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company did not record any impairment on its existing goodwill for the years ended December 31, 2017, 2016 and 2015.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which narrows the definition of a business. The Predecessor Entities have elected to adopt the guidance effective as of January 1, 2015, as the Predecessor Entities have not previously issued financial statements or made financial statements available for issuance. Under this guidance, acquisitions of a property with an in-place lease generally are not accounted for as an acquisition of a business, but instead as an asset acquisition, meaning the transaction costs of these acquisitions are capitalized instead of expensed. Further, dispositions of properties generally do not qualify as a disposition of a business and therefore will not be allocated goodwill.

Allowance for Doubtful Accounts

The Company reviews its rent and other tenant receivables for collectability on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates, and economic conditions in the area in which the tenant operates. If the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a direct write-off of the specific receivable will be made. The Company provided for reserves for uncollectible amounts totaling $3.5 million and $0.7 million at December 31, 2017 and 2016, respectively, against accounts receivable balances of $5.0 million and $6.9 million, respectively. Receivables are recorded within deferred costs and other assets, net in the accompanying combined balance sheets. Receivables are written off against the reserves for uncollectible amounts when all possible means of collection have been exhausted.

For deferred rental revenues related to the straight-line method of reporting rental revenue, the collectability review includes management’s estimates of amounts that will not be realized and an assessment of the risks inherent in the portfolio, considering historical experience. The Company established a reserve for losses of $1.0 million and $2.4 million at December 31, 2017 and 2016, respectively, against deferred rental revenue receivables of $24.9 million and $21.9 million, respectively. Deferred rental revenue receivables are recorded within deferred costs and other assets, net in the accompanying combined balance sheets.

Loans Receivable

Loans receivable consists of mortgage loans, net of premium, and notes receivables. Interest on loans receivable is recognized using the effective interest rate method.

Impairment and Allowance for Loan Losses

The Company periodically evaluates the collectability of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, in management’s judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. Delinquent loans receivable are written off against the allowance when all possible means of collection have been exhausted. As of December 31, 2017, there was an allowance for loan losses on loan receivable of $0.4 million, compared to no allowance for loan losses recorded as of December 31, 2016.

A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on non-accrual status, interest income is recognized only when received. Five mortgage loans were on non-accrual status with a balance of $1.5 million as of December 31, 2017, compared to none as of December 31, 2016. No notes receivable were on non-accrual status as of both December 31, 2017 and 2016.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money market funds of major financial institutions with fund investments consisting of highly-rated money market instruments and other short-term instruments.

Restricted cash is classified within deferred costs and other assets, net in the accompanying combined balance sheets. Cash, cash equivalents and restricted cash as shown in the combined statements of cash flows consisted of the following (in thousands):

	December 31, 2017	December 31, 2016
Cash and cash equivalents	6	1,268
Restricted cash:
Master Trust 2014 Release (1)	61,001	11,421
Liquidity Reserve (2)	5,503	—

Total cash, cash equivalents and restricted cash	$66,510	$12,689

(1)	Master Trust 2014 Release cash consists of proceeds from the sales of assets pledged as collateral under Master Trust 2014 and is held on deposit until a qualifying substitution is made or the funds are applied as prepayment of principal.
(2)	Liquidity Reserve cash was placed on deposit in conjunction with issuance of additional series of notes under Master Trust 2014 (see footnote 4 for further discussion) and is held until there is a cashflow shortfall as defined in the Master Trust 2014 agreements or a liquidation of Master Trust 2014 occurs.

Income Taxes

The Company applies the provisions of FASB ASC Topic 740, Income Taxes, and computes the provision for income taxes on a separate return basis. The separate return method applies the accounting guidance for income taxes to the stand-alone combined financial statements as if the Predecessor Entities was a separate taxpayer and a stand-alone enterprise for the periods presented.

The Predecessor Entities are directly and indirectly wholly-owned by Spirit Realty, L.P. and are disregarded entities for Federal income tax purposes. Spirit Realty, L.P. is wholly-owned by Spirit through certain direct and indirect ownership interests and is taxed as a partnership for Federal income tax purposes. Spirit has elected to be taxed as a real estate investment trust (“REIT”) under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result will not be subject to Federal income tax as long as it distributes 100% of its taxable income and satisfies certain other requirements. Therefore, no provision for Federal income tax has been made in the accompanying combined financial statements. The Predecessor Entities are subject to certain other taxes, including state taxes, which are shown as income tax (expense) benefit in the combined statements of operations. Franchise taxes are included in general and administrative expenses on the accompanying combined statements of operations.

Earnings Per Share

The Company does not present earnings per share as common shares were not part of the Company’s capital structure for the periods presented.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606. This new guidance establishes a principles-based approach for accounting for revenue from contracts with customers and is effective for annual reporting periods beginning after December 15, 2017, with early application permitted for annual reporting periods beginning after December 15, 2016. The Company plans to adopt the new revenue recognition standard effective January 1, 2018 under the modified retrospective method, and has elected to apply the standard only to contracts that are not completed as of the date of adoption (i.e. January 1, 2018). In evaluating the impact of this new standard, the Company identified that lease contracts covered by Topic 840,

Leases, are excluded from the scope of this new guidance. As such, after the Company’s evaluation of the new guidance, the Company has concluded that there will be no material impact of this ASU on our revenues, results of operations, financial position or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. Leases pursuant to which the Company is the lessee consist of ground leases. The amendments in this ASU are effective for the fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. Upon adoption, the Company will record certain expenses paid directly by its tenants that protect the Company’s interests in its properties, such as insurance and real estate taxes, to property costs and related tenant reimbursement income to revenue, with no impact on net income. The Company is currently evaluating the impact of this ASU on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which requires more timely recognition of credit losses associated with financial assets. ASU 2016-13 requires financial assets (or a group of financial assets) measured at an amortized cost basis to be presented at the net amount expected to be collected. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU on its combined financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses specific cash flow issues with the objective of reducing the existing diversity in practice. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and requires retrospective adoption unless it is impractical to apply, in which case it is to be applied prospectively as of the earliest date practicable. Early adoption is permitted for all entities. The Company early adopted ASU 2016-15 effective as of January 1, 2015 and determined that this standard will be relevant to its presentation of debt prepayment and debt extinguishment costs, resulting in these amounts being presented in financing activities on the combined statements of cash flows. There was no impact on the statements of cash flows for other types of transactions.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash. The Company early adopted ASU 2016-18 effective as of January 1, 2015 and, as a result, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the combined statements of cash flows.

Note 3. Investments

Real Estate Investments

As of December 31, 2017, the Company’s gross investment in real estate properties and loans totaled approximately $2.9 billion, representing investments in 918 properties, including 11 properties securing mortgage loans. The gross investment is comprised of land, buildings, lease intangible assets and lease intangible liabilities, as adjusted for any impairment, and the carrying amount of loans receivable and real estate assets held for sale. The portfolio is geographically dispersed throughout 45 states with only one state, Texas, with a real estate investment of 11.9%, accounting for more than 10.0% of the total dollar amount of the Company’s real estate investment portfolio.

During the year ended December 31, 2017 and 2016, the Company had the following real estate and loan activity, net of accumulated depreciation and amortization:

	Number of Properties			Dollar Amount of Investments
	Owned	Financed	Total	Owned	Financed	Total
				(In Thousands)
Gross balance, January 1, 2016	1,002	81	1,083	$2,878,243	$73,665	$2,951,908
Acquisitions/improvements	17	—	17	93,854	—	93,854
Dispositions of real estate	(48)	—	(48)	(145,702)	—	(145,702)
Principal payments and payoffs	—	(70)	(70)	—	(33,484)	(33,484)
Impairments	—	—	—	(26,565)	—	(26,565)
Write-off of gross lease intangibles	—	—	—	(21,738)	—	(21,738)
Loan premium amortization and other	—	—	—	—	(541)	(541)

Gross balance, December 31, 2016	971	11	982	2,778,092	39,640	2,817,732
Acquisitions/improvements	12	—	12	265,549	—	265,549
Dispositions of real estate	(76)	—	(76)	(145,651)	(4,020)	(149,671)
Principal payments and payoffs	—	—	—	—	(2,921)	(2,921)
Impairments	—	—	—	(33,159)	(389)	(33,548)
Write-off of gross lease intangibles	—	—	—	(29,244)	—	(29,244)
Loan premium amortization and other	—	—	—	2,698	(3)	2,695

Gross balance, December 31, 2017	907	11	918	$2,838,285	$32,307	$2,870,592

Accumulated depreciation and amortization				(658,229)	—	(658,229)
Other non-real estate assets held for sale				125	—	125

Net balance, December 31, 2017				$2,180,181	$32,307	$2,212,488

Scheduled minimum future contractual rent to be received under the remaining non-cancelable term of the operating leases (including realized rent increases occurring after January 1, 2018) are as follows (in thousands):

December 31, 2017
2018	$233,742
2019	228,815
2020	220,657
2021	213,424
2022	200,381
Thereafter	1,466,267

Total future minimum rentals	$2,563,286

Because lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum rentals do not include any contingent rentals based on a percentage of the lessees’ gross sales or lease escalations based on future changes in the CPI or other stipulated reference rate.

Loans Receivable

The following table details loans receivable, net of premium and allowance for loan losses (in thousands):

	December 31, 2017	December 31, 2016
Mortgage loans—principal	$32,665	$35,892
Mortgage loans—premium, net of amortization	31	37

Mortgages loans, net	32,696	35,929

Other note receivables—principal	—	3,711
Allowance for loan losses	(389)	—

Total loans receivable, net	$32,307	$39,640

As of both December 31, 2017 and 2016, the Company held a total of nine first-priority mortgage loans (representing loans to three borrowers). These mortgage loans are secured by single-tenant commercial properties and generally have fixed interest rates over the term of the loans. Certain of these loans were with related parties, see footnote 5 for further discussion. There is one other note receivable totaling $3.7 million as of December 31, 2016, secured by tenant assets and stock. There were no other note receivables as of December 31, 2017.

Lease Intangibles, Net

The following table details lease intangible assets and liabilities, net of accumulated amortization (in thousands):

	December 31, 2017	December 31, 2016
In-place leases	$191,557	$188,419
Above-market leases	24,691	21,871
Less: accumulated amortization	(113,986)	(98,987)

Intangible lease assets, net	$102,262	$111,303

Below-market leases	$39,274	$45,444
Less: accumulated amortization	(15,427)	(16,420)

Intangible lease liabilities, net	$23,847	$29,024

The amounts amortized as a net (decrease) increase to rental revenue for capitalized above and below-market leases was ($0.5) million and $0.9 million for the years ended December 31, 2017 and 2016, respectively. The value of in-place leases amortized and included in depreciation and amortization expense was $10.5 million and $11.9 million for the years ended December 31, 2017 and 2016, respectively. The remaining weighted average amortization period for in-place leases, above-market leases, below-market leases and in total was 12.4 years, 8.4 years, 13.9 years and 11.3 years, respectively, as of December 31, 2017. The remaining weighted average amortization period for in-place leases, above-market leases, below-market leases and in total was 13.5 years, 9.0 years, 17.4 years and 11.4 years, respectively, as of December 31, 2016. During the year ended December 31, 2017, the Company acquired in-place lease intangible assets of $9.7 million, above-market lease intangible assets of $1.4 million, and below-market lease intangible liabilities of $0.6 million. During the year ended December 31, 2016, the Company acquired in-place lease intangible assets of $5.7 million, no above-market lease intangible assets, and below-market lease intangible liabilities of $0.9 million.

Based on the balance of intangible assets and liabilities at December 31, 2017, the net aggregate amortization expense for the next five years and thereafter is expected to be as follows (in thousands):

2018	$9,425
2019	9,150
2020	8,116
2021	7,144
2022	6,452
Thereafter	38,128

Total future minimum rentals	$78,415

Real Estate Assets Held for Sale

The Company is continually evaluating the portfolio of real estate assets and may elect to dispose of assets considering criteria including, but not limited to, tenant concentration, tenant credit quality, unit financial performance, local market conditions and lease rates, associated indebtedness, asset location, tenant operation type (e.g., industry, sector, or concept/brand). Real estate assets held for sale are expected to be sold within twelve months. The following table shows the activity in real estate assets held for sale for the years ended December 31, 2017 and 2016:

	Number of Properties	Carrying Value
	(In Thousands)
Balance, January 1, 2016	25	$45,632
Transfers from real estate investments	34	97,911
Sales	(34)	(64,766)
Transfers to real estate investments held and used	(4)	(7,703)
Impairments	—	(11,354)

Balance, December 31, 2016	21	59,720
Transfers from real estate investments	37	86,252
Sales	(47)	(89,607)
Transfers to real estate investments held and used	(4)	(15,703)
Impairments	—	(12,202)

Balance, December 31, 2017	7	28,460

Impairments

The following table summarizes total impairment losses recognized on the accompanying combined statements of operations (in thousands):

	Years Ended December 31,
	2017	2016
Real estate and intangible asset impairment	$31,704	$25,638
Write-off of lease intangibles, net	1,455	927
Provision for loan losses	389	—

Total impairment loss	$33,548	$26,565

Impairments for the year ended December 31, 2017 were comprised of $12.2 million on properties classified as held for sale, $20.9 million on properties classified as held and used, and $0.4 million on mortgage notes receivable. Impairments for the year ended December 31, 2016 were comprised of $11.4 million on properties classified as held for sale and $15.2 million on properties classified as held and used.

Note 4. Debt

Master Trust 2014

The Company has access to an asset-backed securitization platform, Master Trust 2014, to raise capital through the issuance of non-recourse net-lease mortgage notes collateralized by commercial real estate, net-leases and mortgage loans. Master Trust 2014 has five bankruptcy-remote, special purpose entities as issuers or co-issuers of the notes.

In December 2017, the existing issuers under Master Trust 2014, collectively as co-issuers, completed the issuance of $674.4 million aggregate principal amount of Series 2017-1 net-lease mortgage notes comprised of $542.4 million of 4.36%, Class A, amortizing notes and $132.0 million of 6.35%, Class B, interest only notes, both expected to be repaid in December 2022 and a legal final payment date in December 2047 (refer to footnote 12 regarding the repricing of the Series 2017-1 notes). In conjunction with the issuance, the Company pre-paid one Series 2014-1 Class A1 notes, resulting in a loss on debt extinguishment of approximately $2.2 million primarily related to the pre-payment premium.

The Master Trust 2014 notes are summarized below:

	2017 Effective Rates (1)	2017 Stated Rates (1)	2017 Maturity	December 31, 2017	December 31, 2016
			(in Years)	(in Thousands)
Series 2014-1 Class A1	—	—	—	$—	$53,919
Series 2014-1 Class A2	6.2%	5.4%	2.5	252,437	253,300
Series 2014-2	6.3%	5.8%	3.2	234,329	238,117
Series 2014-3	6.2%	5.7%	4.2	311,336	311,820
Series 2014-4 Class A1	4.0%	3.5%	2.1	150,000	150,000
Series 2014-4 Class A2	4.9%	4.6%	12.1	358,664	360,000
Series 2017-1 Class A	3.6%	4.4%	5.0	542,400	—
Series 2017-1 Class B	4.4%	6.4%	5.0	132,000	—

Total Master Trust 2014 notes	5.0%	5.0%	5.4	1,981,166	1,367,156

Debt discount, net				(36,342)	(18,985)
Deferred financing costs, net				(17,989)	(8,557)

Total Master Trust 2014, net				$1,926,835	$1,339,614

(1)	Represents the individual series effective and stated interest rates as of December 31, 2017 and the weighted average effective and stated rate of the total Master Trust 2014 notes, based on the collective series outstanding principal balances as of December 31, 2017.

As of December 31, 2017, the Master Trust 2014 notes were secured by 815 owned and financed properties. The notes issued under Master Trust 2014 are cross-collateralized by the assets of all issuers within this trust.

CMBS

As of December 31, 2015, three of the Predecessor Entities were borrowers under fixed-rate non-recourse loans, which have been securitized into CMBS and are secured by the borrowers’ respective leased properties and related assets. As of December 31, 2015, the stated interest rates of the three loans were 6.6%, 5.8% and 5.6% on outstanding principal balances of $40.9 million, $10.2 million and $68.2 million, respectively. As of December 31, 2015, these fixed-rate loans were secured by 56 properties. As of December 31, 2015, the net debt premium on these loans was $1.6 million and there were no unamortized deferred financing costs. A partial extinguishment of one of these loans occurred in the year ended December 31, 2015, where Spirit extinguished $19.1 million principal amount of CMBS debt with a contractual interest rate of 6.6%. As a result, the Company recognized a loss on debt extinguishment during the year ended December 31, 2015 of approximately $0.7 million, primarily related to defeasance costs and fees paid for the retirement of debt.

During the year ended December 31, 2016, Spirit extinguished the remaining $119.3 million aggregate principal amount of CMBS debt with a weighted average contractual interest rate of 6.0%. As a result, the Company recognized a net loss on debt extinguishment of approximately $1.4 million, primarily related to defeasance costs and fees paid for the retirement of debt.

Line of Credit

One of the Predecessor Entities had access to a $40.0 million secured revolving line of credit which expired on March 27, 2016.

Debt Maturities

As of December 31, 2017, scheduled debt maturities of Master Trust 2014 are as follows (in thousands):

	Scheduled Principal	Balloon Payment	Total
2018	$33,535	$—	$33,535
2019	35,321	—	35,321
2020	39,623	365,903	405,526
2021	22,361	220,723	243,084
2022	21,895	974,349	996,244
Thereafter	174,983	92,473	267,456

Total	$327,718	$1,653,448	$1,981,166

Interest Expense

The following table is a summary of the components of interest expense related to the Company’s borrowings (in thousands):

	Years Ended December 31,
	2017	2016	2015
Interest expense	$70,664	$73,056	$79,462
Non-cash interest expense:
Amortization of deferred financing costs	1,480	1,285	1,266
Amortization of debt discount, net	4,589	3,554	2,991

Total interest expense	$76,733	$77,895	$83,719

Note 5. Related Party Transactions

Related Party Purchases and Sales

The combined financial statements of the Predecessor Entities include purchases of properties by the Predecessor Entities from Spirit and its wholly-owned subsidiaries. These transactions are reflected in the combined statements of cash flows as acquisitions of real estate. For the year ended December 31, 2017, the Predecessor Entities purchased one property from Spirit for $16.0 million. Additionally, during 2017, Spirit contributed 10 real estate properties to the collateral pool of Master Trust 2014 with total net book value of $204.7 million in conjunction with the issuance of the Series 2017-1 notes. For the year ended December 31, 2016, the Predecessor Entities purchased three properties from Spirit for $12.1 million. Additionally, during 2016, the Predecessor Entities exchanged $11.3 million in cash and two mortgage loans collateralized by a total of 66 properties with outstanding principal receivable of $26.6 million to Spirit for four properties with a net book value of $36.9 million. For the year ended December 31, 2015, the Predecessor Entities purchased 18 properties from Spirit for $45.6 million. For all of these transactions, due to all entities being under common control, no gain or loss was recognized by the Predecessor Entities and acquired properties were accounted for by the Predecessor Entities at their historical cost basis to Spirit. Any amounts paid in excess of historical cost basis were recognized as distributions to parent company.

Related Party Loans Receivable

The Predecessor Entities have four mortgage loans receivable where wholly-owned subsidiaries of Spirit are the borrower, and the loans are secured by six single-tenant commercial properties. In total, these mortgage notes had outstanding principal of $30.8 million and $33.9 million at December 31, 2017 and 2016, respectively, which is included in loans receivable, net on the combined balance sheet, and generated $0.3 million of income in the year ended December 31, 2017 and $0.4 million of income in both the years ended December 31, 2016 and 2015, which is included in interest income on loans receivable in the combined statements of operations. These mortgage notes have a weighted average stated interest rate of 1.0% and a weighted average maturity of 9.8 years at December 31, 2017. Interest income is recorded based on the stated interest rate of these notes in the periods presented due to the inter-company nature of these notes receivable.

Related Party Note Payable

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, owns notes issued under Master Trust 2014 Series 2014-2. The principal amounts due under the notes are $11.6 million and $11.8 million at December 31, 2017 and 2016, respectively, and is included in mortgages and notes payable, net on the combined balance sheets. The notes have a stated interest rate of 5.8% with a term of 3.2 years to maturity as of December 31, 2017. Also, in conjunction with the Series 2017-1 notes issuance completed in December 2017, Spirit Realty, L.P., as sponsor of the issuance, retained a 5% economic interest in the Master Trust 2014 Series 2017-1 notes as required by the risk retention rules issued under 17 CFR Part 246. As such, the principal amounts due under the notes was $33.7 million at December 31, 2017 and is included in the mortgages and notes payable, net on the combined balance sheets. The notes have a weighted average stated interest rate of 4.7% with a term of 5.0 years to maturity as of December 31, 2017.

Related Party Service Agreement

Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, provides property management services and special services for Master Trust 2014. The property management fees accrue daily at 0.25% per annum of the collateral value of the Master Trust 2014 collateral pool less any specially serviced assets and the special servicing fees accrue daily at 0.75% per annum of the collateral value of any assets deemed to be specially serviced per the terms of the Property Management and Servicing Agreement dated May 20, 2014. During the years ended December 31, 2017, 2016 and 2015, property management fees of $4.5 million, $4.7 million and $4.8 million, respectively, were incurred. Special servicing fees of $1.0 million, $0.7 million and $0.7 million were incurred in the years ended December 31, 2017, 2016 and 2015, respectively. The property management fees and special servicing fees are included in related party fees in the combined statements of operations. There were no accrued payables at December 31, 2017 or 2016.

Expense Allocations

As described in footnote 2, the accompanying combined financial statements present the operations of the Predecessor Entities as carved out from the financial statements of Spirit. General and administrative expenses of $4.0 million, $1.4 million and $1.7 million during the years ended December 31, 2017, 2016 and 2015, respectively, and transaction costs of $3.2 million during the year ended December 31, 2017 were specifically identified based on direct usage or benefit. The remaining general and administrative expenses, restructuring charges and transaction costs have been allocated to the Predecessor Entities based on relative property count, which the Company believes to be a reasonable methodology. These allocated expenses are centralized corporate costs borne by Spirit for management and other services, including, but not limited to, executive oversight, asset management, property management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations, as well as costs from Spirit’s relocation of its headquarters from Scottsdale, Arizona to Dallas, Texas, which was completed in 2016 and transaction costs incurred in connection with the Spin-Off. A summary of the amounts allocated by property count is provided below:

	Years Ended December 31,
	2017	2016	2015
Corporate expenses:
Cash compensation and benefits	$8,078	$7,647	$8,005
Stock compensation	6,131	3,720	5,731
Professional fees	3,350	3,625	2,799
Other corporate expenses	2,255	2,541	2,522

Total corporate expenses	$19,814	$17,533	$19,057
Restructuring charges	$—	$2,465	$3,036
Transaction costs	$1,180	$—	$—

Corporate expenses have been included within general and administrative expenses in the combined statements of operations.

There were no accruals for related party amounts at either December 31, 2017 or 2016.

Note 6. Income Taxes

The Company’s total state income tax expense (benefit) was $0.2 million, $0.2 million and $(0.03) million for the years ended December 31, 2017, 2016 and 2015, respectively.

The Predecessor Entities’ deferred income tax expense (benefit) and its ending balance in deferred tax assets and liabilities, which are recorded within accounts payable, accrued expenses and other liabilities in the accompanying combined balance sheets, were immaterial at December 31, 2017 and 2016.

The Predecessor Entities’ policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as operating expenses. There was no accrual for interest or penalties at December 31, 2017 and 2016.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted, reducing the U.S. federal corporate income tax rate from 35% to 21%, among other changes. The SEC staff issued Staff Accounting Bulletin 118, which provides guidance on accounting for the tax effects of the Act for which the accounting under ASC 740, Income Taxes (“ASC 740”) is incomplete. To the extent that a company’s accounting for certain income tax effects of the Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before enactment of the Act. The Company believes the impact of the Act to its combined financial statements is immaterial; however, the Company is still analyzing certain aspects of the Act. Future regulatory and rulemaking interpretations or other guidance could affect the Company’s analysis and tax position.

Note 7. Commitments and Contingencies

The Company is periodically subject to claims or litigation in the ordinary course of business, including claims generated from business conducted by tenants on real estate owned by the Company. In these instances, the Company is typically indemnified by the tenant against any losses that might be suffered, and the Company and/or the tenant are insured against such claims.

At December 31, 2017, there were no outstanding claims against the Company that are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

At December 31, 2017, the Company had commitments totaling $3.6 million, all of which relates to funding improvements on properties the Company currently owns. $1.1 million is expected to be funded during fiscal year 2018, with the remaining $2.5 million expected to be funded in 2019.

The Company estimates future costs for known environmental remediation requirements when it is probable that the Company has incurred a liability and the related costs can be reasonably estimated. The Company considers various factors when estimating its environmental liabilities, and adjustments are made when additional information becomes available that affects the estimated costs to study or remediate any environmental issues. When only a wide range of estimated amounts can be reasonably established and no other amount within the range is better than another, the low end of the range is recorded in the combined financial statements. As of December 31, 2017, no accruals have been made.

Note 8. Fair Value Measurements

Nonrecurring Fair Value Measurements

Fair value measurement of an asset on a nonrecurring basis occurs when events or changes in circumstances related to an asset indicate that the carrying amount of the asset is no longer recoverable. The fair value measurement framework specifies a hierarchy of valuation inputs which was established to increase consistency, clarity and comparability in fair value measurements and related disclosures. The fair value hierarchy is based upon three levels of inputs that may be used to measure fair value, two of which are considered observable and one that is considered unobservable. The following describes the three levels:

•	Level 1	—	Valuation is based upon quoted prices in active markets for identical assets or liabilities.

•	Level 2	—	Valuation is based upon inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3	—	Inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. These types of inputs include the Company’s own assumptions.

The following table sets forth the Company’s assets that were accounted for at fair value on a nonrecurring basis as of December 31, 2017 and 2016 (in thousands):

	Fair Value Hierarchy Level
Description	Level 1	Level 2	Level 3
December 31, 2017
Retail	—	—	7,357
Industrial	—	—	—
Office	—	—	3,720

Long-lived assets held and used	$—	$—	$11,077
Long-lived assets held for sale	—	—	30,956
December 31, 2016
Retail	—	—	16,031
Industrial	—	—	—
Office	—	—	—

Long-lived assets held and used	$—	$—	$16,031
Long-lived assets held for sale	—	—	12,417

Real estate assets and their related intangible assets are evaluated for impairment based on certain indicators including, but not limited to: the asset being held for sale, vacant, non-operating or the lease on the asset expiring in twelve months or less. The fair values of impaired real estate and intangible assets were determined by using the following information, depending on availability, in order of preference: signed purchase and sale agreements or letters of intent; recently quoted bid or ask prices, or market prices for comparable properties; estimates of cash flow, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, and expenses based upon market conditions; and expectations for the use of the real estate. Based on these inputs, the Company determined that its valuation of the impaired real estate and intangible assets falls within Level 3 of the fair value hierarchy.

During the years ended December 31, 2017 and 2016, we determined that five and 12 long-lived assets held and used, respectively, were impaired.

For four of the held and used properties impaired during the year ended December 31, 2017 and six of the held and used properties impaired during the year ended December 31, 2016, the Company estimated property fair value using price per square foot of comparable properties. The following table provides information about the price per square foot of comparable properties inputs used:

	December 31, 2017			December 31, 2016
	Range	Weighted Average	Square Footage	Range	Weighted Average	Square Footage
Long-lived assets held and used asset type
Retail	$18.40 - $285.98	$72.04	68,871	$18.99 - $152.15	$31.34	170,505
Office	$81.61 - $244.86	$149.49	19,821	$—	$—	—

For the one remaining held and used properties impaired during the year ended December 31, 2017 and six held and used properties impaired during the year ended December 31, 2016, the Company estimated property fair value using price per square foot of the listing price or a broker opinion of value. The following table provides information about the price per square foot of listing price and broker opinion of value inputs used:

	December 31, 2017			December 31, 2016
	Range	Weighted Average	Square Footage	Range	Weighted Average	Square Footage
Long-lived assets held and used asset type
Retail	$88.89	$88.89	22,500	$15.40 - $170.02	$48.58	189,622

For the years ended December 31, 2017 and 2016, we determined that six and five held for sale assets, respectively, were impaired. The Company estimated property fair value of held for sale properties using price per square foot from the signed purchase and sale agreements. The following table provides information about the price per square foot from signed purchase and sale agreements used:

	December 31, 2017			December 31, 2016
	Range	Weighted Average	Square Footage	Range	Weighted Average	Square Footage
Long-lived assets held for sale asset type
Retail	$55.30 - $346.23	$299.89	87,248	$49.73 - $174.20	$84.69	152,252
Industrial	$54.21	$54.21	96,845	$—	$—	—

Estimated Fair Value of Financial Instruments

Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits, and accounts receivable and payable. Generally, these assets and liabilities are short-term in duration and are recorded at cost, which approximates fair value, on the accompanying combined balance sheets.

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair values. The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2017 and 2016. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

The estimated fair values of the loans receivable and the fixed-rate mortgages and notes payable have been derived based on market quotes for comparable instruments or discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The loans receivable and the mortgages and notes payable were measured using a market approach from nationally recognized financial institutions with market observable inputs such as interest rates and credit analytics. These measurements are classified as Level 2 of the fair value hierarchy. The following table discloses fair value information for these financial instruments (in thousands):

	December 31, 2017		December 31, 2016
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Loans receivable, net	$32,307	$29,076	$39,640	$36,735
Mortgages and notes payable, net (1)	1,926,835	2,030,191	1,339,614	1,415,897

(1)	The carrying value of the debt instruments are net of unamortized deferred financing costs and certain debt discounts/premiums.

Note 9. Significant Credit and Revenue Concentration

As of December 31, 2017, the Predecessor Entities’ real estate investments were operated by 201 tenants, that operate within retail, office and industrial property types across various industries throughout the U.S. Shopko operates in the general merchandise industry and is the Predecessor Entities’ largest tenant. Total rental revenues from properties leased to Shopko for the year ended December 31, 2017 contributed 21.8% of the rental revenue shown in the accompanying combined statements of operations. No other tenant contributed 5% or more of the rental revenue during any of the periods presented. As of December 31, 2017, the Predecessor Entities’ net investment in Shopko properties represents approximately 15.8% of the Predecessor Entities’ total assets.

Note 10. Discontinued Operations

Effective January 1, 2014, the Company adopted ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, under which only disposals representing a strategic shift in operations of the Predecessor Entities and that have (or will have) a major effect on the Predecessor Entities’ operations and financial results are to be presented as discontinued operations. Properties that were reported as held for sale as of December 31, 2013, are presented in discontinued operations until the properties’ disposal. As a result, net gains or losses from the disposition of these properties, as well as the prior period operations, are reclassified to discontinued operations. The following sets forth the results of discontinued operations (in thousands):

	Years Ended December 31,
	2017	2016	2015
Revenues:
Rent	$—	$—	$447
Other	—	—	17

Total revenues	—	—	464
Expenses:
General and administrative	—	—	4
Property costs	—	—	328
Impairments	—	—	34

Total expenses	—	—	366

Gain from discontinued operations before other income	—	—	98
Other income:	—	—	—

Income from discontinued operations	—	—	98
Gain on disposition of assets	—	—	590

Total discontinued operations	$—	$—	$688

Number of properties disposed of during period	—	—	2

Note 11. Supplemental Cash Flow Information

The following table presents the supplemental cash flow disclosures (in thousands):

	Years Ended December 31,
	2017	2016	2015
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Net investment distribution to parent	$33,720	$26,618	$15,265
Net investment contribution from parent	204,704	26,618	—
Financing provided in connection with the disposal of assets	—	—	4,057
Supplemental Cash Flow Disclosures:
Interest paid	$69,408	$73,653	$79,689
Taxes paid	$269	$308	$337

Note 12. Subsequent Events

Shopko Term Loan

On January 16, 2018, Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, funded a $35.0 million B-1 Term Loan as part of syndicated loan and security agreement with Shopko as borrower and several banks as lenders. The B-1 Term Loan is subordinate to an existing $72.5 million Term B Loan. The B-1 Term Loan matures on June 19, 2020 and bears interest at a rate of 12% per annum. Interest will be paid monthly, while principal will be repaid in quarterly installments of $0.6 million commencing on November 1, 2018. The loan is secured by Shopko’s assets in its $784 million asset-backed lending facility. Spirit plans to contribute the loan to the Company in conjunction with the Spin-Off.

Amendment to Shopko Master Lease

On January 16, 2018, the Company entered into an amendment to its master leases with Shopko. The amendment requires Shopko to provide annual and quarterly financial statements to the Company that are compliant with SEC rules. Further, the amendment modifies certain other provisions of the master leases, including assignment by Shopko, subletting by Shopko, sale by the Company and rent payment date. Each of the Shopko master leases provides that the Company may assign its interest in the leases in full or in part with respect to one or more property locations. The Company has agreed to pay to Shopko (i) $82,500 in connection with each such assigned property under the 59 property master lease and (ii) $20,000 in connection with each such assigned property under the four property master lease and the 34 property master lease. All Shopko master leases contain covenants requiring the tenant and guarantor to execute documentation in connection with such assignments.

Subject to certain conditions, Shopko will have a one-time right, upon 60 days written notice, to defer payment of the monthly base rent for a period of up to three months, provided that such months are not consecutive. The deferred rent is subject to interest at the rate of 11% per annum, and is secured by a second priority lien on Shopko’s interests in its assets.

CMBS Debt Issuance

On January 22, 2018, the Company entered into a new non-recourse loan agreement with Société Générale and Barclays Bank PLC as lenders, which is collateralized by a single distribution center property located in Katy, Texas. The loan has a term of 10 years to maturity with a stated interest rate of 5.14%. As a result of the issuance, the Company received approximately $84 million in proceeds. The Company expects to distribute all of the proceeds to Spirit prior to the Spin-Off.

Master Trust 2014 Notes Re-Pricing

On January 23, 2018, the Company re-priced a private offering of the Master Trust 2014 Series 2017-1 notes with $674.4 million aggregate principal amount. As a result, the interest rate on the Class B Notes will be reduced from 6.35% to 5.49%, while the other terms of the Class B Notes will remain unchanged. The terms of the Class A Notes were unaffected by the repricing. In connection with the repricing, the Company received $8.2 million in additional proceeds that reduced the debt discount. The additional proceeds were distributed to Spirit.

Related Party Note Payable

On February 2, 2018, Spirit Realty, L.P., a wholly-owned subsidiary of Spirit, sold its holding of Master Trust 2014 Series 2014-2 notes with a principal balance of $11.6 million to a third-party. This transaction had no impact on the Company’s mortgages and notes payable, net balance as shown in the combined balance sheet.

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
10 Box	Rogers, AR	(a)	1,028	1,685	—	—	1,028	1,685	2,713	(351)	1994	3/31/2014	6 to 20 Years
ABRA	Suwanee, GA	(a)	480	1,350	—	—	480	1,350	1,830	(239)	1986	10/21/2013	13 to 30 Years
Academy Sports	Greenville, TX	(a)	2,236	5,259	—	37	2,236	5,296	7,532	(234)	2016	12/7/2016	14 to 40 Years
Academy Sports	Katy, TX	(b)	13,144	96,194	—	—	13,144	96,194	109,338	(14,219)	1976	7/17/2013	8 to 34 Years
Adult & Pediatric Orthopedics	Vernon Hills, IL	(a)	992	5,020	—	—	992	5,020	6,012	(702)	1991	3/31/2014	15 to 30 Years
Advance Auto Parts	Greenfield, IN	(a)	458	996	—	—	458	996	1,454	(146)	2003	7/17/2013	7 to 47 Years
Advance Auto Parts	Trenton, OH	(a)	324	842	—	—	324	842	1,166	(134)	2003	7/17/2013	7 to 47 Years
Affordable Care, Inc.	Bellevue, NE	(a)	565	450	—	—	565	450	1,015	(60)	2008	8/7/2015	5 to 40 Years
Affordable Care, Inc.	Lincoln, NE	(a)	725	842	—	—	725	842	1,567	(91)	2010	8/7/2015	8 to 40 Years
Aggregate Industries	Annapolis Junction, MD	(a)	2,245	1,105	(1,535)	(547)	710	558	1,268	(254)	1930	9/29/2006	15 to 30 Years
AMC Theatres	Phoenix, AZ	(a)	2,652	11,495	—	—	2,652	11,495	14,147	(3,228)	1997	7/1/2005	12 to 40 Years
AMC Theatres	Surprise, AZ	(a)	2,923	7,133	—	—	2,923	7,133	10,056	(567)	2008	11/10/2015	13 to 40 Years
AMC Theatres	South Bend, IN	(a)	4,352	9,411	—	21	4,352	9,432	13,784	(1,099)	1997	1/4/2016	6 to 30 Years
American Lubefast	Wetumpka, AL	(a)	185	332	—	—	185	332	517	(48)	1995	6/24/2014	12 to 30 Years
American Lubefast	Waycross, GA	(a)	380	142	—	—	380	142	522	(54)	1998	12/10/2013	15 to 30 Years
America’s Auto Auction	Jacksonville, FL	(a)	3,170	938	—	—	3,170	938	4,108	(649)	1989	12/28/2005	15 to 30 Years
America’s Auto Auction	Tulsa, OK	(a)	1,225	373	—	—	1,225	373	1,598	(745)	1999	12/28/2005	15 to 20 Years
America’s Auto Auction	Greenville, SC	(a)	2,561	1,526	—	—	2,561	1,526	4,087	(1,443)	1999	12/28/2005	15 to 30 Years
America’s Auto Auction	Conroe, TX	(a)	4,338	448	955	145	5,293	593	5,886	(1,849)	2005	9/1/2009	12 to 47 Years
America’s Auto Auction	Irving, TX	(a)	7,348	970	—	—	7,348	970	8,318	(2,513)	1960	9/1/2009	12 to 27 Years
America’s Auto Auction	Irving, TX	(a)	931	268	—	—	931	268	1,199	(190)	1965	9/1/2009	12 to 17 Years
America’s Service Station	Dacula, GA	(a)	1,067	976	—	—	1,067	976	2,043	(130)	2000	3/28/2014	15 to 40 Years
America’s Service Station	Farragut, TN	(a)	986	1,148	—	—	986	1,148	2,134	(166)	2011	3/28/2014	15 to 40 Years
Anixter	Fort Myers, FL	(a)	641	1,069	—	—	641	1,069	1,710	(603)	1999	7/1/2005	14 to 30 Years
Anixter	Mattoon, IL	(a)	233	263	—	—	233	263	496	(224)	1984	5/1/2005	15 to 20 Years
Applebee’s	Chicago, IL	(a)	1,675	1,112	—	—	1,675	1,112	2,787	(520)	1999	12/29/2006	15 to 30 Years
Applebee’s	DeKalb, IL	(a)	1,423	1,552	—	—	1,423	1,552	2,975	(783)	1996	12/29/2006	15 to 30 Years
Applebee’s	Joliet, IL	(a)	1,994	1,207	—	—	1,994	1,207	3,201	(694)	1996	12/29/2006	15 to 30 Years
Arby’s	Sun City, AZ	(a)	771	372	—	250	771	622	1,393	(284)	1986	12/29/2006	10 to 20 Years
Arby’s	Eustis, FL	(a)	451	377	—	—	451	377	828	(440)	1969	12/30/2004	10 to 15 Years
Arby’s	Jacksonville, FL	(a)	480	631	—	—	480	631	1,111	(325)	1998	9/24/2004	15 to 30 Years
Arby’s	Jacksonville, FL	(a)	872	509	—	—	872	509	1,381	(366)	1984	9/24/2004	15 to 20 Years
Arby’s	Jacksonville, FL	(a)	487	871	—	—	487	871	1,358	(509)	1985	12/30/2004	15 to 20 Years
Arby’s	Orlando, FL	(a)	642	178	—	—	642	178	820	(254)	1967	12/30/2004	10 to 15 Years
Arby’s	Winter Springs, FL	(a)	523	446	—	—	523	446	969	(345)	1988	12/30/2004	15 to 20 Years
Arby’s	Brunswick, GA	(a)	774	614	—	—	774	614	1,388	(410)	1999	9/24/2004	15 to 20 Years
Arby’s	Cumming, GA	(a)	967	844	—	—	967	844	1,811	(452)	1986	9/24/2004	15 to 30 Years
Arby’s	McDonough, GA	(a)	938	697	—	—	938	697	1,635	(393)	1985	9/24/2004	15 to 30 Years
Arby’s	Statesboro, GA	(a)	779	777	—	—	779	777	1,556	(453)	1985	9/24/2004	15 to 20 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Arby’s	Crawfordsville, IN	(a)	557	624	—	—	557	624	1,181	(324)	1998	9/23/2005	15 to 30 Years
Arby’s	Indianapolis, IN	(a)	460	587	—	—	460	587	1,047	(278)	1998	9/24/2004	15 to 30 Years
Arby’s	Mooresville, IN	(a)	560	549	—	—	560	549	1,109	(411)	1998	9/23/2005	15 to 20 Years
Arby’s	Nappanee, IN	(a)	301	413	—	—	301	413	714	(310)	2005	12/21/2007	15 to 20 Years
Arby’s	Lexington, KY	(a)	636	362	—	—	636	362	998	(422)	1978	12/30/2004	10 to 15 Years
Arby’s	Lexington, KY	(a)	713	451	—	—	713	451	1,164	(529)	1976	1/26/2005	10 to 15 Years
Arby’s	Madisonville, KY	(a)	1,198	819	(95)	—	1,103	819	1,922	(414)	1990	9/24/2004	15 to 30 Years
Arby’s	Mount Pleasant, MI	(a)	485	642	—	—	485	642	1,127	(309)	1997	12/29/2005	15 to 30 Years
Arby’s	Sterling Heights, MI	(a)	866	960	—	—	866	960	1,826	(449)	2000	12/29/2005	15 to 30 Years
Arby’s	North Canton, OH	(a)	484	497	(14)	—	470	497	967	(339)	1989	12/29/2006	15 to 20 Years
Arby’s	Moncks Corner, SC	(a)	573	466	—	—	573	466	1,039	(368)	1998	9/24/2004	15 to 20 Years
Arby’s	Rock Hill, SC	(a)	373	722	—	—	373	722	1,095	(458)	1978	12/29/2005	15 to 20 Years
Arby’s	Amarillo, TX	(a)	539	616	—	—	539	616	1,155	(65)	1985	12/29/2015	15 to 30 Years
Arby’s	Tooele, UT	(a)	552	624	—	—	552	624	1,176	(476)	1988	9/24/2004	15 to 20 Years
Arby’s	Martinsburg, WV	(a)	887	992	—	—	887	992	1,879	(489)	1999	12/29/2005	15 to 30 Years
Ashley Furniture	Abilene, TX	(a)	1,316	2,649	—	—	1,316	2,649	3,965	(1,019)	2000	5/19/2005	15 to 40 Years
Ashley Furniture	El Paso, TX	(a)	1,536	3,852	—	—	1,536	3,852	5,388	(1,717)	1973	7/1/2005	14 to 30 Years
At Home	Lubbock, TX	(a)	4,596	4,608	—	35	4,596	4,643	9,239	(426)	1985	11/15/2016	6 to 20 Years
Austin’s Park N Pizza Experience	Pflugerville, TX	(a)	6,182	1,320	—	29	6,182	1,349	7,531	(366)	2003	8/29/2014	15 to 30 Years
Axel’s	Chanhassen, MN	(a)	1,439	784	—	—	1,439	784	2,223	(191)	1953	5/22/2014	15 to 30 Years
Axel’s	Mendota, MN	(a)	536	963	—	—	536	963	1,499	(146)	1995	5/22/2014	15 to 30 Years
B&B Theatres	Overland Park, KS	(a)	4,935	12,281	—	—	4,935	12,281	17,216	(3,234)	2004	8/1/2009	10 to 57 Years
B&B Theatres	Kansas City, MO	(a)	2,543	7,943	—	—	2,543	7,943	10,486	(2,401)	2003	7/1/2005	14 to 50 Years
B&B Theatres	Lees Summit, MO	(a)	3,517	9,735	—	—	3,517	9,735	13,252	(3,527)	1999	7/1/2005	14 to 40 Years
B&B Theatres	Bixby, OK	(a)	5,585	10,101	—	—	5,585	10,101	15,686	(4,845)	1998	7/1/2005	14 to 30 Years
Bagger Dave’s Burger Tavern	Berkley, MI	(a)	390	540	—	—	390	540	930	(85)	1927	10/31/2014	14 to 30 Years
Bagger Dave’s Burger Tavern	Grand Rapids, MI	(a)	986	524	—	—	986	524	1,510	(108)	1985	10/31/2014	14 to 30 Years
Big Al’s	Beaverton, OR	(a)	5,608	8,733	—	—	5,608	8,733	14,341	(986)	2010	6/30/2014	15 to 40 Years
Big Al’s	Vancouver, WA	(a)	2,077	9,395	—	—	2,077	9,395	11,472	(928)	2006	6/30/2014	15 to 40 Years
Big Sandy Furniture	Ashland, KY	(a)	775	2,037	—	—	775	2,037	2,812	(851)	1990	8/27/2009	12 to 27 Years
Big Sandy Furniture	Ashland, KY	(a)	629	754	—	—	629	754	1,383	(364)	1993	8/27/2009	12 to 27 Years
Big Sandy Furniture	Chillicothe, OH	(a)	499	2,296	—	—	499	2,296	2,795	(953)	1995	8/27/2009	12 to 27 Years
Big Sandy Furniture	Portsmouth, OH	(a)	561	1,563	—	—	561	1,563	2,124	(680)	1988	8/27/2009	12 to 27 Years
Big Sandy Furniture	South Point, OH	(a)	848	2,948	—	—	848	2,948	3,796	(1,207)	1990	8/27/2009	12 to 27 Years
Big Sandy Furniture	Hurricane, WV	(a)	727	3,005	—	—	727	3,005	3,732	(1,202)	1998	8/27/2009	12 to 27 Years
Big Sandy Furniture	Parkersburg, WV	(a)	1,800	3,183	—	—	1,800	3,183	4,983	(1,480)	1976	8/27/2009	12 to 27 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Black Angus Steakhouse	Glendale, AZ	(a)	1,480	1,329	—	—	1,480	1,329	2,809	(585)	1996	6/25/2004	15 to 30 Years
Blue Rhino	Riverside, CA	(a)	1,203	6,254	—	—	1,203	6,254	7,457	(1,884)	2004	7/1/2005	14 to 40 Years
Blue Rhino	Tavares, FL	(a)	1,075	5,098	—	—	1,075	5,098	6,173	(1,809)	2004	7/1/2005	14 to 40 Years
Bojangle’s	Hickory, NC	(a)	1,105	851	—	—	1,105	851	1,956	(720)	1995	12/29/2006	13 to 28 Years
Bondcote	Dublin, VA	(a)	491	1,401	—	—	491	1,401	1,892	(929)	1985	12/11/2006	15 to 20 Years
Bondcote	Pulaski, VA	(a)	333	1,536	—	—	333	1,536	1,869	(961)	1967	12/11/2006	15 to 20 Years
Bonfire	Eagen, MN	(a)	724	1,230	—	—	724	1,230	1,954	(187)	1996	5/22/2014	15 to 30 Years
Bonfire	Woodbury, MN	(a)	3,165	1,707	—	—	3,165	1,707	4,872	(334)	1995	5/22/2014	15 to 30 Years
Boozman-Hof	Rogers, AR	(a)	2,014	2,313	—	—	2,014	2,313	4,327	(466)	1988	11/14/2013	13 to 30 Years
Boscovs	Voorhees, NJ	(a)	2,027	6,776	—	—	2,027	6,776	8,803	(2,313)	1970	7/17/2013	5 to 20 Years
Bricktown Brewery	Oklahoma City, OK	(a)	479	1,877	—	177	479	2,054	2,533	(388)	1904	12/2/2013	16 to 20 Years
Bricktown Brewery	Shawnee, OK	(a)	—	—	621	1,399	621	1,399	2,020	(226)	1984	7/29/2005	15 to 30 Years
Bridgestone Tire	Atlanta, GA	(a)	1,830	363	—	—	1,830	363	2,193	(144)	1998	7/17/2013	5 to 24 Years
Brookshire Brothers	Alto, TX	(a)	204	464	—	—	204	464	668	(119)	1996	3/31/2014	7 to 20 Years
Brookshire Brothers	Buffalo, TX	(a)	522	987	—	—	522	987	1,509	(177)	1990	3/31/2014	7 to 30 Years
Brookshire Brothers	Groveton, TX	(a)	264	540	—	—	264	540	804	(107)	1996	3/31/2014	7 to 30 Years
Brookshire Brothers	Lorena, TX	(a)	657	751	—	—	657	751	1,408	(179)	1999	3/31/2014	7 to 20 Years
Brookshire Brothers	McGregor, TX	(a)	748	795	—	—	748	795	1,543	(207)	1999	3/31/2014	7 to 20 Years
Bru Burger	Lexington, KY	(a)	1,267	944	—	—	1,267	944	2,211	(656)	1996	2/26/2007	14 to 30 Years
Buck’s Sports Grill	Rawlins, WY	(a)	25	406	—	—	25	406	431	(240)	1958	12/29/2006	15 to 20 Years
Buehler’s Fresh Foods	Ashland, OH	(b)	2,596	8,087	—	112	2,596	8,199	10,795	(656)	2000	10/14/2015	15 to 40 Years
Buehler’s Fresh Foods	Dover, OH	(b)	2,596	8,087	—	—	2,596	8,087	10,683	(771)	1990	10/14/2015	15 to 30 Years
Buehler’s Fresh Foods	Medina, OH	(b)	4,892	10,983	—	—	4,892	10,983	15,875	(1,108)	1990	10/14/2015	15 to 30 Years
Buehler’s Fresh Foods	Wadsworth, OH	(b)	2,197	9,285	—	—	2,197	9,285	11,482	(816)	1985	10/14/2015	15 to 30 Years
Buehler’s Fresh Foods	Wooster, OH	(b)	3,694	8,087	—	—	3,694	8,087	11,781	(786)	1980	10/14/2015	30 to 30 Years
Buffalo Wild Wings	Hammond, IN	(a)	976	1,080	—	—	976	1,080	2,056	(223)	2014	12/24/2014	14 to 30 Years
Buffalo Wild Wings	Gaylord, MI	(a)	1,003	1,478	—	—	1,003	1,478	2,481	(270)	2014	11/5/2014	14 to 30 Years
Buffet City	Orange City, FL	(a)	409	694	—	—	409	694	1,103	(473)	1984	9/24/2004	11 to 20 Years
Burger King	Apopka, FL	(a)	1,038	482	—	—	1,038	482	1,520	(623)	1977	6/25/2004	10 to 15 Years
Burger King	Orlando, FL	(a)	1,249	729	—	—	1,249	729	1,978	(551)	1985	6/25/2004	15 to 20 Years
Burger King	Quincy, FL	(a)	1,015	416	—	—	1,015	416	1,431	(472)	1989	9/24/2004	15 to 20 Years
Burger King	Saint Cloud, FL	(a)	1,193	557	—	—	1,193	557	1,750	(395)	1983	6/25/2004	15 to 20 Years
Burger King	Aurora, IL	(a)	286	726	—	—	286	726	1,012	(381)	1998	12/29/2006	15 to 30 Years
Burger King	Decatur, IL	(a)	940	126	—	—	940	126	1,066	(381)	1992	9/23/2005	15 to 20 Years
Burger King	Effingham, IL	(a)	539	575	—	—	539	575	1,114	(310)	1985	9/23/2005	15 to 30 Years
Burger King	Gilman, IL	(a)	219	414	—	—	219	414	633	(313)	1998	9/23/2005	15 to 20 Years
Burger King	Lincoln, IL	(a)	203	616	—	—	203	616	819	(398)	1990	9/23/2005	15 to 20 Years
Burger King	Romeoville, IL	(a)	789	713	(62)	—	727	713	1,440	(448)	1999	9/23/2005	15 to 20 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Burger King	Springfield, IL	(a)	1,072	642	—	—	1,072	642	1,714	(538)	1988	9/23/2005	15 to 20 Years
Burger King	Springfield, IL	(a)	571	630	—	—	571	630	1,201	(353)	1997	9/23/2005	15 to 30 Years
Burger King	Carrollton, KY	(a)	229	730	—	—	229	730	959	(325)	1990	6/30/2009	13 to 28 Years
Burger King	Louisville, KY	(a)	1,010	577	—	—	1,010	577	1,587	(305)	1994	11/10/2005	15 to 30 Years
Burger King	Louisville, KY	(a)	854	514	—	—	854	514	1,368	(276)	1994	11/10/2005	15 to 30 Years
Burger King	Detroit, MI	(a)	614	688	—	—	614	688	1,302	(468)	1987	2/13/2009	13 to 18 Years
Burger King	Escanaba, MI	(a)	772	767	—	300	772	1,067	1,839	(716)	1984	12/29/2005	3 to 20 Years
Burger King	Saint Ann, MO	(a)	588	613	—	—	588	613	1,201	(471)	1985	9/23/2005	15 to 20 Years
Burger King	Fayetteville, NC	(a)	470	629	—	—	470	629	1,099	(312)	1999	9/29/2006	15 to 30 Years
Burger King	Fayetteville, NC	(a)	489	612	—	—	489	612	1,101	(287)	1987	9/29/2006	15 to 30 Years
Burger King	Hickory, NC	(a)	292	818	—	—	292	818	1,110	(318)	2000	9/29/2006	15 to 40 Years
Burger King	Hope Mills, NC	(a)	408	930	—	—	408	930	1,338	(408)	1990	9/29/2006	15 to 30 Years
Burger King	Hudson, NC	(a)	794	616	—	—	794	616	1,410	(308)	1998	9/29/2006	15 to 40 Years
Burger King	Lillington, NC	(a)	419	687	—	—	419	687	1,106	(275)	1992	9/29/2006	15 to 40 Years
Burger King	Artesia, NM	(a)	435	1,106	—	—	435	1,106	1,541	(191)	1984	4/16/2014	15 to 30 Years
Burger King	Buffalo, NY	(a)	737	629	—	—	737	629	1,366	(270)	1993	11/10/2005	15 to 30 Years
Burger King	Buffalo, NY	(a)	821	694	—	—	821	694	1,515	(302)	1976	11/10/2005	15 to 30 Years
Burger King	Cheektowaga, NY	(a)	561	549	—	—	561	549	1,110	(256)	1985	11/10/2005	15 to 30 Years
Burger King	Jamestown, NY	(a)	508	573	—	—	508	573	1,081	(375)	1988	11/10/2005	15 to 20 Years
Burger King	Niagara Falls, NY	(a)	1,359	551	—	—	1,359	551	1,910	(305)	1979	11/10/2005	15 to 30 Years
Burger King	Springville, NY	(a)	678	586	—	—	678	586	1,264	(290)	1988	11/10/2005	15 to 30 Years
Burger King	Parma Heights, OH	(a)	598	535	—	—	598	535	1,133	(235)	2004	8/27/2009	13 to 38 Years
Burger King	Sandusky, OH	(a)	922	406	(314)	(89)	608	317	925	(148)	1987	8/27/2009	14 to 29 Years
Burger King	Seven Hills, OH	(a)	496	488	—	—	496	488	984	(234)	1977	8/27/2009	13 to 28 Years
Burger King	Sweetwater, TN	(a)	602	550	—	250	602	800	1,402	(278)	1999	12/29/2006	15 to 40 Years
Burger King	Winchester, TN	(a)	400	291	—	250	400	541	941	(225)	1993	12/29/2006	10 to 20 Years
Burger King	Oshkosh, WI	(a)	765	829	(40)	300	725	1,129	1,854	(643)	1984	12/29/2005	15 to 20 Years
Camping World	Saukville, WI	(a)	2,061	4,794	—	—	2,061	4,794	6,855	(687)	2014	9/30/2014	15 to 40 Years
CarMax	Jacksonville, FL	(b)	6,155	10,957	—	—	6,155	10,957	17,112	(2,980)	2005	6/30/2005	15 to 40 Years
CarMax	Kennesaw, GA	(a)	3,931	5,334	—	—	3,931	5,334	9,265	(1,612)	1995	2/16/2012	15 to 30 Years
CarMax	Raleigh, NC	(a)	4,163	4,017	—	—	4,163	4,017	8,180	(1,555)	1994	7/17/2013	4 to 25 Years
CarMax	Greenville, SC	(b)	9,731	11,625	—	—	9,731	11,625	21,356	(2,287)	1999	7/17/2013	3 to 40 Years
Carmike Cinemas	Colorado Springs, CO	(a)	1,892	1,732	—	—	1,892	1,732	3,624	(1,036)	1995	9/30/2005	14 to 30 Years
Carmike Cinemas	Cedar Rapids, IA	(a)	2,521	5,461	—	—	2,521	5,461	7,982	(1,987)	1998	7/1/2005	15 to 40 Years
Carmike Cinemas	Chubbuck, ID	(a)	1,845	2,691	—	—	1,845	2,691	4,536	(350)	2004	12/23/2014	10 to 30 Years
Carmike Cinemas	Fort Wayne, IN	(a)	2,696	9,849	682	—	3,378	9,849	13,227	(3,533)	2005	11/30/2005	15 to 40 Years
Carmike Cinemas	Durham, NC	(a)	1,630	2,685	—	—	1,630	2,685	4,315	(1,477)	1994	9/30/2005	13 to 30 Years
Carmike Cinemas	Greensboro, NC	(a)	2,359	2,431	—	—	2,359	2,431	4,790	(1,149)	1996	9/30/2005	15 to 30 Years
Carmike Cinemas	Raleigh, NC	(a)	3,636	8,833	—	—	3,636	8,833	12,469	(3,792)	1988	6/10/2010	9 to 27 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Carmike Cinemas	Wilmington, NC	(a)	1,552	2,934	—	—	1,552	2,934	4,486	(1,325)	1997	9/30/2005	15 to 30 Years
Carmike Cinemas	Winston-Salem, NC	(a)	1,567	2,140	—	—	1,567	2,140	3,707	(1,184)	1993	10/28/2005	13 to 30 Years
Carmike Cinemas	Columbia, SC	(a)	2,115	2,091	—	—	2,115	2,091	4,206	(953)	1996	9/30/2005	15 to 30 Years
Carmike Cinemas	Longview, TX	(a)	1,432	2,946	—	—	1,432	2,946	4,378	(1,380)	1995	9/30/2005	15 to 30 Years
Carrington College	Phoenix, AZ	(a)	1,840	3,582	266	22	2,106	3,604	5,710	(1,433)	1975	7/1/2005	3 to 40 Years
Casual Male	Canton, MA	(b)	28,694	27,802	12	33	28,706	27,835	56,541	(10,426)	1962	2/1/2006	15 to 30 Years
Cermak Fresh Market	Aurora, IL	(a)	2,450	7,567	—	343	2,450	7,910	10,360	(317)	1989	1/9/2017	10 to 30 Years
Chapala	Boise, ID	(a)	809	601	(400)	(259)	409	342	751	(242)	1998	6/25/2004	15 to 30 Years
Charleston’s Restaurant	Norman, OK	(a)	1,466	2,294	—	—	1,466	2,294	3,760	(1,164)	1992	7/2/2007	14 to 30 Years
Charleston’s Restaurant	Tulsa, OK	(a)	1,540	1,997	—	—	1,540	1,997	3,537	(803)	2002	7/2/2007	14 to 40 Years
Church’s Chicken	Chicago, IL	(a)	313	275	—	—	313	275	588	(170)	1982	5/25/2005	15 to 20 Years
Church’s Chicken	Chicago, IL	(a)	340	220	—	—	340	220	560	(159)	1975	5/25/2005	15 to 20 Years
Church’s Chicken	Chicago, IL	(a)	242	244	—	—	242	244	486	(174)	1970	5/25/2005	15 to 20 Years
Church’s Chicken	Chicago, IL	(a)	242	256	—	—	242	256	498	(167)	1974	5/25/2005	15 to 20 Years
Church’s Chicken	Chicago, IL	(a)	532	279	—	—	532	279	811	(184)	1982	5/25/2005	15 to 20 Years
Church’s Chicken	Chicago, IL	(a)	289	260	—	—	289	260	549	(166)	1982	5/25/2005	15 to 20 Years
Church’s Chicken	East St. Louis, IL	(a)	117	334	—	—	117	334	451	(158)	1990	5/25/2005	15 to 30 Years
Church’s Chicken	Harvey, IL	(a)	361	269	(80)	—	281	269	550	(364)	1978	5/25/2005	15 to 20 Years
Church’s Chicken	Joliet, IL	(a)	245	193	—	—	245	193	438	(155)	1985	5/25/2005	15 to 20 Years
Church’s Chicken	Peoria, IL	(a)	154	320	—	—	154	320	474	(217)	1976	5/25/2005	15 to 20 Years
Church’s Chicken	Washington Park, IL	(a)	119	324	—	—	119	324	443	(208)	1980	5/25/2005	15 to 20 Years
Church’s Chicken	Gary, IN	(a)	109	410	—	—	109	410	519	(250)	1980	5/25/2005	15 to 20 Years
Church’s Chicken	Gary, IN	(a)	210	318	—	—	210	318	528	(240)	1979	5/25/2005	15 to 20 Years
Church’s Chicken	Gary, IN	(a)	161	493	—	—	161	493	654	(316)	1973	5/25/2005	15 to 20 Years
Church’s Chicken	Indianapolis, IN	(a)	258	262	—	—	258	262	520	(204)	1970	5/25/2005	15 to 20 Years
Church’s Chicken	Indianapolis, IN	(a)	266	310	—	—	266	310	576	(218)	1971	5/25/2005	15 to 20 Years
Church’s Chicken	Indianapolis, IN	(a)	170	749	—	—	170	749	919	(427)	1983	5/25/2005	15 to 20 Years
Church’s Chicken	Indianapolis, IN	(a)	449	153	—	—	449	153	602	(155)	1968	5/25/2005	15 to 20 Years
Church’s Chicken	Indianapolis, IN	(a)	370	150	—	—	370	150	520	(138)	1970	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	425	200	—	—	425	200	625	(153)	1977	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	351	209	—	—	351	209	560	(155)	1977	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	426	223	—	—	426	223	649	(171)	1979	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	413	235	—	—	413	235	648	(174)	1977	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	301	219	—	—	301	219	520	(156)	1972	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	270	305	—	—	270	305	575	(189)	1976	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	271	157	—	—	271	157	428	(119)	1978	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	385	258	—	—	385	258	643	(195)	1979	5/25/2005	15 to 20 Years
Church’s Chicken	Detroit, MI	(a)	428	189	—	—	428	189	617	(144)	1979	5/25/2005	15 to 20 Years
Church’s Chicken	Flint, MI	(a)	340	258	—	—	340	258	598	(193)	1979	5/25/2005	15 to 20 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Church’s Chicken	Warren, MI	(a)	488	215	—	—	488	215	703	(162)	1979	5/25/2005	15 to 20 Years
Church’s Chicken	Ferguson, MO	(a)	293	212	—	—	293	212	505	(164)	1974	5/25/2005	15 to 20 Years
Church’s Chicken	Maplewood, MO	(a)	180	225	—	—	180	225	405	(153)	1980	5/25/2005	15 to 20 Years
Church’s Chicken	Normandy, MO	(a)	265	329	(6)	—	259	329	588	(224)	1978	5/25/2005	15 to 20 Years
Church’s Chicken	Overland, MO	(a)	278	494	—	—	278	494	772	(305)	1972	5/25/2005	15 to 20 Years
Church’s Chicken	St. Louis, MO	(a)	290	211	—	—	290	211	501	(168)	1973	5/25/2005	15 to 20 Years
Church’s Chicken	St. Louis, MO	(a)	231	337	—	—	231	337	568	(216)	1972	5/25/2005	15 to 20 Years
Church’s Chicken	St. Louis, MO	(a)	189	227	—	—	189	227	416	(161)	1972	5/25/2005	15 to 20 Years
Church’s Chicken	St. Louis, MO	(a)	464	218	—	—	464	218	682	(192)	1978	5/25/2005	15 to 20 Years
Church’s Chicken	Akron, OH	(a)	247	198	—	—	247	198	445	(152)	1971	5/25/2005	15 to 20 Years
Church’s Chicken	Akron, OH	(a)	218	273	—	—	218	273	491	(182)	1976	5/25/2005	15 to 20 Years
Church’s Chicken	Akron, OH	(a)	310	394	—	—	310	394	704	(257)	1982	5/25/2005	15 to 20 Years
Church’s Chicken	Canton, OH	(a)	215	483	—	—	215	483	698	(277)	1974	5/25/2005	15 to 20 Years
Church’s Chicken	Columbus, OH	(a)	268	354	—	—	268	354	622	(240)	1975	5/25/2005	15 to 20 Years
Church’s Chicken	Columbus, OH	(a)	294	262	—	—	294	262	556	(195)	1976	5/25/2005	15 to 20 Years
Church’s Chicken	Mansfield, OH	(a)	225	327	—	—	225	327	552	(204)	1972	5/25/2005	15 to 20 Years
Columbus Arts & Tech Academy	Columbus, OH	(a)	417	5,100	—	849	417	5,949	6,366	(2,489)	1980	3/17/2006	13 to 30 Years
Columbus Preparatory Academy	Columbus, OH	(a)	1,069	3,363	330	1,340	1,399	4,703	6,102	(2,875)	2004	3/17/2006	13 to 20 Years
ConForm Automotive	Sidney, OH	(a)	921	4,177	—	—	921	4,177	5,098	(2,525)	1987	12/22/2005	12 to 20 Years
Courthouse Athletic Club	Keizer, OR	(a)	1,208	4,089	—	—	1,208	4,089	5,297	(1,361)	1988	12/1/2005	15 to 40 Years
Courthouse Athletic Club	Salem, OR	(a)	941	2,620	1,018	5,042	1,959	7,662	9,621	(2,483)	1996	12/1/2005	15 to 40 Years
Courthouse Athletic Club	Salem, OR	(a)	1,509	5,635	—	—	1,509	5,635	7,144	(1,864)	2001	12/1/2005	15 to 40 Years
Courthouse Athletic Club	Salem, OR	(a)	1,214	4,911	—	—	1,214	4,911	6,125	(1,652)	1980	12/1/2005	15 to 40 Years
Courthouse Athletic Club	Salem, OR	(a)	1,589	3,834	—	—	1,589	3,834	5,423	(1,721)	1977	12/1/2005	15 to 30 Years
Crème de la Crème	Lone Tree, CO	(a)	2,020	3,748	—	—	2,020	3,748	5,768	(1,697)	1999	9/29/2005	15 to 30 Years
Crème de la Crème	Duluth, GA	(a)	2,289	4,274	—	—	2,289	4,274	6,563	(1,889)	2007	12/23/2008	13 to 48 Years
Crème de la Crème	Barrington, IL	(a)	1,180	5,939	—	—	1,180	5,939	7,119	(620)	2008	5/30/2014	15 to 40 Years
Crème de la Crème	Chicago, IL	(a)	5,057	5,939	—	—	5,057	5,939	10,996	(577)	2009	5/30/2014	15 to 40 Years
Crème de la Crème	Romeoville, IL	(a)	1,684	5,676	—	—	1,684	5,676	7,360	(1,449)	2008	11/7/2008	14 to 49 Years
Crème de la Crème	Warrenville, IL	(a)	2,542	3,813	—	—	2,542	3,813	6,355	(1,881)	1999	9/29/2005	15 to 30 Years
Crème de la Crème	Westmont, IL	(a)	1,375	5,087	—	—	1,375	5,087	6,462	(1,584)	2003	12/28/2005	15 to 40 Years
Crème de la Crème	Leawood, KS	(a)	1,854	3,914	—	—	1,854	3,914	5,768	(1,846)	1999	9/29/2005	15 to 30 Years
Crème de la Crème	Mount Laurel, NJ	(a)	1,404	5,655	—	—	1,404	5,655	7,059	(1,566)	2007	5/1/2009	13 to 48 Years
Crown Distributing LLC	Arlington, WA	(b)	1,860	10,402	—	—	1,860	10,402	12,262	(967)	2002	11/21/2014	7 to 40 Years
Dark	Canton, MI	(a)	2,071	1,224	—	—	2,071	1,224	3,295	(747)	1996	6/25/2004	15 to 30 Years
Dave & Buster’s	Marietta, GA	(a)	3,908	8,630	(74)	—	3,834	8,630	12,464	(3,732)	1992	7/1/2005	15 to 30 Years
Denny’s	Fountain Hills, AZ	(a)	825	561	—	—	825	561	1,386	(360)	1995	9/24/2004	15 to 30 Years
Diagnostic Health Centers of Texas	Beaumont, TX	(a)	438	1,976	—	—	438	1,976	2,414	(303)	1985	3/31/2014	15 to 30 Years
Diagnostic Health Centers of Texas	Port Arthur, TX	(a)	468	2,057	—	—	468	2,057	2,525	(313)	1997	3/31/2014	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Dillon Tire	Lincoln, NE	(a)	1,318	1,604	—	—	1,318	1,604	2,922	(864)	1972	4/29/2011	11 to 26 Years
Dollar General	Oppelo, AR	(a)	367	573	—	—	367	573	940	(72)	2015	7/14/2015	14 to 40 Years
Dollar General	Laurel, MS	(a)	433	707	—	—	433	707	1,140	(80)	2012	6/22/2015	11 to 40 Years
Dollar General	Red Oak, OK	(a)	248	683	—	—	248	683	931	(63)	2015	7/14/2015	14 to 40 Years
Eddie Merlot’s	Burr Ridge, IL	(a)	759	977	16	1,584	775	2,561	3,336	(1,186)	1997	6/25/2004	15 to 30 Years
Eddie Merlot’s	Fort Wayne, IN	(a)	989	2,057	—	—	989	2,057	3,046	(820)	2001	11/10/2005	15 to 30 Years
Eddie Merlot’s	Indianapolis, IN	(a)	1,971	2,295	—	—	1,971	2,295	4,266	(714)	2003	11/10/2005	15 to 40 Years
El Chico	Little Rock, AR	(a)	699	1,700	(457)	(1,302)	242	398	640	(130)	1972	2/26/2007	14 to 20 Years
El Chico	Ardmore, OK	(a)	1,332	1,466	(941)	(1,094)	391	372	763	(93)	1986	2/26/2007	14 to 30 Years
El Chico	Muskogee, OK	(a)	968	1,259	(707)	(926)	261	333	594	(91)	1984	2/26/2007	14 to 30 Years
El Chico	Sherman, TX	(a)	1,013	1,286	(727)	(908)	286	378	664	(105)	1994	2/26/2007	14 to 30 Years
Emerus Urgent Care	Schertz, TX	(a)	2,596	9,944	—	—	2,596	9,944	12,540	(1,067)	2013	5/16/2014	13 to 40 Years
Express Oil Change	Alabaster, AL	(a)	631	1,010	—	—	631	1,010	1,641	(263)	1995	12/22/2006	40 to 40 Years
Express Oil Change	Auburn, AL	(a)	354	1,182	30	78	384	1,260	1,644	(456)	1987	12/22/2006	15 to 30 Years
Express Oil Change	Bessemer, AL	(a)	358	1,197	—	—	358	1,197	1,555	(312)	1988	12/22/2006	40 to 40 Years
Express Oil Change	Birmingham, AL	(a)	417	1,237	—	—	417	1,237	1,654	(322)	1970	12/22/2006	40 to 40 Years
Express Oil Change	Birmingham, AL	(a)	300	839	—	—	300	839	1,139	(175)	1998	12/22/2006	50 to 50 Years
Express Oil Change	Birmingham, AL	(a)	607	1,379	—	—	607	1,379	1,986	(359)	1988	12/22/2006	40 to 40 Years
Express Oil Change	Birmingham, AL	(a)	343	901	—	—	343	901	1,244	(235)	1989	12/22/2006	40 to 40 Years
Express Oil Change	Birmingham, AL	(a)	334	1,119	—	—	334	1,119	1,453	(291)	1989	12/22/2006	40 to 40 Years
Express Oil Change	Birmingham, AL	(a)	372	1,073	—	—	372	1,073	1,445	(373)	1965	12/22/2006	30 to 30 Years
Express Oil Change	Birmingham, AL	(a)	339	858	—	—	339	858	1,197	(223)	1990	12/22/2006	40 to 40 Years
Express Oil Change	Decatur, AL	(a)	187	1,174	—	98	187	1,272	1,459	(286)	2000	12/22/2006	19 to 50 Years
Express Oil Change	Decatur, AL	(a)	84	803	—	—	84	803	887	(167)	2001	12/22/2006	50 to 50 Years
Express Oil Change	Florence, AL	(a)	130	1,128	—	—	130	1,128	1,258	(235)	1999	12/22/2006	50 to 50 Years
Express Oil Change	Gardendale, AL	(a)	586	1,274	—	—	586	1,274	1,860	(332)	1989	12/22/2006	40 to 40 Years
Express Oil Change	Huntsville, AL	(a)	195	1,649	—	—	195	1,649	1,844	(429)	1993	12/22/2006	40 to 40 Years
Express Oil Change	Huntsville, AL	(a)	295	893	—	—	295	893	1,188	(233)	1994	12/22/2006	40 to 40 Years
Express Oil Change	Huntsville, AL	(a)	374	1,295	—	109	374	1,404	1,778	(384)	1997	12/22/2006	19 to 40 Years
Express Oil Change	Huntsville, AL	(a)	252	917	—	—	252	917	1,169	(318)	1965	12/22/2006	30 to 30 Years
Express Oil Change	Huntsville, AL	(a)	184	1,037	—	—	184	1,037	1,221	(216)	2001	12/22/2006	50 to 50 Years
Express Oil Change	Madison, AL	(a)	359	1,505	40	456	399	1,961	2,360	(418)	1995	12/22/2006	15 to 40 Years
Express Oil Change	Madison, AL	(a)	211	1,401	—	—	211	1,401	1,612	(365)	1997	12/22/2006	40 to 40 Years
Express Oil Change	Oxford, AL	(a)	120	1,224	—	—	120	1,224	1,344	(319)	1990	12/22/2006	40 to 40 Years
Express Oil Change	Pinson, AL	(a)	320	916	—	—	320	916	1,236	(191)	2001	12/22/2006	50 to 50 Years
Family Dollar Stores	Texarkana, AR	(a)	303	201	—	—	303	201	504	(59)	1988	3/31/2014	4 to 20 Years
Famous Dave’s	Apple Valley, MN	(a)	1,119	1,055	—	—	1,119	1,055	2,174	(518)	1999	9/24/2004	15 to 30 Years
Famous Dave’s	Maple Grove, MN	(a)	1,852	1,096	—	—	1,852	1,096	2,948	(620)	1997	9/24/2004	15 to 30 Years
Fazoli’s	Fort Wayne, IN	(a)	660	204	—	—	660	204	864	(305)	1982	9/23/2005	10 to 15 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Fazoli’s	Rochester, MN	(a)	561	83	66	(83)	627	—	627	—	(d)	9/23/2005(d)
Fazoli’s	Lees Summit, MO	(a)	590	69	55	(69)	645	—	645	—	(d)	9/23/2005(d)
Flying Star Café	Albuquerque, NM	(a)	120	1,336	—	—	120	1,336	1,456	(464)	1999	7/1/2005	30 to 30 Years
Flying Star Café	Albuquerque, NM	(a)	1,036	1,655	—	—	1,036	1,655	2,691	(812)	1994	7/1/2005	15 to 30 Years
Focus Child Development Center	Dalton, GA	(a)	396	1,396	—	—	396	1,396	1,792	(70)	1996	6/29/2016	10 to 40 Years
Focus Child Development Center	Riverdale, GA	(a)	663	1,336	—	32	663	1,368	2,031	(80)	1998	6/29/2016	10 to 40 Years
Focus Child Development Center	Riverdale, GA	(a)	436	525	—	—	436	525	961	(32)	1965	6/29/2016	10 to 30 Years
Fred’s Super Dollar	Cabot, AR	(a)	132	404	—	—	132	404	536	(157)	1970	3/31/2014	1 to 15 Years
Fuddruckers	Glendale, AZ	(a)	1,236	272	—	—	1,236	272	1,508	(270)	1995	6/25/2004	15 to 20 Years
Fuddruckers	Mesa, AZ	(a)	1,318	234	—	—	1,318	234	1,552	(261)	1995	6/25/2004	15 to 20 Years
Fuddruckers	Houston, TX	(a)	1,098	439	—	—	1,098	439	1,537	(382)	1995	6/25/2004	15 to 40 Years
Fuddruckers	Houston, TX	(a)	1,156	352	(22)	—	1,134	352	1,486	(317)	1995	6/25/2004	15 to 30 Years
Fuddruckers	Kingwood, TX	(a)	936	387	—	(387)	936	—	936	(198)	1994	6/25/2004	15 to 30 Years
General Motors	Caldwell, TX	(a)	1,775	1,725	—	—	1,775	1,725	3,500	(1,061)	2000	4/29/2011	11 to 36 Years
Gerber Collision & Glass	Clayton, NC	(a)	684	1,254	—	—	684	1,254	1,938	(200)	2001	3/31/2014	7 to 30 Years
Gerber Collision & Glass	Greensboro, NC	(a)	721	1,179	—	—	721	1,179	1,900	(208)	2002	3/31/2014	7 to 30 Years
Golden Corral	Fort Smith, AR	(a)	1,503	1,323	—	—	1,503	1,323	2,826	(967)	1993	9/23/2005	15 to 20 Years
Golden Corral	North Little Rock, AR	(a)	1,398	1,289	—	—	1,398	1,289	2,687	(884)	1993	9/23/2005	15 to 20 Years
Golden Corral	Branson, MO	(a)	1,497	1,684	—	—	1,497	1,684	3,181	(888)	1994	9/23/2005	15 to 30 Years
Golden Corral	Springfield, MO	(a)	1,655	1,467	—	—	1,655	1,467	3,122	(855)	1993	9/23/2005	15 to 30 Years
Golden Corral	Lexington, NC	(a)	910	1,059	—	—	910	1,059	1,969	(224)	1998	10/25/2013	15 to 30 Years
Golden Corral	Gallipolis, OH	(a)	375	1,295	—	—	375	1,295	1,670	(233)	1996	10/25/2013	15 to 30 Years
Golden Corral	Colonial Heights, VA	(a)	1,948	500	37	1,463	1,985	1,963	3,948	(180)	1989	10/25/2013	15 to 40 Years
Golden Corral	Danville, VA	(a)	963	2,829	—	—	963	2,829	3,792	(391)	2009	8/21/2013	15 to 40 Years
Golden Corral	Lynchburg, VA	(a)	2,044	2,025	—	—	2,044	2,025	4,069	(403)	2000	8/21/2013	15 to 30 Years
Golden Corral	Roanoke, VA	(a)	1,370	1,846	—	—	1,370	1,846	3,216	(312)	2000	8/21/2013	15 to 30 Years
Gold’s Gym	Clifton, CO	(a)	1,280	6,950	—	26	1,280	6,976	8,256	(641)	1983	6/30/2015	15 to 30 Years
Gold’s Gym	Grand Junction, CO	(a)	1,825	10,478	—	—	1,825	10,478	12,303	(653)	2007	11/5/2015	15 to 40 Years
Gold’s Gym	Pawtucket, RI	(a)	946	3,093	—	28	946	3,121	4,067	(230)	1980	6/28/2016	5 to 30 Years
Goodrich Quality Theaters	Batavia, IL	(a)	4,705	7,561	—	—	4,705	7,561	12,266	(2,916)	1995	6/30/2009	11 to 38 Years
Goodrich Quality Theaters	Noblesville, IN	(a)	1,760	—	2,338	10,172	4,098	10,172	14,270	(3,831)	2008	6/30/2009	14 to 39 Years
Goodrich Quality Theaters	Portage, IN	(a)	4,621	8,300	—	—	4,621	8,300	12,921	(3,562)	2007	6/30/2009	13 to 38 Years
Goodrich Quality Theaters	Siginaw, MI	(a)	2,538	8,359	—	—	2,538	8,359	10,897	(1,044)	2013	12/2/2013	15 to 50 Years
Grand Sport Restaurant	Tulsa, OK	(a)	983	1,232	(716)	(924)	267	308	575	(81)	1976	2/26/2007	14 to 30 Years
Hajoca Corporation	Sebring, FL	(a)	318	291	—	—	318	291	609	(216)	1982	7/1/2005	15 to 20 Years
Hajoca Corporation	D’Iberville, MS	(a)	250	339	—	—	250	339	589	(218)	1984	5/1/2005	15 to 20 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Hajoca Corporation	Statesville, NC	(a)	614	355	—	—	614	355	969	(432)	1976	5/1/2005	9 to 15 Years
Hajoca Corporation	Aiken, SC	(a)	108	265	—	—	108	265	373	(154)	1985	5/1/2005	15 to 20 Years
Hajoca Corporation	Greenville, SC	(a)	344	210	—	—	344	210	554	(272)	1981	5/1/2005	9 to 15 Years
Hajoca Corporation	West Columbia, SC	(a)	262	598	—	—	262	598	860	(375)	1984	5/1/2005	9 to 20 Years
Hardee’s	Graceville, FL	(a)	279	1,036	—	—	279	1,036	1,315	(186)	1985	12/24/2013	15 to 30 Years
Hardee’s	Adairsville, GA	(a)	557	318	—	—	557	318	875	(195)	1986	9/29/2006	15 to 20 Years
Hardee’s	Atlanta, GA	(a)	309	867	—	—	309	867	1,176	(147)	1994	12/24/2013	15 to 30 Years
Hardee’s	Commerce, GA	(a)	219	797	—	—	219	797	1,016	(138)	1990	12/24/2013	15 to 30 Years
Hardee’s	Cumming, GA	(a)	408	827	—	—	408	827	1,235	(150)	1988	12/24/2013	15 to 30 Years
Hardee’s	East Ellijay, GA	(a)	562	354	—	—	562	354	916	(270)	1984	12/29/2005	15 to 20 Years
Hardee’s	Forsyth, GA	(a)	249	936	—	—	249	936	1,185	(162)	1983	12/24/2013	15 to 30 Years
Hardee’s	Griffin, GA	(a)	249	877	—	—	249	877	1,126	(146)	1979	12/24/2013	15 to 30 Years
Hardee’s	Hawkinsville, GA	(a)	169	946	—	—	169	946	1,115	(158)	1986	12/24/2013	15 to 30 Years
Hardee’s	McDonough, GA	(a)	179	807	—	1	179	808	987	(134)	1989	12/24/2013	15 to 30 Years
Hardee’s	McDonough, GA	(a)	418	847	—	—	418	847	1,265	(158)	1995	12/24/2013	15 to 30 Years
Hardee’s	Monroe, GA	(a)	618	787	—	—	618	787	1,405	(150)	1977	12/24/2013	15 to 30 Years
Hardee’s	Moultrie, GA	(a)	359	827	—	—	359	827	1,186	(139)	1997	12/24/2013	15 to 30 Years
Hardee’s	Pearson, GA	(a)	159	817	—	—	159	817	976	(141)	1994	12/24/2013	15 to 30 Years
Hardee’s	Quitman, GA	(a)	259	936	—	—	259	936	1,195	(157)	1985	12/24/2013	15 to 30 Years
Hardee’s	Thomasville, GA	(a)	408	837	—	—	408	837	1,245	(143)	1985	12/24/2013	15 to 30 Years
Hardee’s	Warner Robins, GA	(a)	229	887	—	—	229	887	1,116	(161)	1978	12/24/2013	15 to 30 Years
Hardee’s	Paxton, IL	(a)	324	658	—	—	324	658	982	(505)	1986	12/29/2005	15 to 20 Years
Hardee’s	Emporia, KS	(a)	508	1,175	—	—	508	1,175	1,683	(205)	1969	12/24/2013	15 to 30 Years
Hardee’s	Kansas City, KS	(a)	289	1,066	—	—	289	1,066	1,355	(179)	1980	12/24/2013	15 to 30 Years
Hardee’s	Mayfield, KY	(a)	316	603	—	—	316	603	919	(335)	1986	12/8/2009	12 to 27 Years
Hardee’s	Columbia, MO	(a)	339	1,126	—	—	339	1,126	1,465	(182)	1985	12/24/2013	15 to 30 Years
Hardee’s	Harrisonville, MO	(a)	369	1,195	—	—	369	1,195	1,564	(202)	1981	12/24/2013	15 to 30 Years
Hardee’s	Independence, MO	(a)	279	936	—	—	279	936	1,215	(157)	1979	12/24/2013	15 to 30 Years
Hardee’s	Kansas City, MO	(a)	538	936	—	—	538	936	1,474	(167)	1979	12/24/2013	15 to 30 Years
Hardee’s	Lees Summit, MO	(a)	319	906	—	—	319	906	1,225	(158)	1985	12/24/2013	15 to 30 Years
Hardee’s	Rolla, MO	(a)	229	857	—	—	229	857	1,086	(146)	1978	12/24/2013	15 to 30 Years
Hardee’s	Trenton, MO	(a)	309	1,175	—	—	309	1,175	1,484	(197)	1976	12/24/2013	15 to 30 Years
Hardee’s	Watertown, WI	(a)	267	338	—	—	267	338	605	(205)	1986	6/30/2009	13 to 18 Years
Hardee’s	Parkersburg, WV	(a)	416	658	—	75	416	733	1,149	(486)	1986	3/7/2007	4 to 20 Years
Harp’s Marketplace	Fort Smith, AR	(a)	837	1,831	—	—	837	1,831	2,668	(395)	1994	4/30/2014	3 to 20 Years
Havana Farm and Home Supply	Havana, IL	(b)	526	813	—	—	526	813	1,339	(445)	2000	5/31/2006	15 to 30 Years
HD Supply	Tontitown, AR	(a)	230	92	—	—	230	92	322	(91)	1987	5/1/2005	15 to 20 Years
HD Supply	Jacksonville, FL	(a)	339	226	—	—	339	226	565	(207)	1987	7/1/2005	15 to 20 Years
HD Supply	Jacksonville, FL	(a)	963	1,007	—	—	963	1,007	1,970	(1,008)	2001	7/1/2005	9 to 20 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
HD Supply	Pompano Beach, FL	(a)	1,144	337	—	—	1,144	337	1,481	(252)	1990	7/1/2005	15 to 30 Years
HD Supply	Riviera Beach, FL	(a)	500	170	—	—	500	170	670	(156)	1987	7/1/2005	15 to 20 Years
HD Supply	Lawrenceville, GA	(a)	500	237	—	—	500	237	737	(211)	1996	5/1/2005	15 to 30 Years
HD Supply	Indianapolis, IN	(a)	607	520	—	—	607	520	1,127	(380)	1990	5/1/2005	15 to 20 Years
HD Supply	Hickory, NC	(a)	199	262	—	—	199	262	461	(210)	1989	5/1/2005	15 to 20 Years
HD Supply	Wilmington, NC	(a)	370	122	—	—	370	122	492	(110)	1987	5/1/2005	15 to 20 Years
HD Supply	Florence, SC	(a)	221	174	—	—	221	174	395	(226)	1974	5/1/2005	10 to 15 Years
HD Supply	Greer, SC	(a)	268	236	—	—	268	236	504	(176)	1993	5/1/2005	15 to 30 Years
HD Supply	West Columbia, SC	(a)	324	108	—	—	324	108	432	(88)	1989	5/1/2005	15 to 20 Years
HD Supply	Knoxville, TN	(a)	259	111	—	—	259	111	370	(185)	1981	5/1/2005	10 to 15 Years
HD Supply	Conroe, TX	(a)	492	723	—	—	492	723	1,215	(363)	1999	7/1/2005	14 to 30 Years
HD Supply	Roanoke, VA	(a)	333	124	—	—	333	124	457	(184)	1975	5/1/2005	10 to 15 Years
HD Supply	Spokane, WA	(a)	518	193	—	—	518	193	711	(186)	1998	5/1/2005	15 to 30 Years
HD Supply	Martinsburg, WV	(a)	173	20	—	—	173	20	193	(50)	1972	5/1/2005	10 to 15 Years
Heartland Dental	Bullhead City, AZ	(a)	57	946	—	—	57	946	1,003	(94)	2005	4/8/2014	15 to 40 Years
Heartland Dental	Glendale, AZ	(a)	371	491	—	—	371	491	862	(71)	1988	3/31/2014	15 to 30 Years
Heartland Dental	Brandon, FL	(a)	110	671	—	—	110	671	781	(86)	1999	3/31/2014	15 to 30 Years
Heartland Dental	Debary, FL	(a)	100	641	—	—	100	641	741	(90)	1989	3/31/2014	15 to 30 Years
Heartland Dental	Gainesville, FL	(a)	180	711	—	—	180	711	891	(94)	1941	3/31/2014	15 to 30 Years
Heartland Dental	Jacksonville, FL	(a)	57	365	—	—	57	365	422	(48)	1986	4/8/2014	15 to 30 Years
Heartland Dental	Largo, FL	(a)	150	311	—	—	150	311	461	(44)	1962	3/31/2014	15 to 30 Years
Heartland Dental	Melbourne, FL	(a)	321	651	—	—	321	651	972	(89)	1987	3/31/2014	15 to 30 Years
Heartland Dental	New Port Richey, FL	(a)	274	1,162	—	—	274	1,162	1,436	(160)	2004	4/8/2014	15 to 30 Years
Heartland Dental	New Port Richey, FL	(a)	456	1,151	—	—	456	1,151	1,607	(178)	2004	4/8/2014	15 to 30 Years
Heartland Dental	Ocala, FL	(a)	23	547	—	—	23	547	570	(68)	1984	4/8/2014	30 to 30 Years
Heartland Dental	Okeechobee, FL	(a)	190	521	—	—	190	521	711	(73)	1990	3/31/2014	15 to 30 Years
Heartland Dental	Orlando, FL	(a)	291	230	—	—	291	230	521	(36)	1979	3/31/2014	15 to 30 Years
Heartland Dental	Vero Beach, FL	(a)	220	731	—	—	220	731	951	(101)	1974	3/31/2014	15 to 30 Years
Heartland Dental	Clayton, GA	(a)	70	311	—	—	70	311	381	(49)	1963	3/31/2014	15 to 30 Years
Heartland Dental	Columbus, GA	(a)	190	531	—	—	190	531	721	(89)	1993	3/31/2014	15 to 30 Years
Heartland Dental	Eastman, GA	(a)	130	551	—	—	130	551	681	(89)	1988	3/31/2014	15 to 30 Years
Heartland Dental	Monroe, GA	(a)	110	631	—	—	110	631	741	(94)	2001	3/31/2014	15 to 30 Years
Heartland Dental	Belleville, IL	(a)	140	431	—	—	140	431	571	(91)	1979	3/31/2014	15 to 20 Years
Heartland Dental	Crystal Lake, IL	(a)	200	631	—	—	200	631	831	(96)	2001	3/31/2014	15 to 30 Years
Heartland Dental	East Alton, IL	(a)	170	80	—	—	170	80	250	(28)	1960	3/31/2014	15 to 20 Years
Heartland Dental	Litchfield, IL	(a)	210	311	—	—	210	311	521	(73)	1962	3/31/2014	15 to 20 Years
Heartland Dental	Litchfield, IL	(a)	110	120	—	—	110	120	230	(25)	1962	3/31/2014	15 to 20 Years
Heartland Dental	Maryville, IL	(a)	301	401	—	—	301	401	702	(70)	1995	3/31/2014	15 to 30 Years
Heartland Dental	Springfield, IL	(a)	451	1,162	—	—	451	1,162	1,613	(180)	1992	3/31/2014	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Heartland Dental	Anderson, IN	(a)	411	1,673	—	—	411	1,673	2,084	(182)	1981	3/31/2014	15 to 40 Years
Heartland Dental	Elkhart, IN	(a)	90	341	—	—	90	341	431	(48)	1969	3/31/2014	15 to 30 Years
Heartland Dental	Evansville, IN	(a)	130	391	—	—	130	391	521	(61)	1986	3/31/2014	15 to 30 Years
Heartland Dental	Fort Wayne, IN	(a)	150	1,022	—	—	150	1,022	1,172	(111)	1965	3/31/2014	15 to 40 Years
Heartland Dental	Logansport, IN	(a)	30	421	—	—	30	421	451	(55)	1920	3/31/2014	15 to 30 Years
Heartland Dental	Marion, IN	(a)	140	321	—	—	140	321	461	(58)	1988	3/31/2014	15 to 30 Years
Heartland Dental	Marion, IN	(a)	130	421	—	—	130	421	551	(70)	1974	3/31/2014	15 to 30 Years
Heartland Dental	Osceola, IN	(a)	291	671	—	—	291	671	962	(108)	1996	3/31/2014	15 to 40 Years
Heartland Dental	South Bend, IN	(a)	341	321	—	—	341	321	662	(78)	1955	3/31/2014	15 to 20 Years
Heartland Dental	Westfield, IN	(a)	361	751	—	—	361	751	1,112	(106)	1992	3/31/2014	15 to 40 Years
Heartland Dental	Columbia, MO	(a)	1,012	7,054	—	—	1,012	7,054	8,066	(724)	2004	3/31/2014	15 to 40 Years
Heartland Dental	Raytown, MO	(a)	80	631	—	—	80	631	711	(91)	1989	3/31/2014	15 to 30 Years
Heartland Dental	Springfield, MO	(a)	561	631	—	—	561	631	1,192	(104)	1996	3/31/2014	15 to 30 Years
Heartland Dental	Brandon, MS	(a)	200	281	—	—	200	281	481	(58)	1986	3/31/2014	15 to 30 Years
Heartland Dental	Vicksburg, MS	(a)	150	351	—	—	150	351	501	(61)	1984	3/31/2014	15 to 30 Years
Heartland Dental	Rio Rancho, NM	(a)	301	461	—	—	301	461	762	(75)	1992	3/31/2014	15 to 30 Years
Heartland Dental	Defiance, OH	(a)	130	491	—	—	130	491	621	(76)	1959	3/31/2014	15 to 30 Years
Heartland Dental	Gahanna, OH	(a)	411	982	—	—	411	982	1,393	(152)	1998	3/31/2014	15 to 40 Years
Heartland Dental	Pataskala, OH	(a)	261	782	—	—	261	782	1,043	(93)	1995	3/31/2014	15 to 40 Years
Heartland Dental	Camp Hill, PA	(a)	180	581	—	—	180	581	761	(85)	1991	3/31/2014	15 to 30 Years
Heartland Dental	Camp Hill, PA	(a)	140	641	—	—	140	641	781	(90)	1990	3/31/2014	15 to 30 Years
Heartland Dental	Mechanicsburg, PA	(a)	230	1,032	152	—	382	1,032	1,414	(147)	1990	3/31/2014	15 to 30 Years
Heartland Dental	Waynesboro, PA	(a)	100	601	—	—	100	601	701	(66)	1957	3/31/2014	15 to 40 Years
Heartland Dental	York, PA	(a)	100	481	—	—	100	481	581	(68)	1984	3/31/2014	15 to 30 Years
Heartland Dental	Hartsville, SC	(a)	90	180	—	—	90	180	270	(24)	1973	3/31/2014	15 to 40 Years
Heartland Dental	North Myrtle Beach, SC	(a)	581	601	—	—	581	601	1,182	(115)	2004	3/31/2014	15 to 30 Years
Heartland Dental	Spartanburg, SC	(a)	150	401	—	—	150	401	551	(60)	1992	3/31/2014	15 to 30 Years
Heartland Dental	Clarksville, TN	(a)	281	531	—	—	281	531	812	(76)	1997	3/31/2014	15 to 30 Years
Heartland Dental	Germantown, TN	(a)	91	171	—	—	91	171	262	(19)	1984	4/8/2014	15 to 40 Years
Heartland Dental	Memphis, TN	(a)	91	490	—	—	91	490	581	(67)	1987	4/8/2014	15 to 30 Years
Heartland Dental	Devine, TX	(a)	240	481	—	—	240	481	721	(83)	2002	3/31/2014	15 to 30 Years
Heartland Dental	Longview, TX	(a)	200	601	—	—	200	601	801	(98)	2003	3/31/2014	15 to 30 Years
Heartland Dental	Wylie, TX	(a)	210	912	—	—	210	912	1,122	(132)	1986	3/31/2014	15 to 30 Years
Heartland Dental	Wittenberg, WI	(a)	41	210	—	—	41	210	251	(29)	1982	3/31/2014	15 to 30 Years
HHI-Formtech	Royal Oak, MI	(a)	3,426	7,071	—	—	3,426	7,071	10,497	(2,850)	1952	3/10/2006	15 to 30 Years
HHI-Formtech	Troy, MI	(a)	1,128	947	—	—	1,128	947	2,075	(388)	1952	3/10/2006	15 to 30 Years
HOM Furniture	Hermantown, MN	(a)	1,881	7,761	—	—	1,881	7,761	9,642	(2,539)	2003	4/8/2005	15 to 40 Years
HOM Furniture	Eau Claire, WI	(a)	1,597	6,964	—	—	1,597	6,964	8,561	(3,060)	2004	4/8/2005	15 to 30 Years
Hooters	Midlothian, VA	(a)	823	1,151	—	246	823	1,397	2,220	(572)	1994	11/28/2006	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Hooters	Richmond, VA	(a)	1,253	1,410	—	29	1,253	1,439	2,692	(586)	1977	11/28/2006	15 to 30 Years
Hughes	Bowling Green, KY	(a)	136	228	—	—	136	228	364	(112)	1993	5/1/2005	15 to 30 Years
Humperdinks	Arlington, TX	(a)	2,064	2,043	—	—	2,064	2,043	4,107	(888)	1995	7/1/2005	15 to 30 Years
Jack in the Box	Auburn, CA	(a)	579	299	—	—	579	299	878	(155)	1992	12/29/2006	15 to 30 Years
Jack Stack Barbeque	Overland Park, KS	(a)	2,549	3,219	—	—	2,549	3,219	5,768	(480)	1983	5/15/2014	15 to 30 Years
Joe’s Crab Shack	Colorado Springs, CO	(a)	674	519	—	—	674	519	1,193	(146)	1989	11/19/2012	5 to 30 Years
Joe’s Crab Shack	Beaumont, TX	(a)	1,435	1,541	—	—	1,435	1,541	2,976	(758)	1997	6/29/2007	15 to 40 Years
Joe’s Crab Shack	Plano, TX	(a)	2,418	1,529	—	—	2,418	1,529	3,947	(672)	1998	6/29/2007	15 to 40 Years
Kansas Bar and Grill	Colby, KS	(a)	269	567	—	—	269	567	836	(101)	1987	6/4/2014	15 to 30 Years
Kansas Bar and Grill	Dodge City, KS	(a)	249	587	—	—	249	587	836	(87)	1985	6/4/2014	15 to 30 Years
Kansas Bar and Grill	Emporia, KS	(a)	657	219	—	—	657	219	876	(43)	1997	6/4/2014	15 to 30 Years
Kansas Bar and Grill	Newton, KS	(a)	175	661	—	—	175	661	836	(106)	1987	6/30/2014	15 to 30 Years
Kansas Bar and Grill	Winfield, KS	(a)	239	866	—	—	239	866	1,105	(144)	1995	6/4/2014	15 to 30 Years
Kansas Buffet Company	Arkansas city, KS	(a)	239	975	—	—	239	975	1,214	(154)	1987	6/4/2014	15 to 30 Years
Kansas Buffet Company	Hutchinson, KS	(a)	895	856	—	—	895	856	1,751	(150)	1987	6/4/2014	15 to 30 Years
Kansas Buffet Company	Ottawa, KS	(a)	348	816	—	—	348	816	1,164	(126)	1987	6/4/2014	15 to 30 Years
Kansas Buffet Company	Topeka, KS	(a)	1,224	905	—	—	1,224	905	2,129	(187)	1988	6/4/2014	15 to 30 Years
Kansas Buffet Company	Stillwater, OK	(a)	647	687	—	—	647	687	1,334	(118)	1987	6/4/2014	15 to 30 Years
Kerry’s Car Care	Phoenix, AZ	(a)	956	1,485	—	—	956	1,485	2,441	(125)	2015	6/24/2016	4 to 40 Years
KFC	Atlanta, GA	(a)	513	483	—	—	513	483	996	(122)	2002	2/2/2012	15 to 30 Years
KFC	Roswell, GA	(a)	513	559	—	—	513	559	1,072	(111)	2006	2/2/2012	15 to 40 Years
KFC	Kansas City, KS	(a)	—	—	349	425	349	425	774	(114)	1977	10/3/2011	14 to 29 Years
Krispy Kreme	Bentonville, AR	(a)	635	900	—	—	635	900	1,535	(438)	2004	7/7/2005	15 to 30 Years
Krispy Kreme	Little Rock, AR	(a)	917	847	—	—	917	847	1,764	(430)	2004	7/7/2005	15 to 30 Years
Krispy Kreme	Lone Tree, CO	(a)	1,717	1,117	—	—	1,717	1,117	2,834	(658)	2000	12/23/2008	13 to 38 Years
Krispy Kreme	Lubbock, TX	(a)	687	856	—	—	687	856	1,543	(432)	2003	7/7/2005	15 to 30 Years
LA Fitness	Clinton Township, MI	(a)	5,430	7,254	(2,799)	(1,160)	2,631	6,094	8,725	(1,003)	1999	1/9/2007	15 to 30 Years
Lerner and Rowe	Bullhead City, AZ	(a)	147	489	—	—	147	489	636	(64)	1970	9/30/2013	15 to 50 Years
Lerner and Rowe	Mesa, AZ	(a)	372	1,398	—	—	372	1,398	1,770	(144)	2003	9/30/2013	15 to 50 Years
Lerner and Rowe	Phoenix, AZ	(a)	352	2,435	—	—	352	2,435	2,787	(224)	1973	9/30/2013	15 to 50 Years
Lerner and Rowe	Chicago, IL	(a)	186	1,780	—	—	186	1,780	1,966	(151)	2007	9/30/2013	50 to 50 Years
Lerner and Rowe	Las Vegas, NV	(a)	430	3,589	—	—	430	3,589	4,019	(347)	2002	9/30/2013	15 to 50 Years
Long John Silver’s	Crossville, TN	(a)	353	382	—	—	353	382	735	(129)	1977	9/1/2005	15 to 40 Years
Long John Silver’s	Greenville, TN	(a)	289	311	—	—	289	311	600	(341)	1972	9/1/2005	10 to 15 Years
Long John Silver’s	Harriman, TN	(a)	387	502	—	—	387	502	889	(291)	1976	9/1/2005	15 to 20 Years
Long John Silver’s	Knoxville, TN	(a)	332	185	—	—	332	185	517	(132)	1977	9/1/2005	15 to 20 Years
Long John Silver’s	Morristown, TN	(a)	588	781	—	—	588	781	1,369	(336)	1987	9/1/2005	15 to 30 Years
Long John Silver’s	Oak Ridge, TN	(a)	669	548	—	—	669	548	1,217	(228)	1976	9/1/2005	15 to 30 Years
Marcus Theaters	Arnold, MO	(a)	3,275	3,014	—	—	3,275	3,014	6,289	(1,222)	1999	7/17/2013	5 to 21 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Martin’s	Austell, GA	(a)	838	216	—	—	838	216	1,054	(241)	1962	2/28/2006	15 to 20 Years
Martin’s	Carrollton, GA	(a)	508	603	—	—	508	603	1,111	(258)	2000	2/28/2006	15 to 40 Years
Martin’s	Cartersville, GA	(a)	581	730	—	—	581	730	1,311	(380)	1997	2/28/2006	15 to 30 Years
Martin’s	Cartersville, GA	(a)	439	451	—	—	439	451	890	(279)	1990	2/28/2006	15 to 30 Years
Martin’s	Douglasville, GA	(a)	712	669	—	—	712	669	1,381	(275)	2003	2/28/2006	15 to 40 Years
Martin’s	Douglasville, GA	(a)	764	941	—	—	764	941	1,705	(428)	1990	2/28/2006	15 to 30 Years
Martin’s	Douglasville, GA	(a)	127	—	—	210	127	210	337	—	(d)	11/14/2014(d)
Martin’s	Floyd, GA	(a)	973	415	—	—	973	415	1,388	(198)	1993	2/28/2006	15 to 30 Years
Martin’s	Hiram, GA	(a)	1,006	1,142	—	—	1,006	1,142	2,148	(586)	1987	2/28/2006	15 to 30 Years
Martin’s	Kennesaw, GA	(a)	907	499	—	—	907	499	1,406	(267)	2001	2/28/2006	15 to 40 Years
Martin’s	Mableton, GA	(a)	454	826	—	—	454	826	1,280	(341)	1987	2/28/2006	15 to 30 Years
Martin’s	Mableton, GA	(a)	634	578	—	—	634	578	1,212	(264)	1981	2/28/2006	15 to 30 Years
Martin’s	Marietta, GA	(a)	797	428	—	—	797	428	1,225	(273)	1990	2/28/2006	15 to 30 Years
Martin’s	Morrow, GA	(a)	652	450	—	—	652	450	1,102	(235)	1995	2/28/2006	15 to 30 Years
Martin’s	Norcross, GA	(a)	678	402	—	—	678	402	1,080	(266)	1982	2/28/2006	15 to 20 Years
Martin’s	Villa Rica, GA	(a)	807	629	—	—	807	629	1,436	(351)	1999	2/28/2006	15 to 30 Years
Max & Erma’s	Hilliard, OH	(a)	1,149	1,291	—	—	1,149	1,291	2,440	(668)	1997	9/24/2004	15 to 30 Years
Max & Erma’s	Mars, PA	(a)	946	2,221	—	—	946	2,221	3,167	(1,005)	1990	6/25/2004	15 to 30 Years
Max & Erma’s	Pittsburgh, PA	(a)	1,289	1,871	—	—	1,289	1,871	3,160	(831)	1992	6/25/2004	15 to 30 Years
Mealey’s Furniture	Bensalem, PA	(a)	1,653	3,085	—	—	1,653	3,085	4,738	(1,371)	1987	1/3/2007	15 to 30 Years
Mealey’s Furniture	Fairless Hills, PA	(a)	3,655	5,271	—	—	3,655	5,271	8,926	(2,475)	1994	1/3/2007	15 to 30 Years
Mealey’s Furniture	Morrisville, PA	(a)	1,345	8,288	—	—	1,345	8,288	9,633	(3,049)	2004	1/3/2007	15 to 40 Years
Meineke Car Care Center	Acworth, GA	(a)	823	976	—	—	823	976	1,799	(127)	1999	3/28/2014	15 to 40 Years
Meineke Car Care Center	Kennesaw, GA	(a)	874	1,270	—	—	874	1,270	2,144	(165)	1999	3/28/2014	15 to 40 Years
Meineke Car Care Center	Lawrenceville, GA	(a)	722	976	—	—	722	976	1,698	(130)	2000	3/28/2014	15 to 40 Years
Meineke Car Care Center	Woodstock, GA	(a)	1,108	1,281	—	—	1,108	1,281	2,389	(178)	1999	3/28/2014	15 to 40 Years
Memphis Contract Packaging	Somerville, TN	(b)	345	537	—	—	345	537	882	(328)	2000	5/31/2006	15 to 30 Years
Metaldyne BSM	Fremont, IN	(a)	427	2,176	—	—	427	2,176	2,603	(912)	1960	2/21/2007	14 to 30 Years
Mills Fleet Farm	Waite Park, MN	(b)	4,919	25,384	—	54	4,919	25,438	30,357	(1,878)	1979	6/9/2016	4 to 40 Years
Milo’s	Homewood, AL	(a)	583	839	—	—	583	839	1,422	(157)	2002	12/5/2013	15 to 30 Years
Mister Car Wash	Albuquerque, NM	(a)	2,472	2,117	—	—	2,472	2,117	4,589	(474)	2005	5/13/2014	15 to 30 Years
Mister Car Wash	Albuquerque, NM	(a)	2,657	3,225	—	—	2,657	3,225	5,882	(738)	1960	5/13/2014	15 to 30 Years
Mister Car Wash	Albuquerque, NM	(a)	1,151	1,677	—	—	1,151	1,677	2,828	(326)	1976	5/13/2014	15 to 30 Years
Mister Car Wash	Albuquerque, NM	(a)	1,563	2,700	—	—	1,563	2,700	4,263	(431)	1994	5/13/2014	15 to 30 Years
Mister Car Wash	Albuquerque, NM	(a)	2,586	2,742	—	—	2,586	2,742	5,328	(516)	2002	5/13/2014	15 to 30 Years
Mister Car Wash	Houston, TX	(a)	1,703	1,221	—	—	1,703	1,221	2,924	(303)	1996	6/18/2014	15 to 30 Years
Monterey’s Tex Mex	Alvin, TX	(a)	256	585	—	—	256	585	841	(628)	1997	12/30/2004	10 to 15 Years
Monterey’s Tex Mex	Bryan, TX	(a)	739	700	—	—	739	700	1,439	(485)	1988	12/30/2004	15 to 20 Years
Monterey’s Tex Mex	Houston, TX	(a)	585	561	—	—	585	561	1,146	(628)	1979	12/30/2004	10 to 15 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Mountainside Fitness	Chandler, AZ	(a)	1,028	5,318	—	—	1,028	5,318	6,346	(726)	2002	7/17/2013	8 to 40 Years
Multi-Tenant	Bald Knob, AR	(a)	328	327	—	—	328	327	655	(138)	1971	3/31/2014	1 to 15 Years
Multi-Tenant	Bethany, MO	(b)	648	379	—	—	648	379	1,027	(353)	1974	5/31/2006	15 to 20 Years
Multi-Tenant	Oxford, MS	(a)	1,416	4,451	—	—	1,416	4,451	5,867	(499)	2001	5/15/2014	15 to 40 Years
NAPA	North Little Rock, AR	(a)	244	311	—	—	244	311	555	(56)	2001	3/31/2014	2 to 30 Years
National Paintball Supply	Sewell, NJ	(a)	858	8,613	(680)	(5,733)	178	2,880	3,058	1,987	2000	11/17/2006	5 to 40 Years
Norms	Bellflower, CA	(a)	1,284	1,636	—	—	1,284	1,636	2,920	(209)	1970	12/19/2014	15 to 30 Years
Norms	Bellflower, CA	(a)	1,273	1,501	—	—	1,273	1,501	2,774	(138)	1981	12/19/2014	15 to 50 Years
Norms	Claremont, CA	(a)	2,764	2,919	—	—	2,764	2,919	5,683	(360)	2011	12/19/2014	15 to 40 Years
Norms	Downey, CA	(a)	2,329	2,526	—	—	2,329	2,526	4,855	(278)	1993	12/19/2014	15 to 40 Years
Norms	Huntington Park, CA	(a)	1,822	1,211	—	—	1,822	1,211	3,033	(179)	1957	12/19/2014	15 to 30 Years
Norms	Pico Rivera, CA	(a)	2,785	3,126	—	—	2,785	3,126	5,911	(346)	2014	12/19/2014	15 to 40 Years
Norms	Riverside, CA	(a)	1,988	1,211	—	—	1,988	1,211	3,199	(204)	2002	12/19/2014	15 to 30 Years
Norms	Santa Ana, CA	(a)	2,112	1,501	—	—	2,112	1,501	3,613	(206)	1976	12/19/2014	15 to 30 Years
Norms	Torrance, CA	(a)	3,509	2,754	—	—	3,509	2,754	6,263	(308)	1998	12/19/2014	15 to 40 Years
Norms	Whittier, CA	(a)	1,439	1,874	—	—	1,439	1,874	3,313	(199)	1991	12/19/2014	15 to 40 Years
Ojos Locos Sports Cantina	San Antonio, TX	(a)	1,204	519	—	—	1,204	519	1,723	(65)	1993	9/26/2013	30 to 30 Years
Old Mexico Cantina	Gadsden, AL	(a)	626	1,439	(229)	(506)	397	933	1,330	(324)	2007	12/21/2007	10 to 50 Years
Oregano’s Pizza Bistro	Gilbert, AZ	(a)	—	—	643	1,669	643	1,669	2,312	(363)	2006	10/28/2011	14 to 39 Years
Oregano’s Pizza Bistro	Mesa, AZ	(a)	—	—	676	911	676	911	1,587	(241)	1978	10/28/2011	14 to 39 Years
Oregano’s Pizza Bistro	Phoenix, AZ	(a)	—	—	787	663	787	663	1,450	(236)	1964	10/28/2011	14 to 29 Years
O’Reilly Auto Parts	Pea Ridge, AR	(a)	217	—	—	—	217	—	217	—	(d)	3/31/2014	(d	)
O’Reilly Auto Parts	Warren, AR	(a)	217	375	—	—	217	375	592	(76)	2006	3/31/2014	13 to 30 Years
Orscheln Farm and Home	Mountain Home, AR	(a)	944	690	—	—	944	690	1,634	(309)	1977	3/31/2014	6 to 15 Years
Orscheln Farm and Home	Pocahontas, AR	(a)	361	471	—	—	361	471	832	(150)	1986	3/31/2014	7 to 20 Years
Perkins Family Restaurant	Olean, NY	(a)	355	663	—	—	355	663	1,018	(333)	1977	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Ashtabula, OH	(a)	865	244	—	—	865	244	1,109	(177)	1975	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Austintown, OH	(a)	1,106	450	—	—	1,106	450	1,556	(254)	1991	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Canfield, OH	(a)	449	644	92	—	541	644	1,185	(321)	1973	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Canton, OH	(a)	1,325	781	—	—	1,325	781	2,106	(378)	1989	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Middleburg Heights, OH	(a)	1,456	793	—	—	1,456	793	2,249	(386)	1987	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Warren, OH	(a)	973	640	—	—	973	640	1,613	(324)	1999	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Youngstown, OH	(a)	1,560	557	—	—	1,560	557	2,117	(296)	1985	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Bradford, PA	(a)	368	255	—	—	368	255	623	(167)	1977	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Clarion, PA	(a)	426	653	—	—	426	653	1,079	(337)	1976	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Corry, PA	(a)	411	279	—	—	411	279	690	(202)	1977	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Edinboro, PA	(a)	384	350	—	—	384	350	734	(224)	1973	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Erie, PA	(a)	575	740	—	—	575	740	1,315	(350)	1974	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Erie, PA	(a)	463	565	—	—	463	565	1,028	(287)	1973	2/6/2007	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Perkins Family Restaurant	Erie, PA	(a)	855	147	—	—	855	147	1,002	(153)	1973	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Grove City, PA	(a)	531	495	—	—	531	495	1,026	(272)	1976	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Indiana, PA	(a)	331	323	—	—	331	323	654	(199)	1982	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Meadville, PA	(a)	981	1,056	—	—	981	1,056	2,037	(481)	1983	2/6/2007	15 to 30 Years
Perkins Family Restaurant	Titusville, PA	(a)	247	438	—	—	247	438	685	(226)	1976	4/29/2011	11 to 26 Years
Perkins Family Restaurant	Warren, PA	(a)	383	427	—	—	383	427	810	(260)	1970	2/6/2007	15 to 30 Years
Pier1 Imports	St. Louis, MO	(a)	785	1,023	—	—	785	1,023	1,808	(148)	1996	8/30/2013	15 to 40 Years
Pike Nursery	Alpharetta, GA	(a)	2,497	2,160	—	—	2,497	2,160	4,657	(1,255)	1994	7/1/2005	15 to 30 Years
Pike Nursery	Alpharetta, GA	(a)	4,079	1,948	—	—	4,079	1,948	6,027	(1,583)	1983	7/1/2005	15 to 20 Years
Pike Nursery	Atlanta, GA	(a)	4,863	815	—	—	4,863	815	5,678	(785)	1970	7/1/2005	15 to 20 Years
Pike Nursery	Marietta, GA	(a)	4,675	854	—	—	4,675	854	5,529	(816)	1996	7/1/2005	15 to 30 Years
Pike Nursery	Marietta, GA	(a)	2,610	865	—	—	2,610	865	3,475	(785)	1977	7/1/2005	15 to 20 Years
Pine Creek Medical Center	Dallas, TX	(a)	1,633	21,835	—	2,019	1,633	23,854	25,487	(5,631)	2005	8/29/2005	15 to 50 Years
Pine Creek Medical Center	Dallas, TX	(a)	1,915	6,360	—	2,790	1,915	9,150	11,065	(1,807)	2006	3/28/2013	11 to 50 Years
Pizza Hut	Geneva, AL	(a)	522	570	—	—	522	570	1,092	(664)	1990	6/25/2004	10 to 15 Years
Pizza Hut	Blakely, GA	(a)	288	744	—	—	288	744	1,032	(520)	1987	6/25/2004	15 to 20 Years
Pizza Hut	Chatsworth, GA	(a)	213	558	—	—	213	558	771	(258)	1979	11/2/2007	15 to 30 Years
Pizza Hut	LaFayette, GA	(a)	246	434	—	176	246	610	856	(292)	1991	11/2/2007	15 to 30 Years
Pizza Hut	Ringgold, GA	(a)	387	374	—	—	387	374	761	(196)	1990	11/2/2007	15 to 30 Years
Pizza Hut	Trenton, GA	(a)	300	227	—	—	300	227	527	(157)	1991	11/2/2007	15 to 30 Years
Pizza Hut	Burlington, IA	(a)	304	588	—	—	304	588	892	(314)	1996	9/23/2005	15 to 30 Years
Pizza Hut	Burlington, IA	(a)	318	484	—	—	318	484	802	(265)	2006	12/4/2006	15 to 30 Years
Pizza Hut	Creston, IA	(a)	103	180	—	—	103	180	283	(214)	1974	12/15/2005	10 to 15 Years
Pizza Hut	De Witt, IA	(a)	248	333	—	—	248	333	581	(264)	1984	9/23/2005	15 to 20 Years
Pizza Hut	Decorah, IA	(a)	207	91	—	—	207	91	298	(120)	1985	9/23/2005	10 to 15 Years
Pizza Hut	Dubuque, IA	(a)	479	298	—	—	479	298	777	(393)	1970	9/23/2005	10 to 15 Years
Pizza Hut	Dyersville, IA	(a)	267	513	—	—	267	513	780	(394)	1983	9/23/2005	14 to 20 Years
Pizza Hut	Independence, IA	(a)	223	473	—	—	223	473	696	(554)	1976	9/23/2005	10 to 15 Years
Pizza Hut	Manchester, IA	(a)	351	495	—	—	351	495	846	(578)	1977	9/23/2005	10 to 15 Years
Pizza Hut	Maquoketa, IA	(a)	184	90	—	—	184	90	274	(149)	1973	9/23/2005	10 to 15 Years
Pizza Hut	Tipton, IA	(a)	240	408	—	—	240	408	648	(520)	1991	9/23/2005	10 to 15 Years
Pizza Hut	Vinton, IA	(a)	121	114	—	—	121	114	235	(181)	1978	9/23/2005	10 to 15 Years
Pizza Hut	Charleston, IL	(a)	272	220	—	—	272	220	492	(248)	1986	9/23/2005	10 to 15 Years
Pizza Hut	Effingham, IL	(a)	357	228	—	—	357	228	585	(299)	1973	9/23/2005	10 to 15 Years
Pizza Hut	Rock Falls, IL	(a)	314	631	—	—	314	631	945	(324)	1995	9/23/2005	15 to 30 Years
Pizza Hut	Salem, IL	(a)	271	218	—	—	271	218	489	(125)	2000	7/28/2004	15 to 30 Years
Pizza Hut	Taylorville, IL	(a)	154	352	—	—	154	352	506	(380)	1980	9/23/2005	10 to 15 Years
Pizza Hut	Vandalia, IL	(a)	409	202	—	—	409	202	611	(358)	1977	9/23/2005	10 to 15 Years
Pizza Hut	Evansville, IN	(a)	270	231	—	—	270	231	501	(80)	2000	6/25/2004	30 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Pizza Hut	Mayfield, KY	(a)	307	596	—	—	307	596	903	(372)	1997	6/25/2004	15 to 30 Years
Pizza Hut	Owensboro, KY	(a)	250	502	—	—	250	502	752	(174)	1991	6/25/2004	30 to 30 Years
Pizza Hut	Bowie, MD	(a)	333	173	—	200	333	373	706	(257)	1983	11/27/2006	15 to 20 Years
Pizza Hut	Clinton, MD	(a)	300	193	—	200	300	393	693	(208)	1980	11/27/2006	13 to 20 Years
Pizza Hut	Emmitsburg, MD	(a)	141	182	—	—	141	182	323	(115)	1981	11/27/2006	15 to 20 Years
Pizza Hut	Frederick, MD	(a)	440	236	—	5	440	241	681	(153)	1977	11/27/2006	11 to 20 Years
Pizza Hut	Hagerstown, MD	(a)	546	342	—	68	546	410	956	(246)	1975	11/27/2006	11 to 20 Years
Pizza Hut	Hyattsville, MD	(a)	702	245	—	—	702	245	947	(184)	1985	11/27/2006	15 to 20 Years
Pizza Hut	Lanham, MD	(a)	302	193	—	200	302	393	695	(211)	1980	11/27/2006	13 to 20 Years
Pizza Hut	Silver Spring, MD	(a)	1,008	251	—	—	1,008	251	1,259	(202)	1983	11/27/2006	15 to 20 Years
Pizza Hut	Thurmont, MD	(a)	857	307	—	68	857	375	1,232	(245)	1985	11/27/2006	11 to 20 Years
Pizza Hut	Upper Marlboro, MD	(a)	290	172	—	—	290	172	462	(151)	1983	11/27/2006	15 to 20 Years
Pizza Hut	Walkersville, MD	(a)	381	238	—	68	381	306	687	(182)	1985	11/27/2006	11 to 20 Years
Pizza Hut	Duluth, MN	(a)	74	423	—	—	74	423	497	(148)	1915	5/24/2005	15 to 30 Years
Pizza Hut	Lakeville, MN	(a)	342	439	—	80	342	519	861	(196)	1988	5/24/2005	15 to 30 Years
Pizza Hut	Woodbury, MN	(a)	555	411	(180)	(121)	375	290	665	(23)	1987	5/24/2005	15 to 30 Years
Pizza Hut	Madill, OK	(a)	352	648	—	—	352	648	1,000	(785)	1972	6/25/2004	10 to 15 Years
Pizza Hut	Ephrata, PA	(a)	685	231	—	—	685	231	916	(210)	1978	1/30/2006	15 to 20 Years
Pizza Hut	Harrisburg, PA	(a)	762	241	—	176	762	417	1,179	(336)	1977	1/30/2006	15 to 20 Years
Pizza Hut	Harrisburg, PA	(a)	611	239	—	—	611	239	850	(283)	1978	1/30/2006	15 to 20 Years
Pizza Hut	Harrisburg, PA	(a)	423	307	—	—	423	307	730	(189)	1973	1/30/2006	15 to 20 Years
Pizza Hut	Lancaster, PA	(a)	308	161	—	—	308	161	469	(127)	1977	7/25/2006	15 to 30 Years
Pizza Hut	Lebanon, PA	(a)	616	316	—	176	616	492	1,108	(348)	1980	1/30/2006	15 to 20 Years
Pizza Hut	Mechanicsburg, PA	(a)	801	481	—	—	801	481	1,282	(363)	1995	1/30/2006	15 to 20 Years
Pizza Hut	New Cumberland, PA	(a)	634	278	—	176	634	454	1,088	(336)	1990	1/30/2006	15 to 20 Years
Pizza Hut	Alcoa, TN	(a)	228	219	—	—	228	219	447	(125)	1982	11/2/2007	15 to 30 Years
Pizza Hut	Alcoa, TN	(a)	483	318	—	—	483	318	801	(188)	1978	11/2/2007	15 to 30 Years
Pizza Hut	Athens, TN	(a)	197	341	—	176	197	517	714	(262)	1977	11/2/2007	15 to 30 Years
Pizza Hut	Chattanooga, TN	(a)	352	246	—	—	352	246	598	(198)	1984	11/2/2007	15 to 30 Years
Pizza Hut	Clinton, TN	(a)	417	293	—	—	417	293	710	(190)	1994	11/2/2007	15 to 30 Years
Pizza Hut	Crossville, TN	(a)	220	288	—	176	220	464	684	(245)	1978	11/2/2007	15 to 30 Years
Pizza Hut	Dayton, TN	(a)	308	291	—	176	308	467	775	(244)	1979	11/2/2007	15 to 30 Years
Pizza Hut	Harriman, TN	(a)	314	143	—	176	314	319	633	(194)	1979	11/2/2007	15 to 30 Years
Pizza Hut	Kimball, TN	(a)	367	283	—	176	367	459	826	(247)	1987	11/2/2007	15 to 30 Years
Pizza Hut	Knoxville, TN	(a)	296	343	—	176	296	519	815	(253)	1978	11/2/2007	15 to 30 Years
Pizza Hut	Knoxville, TN	(a)	172	700	—	—	172	700	872	(278)	1991	11/2/2007	15 to 30 Years
Pizza Hut	Powell, TN	(a)	252	377	—	176	252	553	805	(278)	1982	11/2/2007	15 to 30 Years
Pizza Hut	Soddy Daisy, TN	(a)	316	405	—	—	316	405	721	(214)	1989	11/2/2007	15 to 30 Years
Pizza Hut	Sweetwater, TN	(a)	231	307	—	—	231	307	538	(171)	1979	11/2/2007	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Pizza Hut	Alexandria, VA	(a)	1,024	202	—	12	1,024	214	1,238	(164)	1979	12/19/2006	11 to 20 Years
Pizza Hut	Culpeper, VA	(a)	367	169	—	—	367	169	536	(128)	1977	12/19/2006	15 to 20 Years
Pizza Hut	Reston, VA	(a)	1,033	193	—	—	1,033	193	1,226	(154)	1977	11/27/2006	15 to 20 Years
Pizza Hut	Warrenton, VA	(a)	378	254	—	—	378	254	632	(188)	1985	12/19/2006	14 to 20 Years
Planet Fitness	Chicago, IL	(a)	1,009	2,965	—	—	1,009	2,965	3,974	(397)	2007	12/9/2013	14 to 40 Years
Popeye’s Chicken & Biscuits	Tempe, AZ	(a)	480	361	—	—	480	361	841	(211)	2003	9/25/2006	15 to 30 Years
Popeye’s Chicken & Biscuits	Deerfield Beach, FL	(a)	668	295	—	—	668	295	963	(178)	1970	9/24/2004	15 to 30 Years
Popeye’s Chicken & Biscuits	Fort Lauderdale, FL	(a)	601	121	—	—	601	121	722	(218)	1984	9/24/2004	10 to 15 Years
Popeye’s Chicken & Biscuits	Fort Pierce, FL	(a)	667	184	—	—	667	184	851	(153)	1999	9/24/2004	15 to 30 Years
Popeye’s Chicken & Biscuits	Lauderdale Lakes, FL	(a)	411	346	—	—	411	346	757	(165)	1998	12/29/2006	15 to 30 Years
Popeye’s Chicken & Biscuits	Miami, FL	(a)	602	14	—	—	602	14	616	(202)	1978	9/24/2004	10 to 15 Years
Popeye’s Chicken & Biscuits	Miami, FL	(a)	596	105	—	—	596	105	701	(165)	1978	9/24/2004	10 to 15 Years
Popeye’s Chicken & Biscuits	Pensacola, FL	(a)	860	291	—	—	860	291	1,151	(422)	1977	7/28/2004	10 to 15 Years
Popeye’s Chicken & Biscuits	Baton Rouge, LA	(a)	565	286	—	—	565	286	851	(251)	1991	6/25/2004	15 to 20 Years
Popeye’s Chicken & Biscuits	Baton Rouge, LA	(a)	—	—	594	417	594	417	1,011	(331)	1979	6/25/2004	15 to 20 Years
Popeye’s Chicken & Biscuits	Baton Rouge, LA	(a)	—	—	472	642	472	642	1,114	(319)	1987	9/24/2004	15 to 30 Years
Popeye’s Chicken & Biscuits	Lafayette, LA	(a)	300	779	—	—	300	779	1,079	(128)	1972	10/30/2013	15 to 30 Years
Popeye’s Chicken & Biscuits	Opelousas, LA	(a)	419	659	—	—	419	659	1,078	(119)	1968	10/30/2013	15 to 30 Years
Popeye’s Chicken & Biscuits	Port Allen, LA	(a)	—	—	521	575	521	575	1,096	(344)	1997	9/24/2004	15 to 30 Years
Popeye’s Chicken & Biscuits	St. Louis, MO	(a)	503	651	—	—	503	651	1,154	(427)	1976	9/24/2004	15 to 20 Years
Popeye’s Chicken & Biscuits	St. Louis, MO	(a)	828	351	—	—	828	351	1,179	(332)	1986	9/24/2004	15 to 20 Years
Popeye’s Chicken & Biscuits	Holly Springs, MS	(a)	116	—	—	—	116	—	116	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Horn Lake, MS	(a)	231	—	—	—	231	—	231	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Bartlett, TN	(a)	411	—	—	—	411	—	411	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Collierville, TN	(a)	539	—	—	—	539	—	539	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Memphis, TN	(a)	320	—	—	—	320	—	320	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Nashville, TN	(a)	264	—	—	—	264	—	264	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Nashville, TN	(a)	538	—	—	—	538	—	538	—	(d)	10/30/2013	(d	)
Popeye’s Chicken & Biscuits	Houston, TX	(a)	592	302	—	—	592	302	894	(197)	1979	9/28/2006	15 to 20 Years
Popeye’s Chicken & Biscuits	San Antonio, TX	(a)	517	373	—	—	517	373	890	(221)	2002	9/25/2006	15 to 30 Years
Popeye’s Chicken & Biscuits	San Antonio, TX	(a)	349	429	—	—	349	429	778	(289)	1983	9/25/2006	15 to 20 Years
Popeye’s Chicken & Biscuits	San Antonio, TX	(a)	428	339	—	—	428	339	767	(205)	2001	9/25/2006	15 to 30 Years
Popeye’s Chicken & Biscuits	San Antonio, TX	(a)	539	300	—	—	539	300	839	(221)	2001	9/25/2006	15 to 30 Years
Primanti Bros.	Avon, IN	(a)	899	615	—	188	899	803	1,702	(123)	2014	10/31/2014	14 to 30 Years
Primanti Bros.	Indianapolis, IN	(a)	590	633	—	—	590	633	1,223	(125)	2014	10/31/2014	14 to 30 Years
Rainbow Kids Clinic	Clarksville, TN	(a)	978	2,718	—	—	978	2,718	3,696	(262)	2011	12/4/2014	15 to 40 Years
Rally’s	Marion, IN	(a)	503	153	—	—	503	153	656	(147)	1990	9/24/2004	15 to 20 Years
Rally’s	New Albany, IN	(a)	497	278	—	—	497	278	775	(190)	1992	9/24/2004	15 to 30 Years
Rally’s	Florence, KY	(a)	524	209	—	—	524	209	733	(184)	1992	9/24/2004	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Rally’s	Louisville, KY	(a)	334	251	—	—	334	251	585	(159)	1991	9/24/2004	15 to 20 Years
Raymour & Flanigan Furniture	Horseheads, NY	(a)	1,389	12,631	—	—	1,389	12,631	14,020	(615)	2005	10/6/2015	15 to 50 Years
Raymour & Flanigan Furniture	Johnson City, NY	(a)	1,477	10,564	—	—	1,477	10,564	12,041	(658)	1978	10/6/2015	15 to 40 Years
RBG Eye Associates	Sherman, TX	(a)	1,249	4,697	—	17	1,249	4,714	5,963	(362)	2013	6/30/2015	15 to 40 Years
Red Robin Gourmet Burgers	Gurnee, IL	(a)	586	619	—	—	586	619	1,205	(424)	1995	6/25/2004	15 to 20 Years
Regal Cinemas	Fenton, MO	(a)	2,792	5,982	—	—	2,792	5,982	8,774	(833)	2008	9/29/2014	13 to 40 Years
Regal Cinemas	Massillon, OH	(a)	1,767	2,667	—	1,600	1,767	4,267	6,034	(582)	2005	9/29/2014	13 to 30 Years
Regal Cinemas	Dickson City, PA	(a)	4,198	5,269	—	—	4,198	5,269	9,467	(1,111)	2010	9/29/2014	13 to 30 Years
Regal Cinemas	Lebanon, PA	(a)	747	4,295	—	—	747	4,295	5,042	(527)	2006	9/29/2014	13 to 30 Years
Regal Cinemas	Simpsonville, SC	(a)	1,862	5,453	—	—	1,862	5,453	7,315	(775)	2010	9/29/2014	13 to 40 Years
Regal Cinemas	Martinsburg, WV	(a)	2,450	3,528	—	—	2,450	3,528	5,978	(1,794)	1998	9/30/2005	12 to 30 Years
Regal Cinemas	Nitro, WV	(a)	1,816	3,068	—	—	1,816	3,068	4,884	(573)	2005	9/29/2014	13 to 30 Years
Renn Kirby Chevrolet Buick	Gettysburg, PA	(a)	1,385	3,259	—	—	1,385	3,259	4,644	(1,575)	2005	2/16/2007	5 to 30 Years
Repair One	Port Orange, FL	(a)	599	967	—	35	599	1,002	1,601	(67)	1997	6/24/2016	13 to 30 Years
Rick Johnson Auto & Tire	Estero, FL	(a)	334	571	—	—	334	571	905	(116)	2009	10/28/2013	9 to 30 Years
Rick Johnson Auto & Tire	Estero, FL	(a)	394	399	—	—	394	399	793	(94)	2004	10/28/2013	9 to 30 Years
Rick Johnson Auto & Tire	Naples, FL	(a)	249	265	—	—	249	265	514	(65)	1966	10/28/2013	9 to 20 Years
Rick Johnson Auto & Tire	Naples, FL	(a)	425	424	—	—	425	424	849	(95)	2006	10/28/2013	9 to 30 Years
Rite Aid	St. Clair Shores, MI	(a)	1,169	761	—	—	1,169	761	1,930	(319)	1991	5/2/2005	15 to 30 Years
Rite Aid	Buffalo, NY	(a)	681	925	—	—	681	925	1,606	(288)	1993	7/1/2005	19 to 40 Years
Rite Aid	Oneida, NY	(a)	1,315	1,411	—	—	1,315	1,411	2,726	(443)	1999	7/1/2005	19 to 40 Years
Rite Aid	Uhrichsville, OH	(a)	617	2,345	—	—	617	2,345	2,962	(683)	2000	7/1/2005	19 to 40 Years
Rite Aid	Philadelphia, PA	(a)	733	1,087	—	—	733	1,087	1,820	(337)	1993	7/1/2005	19 to 40 Years
Rite Aid	Philadelphia, PA	(a)	1,613	1,880	—	—	1,613	1,880	3,493	(574)	1999	7/1/2005	19 to 40 Years
Rite Aid	Moundsville, WV	(a)	706	1,002	—	—	706	1,002	1,708	(316)	1993	7/1/2005	19 to 40 Years
Sanford’s Grub & Pub	Dickinson, ND	(a)	616	1,301	—	—	616	1,301	1,917	(464)	2003	12/29/2006	15 to 40 Years
Sanford’s Grub & Pub	Cheyenne, WY	(a)	277	2,041	—	—	277	2,041	2,318	(1,122)	1928	12/29/2006	15 to 20 Years
Service King	Clarksville, TN	(a)	658	1,243	—	—	658	1,243	1,901	(195)	2000	3/31/2014	14 to 30 Years
Service King	Madison, TN	(a)	662	1,567	—	—	662	1,567	2,229	(197)	2000	3/31/2014	14 to 40 Years
Service King	Nashville, TN	(a)	828	1,405	—	—	828	1,405	2,233	(239)	2000	3/31/2014	14 to 30 Years
Shopko	Clarion, IA	(b)	365	812	—	—	365	812	1,177	(415)	2000	5/31/2006	15 to 30 Years
Shopko	Dyersville, IA	(b)	381	1,082	—	—	381	1,082	1,463	(515)	2000	5/31/2006	15 to 30 Years
Shopko	Mason City, IA	(b)	2,186	3,888	—	—	2,186	3,888	6,074	(2,340)	1985	5/31/2006	15 to 28 Years
Shopko	Mount Ayr, IA	(b)	228	666	—	—	228	666	894	(311)	1995	5/31/2006	15 to 30 Years
Shopko	Perry, IA	(b)	651	1,015	—	—	651	1,015	1,666	(564)	1998	5/31/2006	15 to 30 Years
Shopko	Waukon, IA	(b)	604	971	—	—	604	971	1,575	(523)	1998	5/31/2006	15 to 30 Years
Shopko	Lewiston, ID	(b)	409	2,999	—	—	409	2,999	3,408	(1,848)	1987	5/31/2006	15 to 25 Years
Shopko	Twin Falls, ID	(b)	2,037	3,696	—	—	2,037	3,696	5,733	(2,274)	1986	5/31/2006	15 to 20 Years
Shopko	Belvidere, IL	(b)	3,061	3,609	—	—	3,061	3,609	6,670	(1,729)	1995	5/31/2006	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Shopko	Dixon, IL	(b)	1,502	2,810	—	—	1,502	2,810	4,312	(1,327)	1993	5/31/2006	15 to 30 Years
Shopko	Freeport, IL	(b)	1,941	2,431	—	—	1,941	2,431	4,372	(1,317)	1994	5/31/2006	15 to 30 Years
Shopko	Jacksonville, IL	(b)	3,603	3,569	—	—	3,603	3,569	7,172	(2,153)	1996	5/31/2006	15 to 30 Years
Shopko	Monmouth, IL	(b)	2,037	1,166	—	—	2,037	1,166	3,203	(1,003)	1971	5/31/2006	15 to 25 Years
Shopko	Monticello, IL	(b)	641	1,172	—	—	641	1,172	1,813	(603)	1999	5/31/2006	15 to 30 Years
Shopko	Mount Carmel, IL	(b)	972	1,602	—	—	972	1,602	2,574	(1,077)	2000	5/31/2006	15 to 20 Years
Shopko	Quincy, IL	(b)	3,510	4,916	—	—	3,510	4,916	8,426	(2,954)	1986	5/31/2006	15 to 28 Years
Shopko	Tuscola, IL	(b)	724	897	—	—	724	897	1,621	(543)	2000	5/31/2006	15 to 30 Years
Shopko	Attica, IN	(b)	550	1,116	—	—	550	1,116	1,666	(580)	1999	5/31/2006	15 to 30 Years
Shopko	Rockville, IN	(b)	628	939	—	—	628	939	1,567	(526)	1999	5/31/2006	15 to 30 Years
Shopko	Burlington, KS	(b)	371	565	—	—	371	565	936	(402)	1990	5/31/2006	15 to 20 Years
Shopko	Allegan, MI	(b)	741	1,198	—	—	741	1,198	1,939	(612)	2000	5/31/2006	15 to 30 Years
Shopko	Clare, MI	(b)	1,219	760	—	—	1,219	760	1,979	(617)	2000	5/31/2006	15 to 30 Years
Shopko	Dowagiac, MI	(b)	762	984	—	—	762	984	1,746	(546)	2000	5/31/2006	15 to 30 Years
Shopko	Escanaba, MI	(b)	3,030	3,321	—	—	3,030	3,321	6,351	(2,008)	1971	5/31/2006	15 to 28 Years
Shopko	Hart, MI	(b)	565	1,377	—	—	565	1,377	1,942	(634)	1999	5/31/2006	15 to 30 Years
Shopko	Houghton, MI	(b)	1,963	4,025	—	—	1,963	4,025	5,988	(1,980)	1994	5/31/2006	15 to 30 Years
Shopko	Kingsford, MI	(b)	3,736	3,570	—	—	3,736	3,570	7,306	(2,212)	1970	5/31/2006	15 to 28 Years
Shopko	Manistique, MI	(b)	659	1,223	—	—	659	1,223	1,882	(625)	2000	5/31/2006	15 to 30 Years
Shopko	Marquette, MI	(b)	4,423	5,774	—	—	4,423	5,774	10,197	(3,460)	1969	5/31/2006	15 to 25 Years
Shopko	Newaygo, MI	(b)	633	1,155	—	—	633	1,155	1,788	(587)	2000	5/31/2006	15 to 30 Years
Shopko	Albert Lea, MN	(b)	2,526	3,141	—	—	2,526	3,141	5,667	(1,993)	1985	5/31/2006	15 to 25 Years
Shopko	Austin, MN	(b)	4,246	4,444	—	—	4,246	4,444	8,690	(2,081)	1983	5/31/2006	15 to 30 Years
Shopko	Duluth, MN	(b)	4,722	6,955	—	—	4,722	6,955	11,677	(2,972)	1993	5/31/2006	15 to 30 Years
Shopko	Fergus Falls, MN	(b)	738	1,175	—	—	738	1,175	1,913	(722)	1986	5/31/2006	15 to 20 Years
Shopko	Glenwood, MN	(b)	775	1,404	—	—	775	1,404	2,179	(582)	1996	5/31/2006	15 to 40 Years
Shopko	Hutchinson, MN	(b)	2,793	4,108	—	—	2,793	4,108	6,901	(1,847)	1991	5/31/2006	15 to 30 Years
Shopko	Mankato, MN	(b)	6,167	4,861	—	—	6,167	4,861	11,028	(2,896)	1971	5/31/2006	15 to 28 Years
Shopko	Marshall, MN	(b)	4,152	2,872	—	—	4,152	2,872	7,024	(1,943)	1972	5/31/2006	15 to 28 Years
Shopko	Rochester, MN	(b)	6,466	4,232	—	—	6,466	4,232	10,698	(2,678)	1981	5/31/2006	15 to 28 Years
Shopko	Rochester, MN	(b)	6,189	4,511	—	—	6,189	4,511	10,700	(2,792)	1981	5/31/2006	15 to 20 Years
Shopko	St. Cloud, MN	(b)	3,749	4,884	—	—	3,749	4,884	8,633	(2,957)	1985	5/31/2006	15 to 20 Years
Shopko	St. Cloud, MN	(b)	5,033	6,589	—	—	5,033	6,589	11,622	(2,863)	1991	5/31/2006	15 to 30 Years
Shopko	Worthington, MN	(b)	2,861	3,767	—	—	2,861	3,767	6,628	(1,721)	1984	5/31/2006	15 to 30 Years
Shopko	Albany, MO	(b)	66	410	—	—	66	410	476	(171)	1990	5/31/2006	15 to 30 Years
Shopko	Carrollton, MO	(b)	352	345	—	—	352	345	697	(289)	1994	7/21/2011	9 to 20 Years
Shopko	Gallatin, MO	(b)	57	405	—	—	57	405	462	(175)	1990	5/31/2006	15 to 30 Years
Shopko	Memphis, MO	(b)	448	313	—	—	448	313	761	(270)	1983	5/31/2006	15 to 20 Years
Shopko	Glasgow, MT	(b)	772	1,623	—	—	772	1,623	2,395	(814)	1998	5/31/2006	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Shopko	Helena, MT	(b)	3,176	5,583	(724)	—	2,452	5,583	8,035	(2,381)	1992	5/31/2006	15 to 30 Years
Shopko	Missoula, MT	(b)	4,123	5,253	—	—	4,123	5,253	9,376	(3,038)	1987	5/31/2006	15 to 28 Years
Shopko	Ainsworth, NE	(a)	360	1,829	—	—	360	1,829	2,189	(497)	2007	12/8/2009	12 to 47 Years
Shopko	Gothenburg, NE	(a)	391	1,798	—	—	391	1,798	2,189	(490)	2007	12/8/2009	12 to 47 Years
Shopko	Norfolk, NE	(b)	2,701	2,912	—	—	2,701	2,912	5,613	(1,617)	1984	5/31/2006	15 to 30 Years
Shopko	O’Neill, NE	(a)	400	1,752	—	—	400	1,752	2,152	(530)	1972	12/8/2009	12 to 47 Years
Shopko	Minerva, OH	(b)	1,103	902	—	—	1,103	902	2,005	(647)	2000	5/31/2006	15 to 30 Years
Shopko	Woodsfield, OH	(b)	691	1,009	—	—	691	1,009	1,700	(574)	2000	5/31/2006	15 to 30 Years
Shopko	Aberdeen, SD	(b)	3,857	3,348	—	—	3,857	3,348	7,205	(1,658)	1984	5/31/2006	15 to 30 Years
Shopko	Madison, SD	(b)	1,060	1,015	—	—	1,060	1,015	2,075	(756)	1975	5/31/2006	15 to 25 Years
Shopko	Mitchell, SD	(b)	3,918	3,126	—	—	3,918	3,126	7,044	(1,961)	1973	5/31/2006	15 to 28 Years
Shopko	Sioux Falls, SD	(b)	4,907	4,023	—	—	4,907	4,023	8,930	(2,492)	1987	5/31/2006	15 to 28 Years
Shopko	Sturgis, SD	(b)	402	717	—	—	402	717	1,119	(471)	1984	5/31/2006	15 to 25 Years
Shopko	Watertown, SD	(b)	3,064	3,519	—	—	3,064	3,519	6,583	(1,596)	1985	5/31/2006	15 to 30 Years
Shopko	Logan, UT	(b)	454	3,453	—	—	454	3,453	3,907	(2,130)	1989	5/31/2006	15 to 20 Years
Shopko	Spokane, WA	(b)	1,014	3,005	—	—	1,014	3,005	4,019	(1,562)	1987	5/31/2006	15 to 29 Years
Shopko	Union Gap, WA	(b)	481	4,079	—	—	481	4,079	4,560	(2,447)	1991	5/31/2006	15 to 29 Years
Shopko	Appleton, WI	(b)	4,898	5,804	—	—	4,898	5,804	10,702	(2,432)	1971	5/31/2006	15 to 30 Years
Shopko	Arcadia, WI	(b)	673	983	—	—	673	983	1,656	(616)	2000	5/31/2006	15 to 30 Years
Shopko	Beloit, WI	(b)	3,191	4,414	—	—	3,191	4,414	7,605	(2,782)	1978	5/31/2006	15 to 25 Years
Shopko	Clintonville, WI	(b)	495	1,089	—	—	495	1,089	1,584	(690)	1978	5/31/2006	15 to 25 Years
Shopko	De Pere, WI	(b)	264	1,681	—	—	264	1,681	1,945	(665)	2000	5/31/2006	15 to 30 Years
Shopko	Fond du Lac, WI	(b)	4,110	5,210	—	—	4,110	5,210	9,320	(2,186)	1985	5/31/2006	15 to 30 Years
Shopko	Grafton, WI	(b)	2,952	4,206	—	—	2,952	4,206	7,158	(1,977)	1989	5/31/2006	15 to 30 Years
Shopko	Green Bay, WI	(b)	6,155	6,298	—	—	6,155	6,298	12,453	(2,640)	1979	5/31/2006	15 to 30 Years
Shopko	Green Bay, WI	(b)	8,698	12,160	—	—	8,698	12,160	20,858	(6,782)	2000	5/31/2006	15 to 28 Years
Shopko	Green Bay, WI	(b)	4,788	4,605	—	—	4,788	4,605	9,393	(2,834)	1966	5/31/2006	15 to 28 Years
Shopko	Janesville, WI	(b)	3,166	4,808	—	—	3,166	4,808	7,974	(2,862)	1980	5/31/2006	15 to 28 Years
Shopko	Kenosha, WI	(b)	3,079	4,259	—	—	3,079	4,259	7,338	(2,676)	1980	5/31/2006	15 to 25 Years
Shopko	Kewaunee, WI	(b)	872	758	—	—	872	758	1,630	(567)	2000	5/31/2006	15 to 30 Years
Shopko	Kimberly, WI	(b)	3,550	4,749	—	—	3,550	4,749	8,299	(2,755)	1979	5/31/2006	15 to 28 Years
Shopko	La Crosse, WI	(b)	2,896	3,810	—	—	2,896	3,810	6,706	(2,315)	1978	5/31/2006	15 to 25 Years
Shopko	Lake Hallie, WI	(b)	2,627	3,965	—	—	2,627	3,965	6,592	(2,125)	1982	5/31/2006	15 to 30 Years
Shopko	Lancaster, WI	(b)	581	1,018	—	—	581	1,018	1,599	(534)	1999	5/31/2006	15 to 30 Years
Shopko	Marshfield, WI	(b)	3,272	4,406	—	—	3,272	4,406	7,678	(2,561)	1968	5/31/2006	15 to 28 Years
Shopko	Monroe, WI	(b)	1,526	4,027	—	—	1,526	4,027	5,553	(1,783)	1994	5/31/2006	15 to 30 Years
Shopko	Oconto, WI	(b)	496	1,176	—	—	496	1,176	1,672	(611)	2000	5/31/2006	15 to 30 Years
Shopko	Onalaska, WI	(b)	2,468	4,392	—	—	2,468	4,392	6,860	(1,947)	1989	5/31/2006	15 to 30 Years
Shopko	Oshkosh, WI	(b)	3,594	4,384	—	—	3,594	4,384	7,978	(1,934)	1984	5/31/2006	15 to 30 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Shopko	Racine, WI	(b)	3,076	5,305	—	—	3,076	5,305	8,381	(3,001)	1979	5/31/2006	15 to 25 Years
Shopko	River Falls, WI	(b)	1,787	4,283	—	—	1,787	4,283	6,070	(1,920)	1994	5/31/2006	15 to 30 Years
Shopko	Rothschild, WI	(b)	2,685	4,231	—	—	2,685	4,231	6,916	(2,607)	1977	5/31/2006	15 to 29 Years
Shopko	Sheboygan, WI	(b)	2,973	4,340	—	—	2,973	4,340	7,313	(2,167)	1993	5/31/2006	15 to 30 Years
Shopko	Stevens Point, WI	(b)	1,383	5,401	—	—	1,383	5,401	6,784	(2,881)	1985	5/31/2006	15 to 25 Years
Shopko	Watertown, WI	(b)	3,124	4,436	—	—	3,124	4,436	7,560	(2,646)	1972	5/31/2006	15 to 25 Years
Shopko	Wisconsin Rapids, WI	(b)	3,689	4,806	—	—	3,689	4,806	8,495	(2,845)	1969	5/31/2006	15 to 28 Years
Shopko	Lander, WY	(b)	289	589	—	—	289	589	878	(394)	1974	5/31/2006	15 to 20 Years
Shopko	Powell, WY	(b)	1,264	859	—	—	1,264	859	2,123	(621)	1985	5/31/2006	15 to 25 Years
Shopko	Rawlins, WY	(b)	430	581	—	—	430	581	1,011	(433)	1971	5/31/2006	15 to 20 Years
Shopko	Thermopolis, WY	(a)	589	1,600	—	—	589	1,600	2,189	(446)	2007	12/8/2009	12 to 47 Years
Skyline Chili	Fairborn, OH	(a)	923	468	—	—	923	468	1,391	(297)	1998	6/25/2004	15 to 30 Years
Skyline Chili	Lewis Center, OH	(a)	626	560	—	—	626	560	1,186	(303)	1998	6/25/2004	15 to 30 Years
Slim Chickens	Fayetteville, AR	(a)	1,019	1,150	—	—	1,019	1,150	2,169	(167)	2014	6/23/2014	15 to 40 Years
Slim Chickens	Texarkana, TX	(a)	265	747	—	—	265	747	1,012	(134)	2013	11/4/2013	14 to 30 Years
Solea Mexican Grill	Appleton, WI	(a)	727	1,329	—	9	727	1,338	2,065	(677)	1993	12/29/2006	7 to 30 Years
Sonic Drive-In	Bay Minette, AL	(a)	583	754	—	—	583	754	1,337	(130)	2000	9/22/2014	15 to 30 Years
Sonic Drive-In	D’Iberville, MS	(a)	597	995	—	—	597	995	1,592	(150)	2005	7/14/2014	15 to 30 Years
Sonic Drive-In	Flowood, MS	(a)	338	806	—	42	338	848	1,186	(119)	1994	7/31/2014	15 to 30 Years
Sonic Drive-In	Hattiesburg, MS	(a)	845	995	—	—	845	995	1,840	(151)	2010	7/14/2014	15 to 40 Years
Sonic Drive-In	Laurel, MS	(a)	543	754	—	—	543	754	1,297	(127)	1993	9/22/2014	15 to 30 Years
Sonic Drive-In	Bristol, TN	(a)	484	134	—	—	484	134	618	(247)	1991	7/1/2005	15 to 20 Years
Sonic Drive-In	Elizabethton, TN	(a)	655	129	—	—	655	129	784	(250)	1993	7/1/2005	15 to 20 Years
Sonic Drive-In	Kingsport, TN	(a)	592	200	—	—	592	200	792	(358)	1992	7/1/2005	15 to 20 Years
Sonic Drive-In	Knoxville, TN	(a)	635	227	—	—	635	227	862	(316)	1995	7/1/2005	15 to 20 Years
Sonic Drive-In	Knoxville, TN	(a)	547	230	—	—	547	230	777	(387)	1987	7/1/2005	10 to 15 Years
Sonic Drive-In	Maryville, TN	(a)	810	306	—	—	810	306	1,116	(298)	1993	7/1/2005	15 to 20 Years
Sonic Drive-In	Christiansburg, VA	(a)	666	168	—	—	666	168	834	(308)	1994	7/1/2005	15 to 20 Years
Sonic Drive-In	Pulaski, VA	(a)	444	236	—	—	444	236	680	(326)	1994	7/1/2005	15 to 20 Years
Sonic Drive-In	Radford, VA	(a)	499	248	—	—	499	248	747	(384)	1995	7/1/2005	15 to 20 Years
Sonic Drive-In	Wytheville, VA	(a)	446	172	—	—	446	172	618	(233)	1995	7/1/2005	15 to 20 Years
Southwest Stainless	Lakeland, FL	(a)	1,098	1,281	—	—	1,098	1,281	2,379	(969)	1984	7/1/2005	14 to 20 Years
Sportsman’s Warehouse	Soldotna, AK	(a)	1,177	2,245	—	—	1,177	2,245	3,422	(251)	1983	5/22/2014	15 to 40 Years
SRS Distribution	Port Richey, FL	(a)	741	660	—	—	741	660	1,401	(766)	1975	7/1/2005	10 to 15 Years
Starbucks	Altus, OK	(a)	103	237	—	—	103	237	340	(64)	2007	7/17/2013	4 to 28 Years
Starbucks	Oklahoma City, OK	(a)	541	843	(398)	(614)	143	229	372	(72)	2007	7/17/2013	4 to 33 Years
Station Casinos	Las Vegas, NV	(b)	3,225	30,483	—	—	3,225	30,483	33,708	(3,238)	2007	7/17/2013	13 to 55 Years
Taco Bell	Danville, IL	(a)	619	672	—	—	619	672	1,291	(386)	1995	12/29/2006	15 to 30 Years
Taco Bell	Mount Pleasant, MI	(a)	657	854	—	—	657	854	1,511	(379)	2010	2/13/2009	13 to 38 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Taco Bell	Sedalia, MO	(a)	751	662	—	—	751	662	1,413	(389)	1983	12/29/2006	15 to 30 Years
Taco Bell	Springfield, MO	(a)	439	719	—	—	439	719	1,158	(371)	2004	12/29/2006	15 to 40 Years
Taco Bell	Boone, NC	(a)	750	379	—	—	750	379	1,129	(235)	2006	12/29/2006	15 to 30 Years
Taco Bell	Bellefontaine, OH	(a)	388	778	(12)	—	376	778	1,154	(480)	1989	12/29/2006	15 to 20 Years
Taco Bell	Dayton, OH	(a)	526	598	—	—	526	598	1,124	(398)	1982	12/8/2009	12 to 17 Years
Taco Bell	Tipp City, OH	(a)	789	332	—	—	789	332	1,121	(278)	1991	12/29/2006	15 to 20 Years
Taco Bell	Chattanooga, TN	(a)	482	682	—	—	482	682	1,164	(362)	1997	6/25/2004	15 to 30 Years
Taco Bell	Chattanooga, TN	(a)	600	389	—	—	600	389	989	(195)	1995	9/29/2006	15 to 30 Years
Taco Bell	Cleveland, TN	(a)	501	459	—	—	501	459	960	(204)	2004	12/29/2006	15 to 40 Years
Taco Bell	Red Bank, TN	(a)	610	557	—	—	610	557	1,167	(386)	1997	6/25/2004	15 to 30 Years
Taco Bueno	Yukon, OK	(a)	555	373	—	—	555	373	928	(261)	2003	7/1/2005	15 to 30 Years
Taco Bueno	Cedar Hill, TX	(a)	620	501	—	—	620	501	1,121	(303)	2005	12/29/2006	15 to 30 Years
Taco Bueno	Mansfield, TX	(a)	472	760	—	—	472	760	1,232	(428)	1991	12/29/2006	15 to 30 Years
Ted’s Cafe Escondido	Broken Arrow, OK	(a)	1,636	1,620	—	—	1,636	1,620	3,256	(279)	2006	7/21/2014	14 to 30 Years
Ted’s Cafe Escondido	Tulsa, OK	(a)	1,465	1,728	—	—	1,465	1,728	3,193	(280)	2013	7/21/2014	14 to 30 Years
Texas Roadhouse	Hiram, GA	(a)	1,255	1,766	—	—	1,255	1,766	3,021	(572)	2003	1/16/2015	9 to 15 Years
Texas Roadhouse	Marietta, GA	(a)	1,221	1,533	—	—	1,221	1,533	2,754	(491)	2003	1/16/2015	9 to 15 Years
Texas Roadhouse	Memphis, TN	(a)	817	1,637	—	—	817	1,637	2,454	(530)	2005	1/16/2015	9 to 15 Years
The Atlanta Center for Foot & Ankle Surgery	Sandy Springs, GA	(a)	455	1,147	—	—	455	1,147	1,602	(227)	1963	4/17/2014	14 to 20 Years
The Forge Bar and Grill	Lander, WY	(a)	57	1,010	—	—	57	1,010	1,067	(564)	1883	12/29/2006	15 to 20 Years
The Great Escape	Davenport, IA	(a)	2,823	4,475	—	—	2,823	4,475	7,298	(1,716)	2007	4/30/2009	13 to 38 Years
The Great Escape	Algonquin, IL	(a)	4,171	5,613	—	—	4,171	5,613	9,784	(1,943)	2007	4/30/2009	13 to 38 Years
The Great Escape	Aurora, IL	(a)	1,979	4,111	—	—	1,979	4,111	6,090	(1,672)	1989	4/30/2009	13 to 28 Years
The Great Escape	Batavia, IL	(a)	1,857	3,441	—	—	1,857	3,441	5,298	(1,487)	2001	4/30/2009	13 to 28 Years
The Great Escape	Downers Grove, IL	(a)	1,772	2,227	—	—	1,772	2,227	3,999	(1,044)	1994	4/30/2009	13 to 28 Years
The Great Escape	Gurnee, IL	(a)	767	1,632	—	—	767	1,632	2,399	(774)	1999	4/30/2009	13 to 28 Years
The Great Escape	Joliet, IL	(a)	1,700	5,698	—	—	1,700	5,698	7,398	(1,830)	2004	4/30/2009	13 to 38 Years
The Great Escape	Loves Park, IL	(a)	1,551	6,447	—	—	1,551	6,447	7,998	(1,990)	2004	4/30/2009	13 to 38 Years
The Great Escape	Mundelein, IL	(a)	1,991	4,308	—	—	1,991	4,308	6,299	(1,822)	2002	4/30/2009	13 to 28 Years
The Great Escape	Peoria, IL	(a)	2,497	4,401	—	—	2,497	4,401	6,898	(1,631)	2004	4/30/2009	13 to 38 Years
The Great Escape	Schaumburg, IL	(a)	2,067	2,632	—	—	2,067	2,632	4,699	(1,160)	2002	4/30/2009	13 to 28 Years
The Great Escape	Tinley Park, IL	(a)	1,108	2,091	—	—	1,108	2,091	3,199	(864)	1990	4/30/2009	13 to 28 Years
The Great Escape	Merrillville, IN	(a)	1,324	3,975	—	—	1,324	3,975	5,299	(1,737)	1986	4/30/2009	13 to 28 Years
The Great Escape	Avon, OH	(a)	1,550	2,749	—	—	1,550	2,749	4,299	(993)	2007	4/30/2009	13 to 38 Years
Tire Warehouse	Portland, ME	(a)	650	566	—	—	650	566	1,216	(312)	1993	6/30/2009	13 to 28 Years
Touchstone Imaging	Waco, TX	(a)	232	1,510	—	—	232	1,510	1,742	(149)	1992	6/20/2014	15 to 40 Years
Tractor Supply	Clovis, NM	(a)	1,704	1,342	—	—	1,704	1,342	3,046	(467)	2007	7/17/2013	9 to 33 Years
Twin Peaks	Little Rock, AR	(a)	886	—	—	—	886	—	886	—	(d)	6/26/2014	(d	)

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Uncle Ed’s Oil Shoppe	Ann Arbor, MI	(a)	684	413	—	—	684	413	1,097	(93)	1989	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Battle Creek, MI	(a)	211	419	—	—	211	419	630	(90)	1981	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Battle Creek, MI	(a)	302	262	—	—	302	262	564	(62)	1987	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Battle Creek, MI	(a)	594	262	—	—	594	262	856	(107)	1998	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Bloomfield, MI	(a)	554	332	—	—	554	332	886	(82)	1987	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Chesterfield Township, MI	(a)	181	302	—	—	181	302	483	(72)	1990	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Clawson, MI	(a)	262	242	—	—	262	242	504	(56)	1984	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Clinton Township, MI	(a)	141	282	—	—	141	282	423	(63)	1987	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Farmington Hills, MI	(a)	382	282	—	—	382	282	664	(73)	1987	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	247	333	—	—	247	333	580	(69)	1982	7/30/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	201	362	—	—	201	362	563	(77)	1987	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	312	262	—	—	312	262	574	(62)	1984	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	60	211	—	—	60	211	271	(44)	1986	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	171	332	—	—	171	332	503	(82)	1979	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	352	262	—	—	352	262	614	(74)	1987	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	503	342	—	—	503	342	845	(130)	1989	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Kalamazoo, MI	(a)	141	141	—	—	141	141	282	(39)	1959	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Livonia, MI	(a)	252	262	—	—	252	262	514	(62)	1986	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Macomb Township, MI	(a)	181	262	—	—	181	262	443	(60)	1986	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Madison Heights, MI	(a)	352	493	—	—	352	493	845	(110)	1984	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Portage, MI	(a)	423	262	—	—	423	262	685	(65)	1985	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Shelby Township, MI	(a)	387	355	—	—	387	355	742	(85)	1989	7/30/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	St Clair Shores, MI	(a)	242	272	—	—	242	272	514	(64)	1985	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Troy, MI	(a)	322	392	—	—	322	392	714	(85)	1984	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Troy, MI	(a)	281	267	—	—	281	267	548	(39)	1989	12/3/2014	15 to 30 Years
Uncle Ed’s Oil Shoppe	Warren, MI	(a)	409	344	—	—	409	344	753	(76)	1986	7/30/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Waterford, MI	(a)	292	362	—	—	292	362	654	(87)	1989	6/23/2014	15 to 20 Years
Uncle Ed’s Oil Shoppe	Ypsilanti, MI	(a)	1,107	745	—	—	1,107	745	1,852	(153)	1999	6/23/2014	15 to 30 Years
United Supermarkets	Abilene, TX	(a)	1,586	2,230	—	—	1,586	2,230	3,816	(695)	1979	3/27/2013	6 to 20 Years
United Supermarkets	Amarillo, TX	(a)	1,574	1,389	—	—	1,574	1,389	2,963	(559)	1989	5/23/2005	9 to 30 Years
United Supermarkets	Burkburnett, TX	(a)	2,030	2,706	—	—	2,030	2,706	4,736	(846)	1997	5/23/2005	11 to 40 Years
United Supermarkets	Lubbock, TX	(a)	1,782	2,055	—	—	1,782	2,055	3,837	(642)	1997	5/23/2005	11 to 40 Years
United Supermarkets	Perryton, TX	(a)	1,029	597	—	—	1,029	597	1,626	(225)	1997	5/23/2005	7 to 40 Years
United Supermarkets	Vernon, TX	(a)	1,791	2,550	—	—	1,791	2,550	4,341	(797)	1997	5/23/2005	11 to 40 Years
Vacant	Leeds, AL	(a)	907	926	—	31	907	957	1,864	(791)	2003	9/26/2006	9 to 40 Years
Vacant	Independence, MO	(a)	1,450	1,967	(843)	(1,259)	607	708	1,315	(9)	2002	6/29/2007	4 to 29 Years
Vacant	Roswell, NM	(a)	1,002	3,177	(479)	(1,700)	523	1,477	2,000	—	2004	7/1/2005	14 to 50 Years
Vacant	New Hartford, NY	(a)	2,168	4,851	(1,549)	(3,332)	619	1,519	2,138	(24)	2004	7/1/2005	1 to 29 Years

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2017 (c)
Concept	City, State	Encumbrances (e)	Land and Improvements	Buildings, Improvements	Improvements /Land	Improvements /Building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired	Life in which depreciation in latest Statement of Operations is computed
Vacant	Rapid City, SD	(a)	878	1,657	(176)	(1,010)	702	647	1,349	—	1902	12/29/2006	15 to 20 Years
Vacant	Arlington, TX	(a)	1,301	1,032	—	—	1,301	1,032	2,333	(794)	1978	2/26/2007	14 to 20 Years
Vacant	Lewisville, TX	(a)	1,766	8,087	(1,213)	(5,677)	553	2,410	2,963	(20)	2002	3/31/2014	4 to 36 Years
Vacant	Kenosha, WI	(a)	3,421	7,407	—	—	3,421	7,407	10,828	(2,689)	2004	7/1/2005	14 to 40 Years
Walgreens	Saginaw, MI	(a)	1,064	3,906	—	—	1,064	3,906	4,970	(527)	2000	7/17/2013	7 to 41 Years
Wendy’s	Forsyth, GA	(a)	495	1,007	—	—	495	1,007	1,502	(467)	1984	1/12/2006	15 to 30 Years
Wendy’s	Madison, GA	(a)	892	739	—	—	892	739	1,631	(364)	1989	1/12/2006	15 to 40 Years
Wendy’s	Pineville, LA	(a)	558	1,044	—	—	558	1,044	1,602	(485)	1996	6/25/2004	11 to 30 Years
Wendy’s	Greenville, TX	(a)	223	304	—	—	223	304	527	(188)	1985	12/29/2005	15 to 20 Years
Yard House	Cincinnati, OH	(a)	1,614	4,134	—	—	1,614	4,134	5,748	(504)	2013	1/15/2014	9 to 40 Years
YouFit	Chandler, AZ	(a)	1,329	2,689	—	—	1,329	2,689	4,018	(161)	2007	9/30/2016	10 to 30 Years
YouFit	Phoenix, AZ	(a)	1,403	2,901	—	—	1,403	2,901	4,304	(178)	2008	9/30/2016	10 to 30 Years

			$977,951	$1,645,259	$(4,720)	$12,765	$973,231	$1,658,023	$2,631,254	$(557,948)

(a)	Represents properties collateralized with Master Trust 2014 debt of $1,981,166.
(d)	Represents unencumbered properties.
(c)	The aggregate cost of properties for federal income tax purposes is approximately $1.93 billion at December 31, 2017.
(d)	Represents land only properties with no depreciation and therefore date of construction and estimated life for depreciation not applicable.

SPIRIT REALTY CAPITAL, INC.

Schedule III Real Estate and

Accumulated Depreciation

(Amounts in thousands)

Land, buildings, and improvements	2017	2016	2015
Balance at the beginning of the year	2,541,175	2,646,146	2,906,921
Additions:
Acquisitions, capital expeditures, and reclassifications from held for sale and deferred financing leases	261,875	98,119	78,054
Deductions:
Dispositions of land, buildings, and improvements and other adjustments	(101,168)	(112,750)	(274,330)
Reclassifications to held for sale	(27,342)	(48,672)	(41,400)
Impairments	(43,286)	(41,668)	(23,099)

Gross Real Estate Balance at close of the year	2,631,254	2,541,175	2,646,146

Accumulated depreciation and amortization
Balance at the beginning of the year	(496,579)	(469,344)	(475,239)
Additions:
Depreciation expense and reclassifications from held for sale	(95,328)	(73,858)	(80,196)
Deductions:
Dispositions of land, buildings, and improvements and other adjustments	39,852	49,985	81,644
Reclassifications to held for sale	(5,893)	(3,362)	4,447

Balance at close of the year	(557,948)	(496,579)	(469,344)

Net Real Estate Investment	2,073,306	2,044,596	2,176,802

SPIRIT REALTY CAPITAL, INC.

Schedule IV

Mortgage Loans on Real Estate

As of December 31, 2017

(In thousands)

Description	Properties	Location(s)	Stated Interest Rate	Final Maturity Date (1)	Periodic Payment Terms	Prior Liens	Face Amount	Carrying Amount of Mortgages (2)	Principal Amount of Loans Subject to Delinquent Principal or Interest (3)
Restaurants <3%	5	OH (3), PA (2)	9.55%	5/1/2026 - 7/1/2028	Principal & Interest	$—	2,635	1,501	1,469
Convenience Stores	3	FL, IN, KY	1.00%	3/1/2028	Principal & Interest	$—	38,200	28,553	—
Restaurants - Quick Service <3%	3	NC	1.00%	10/1/2025 - 11/1/2025	Principal & Interest	$—	3,650	2,253	—

Total						$—	$44,485	$32,307	$1,469

(1)	Reflects current maturity of the investment and does not consider any options to extend beyond the current maturity
(2)	The aggregate tax basis of the mortgage loans outstanding on December 31, 2017 was $32.7 million.
(3)	One borrower associated with two properties filed for bankruptcy November 11, 2017, the remaining balance of the mortgage notes and related accrued interest have been fully reserved, totaling $360.0 thousand. Delinquent balances in the amount of $29.0 thousand have been reserved related to one borrower associated with three properties.

SPIRIT REALTY CAPITAL, INC.

Schedule IV

Mortgage Loans on Real Estate

As of December 31, 2017

(In thousands)

	2017	2016	2015
Reconciliation of Mortgage Loans on Real Estate
Balance January 1,	$35,929	$69,743	$75,700
Additions during period
New mortgage loans	—	—	—
Deductions during period
Collections of principal (inclusive of loans receivable exchanged for real estate acquired)	(3,227)	(33,277)	(5,815)
Amortization of premium	(6)	(537)	(142)
Amortization of capitalized loan origination costs	—	—

Mortgage loans receivable December 31,	32,696	35,929	69,743

Mortgage loan loss provisions	(389)	—	—

	32,307	35,929	69,743

Equipment and other loans receivable		3,711	3,922
Provision for other loan loss	—

	—	3,711	3,922

Total loans receivable	$32,307	$39,640	$73,665